As filed with the Securities and Exchange Commission on June 28, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADC TELECOMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	3661	41-0743912
(State or other jurisdiction of organization)	(Primary standard industrial classification code number)	(IRS employer identification no.)

13625 Technology Drive
Eden Prairie, MN 55344
(952) 938-8080
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jeffrey D. Pflaum
Vice President, General Counsel & Secretary
ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, MN 55344
(952) 938-8080
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Robert A. Rosenbaum Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600	James T. Lidbury Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606 (312) 782-0600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Share	Offering Price	Fee
Common stock, par value $0.20 per share	106,901,664	N/A	$947,683,246.57(2)	$101,402.11
Rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share(3)	106,901,664	N/A	N/A	N/A

(1)	This registration statement relates to common stock, $0.20 par value per share, of ADC Telecommunications, Inc. (“ADC”), issuable to holders of common stock, $0.01 par value per share, of Andrew Corporation (“Andrew”), in the proposed merger of Hazeltine Merger Sub, Inc., a wholly owned subsidiary of ADC, with and into Andrew. The amount of ADC common stock to be registered has been determined by multiplying (A) the exchange ratio (0.57 shares of ADC common stock for each share of Andrew common stock) by (B) 187,546,778, the maximum number of shares of Andrew common stock that may be cancelled in the merger (the sum of (i) 159,659,113 shares of Andrew common stock outstanding as of June 15, 2006, (ii) 9,356,097 shares of Andrew common stock issuable upon the exercise or vesting of awards made pursuant to Andrew stock-based plans as of June 15, 2006 (whether or not currently exercisable), (iii) 1,000,000 shares of Andrew common stock issuable upon the exercise of warrants issued by Andrew as of June 15, 2006 and (iv) 17,531,568 shares of Andrew common stock into which convertible notes issued by Andrew are convertible as of June 15, 2006).
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the product of: (A) 187,546,778, the maximum number of shares of Andrew common stock that may be cancelled in the merger, multiplied by (B) $8.87, the average of the high and low sale prices for shares of Andrew common stock as reported on the Nasdaq National Market on June 27, 2006.
(3)	The preferred stock purchase rights, which are attached to the shares of ADC common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. ADC may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2006.

SPECIAL MEETING OF SHAREHOLDERS

MERGER PROPOSED  —  YOUR VOTE IS VERY IMPORTANT

Each of the boards of directors of ADC Telecommunications, Inc. and Andrew Corporation has approved a merger to effect a strategic business combination of ADC and Andrew.

If the merger is consummated, ADC will be renamed “ADC Andrew, Inc.” and holders of Andrew common stock will receive 0.57 of a share of ADC Andrew common stock for each share of Andrew common stock they own. This is a fixed exchange ratio that will not be adjusted for changes in the stock price of either company before the merger is consummated. ADC common stock is listed on the Nasdaq Global Market under the symbol “ADCT.” On June 27, 2006, the last trading day before the date of this joint proxy statement/prospectus, the closing price of ADC common stock was $16.12 per share. Andrew common stock is listed on the Nasdaq Global Market under the symbol “ANDW.”

At ADC’s special meeting, shareowners of ADC will be asked to approve the issuance of shares of ADC Andrew common stock to the stockholders of Andrew in the merger. At Andrew’s special meeting, stockholders of Andrew will be asked to adopt the merger agreement.

The dates, times and places of the special meetings are as follows:

For ADC shareowners:	For Andrew stockholders:
• , 2006	• , 2006
• a.m., local time	• a.m., local time
[Location]	[Location]

This joint proxy statement/prospectus provides you with information about ADC, Andrew and the proposed merger. You may obtain other information about ADC and Andrew from documents filed with the Securities and Exchange Commission. We encourage you to read the entire joint proxy statement/prospectus carefully.

Robert E. Switz	Ralph E. Faison
President and Chief Executive Officer	President and Chief Executive Officer
ADC Telecommunications, Inc.	Andrew Corporation

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETING, SEE “RISK FACTORS.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE SHARES OF ADC ANDREW COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated • , 2006, and is first being mailed to shareowners of ADC and the stockholders of Andrew on or about • , 2006.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

ADC TELECOMMUNICATIONS, INC.
13625 Technology Drive
Eden Prairie, MN 55344
(952) 938-8080

NOTICE OF SPECIAL MEETING OF SHAREOWNERS
TO BE HELD ON • , 2006

To ADC Shareowners:

Notice is hereby given that we will hold a special meeting of shareowners of ADC Telecommunications, Inc., a Minnesota corporation, which is referred to as ADC, at • a.m., local time, on • , 2006 at • for the following purposes:

1. To consider and vote upon Proposal No. 1 for the issuance of shares of ADC Andrew common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of May 30, 2006, by and among ADC, Hazeltine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ADC, and Andrew Corporation, a Delaware corporation. We refer to this proposal in the joint proxy statement/prospectus as Proposal No. 1.

2. To consider and vote upon Proposal No. 2 for an adjournment of the ADC special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. We refer to this proposal in the joint proxy statement/prospectus as Proposal No. 2.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the ADC special meeting.

In connection with, and as an integral part of, the merger, four members of ADC’s board of directors will resign effective as of the effective time of the merger. By approving Proposal No. 1, and assuming the merger closes, ADC shareowners will be electing four members of the Andrew Corporation board of directors to fill vacancies on the board of directors of the combined company created by the resignations of the departing ADC directors.

ADC’s board of directors knows of no other business to be conducted at the ADC special meeting. The board of directors of ADC has fixed • , 2006 as the record date for the determination of shareowners entitled to notice of, and to vote at, the ADC special meeting and any adjournment or postponement thereof. Only holders of record of shares of ADC common stock at the close of business on the record date are entitled to notice of, and to vote at, the ADC special meeting. At the close of business on the record date, ADC had outstanding and entitled to vote • shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the ADC special meeting is required for approval of each of Proposal No. 1 and Proposal No. 2. Even if you plan to attend the special meeting in person, we request that you vote in any one of the following ways to ensure that your shares will be represented at the ADC special meeting if you are unable to attend:

•	Sign and return the enclosed proxy card in the enclosed postage paid envelope;

•	Vote by telephone by calling the toll-free number shown on the proxy card; or

•	Vote by using the Internet as instructed on the enclosed proxy card.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the issuance of shares of ADC Andrew common stock in the merger and an adjournment of the ADC special meeting, if necessary. If you do not return the proxy card, vote by telephone or by using the Internet or vote in person at the ADC special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the ADC special meeting.

You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the ADC special meeting. If you attend the ADC special meeting, you may vote in person even if you returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the ADC special meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

Jeffrey D. Pflaum
Vice President, General Counsel and Secretary

Eden Prairie, Minnesota
 • , 2006

ADC’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF ADC ANDREW COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ADC AND ITS SHAREOWNERS, AND RECOMMENDS THAT ADC SHAREOWNERS VOTE “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

ANDREW CORPORATION
3 Westbrook Corporate Center
Westchester, IL 60154
(708) 236-6600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON • , 2006

To the stockholders of Andrew Corporation:

You are cordially invited to attend a special meeting of stockholders of Andrew Corporation, a Delaware corporation, to be held on • , 2006 at • , local time, at • , for the following purposes:

•	To consider and vote upon Proposal No. 1 to adopt the Agreement and Plan of Merger, dated as of May 30, 2006, by and among ADC Telecommunications, Inc., a Minnesota Corporation, Hazeltine Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ADC, and Andrew, as the same may be amended from time to time. We refer to this proposal in the joint proxy statement/prospectus as Proposal No. 1.

•	To consider and vote upon Proposal No. 2 for an adjournment of the Andrew special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. We refer to this proposal in the joint proxy statement/prospectus as Proposal No. 2.

•	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

You are entitled to vote only if you were a holder of Andrew common stock at the close of business on • , 2006.

YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

•	USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

•	USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

•	MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Justin C. Choi,
Senior Vice President, General Counsel and Secretary

Westchester, Illinois
 • , 2006

ANDREW’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADOPTION OF THE MERGER AGREEMENT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANDREW AND ITS STOCKHOLDERS, AND RECOMMENDS THAT ANDREW STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus “incorporates by reference” important business and financial information about ADC and Andrew from documents that are not included in or delivered with this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information.”

You may also obtain any of the documents incorporated by reference from the appropriate company, the Securities and Exchange Commission, which we refer to as the SEC, or the SEC’s Internet web site at http://www.sec.gov. Documents incorporated by reference in this joint proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

ADC Telecommunications, Inc.
Attn: Investor Relations
P.O. Box 1101
Minneapolis, Minnesota 55440-1011
Telephone: (952) 917-0991
E-mail: investor@adc.com
Internet: www.adc.com/investorrelations/financialinformation/secfilings/

Andrew Corporation
Attn: Investor Relations
3 Westbrook Corporate Center
Suite 900
Westchester, Illinois 60154
Telephone: (800) 232-6767
E-mail: InvestorSection@andrew.com

If you would like to request documents, please do so by • , 2006, which is five business days before the respective special meetings, to receive them before the special meetings. If you request any information that is incorporated by reference into this joint proxy statement/prospectus, the appropriate company will respond to your request within one business day of receipt of your request, and send the requested documents to you by first class mail, or other equally prompt means.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT IS THE MERGER?

A:	ADC and Andrew have entered into an Agreement and Plan of Merger, dated May 30, 2006, which we refer to in this joint proxy statement/prospectus as the merger agreement. The merger agreement contains the terms and conditions of the proposed strategic business combination of ADC and Andrew. Under the merger agreement, Andrew and Hazeltine Merger Sub, Inc., a wholly owned subsidiary of ADC, will merge, with Andrew surviving as a wholly owned subsidiary of ADC. Upon the closing of the merger ADC will change its name to ADC Andrew Inc. In this joint proxy statement/prospectus, we refer to the combined company formed by the merger as ADC Andrew and the ADC common stock to be issued in the merger as ADC Andrew common stock. This transaction is referred to as the merger. For a more complete description of the merger, please see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance.”

Q:	WHAT WILL ANDREW STOCKHOLDERS RECEIVE IN THE MERGER?

A:	As a result of the merger, Andrew stockholders will receive 0.57 shares of ADC Andrew common stock for each share of Andrew common stock they own. For example, if you own 100 shares of Andrew common stock, you will receive 57 shares of ADC Andrew common stock in exchange for your Andrew shares. You will also receive a cash payment in lieu of any fractional share of ADC Andrew common stock that you would otherwise receive.

Q:	WHAT WILL THE NAME AND TRADING SYMBOL OF THE COMBINED COMPANY BE?

A:	Immediately following the effective time of the merger, ADC will change its name to ADC Andrew Inc. Following the merger, ADC Andrew’s common stock will continue to be listed on the Nasdaq Global Market under the symbol “ADCT” and there will be no further market for Andrew common stock.

Q:	WHAT PERCENTAGE OF ADC ANDREW SHARES WILL BE HELD BY CURRENT ANDREW STOCKHOLDERS?

A:	The shares of ADC Andrew common stock issued to current Andrew stockholders in connection with the merger, which we refer to as the ADC Andrew share issuance, are expected to represent approximately 44% of the outstanding shares of ADC Andrew common stock immediately following the consummation of the merger, based on the number of shares of ADC common stock and Andrew common stock outstanding on June 28, 2006 (including any Andrew restricted stock units that will vest as a result of the merger), assuming that no Andrew or ADC stock options or warrants are exercised, or convertible notes converted, after June 28, 2006 and prior to the effective time of the merger.

Q:	WHO WILL SERVE ON THE BOARD OF DIRECTORS OF THE COMBINED COMPANY?

A:	In connection with the merger, four members of ADC’s board of directors (James C. Castle, Ph.D., John E. Rehfeld, Jean-Pierre Rosso and John D. Wunsch) will resign effective as of the effective time of the merger. Four members of Andrew’s board of directors (Gerald A. Poch, Anne F. Pollack, Glen O. Toney and Andrea L. Zopp) will be elected and join eight members of ADC’s board of directors (John A. Blanchard III, John J. Boyle III, Mickey P. Foret, J. Kevin Gilligan, Lois M. Martin, William R. Spivey, Ph.D., Robert E. Switz and Larry W. Wangberg) to form the ADC Andrew board of directors immediately after the closing of the merger.

By approving ADC Proposal No. 1, and assuming the merger closes, ADC shareowners, as an integral part of the merger, will be electing the four members of the Andrew board of directors listed above to fill the vacancies on the ADC Andrew board created by the resignations of the departing ADC directors. For further information on the ADC Andrew board of directors, please see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — ADC Andrew Board of Directors.”

Q:	WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a shareholder of either ADC or Andrew, and thus you are entitled to vote at such company’s special meeting. This document serves as both a joint proxy statement of ADC and Andrew, used to solicit proxies for their respective special meetings, and as a prospectus of ADC, used to offer shares of ADC Andrew common stock in exchange for shares of Andrew common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of ADC and Andrew and you should read it carefully.

Q:	WHEN AND WHERE WILL THE SPECIAL MEETINGS TAKE PLACE?

A:	The special meeting of ADC is scheduled to take place at • , local time, on • , 2006, at • .

The special meeting of Andrew is scheduled to take place at • , local time, on • , 2006, at • .

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETINGS?

A:	Holders of record of ADC common stock as of the close of business on • , 2006, which we refer to as the ADC record date, are entitled to vote at the ADC special meeting. Each ADC shareowner has one vote for each share of ADC common stock that the shareowner owns on the ADC record date.

Holders of record of Andrew common stock as of the close of business on • , 2006, which we refer to as the Andrew record date, are entitled to vote at the Andrew special meeting. Each Andrew stockholder has one vote for each share of Andrew common stock that the stockholder owns on the Andrew record date.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE ADC ANDREW SHARE ISSUANCE AND THE MERGER?

A:	ADC shareowners must approve the issuance of shares of ADC Andrew common stock in the merger, which approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the ADC special meeting (provided a quorum is present).

Andrew stockholders must adopt the merger agreement, which adoption requires the affirmative vote of the holders of a majority of the voting power of the shares of Andrew common stock issued and outstanding on the Andrew record date. Adoption of the merger agreement by Andrew stockholders will constitute approval of all of the transactions contemplated in the merger agreement.

Q:	WHAT ELSE IS REQUIRED TO CONSUMMATE THE MERGER?

A:	In addition to the receipt of the shareholder approvals described above, certain regulatory approvals, including U.S. and certain foreign antitrust clearances, along with other closing conditions set forth in the merger agreement, must be satisfied or waived. For a more complete description of the conditions to the consummation of the merger, we urge you to read the section entitled “The Merger Agreement — Conditions to Completion of the Merger” in this joint proxy statement/prospectus and the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Q:	CAN THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A:	Yes. The value of the transaction can change because the value of ADC common stock may, and likely will, change between now and the effective time of the merger. The 0.57 exchange ratio is a fixed exchange ratio, meaning that you will receive 0.57 shares of ADC Andrew common stock for each share of Andrew common stock you own regardless of the trading price of ADC common stock on the effective date of the merger. The market value of the ADC Andrew common stock you may receive in the merger will increase or decrease as the trading price of ADC’s common stock increases or decreases. As a result, the value of the stock you may receive in the merger may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of Andrew’s special meeting. There can be no assurance as to the market price of ADC common stock at any time prior to the completion of the merger or at any time thereafter. ADC and Andrew shareholders are urged to obtain current market quotations for ADC common stock and Andrew common stock.

Q:	HOW WILL ANDREW STOCK OPTIONS BE AFFECTED BY THE MERGER?

A:	At the effective time of the merger, each Andrew stock option that is outstanding and unexercised immediately prior to the effective time will be converted into an option to purchase shares of ADC Andrew common stock and ADC Andrew will assume that stock option in accordance with the terms of the applicable Andrew stock option plan and stock option agreement relating to that Andrew stock option. The number of shares underlying the Andrew stock options and their exercise prices will be adjusted to reflect the exchange ratio used in the merger. At the effective time of the merger, all unvested Andrew stock options will vest and become immediately exercisable in accordance with the terms of the applicable Andrew stock plans. For more information, please see the section entitled “The Merger Agreement — Treatment of Stock Options and Restricted Stock Units.”

Q:	HOW WILL ANDREW RESTRICTED STOCK UNITS BE AFFECTED BY THE MERGER?

A:	Each restricted stock unit granted by Andrew will be converted into the right to receive shares of ADC Andrew common stock. The number of shares relating to each restricted stock unit will be adjusted to reflect the exchange ratio used in the merger. At the effective time of the merger, all restrictions on the Andrew restricted stock units will lapse in accordance with the terms of the Andrew stock plans. For more information, please see the section entitled “The Merger Agreement — Treatment of Stock Options and Restricted Stock Units.”

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A:	The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a closing condition to the merger that ADC and Andrew receive opinions of their respective counsel regarding such qualification. As a result of the merger’s qualification as a reorganization, Andrew stockholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Andrew common stock for shares of ADC Andrew common stock, except with respect to cash received in lieu of fractional shares of ADC Andrew common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular Andrew stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, see the section entitled “Material United States Federal Income Tax Consequences.”

Q:	WHAT IS PROPOSAL 2?

A:	If either ADC or Andrew fails to receive a sufficient number of votes to approve its respective Proposal No. 1, ADC or Andrew, as appropriate, may propose to adjourn its special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Neither ADC nor Andrew intends to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. Each company’s proposal to adjourn its special meeting, if necessary, to solicit additional proxies is referred to as Proposal No. 2.

Q:	HOW DOES ADC’S BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	After careful consideration, ADC’s board of directors recommends that ADC shareowners vote “FOR” Proposal No. 1 to approve the issuance of shares of ADC Andrew common stock in the merger and “FOR” Proposal No. 2 to adjourn the ADC special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. For further information about the ADC board recommendation, see the sections entitled “The ADC Special Meeting — ADC Board Recommendation,” “Andrew Proposal No. 1

and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Reasons for the Merger,” and “ADC Proposal No. 2 — Possible Adjournment of the Special Meeting.”

Q:	HOW DOES ANDREW’S BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	After careful consideration, Andrew’s board of directors recommends that the Andrew stockholders vote “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the Andrew special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. For further information about the Andrew board recommendation, see the sections entitled “The Andrew Special Meeting — Andrew Board Recommendation,” “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Reasons for the Merger” and “Andrew Proposal No. 2 — Possible Adjournment of the Special Meeting.”

Q:	WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER TO VOTE IN FAVOR OF THE SHARE ISSUANCE OR THE ADOPTION OF THE MERGER AGREEMENT?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors,” which presents risks and uncertainties related to the merger, ADC, Andrew and the combined company.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE CONSUMMATED?

A:	We anticipate that the consummation of the merger will occur during the fall of 2006, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	WHAT DO I NEED TO DO NOW?

A:	We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. After such consideration, please provide your proxy instructions as soon as possible so that your shares may be represented at the respective special meetings. You may provide your proxy instructions in three different ways:

• Mail your signed proxy card in the enclosed return envelope;

• Call the toll-free number included on your proxy card; or

• Vote via the Internet by following the instructions on your proxy card.

Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the ADC special meeting or Andrew special meeting, as applicable. If your shares of ADC common stock or Andrew common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you together with a voting instruction card. Your broker or other nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares.

Q:	WHAT HAPPENS IF I DO NOT VOTE, DO NOT FULLY COMPLETE OR RETURN A PROXY CARD OR OTHERWISE PROVIDE PROXY INSTRUCTIONS?

A:	ADC Proposal 1 and Proposal 2 — If you are an ADC shareowner, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the ADC special meeting, which is required to transact business at the meeting. If, however, a quorum is otherwise present at the ADC special meeting, the failure to return your proxy card or otherwise provide proxy instructions will have no effect on the approval of the issuance of ADC Andrew shares to Andrew stockholders in the merger or the adjournment of the ADC special meeting, if necessary, to solicit additional proxies for the approval of the issuance of ADC Andrew shares to Andrew stockholders in the merger.

If you are an ADC shareowner and submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the approval of the ADC Andrew share issuance and, if necessary, “FOR” the adjournment of the ADC special meeting to solicit additional proxies for the approval of the issuance of ADC Andrew shares to Andrew stockholders in the merger.

Andrew Proposal 1 — If you are an Andrew stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting “AGAINST” the adoption of the merger agreement and could be a factor in establishing a quorum for the Andrew special meeting, which is required to transact business at the meeting.

Andrew Proposal 2 — If you are an Andrew stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the Andrew special meeting, which is required to transact business at the meeting. If, however, a quorum is otherwise present at the Andrew special meeting, the failure to return your proxy card or otherwise provide proxy instructions will have no effect on the approval of the adjournment of the Andrew special meeting, if necessary, to solicit additional proxies for adoption of the merger agreement.

If you are an Andrew stockholder and submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the adoption of the merger agreement and, if necessary, “FOR” the adjournment of the Andrew special meeting to solicit additional proxies for adoption of the merger agreement.

Q:	MAY I VOTE IN PERSON?

A:	If your shares of ADC common stock or Andrew common stock are registered directly in your name with ADC’s or Andrew’s transfer agent, respectively, you are considered, with respect to those shares, the shareholder of record, and the proxy materials and proxy card are being sent directly to you on behalf of ADC or Andrew, respectively. If you are an ADC shareowner of record, you may attend the ADC special meeting to be held on • , 2006, and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. If you are an Andrew stockholder of record, you may attend the Andrew special meeting to be held on • , 2006, and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of ADC common stock or Andrew common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the ADC special meeting or the Andrew special meeting, respectively. Because a beneficial owner is not the shareowner of record, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE PROVIDED PROXY INSTRUCTIONS?

A:	Yes. You may change your vote at any time before your proxy is voted at the ADC or Andrew special meeting, as applicable. You can do this in one of three ways:

• Send a written notice stating that you would like to revoke your proxy;

• Submit new proxy instructions either on a new proxy card, by telephone or via the Internet; or

• Attend the meeting and vote in person (if you are entitled to do so, as described in the preceding question and answer).

Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. If you are an Andrew stockholder, after the merger is consummated, you will receive written instructions from ComputerShare Investor Services LLC, acting as ADC’s exchange agent, which we refer to as ComputerShare, explaining how to exchange your stock certificates representing shares of Andrew common stock for shares of ADC Andrew common stock, which will be issued in uncertificated book entry form. You will also receive a cash payment in lieu of any fractional share of ADC Andrew common stock. We refer to the shares of ADC Andrew common stock issuable in the merger, along with any cash payment in lieu of any fractional share, as the merger consideration. ADC shareowners will not exchange their stock certificates. Please do not send in your stock certificates with your proxy.

Q:	HOW WILL ANDREW STOCKHOLDERS RECEIVE THE MERGER CONSIDERATION?

A:	Following the merger, Andrew stockholders will receive a letter of transmittal and instructions on how to obtain the merger consideration in exchange for your Andrew common stock. You must return the completed letter of transmittal and your Andrew stock certificates as described in the instructions, and you will receive the merger consideration as soon as practicable after ComputerShare receives your completed letter of transmittal and Andrew stock certificates. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to ComputerShare.

Q:	AM I ENTITLED TO DISSENTERS’ OR APPRAISAL RIGHTS?

A:	No. Under the Minnesota Business Corporations Act, ADC shareowners are not entitled to dissenters’ rights in connection with the merger or the issuance of the ADC Andrew common stock in the merger. Under the Delaware General Corporation Law, holders of Andrew common stock are not entitled to appraisal rights in connection with the merger because both ADC common stock and Andrew common stock are listed on the Nasdaq Global Market.

Q:	WHO IS PAYING FOR THIS PROXY SOLICITATION?

A:	ADC and Andrew are conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to shareholders. ADC has engaged the services of Innisfree M&A Incorporated to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from ADC shareowners. Andrew has retained MacKenzie Partners, Inc. to aid in Andrew’s proxy solicitation process. ADC estimates that its proxy solicitor fees will be approximately $100,000 and Andrew estimates that its proxy solicitor fees will be approximately $75,000, plus reimbursement of out-of-pocket expenses. ADC and Andrew may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:	DO I NEED TO ATTEND MY RESPECTIVE SPECIAL MEETING IN PERSON?

A:	No. It is not necessary for you to attend your respective special meeting to vote your shares if either ADC or Andrew previously has received your proxy, although you are welcome to attend.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	ADC Shareowners: If you have questions about the merger, including the procedures for voting your shares, or would like additional copies, without charge, of this joint proxy statement/prospectus, you should contact:

ADC Telecommunications, Inc.
Attn: Investor Relations
P.O. Box 1101
Minneapolis, Minnesota 55440-1011
Telephone: (952) 917-0991
E-mail: investor@adc.com
Internet: www.adc.com/investorrelations/financialinformation/secfilings/

Or

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, New York 10022
Telephone: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833
E-mail: info@innisfreema.com

Andrew Stockholders:  If you have questions about the merger, including the procedures for voting your shares, or would like additional copies, without charge, of this joint proxy statement/prospectus, you should contact:

Andrew Corporation
Attn: Investor Relations
3 Westbrook Corporate Center
Westchester, Illinois 60154
Telephone: (800) 232-6767
E-mail: InvestorSection@andrew.com

Or

MacKenzie Partners, Inc.
105 Madison Avenue
14th Floor
New York, New York 10016
Call Toll-Free (800) 322-2885 or
Call Collect (212) 929-5500
E-mail: proxy@mackenziepartners.com

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this document and may not contain all information that is important to you. To understand the merger more fully, you should read carefully this entire document, including its annexes, and the documents incorporated by reference into this document. For further information, including a list of documents incorporated by reference, see the section entitled “Where You Can Find More Information.” The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Comparative Per Share Market Price Information

ADC common stock and Andrew common stock are listed on the Nasdaq Global Market under the symbols “ADCT” and “ANDW,” respectively. On May 30, 2006, the last full trading day prior to the public announcement of the proposed merger, ADC common stock closed at $22.38 and Andrew common stock closed at $9.78. On June 27, 2006, ADC common stock closed at $16.12 and Andrew common stock closed at $8.75. For further information, see the section entitled “Market Price and Dividend Information” for additional historical prices of ADC and Andrew common stock.

The Companies

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344
Telephone: (952) 917-0991

ADC is a leading global provider of communications network infrastructure solutions and services. ADC’s products and services provide connections for communications networks over copper, fiber, coaxial and wireless media and enable the use of high-speed Internet, data, video and voice services by residences, businesses and mobile communications subscribers.

Hazeltine Merger Sub, Inc. is a wholly owned subsidiary of ADC that was incorporated in Delaware on May 25, 2006. Hazeltine Merger Sub does not engage in any operations and exists solely to facilitate the merger. For additional information about ADC, please see the section entitled “Business of ADC.”

Andrew Corporation
3 Westbrook Corporate Center
Suite 900
Westchester, Illinois 60154
Telephone: (800) 232-6767

Andrew Corporation designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. Andrew serves operators and original equipment manufacturers from facilities in 35 countries. Andrew, headquartered in Westchester, IL, is an S&P 500 company founded in 1937. For additional information about Andrew, please see the section entitled “Business of Andrew.”

The ADC Special Meeting

Date, Time and Place.  The special meeting of ADC shareowners will be held on • , 2006, at • commencing at • local time.

What you are being asked to vote on.  At the ADC special meeting, ADC shareowners will vote on Proposal No. 1 to approve the issuance of ADC Andrew common stock in the merger and Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary.

Who may vote.  Only holders of record of ADC common stock at the close of business on the ADC record date, • , 2006, are entitled to notice of, and to vote at, the ADC special meeting. There were • shares of ADC common stock issued and outstanding at the close of business on the ADC record date. Each share of ADC common stock entitles its holder to one vote on each matter submitted for shareowner approval.

What vote is needed.  Approval of each of Proposal No. 1 and Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the ADC special meeting, if a quorum is present.

Share Ownership of Management.  As of June 21, 2006, the directors and executive officers of ADC and their affiliates held approximately 0.3% of the shares entitled to be voted at the ADC special meeting.

For further information regarding the ADC special meeting, see the section entitled “The ADC Special Meeting.”

The Andrew Special Meeting

Date, Time and Place.  The Andrew special meeting will take place at • , on • , 2006 at • , local time.

What you are being asked to vote on.  At the Andrew special meeting, Andrew stockholders will vote on Proposal No. 1 to adopt the merger agreement and Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. Adoption of the merger agreement by Andrew stockholders will constitute approval of all of the transactions contemplated in the merger agreement.

Who may vote.  You may vote at the Andrew special meeting if you owned Andrew common stock at the close of business on the Andrew record date, • , 2006. On that date, there were • shares of Andrew common stock outstanding and entitled to vote. You may cast one vote for each share of Andrew common stock that you owned on the Andrew record date.

What vote is needed.  The affirmative vote in person or by proxy of the holders of a majority of the voting power of the shares of Andrew common stock issued and outstanding on the Andrew record date is required to approve Proposal No. 1. Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Andrew special meeting, if a quorum is present.

Share Ownership of Management.  As of June 15, 2006, shares representing approximately 0.6% of the outstanding shares of Andrew common stock were held by Andrew’s directors, executive officers and their respective affiliates.

For further information regarding the Andrew special meeting, see the section entitled “The Andrew Special Meeting.”

Recommendations to Shareowners of ADC and Stockholders of Andrew

To ADC Shareholders:  After careful consideration, ADC’s board of directors recommends that ADC shareowners vote “FOR” Proposal No. 1 to approve the issuance of shares of ADC Andrew common stock in the merger and “FOR” Proposal No. 2 to adjourn the ADC special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. For further information, see the section entitled “The ADC Special Meeting — ADC Board Recommendation.”

To Andrew Stockholders.  After careful consideration, Andrew’s board of directors recommends that Andrew stockholders vote “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the Andrew special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary. For further information, see the section entitled “The Andrew Special Meeting — Andrew Board Recommendation.”

Structure of the Merger

In the merger, Hazeltine Merger Sub, Inc., a wholly owned subsidiary of ADC, will merge with and into Andrew, and Andrew will become a wholly owned subsidiary of ADC. Immediately after the effective time of the merger, ADC will change its name to “ADC Andrew, Inc.” Holders of Andrew common stock, options, and warrants will become holders of ADC Andrew common stock, options, and warrants, respectively, following the merger. The shares of ADC Andrew common stock issued to Andrew stockholders in connection with the merger are expected to represent approximately 44% of the outstanding shares of ADC Andrew common stock immediately following the consummation of the merger, based on the number of shares of ADC common stock and Andrew common stock outstanding on June 28, 2006 (including any Andrew restricted stock units that will vest as a result of the merger) assuming that no Andrew or ADC stock options or warrants are exercised, or convertible notes converted, between June 28, 2006 and the effective time of the merger. For further information about the structure of the merger, see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — General Description of the Merger.”

Conversion of Andrew Shares in the Merger

Each share of Andrew common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Andrew common stock held in the treasury of Andrew, will be converted into the right to receive 0.57 shares of ADC Andrew common stock. The merger agreement provides that this exchange ratio shall be adjusted only in the event of certain changes to the capital stock of either Andrew or ADC prior to the merger, such as stock splits, reclassifications and other similar changes. The exchange ratio will not be adjusted as a result of any changes to the market price of ADC or Andrew common stock. For further information, see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — General Description of the Merger.”

Andrew Stock Options, Warrant and Convertible Note

In the merger, all outstanding Andrew employee stock options and other stock-based awards will be converted into options and stock-based awards of ADC Andrew, and those options and awards will entitle the holder to receive ADC Andrew common stock. The number of shares issuable under those options and awards, and the exercise prices for those options and awards, will be adjusted based on the merger exchange ratio of 0.57 shares of ADC Andrew common stock for every share of Andrew common stock. The number of shares will be rounded down to nearest whole number of shares, and the exercise price will be rounded up to the nearest whole cent. Pursuant to the terms of the Andrew stock plans, outstanding and unexercised options to purchase shares of Andrew common stock will fully vest at the effective time of the merger.

The outstanding warrant, dated January 16, 2004, to purchase 1,000,000 shares of Andrew common stock originally issued to True Position, Inc., which we refer to as the Andrew warrant, will be converted into a right to purchase ADC Andrew common stock. The number of ADC Andrew shares issuable under the Andrew warrant and the exercise price for the Andrew warrant will be adjusted based on the merger exchange ratio of 0.57 shares of ADC Andrew common stock for every share of Andrew common stock.

The 3 1/4% convertible subordinated notes, due 2013, issued by Andrew, which we refer to as the Andrew notes, will cease to be convertible into Andrew common stock and will become convertible into ADC Andrew common stock. The number of ADC Andrew shares into which each Andrew note is convertible will be adjusted based on the merger exchange ratio of 0.57 shares of ADC Andrew common stock for every share of Andrew common stock.

For further information see the sections entitled “The Merger Agreement — Treatment of Stock Options and Restricted Stock Units,” “— Treatment of Andrew Warrant and Andrew Notes,” and “— Conditions to Completion of the Merger.”

ADC Andrew Board of Directors

In connection with the merger, four members of ADC’s board of directors (James C. Castle, Ph.D., John E. Rehfeld, Jean-Pierre Rosso and John D. Wunsch) will resign effective as of the effective time of the merger. Four members of Andrew’s board of directors (Gerald A. Poch, Anne F. Pollack, Glen O. Toney and Andrea L. Zopp) will be elected and join eight members of ADC’s board of directors (John A. Blanchard III, John J. Boyle III, Mickey P. Foret, J. Kevin Gilligan, Lois M. Martin, William R. Spivey, Ph.D., Robert E. Switz and Larry W. Wangberg) to form the ADC Andrew board of directors immediately after the closing of the merger. By approving ADC Proposal No. 1, and assuming the merger closes, ADC shareowners, as an integral part of the merger, will be electing four members of the Andrew board of directors to fill the vacancies on the ADC Andrew board created by the resignations of the departing ADC directors. For further information on the ADC Andrew board of directors, please see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — ADC Andrew Board of Directors.”

Risk Factors

In evaluating the merger agreement or the issuance of shares of ADC Andrew common stock in the merger, you should read this joint proxy statement/prospectus carefully and especially consider the factors discussed in the section entitled “Risk Factors.”

Reasons for the Merger

ADC.  In reaching its decision to approve the merger, ADC’s board of directors consulted with senior management and its financial and legal advisors and considered a number of material factors. ADC’s management believes that the combination of ADC and Andrew represents an opportunity to combine ADC’s leading wireline connectivity solutions with Andrew’s leading wireless infrastructure solutions to create a global leader in communications network infrastructure products with greater customer and product diversity as well as greater financial resources than could have been achieved by ADC alone. For further information about ADC’s reasons for the merger, see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Reasons for the Merger.”

Andrew.  In reaching its decision to approve the merger, Andrew’s board of directors consulted with senior management and its financial and legal advisors and considered a number of material factors. Andrew’s management believes that the merger is an opportunity to combine ADC’s leadership position in wireline connectivity solutions and Andrew’s leadership position in wireless infrastructure solutions, providing the combined company with a substantially greater global presence, customer base, economies of scale, product breadth, innovation ability and financial strength. For further information about Andrew’s reasons for the merger, see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Reasons for the Merger.”

Opinion of ADC’s Financial Advisor

Pursuant to the terms of an engagement letter dated May 12, 2006, ADC retained Dresdner Kleinwort Wasserstein Securities LLC, which we refer to as DrKW, as a financial advisor in connection with the proposed merger. At the meeting of the board of directors of ADC on May 30, 2006, DrKW rendered its oral opinion to the board of directors of ADC, subsequently confirmed in writing, that, as of such date, the exchange ratio provided for pursuant to the terms of the merger agreement was fair to ADC from a financial point of view. The full text of DrKW’s opinion to the board of directors of ADC, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read both this opinion and the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Opinion of ADC’s Financial Advisor” carefully and in their entirety. DrKW’s opinion is addressed to the board of directors of ADC and relates only to the fairness from a financial point of view to ADC of the exchange ratio in the merger. DrKW’s opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the merger. The summary of DrKW’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. DrKW has consented to the inclusion of and references to its opinion in this joint proxy statement/prospectus, which consent is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

Opinion of Andrew’s Financial Advisor

On May 30, 2006, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, delivered to Andrew’s board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio pursuant to the merger of 0.57 was fair, from a financial point of view, to the holders of Andrew common stock. A copy of Merrill Lynch’s written opinion is attached to this joint proxy statement/prospectus as Annex C. Merrill Lynch was not requested to and did not provide any financial advisory services to Andrew in connection with the merger, including advice concerning the structure, the specific amount of the exchange ratio, or any other aspects of the merger, other than the delivery of its opinion. Merrill Lynch did not participate in negotiations with respect to the exchange ratio or the other terms of the merger or the agreement. We encourage you to read carefully both the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Opinion of Andrew’s Financial Advisor” and the opinion itself in its entirety for a description of the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Merrill Lynch’s opinion was intended for the use and benefit of Andrew’s board of directors, does not address the merits of the underlying decision by Andrew to enter into the merger agreement or any of the transactions contemplated thereby, including the merger, and does not constitute a recommendation to any Andrew stockholder as to how that stockholder should vote on the merger or any related matter.

Interests of Andrew Directors and Executive Officers

When considering the recommendations by the Andrew board of directors, you should be aware that a number of Andrew’s executive officers and directors have interests in the merger that are different from those of other Andrew stockholders. For further information, see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Interests of Andrew Directors and Executive Officers in the Merger.”

Restrictions on Sales of Shares to be Received in the Merger

The shares of ADC Andrew common stock to be issued in the merger and received by persons who are deemed to be “affiliates” of Andrew on the date of the Andrew special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or otherwise permitted under the Securities Act. For further information, see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Restrictions on Sales of Shares to be Received in the Merger.”

No Solicitation

ADC and Andrew have agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Andrew or ADC, as applicable, and to certain related matters. For further information regarding these limitations, see the section entitled “The Merger Agreement — Covenants.”

Conditions to the Merger

The respective obligations of ADC and Andrew to consummate the merger are subject to the satisfaction or waiver of certain conditions. For further information about the conditions, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Termination

Either ADC or Andrew can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated. For further information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement.”

A termination fee of $75 million may be payable by either ADC or Andrew to the other party upon the termination of the merger agreement under certain circumstances. For further information about the termination fee, see the section entitled “The Merger Agreement — Termination Fee.”

Expenses

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses. ADC and Andrew will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties of the premerger notification and report forms relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and any foreign antitrust or competition laws. For further information, see the section entitled “The Merger Agreement — Covenants.”

Material Federal Income Tax Consequences of the Merger

ADC and Andrew each anticipate that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to completion of the merger that ADC receive an opinion from Dorsey & Whitney LLP and Andrew receive an opinion from Mayer, Brown, Rowe & Maw LLP, in each case dated as of the effective time of the merger, both to the effect that the merger will qualify as such a reorganization. If the merger qualifies as a reorganization, an Andrew stockholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of Andrew common stock for shares of ADC Andrew common stock. However, any cash received for a fractional share will result in the recognition of gain or loss as if such stockholder sold its fractional share. An Andrew stockholder’s aggregate adjusted tax basis in the shares of ADC Andrew common stock that it receives in the merger generally will equal its current aggregate adjusted tax basis in its Andrew common stock (reduced by the portion of such adjusted tax basis allocable to any fractional share interest for which it receives cash). For further information, see the section entitled “Material United States Federal Income Tax Consequences.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Regulatory Approvals

To consummate the merger, ADC and Andrew must make filings and obtain approvals or clearances from antitrust regulatory authorities in the United States, the European Union, and other countries. In the United States, ADC must also comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of ADC Andrew common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC. For further information, see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Regulatory Approvals Required for the Merger.”

Anticipated Accounting Treatment of the Merger

The merger will be accounted for as a purchase transaction by ADC for financial reporting and accounting purposes under U.S. generally accepted accounting principles. The results of operations of Andrew will be included in the consolidated financial statements of ADC Andrew from and after the consummation of the merger. For further information, see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Anticipated Accounting Treatment of the Merger.”

Dissenters’ or Appraisal Rights

Holders of ADC common stock are not entitled to dissenters’ rights under the Minnesota Business Corporations Act in connection with the issuance of ADC Andrew common stock in the merger. Holders of Andrew common stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. For further information, see the sections entitled “The ADC Special Meeting — Dissenters’ Rights”, “The Andrew Special Meeting — Appraisal Rights” and “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Dissenters’ or Appraisal Rights.”

MARKET PRICE AND DIVIDEND INFORMATION

ADC common stock and Andrew common stock are listed on the Nasdaq Global Market under the symbols “ADCT” and “ANDW,” respectively. The following tables present, for the periods indicated, the range of high and low per share sales prices for ADC common stock and the range of high and low closing prices of Andrew common stock as reported on the Nasdaq Global Market. All of the sales prices for shares of ADC common stock listed below have been adjusted to reflect the reverse stock split ADC effected on May 10, 2005. Neither ADC nor Andrew has ever declared or paid any cash dividend on shares of its common stock.

ADC’s fiscal year ends on October 31, and Andrew’s fiscal year ends on September 30.

ADC Common Stock

	High	Low

Fiscal Year Ended October 31, 2004
First Quarter (11/1/2003-1/31/2004)	$26.95	$16.24
Second Quarter (2/1/2004-4/30/2004)	$25.27	$16.24
Third Quarter (5/1/2004-7/31/2004)	$19.95	$14.70
Fourth Quarter (8/1/2004-10/31/2004)	$17.08	$12.25
Fiscal Year Ended October 31, 2005
First Quarter (11/1/2004-1/28/2005)	$19.88	$14.70
Second Quarter (1/29/2005-4/29/2005)	$18.20	$12.88
Third Quarter (4/30/2005-7/29/2005)	$26.27	$15.33
Fourth Quarter (7/30/2005-10/31/2005)	$27.14	$16.95
Fiscal Year Ending October 31, 2006
First Quarter (11/1/2005-1/27/2006)	$25.88	$17.21
Second Quarter (1/28/2006-4/28/2006)	$27.90	$22.30
Third Quarter to date (4/29/2006-6/27/2006)	$23.67	$15.84

Andrew Common Stock

	High	Low

Fiscal Year Ended September 30, 2004
First Quarter (10/1/2003-12/31/2003)	$13.76	$10.05
Second Quarter (1/1/2004-3/31/2004)	$18.83	$12.36
Third Quarter (4/1/2004-6/30/2004)	$21.26	$16.58
Fourth Quarter (7/1/2004-9/30/2004)	$19.92	$9.40
Fiscal Year Ended September 30, 2005
First Quarter (10/1/2004-12/31/2004)	$15.33	$12.51
Second Quarter (1/1/2005-3/31/2005)	$13.62	$11.32
Third Quarter (4/1/2005-6/30/2005)	$13.91	$11.03
Fourth Quarter (7/1/2005-9/30/2005)	$13.93	$10.67
Fiscal Year Ending September 30, 2006
First Quarter (10/1/2005-12/31/2005)	$11.57	$10.21
Second Quarter (1/1/2006-3/31/2006)	$13.74	$10.62
Third Quarter to date (4/1/2006-6/27/2006)	$12.24	$8.75

The following table presents the closing sales price per share of ADC common stock and Andrew common stock, as reported on the Nasdaq Global Market, and the estimated equivalent per share price (as explained below) of Andrew common stock on May 30, 2006, the last full trading day before the public announcement of the proposed merger, and on June 27, 2006:

			Estimated
		Andrew	Equivalent Andrew
	ADC Common Stock	Common Stock	per Share Price

May 30, 2006	$22.38	$9.78	$12.76
June 27, 2006	16.12	8.75	9.19

The estimated equivalent per share price of a share of Andrew common stock equals the exchange ratio of 0.57 multiplied by the price of a share of ADC common stock. You may use this calculation to determine what your shares of Andrew common stock will be worth if the merger is consummated. If the merger had occurred on June 27, 2006, you would have received a number of shares of ADC Andrew common stock worth $9.19 for each share of Andrew common stock you owned. The actual equivalent per share price of a share of ADC Andrew common stock that you will receive if the merger is consummated may be different from this price because the per share price of ADC common stock on the Nasdaq Global Market fluctuates continuously.

Following the consummation of the merger, ADC Andrew common stock will continue to be listed on the Nasdaq Global Market, and there will be no further market for the Andrew common stock.

SELECTED HISTORICAL FINANCIAL DATA OF ADC

The following statements of operations data for each of the three years in the period ended October 31, 2005 and the balance sheet data as of October 31, 2005 and 2004 have been derived from ADC’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended October 31, 2005, which is incorporated into this joint proxy statement/prospectus by reference, after considering the impact of the reclassifications discussed in note 1 below. The statements of operations data for the fiscal years ended October 31, 2002 and 2001 and the balance sheet data as of October 31, 2003, 2002 and 2001 have been derived from ADC’s audited consolidated financial statements for such years, after considering the impact of the reclassifications discussed in note 1 below, which have not been incorporated into this joint proxy statement/prospectus by reference. The statements of operations data for each of the six month periods ended April 28, 2006 and April 29, 2005 and the balance sheet data as of April 28, 2006 have been derived from ADC’s unaudited consolidated financial statements, which are contained in ADC’s Quarterly Report on Form 10-Q for the period ended April 28, 2006, which is incorporated into this joint proxy statement/prospectus by reference. The historical financial information of ADC does not include the results for each of Fiber Optic Network Solutions Corp, a company ADC acquired in fiscal 2005, for any date prior to August 26, 2005, OpenCell, Corp., a company ADC acquired in fiscal 2005, for any date prior to May 6, 2005, or KRONE Group, a group of companies ADC acquired in fiscal 2004, for any date prior to May 18, 2004. ADC’s historical book value per share is computed by dividing total shareowners’ investment by the number of common shares outstanding at the end of the period.

You should read this selected historical financial data together with the financial statements and their accompanying notes and management’s discussion and analysis of operations and financial condition of ADC contained in such reports that are incorporated by reference into this joint proxy statement/prospectus.

	Six Months Ended
	April 28,	April 29,	Fiscal Year Ended October 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)
	(In millions, except per share data)

Historical Consolidated Statements of Operations Data:
Net sales(1)	$647.4	$554.1	$1,172.7	$774.8	$580.1	$803.7	$2,104.6
Gross profit	206.1	199.0	420.9	302.3	208.0	161.6	625.6
Income (loss) from continuing operations(2)	20.4	48.9	85.5	33.6	(39.8)	(977.4)	(1,151.3)
Net income (loss)(2)	21.0	85.9	110.7	16.4	(76.7)	(1,145.0)	(1,287.7)
Net income (loss) available to common shareowners(2)	21.0	85.9	110.7	16.4	(76.7)	(1,145.0)	(1,287.7)
Income (loss) per common share — basic(3)
Continuing operations	$0.18	$0.42	$0.74	$0.29	$(0.35)	$(8.60)	$(10.24)
Net income (loss)	$0.18	$0.74	$0.95	$0.14	$(0.67)	$(10.07)	$(11.45)
Income (loss) per common share — diluted(3)
Continuing operations	$0.18	$0.40	$0.72	$0.29	$(0.35)	$(8.60)	$(10.24)
Net income (loss)	$0.18	$0.69	$0.91	$0.14	$(0.67)	$(10.07)	$(11.45)

	As of
	April 28,	As of October 31,
	2006	2005	2004	2003	2002	2001
	(Unaudited)
	(In millions, except per share data)

Historical Consolidated Balance Sheet Data:
Total assets	$1,568.5	$1,537.2	$1,428.1	$1,296.9	$1,144.2	$2,499.7
Total long-term obligations	481.9	474.5	466.8	402.4	11.7	2.1
Book value per share(3)	6.92	6.64	5.70	5.45	6.41	16.73

(1)	Freight revenues for our APS business unit previously were netted with freight costs in cost of goods sold on our statements of operations. During the second quarter of fiscal year 2006, freight revenues were reported separately in net sales resulting in reclassifications of $3.5 million, $1.4 million, $0.3 million, $0.3 million and $1.4 million for fiscal years 2005, 2004, 2003, 2002 and 2001, respectively.

(2)	Effective November 1, 2005, ADC adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment: An amendment of FASB Statements No. 123 and 95, which requires ADC to recognize in the statements of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. In accordance with the modified prospective transition method, prior periods have not been restated to reflect the impact of SFAS 123(R). The incremental reduction of income from continuing operations of adopting SFAS 123(R) was $5.1 million for the six months ended April 28, 2006. For further information regarding ADC’s adoption of SFAS 123(R), see Note 2 contained in ADC’s quarterly report on Form 10-Q for the period ended April 28, 2006 which is incorporated into this joint proxy statement/prospectus by reference.

(3)	On April 18, 2005, ADC announced a one-for-seven reverse split of its common stock. The effective date of the reverse split was May 10, 2005. All share, share equivalent and per share amounts have been adjusted to reflect the reverse stock split for all periods presented.

SELECTED HISTORICAL FINANCIAL DATA OF ANDREW

The following statements of operations data for each of the three years in the period ended September 30, 2005 and the balance sheet data as of September 30, 2005 and 2004 have been derived from Andrew’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, which is incorporated into this joint proxy statement/prospectus by reference. The statements of operations data for the fiscal years ended September 30, 2002 and 2001 and the balance sheet data as of September 30, 2003, 2002 and 2001 have been derived from Andrew’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. The statements of operations data for each of the six month periods ended March 31, 2006 and 2005 and the balance sheet data as of March 31, 2006 have been derived from Andrew’s unaudited consolidated financial statements, which are contained in Andrew’s Quarterly Report on Form 10-Q for the period ended March 31, 2006 and incorporated into this joint proxy statement/prospectus by reference. The historical financial information of Andrew does not include the results of Allen Telecom, Inc. for any date prior to July 15, 2003 or Celiant for any date prior to June 4, 2002. Andrew’s historical book value per share is computed by dividing total stockholders’ equity less preferred stock by the number of Andrew common shares outstanding at the end of the period.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of Andrew contained in such reports.

	Six Months Ended
	March 31,		Fiscal Year Ended September 30,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)
	(In millions, except per share data)

Historical Consolidated Statements of Operations Data:
Net sales	$996.3	$955.6	$1,961.2	$1,828.4	$1,011.7	$864.8	$935.3
Gross profit	216.4	207.7	436.8	443.3	272.3	237.7	309.9
Income from continuing operations(1)	18.4	18.3	38.9	28.9	17.0	10.5	68.9
Net income (loss)(1)	18.4	18.3	38.9	28.9	13.9	(26.4)	61.6
Preferred stock dividends	—	0.2	0.2	0.7	6.5	—	—
Net income (loss) available to common stockholders(1)	18.4	18.1	38.7	28.2	7.4	(26.4)	61.6
Income (loss) per common share — basic
Continuing operations	$0.12	$0.11	$0.24	$0.18	$0.10	$0.12	$0.85
Net income (loss)	$0.12	$0.11	$0.24	$0.18	$0.07	$(0.30)	$0.76
Income (loss) per common share — diluted
Continuing operations	$0.11	$0.11	$0.24	$0.18	$0.10	$0.12	$0.85
Net income (loss)	$0.11	$0.11	$0.24	$0.18	$0.07	$(0.30)	$0.76

	As of
	March 31,	As of September 30,
	2006	2005	2004	2003	2002	2001
	(Unaudited)
	(In millions, except per share data)

Historical Consolidated Balance Sheet Data:
Total assets	$2,308.2	$2,311.0	$2.239.7	$2,074.2	$1,123.7	$857.7
Total long-term obligations	318.2	324.9	339.2	375.3	41.9	77.7
Redeemable preferred stock	—	—	6.0	9.2	—	—
Book value per share	9.76	9.64	9.39	8.93	8.61	7.37

(1)	Effective October 1, 2005, Andrew adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment: An amendment of FASB Statements No. 123 and 95, which requires Andrew to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. In accordance with the modified prospective transition method, prior periods have not been restated to reflect the impact of SFAS 123(R). The incremental reduction of income from continuing operations of adopting SFAS 123(R) was $1.1 million for the six months ended March 31, 2006. For further information regarding Andrew’s adoption of SFAS 123(R), see Note 7 contained in Andrew’s quarterly report on Form 10-Q for the period ended March 31, 2006 which is incorporated into this joint proxy statement/prospectus by reference.

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA
As of and for the Six Months Ended April 28, 2006

The following table sets forth selected unaudited pro forma condensed combined financial data of ADC and Andrew as of and for the six months ended April 28, 2006. The pro forma amounts in the table below are based on the historical financial statements of ADC and Andrew adjusted to give effect to the merger. The pro forma amounts are prepared using the purchase method of accounting, with ADC treated as the acquirer and as if the acquisition had been completed on November 1, 2004 for statement of operations purposes and April  28, 2006 for balance sheet purposes. Because Andrew’s fiscal year ends September 30, the pro forma statement of operations for the six months ended April 28, 2006 is based on Andrew’s six months ended March 31, 2006. These pro forma amounts have been derived from (a) the unaudited consolidated financial statements of ADC contained in its Quarterly Report on Form 10-Q for the quarter ended April 28, 2006, which is incorporated by reference into this document, and (b) the unaudited consolidated financial statements of Andrew contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which is incorporated by reference into this document.

The pro forma financial data in the table below is not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

As of the date of this joint proxy statement/prospectus, ADC has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Andrew assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has ADC identified the adjustments necessary, if any, to conform Andrew data to ADC accounting policies. As indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, ADC has made certain adjustments to the historical book values of the assets and liabilities of Andrew to reflect certain preliminary estimates of the fair values necessary to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, with the excess of the purchase price over the historical net assets of Andrew, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once ADC has determined the final purchase price for Andrew, has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any necessary conforming accounting changes for Andrew. There can be no assurance that such finalization will not result in material changes.

The pro forma financial data in the table below does not include the realization of future cost savings from synergies or restructuring costs expected to result from the merger with Andrew. The pro forma financial data should be read in conjunction with the historical consolidated financial statements and accompanying notes of ADC and Andrew incorporated by reference into this joint proxy statement/prospectus.

The pro forma combined book value per share is computed by dividing total pro forma shareowners’ investment by the pro forma number of common shares outstanding at the end of the period.

As of and for the
Six Months Ended
April 28, 2006
(In millions,
except per
share amounts)

Net sales	$1,643.7
Gross profit	422.8
Income from continuing operations	43.6
Basic income per share from continuing operations	0.21
Diluted income per share from continuing operations	0.21
Total assets	4,182.0
Total long-term obligations	843.2
Book value per share	12.40

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA
For the Year Ended October 31, 2005

The following table sets forth selected unaudited pro forma condensed combined financial data of ADC and Andrew for the fiscal year ended October 31, 2005. The pro forma amounts in the table below are based on the historical financial statements of ADC and Andrew adjusted to give effect to the merger. The pro forma amounts are prepared using the purchase method of accounting, with ADC treated as the acquirer and as if the acquisition had been completed on November 1, 2004 for statement of operations purposes. Because Andrew’s fiscal year ends September 30, the pro forma statement of operations for the fiscal year ended October 31, 2005 is based on Andrew’s statement of operations for its fiscal year ended September 30, 2005. These pro forma amounts have been derived from (a) the audited consolidated financial statements of ADC contained in its Annual Report on Form 10-K for the fiscal year ended October 31, 2005, which is incorporated by reference into this document, and (b) the audited consolidated financial statements of Andrew contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, which is incorporated by reference into this document.

The pro forma financial data in the table below is not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

As of the date of this joint proxy statement/prospectus, ADC has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Andrew assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has ADC identified the adjustments necessary, if any, to conform Andrew data to ADC accounting policies. As indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, ADC has made certain adjustments to the historical book values of the assets and liabilities of Andrew to reflect certain preliminary estimates of the fair values necessary to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, with the excess of the purchase price over the historical net assets of Andrew, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once ADC has determined the final purchase price for Andrew, has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any necessary conforming accounting changes for Andrew. There can be no assurance that such finalization will not result in material changes.

The pro forma financial data in the table below does not include the realization of future cost savings from synergies or restructuring costs expected to result from the merger with Andrew. The pro forma financial data should be read in conjunction with the historical consolidated financial statements and accompanying notes of ADC and Andrew incorporated by reference into this joint proxy statement/prospectus.

Fiscal Year
Ended
October 31, 2005
(In millions,
except per
share amounts)

Net sales	$3,133.9
Gross profit	858.5
Income from continuing operations	124.4
Basic income per share from continuing operations	0.60
Diluted income per share from continuing operations	0.60

UNAUDITED COMPARATIVE HISTORICAL AND PER SHARE DATA

The following table summarizes unaudited per share information for ADC and Andrew on a historical basis, a pro forma combined basis for the combined company and an equivalent pro forma combined basis for Andrew. It has been assumed for purposes of the pro forma financial information provided below that the merger was completed on November 1, 2004 for statements of operations purposes and April 28, 2006 for balance sheet purposes. As a result of different fiscal period ending dates, the unaudited pro forma combined per share data for the six months ended April 28, 2006 combines ADC’s historical information for the six months ended April 28, 2006 with Andrew’s historical information for the six months ended March 31, 2006. The unaudited pro forma combined per share data for the fiscal year ended October 31, 2005 combines ADC’s historical information for the fiscal year ended October 31, 2005 with Andrew’s historical information for the fiscal year ended September 30, 2005. ADC’s historical book value per share is computed by dividing total shareowners’ investment by the number of common shares outstanding at the end of the period. Andrew’s historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. The pro forma combined book value per share is computed by dividing total pro forma shareowners’ investment by the pro forma number of common shares outstanding at the end of the period. Andrew’s equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 0.57, the number of shares of ADC Andrew common stock that will be exchanged for each Andrew common share in the merger.

You should read this per share data together with the respective audited and unaudited financial statements and related notes of ADC and Andrew that are incorporated by reference into this joint proxy statement/prospectus and the unaudited pro forma condensed financial information and notes related to such consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Six Months	Fiscal Year
	Ended	Ended
	April 28, 2006	October 31, 2005

ADC — Historical
Historical per common share:
Basic income per share from continuing operations	$0.18	$0.74
Diluted income per share from continuing operations	0.18	0.72
Book value per share	6.92	6.64

	Six Months	Fiscal Year
	Ended	Ended
	March 31, 2006	September 30, 2005

Andrew — Historical
Historical per common share:
Basic income per share from continuing operations	$0.12	$0.24
Diluted income per share from continuing operations	0.11	0.24
Book value per share	9.76	9.64

	Six Months	Fiscal Year
	Ended	Ended
	April 28, 2006	October 31, 2005

Unaudited Pro Forma Combined
Unaudited pro forma per share of ADC Andrew common shares:
Basic income per share from continuing operations	$0.21	$0.60
Diluted income per share from continuing operations	0.21	0.60
Book value per share	12.40	—

	Six Months	Fiscal Year
	Ended	Ended
	April 28, 2006	October 31, 2005

Unaudited Pro Forma Andrew Equivalents
Unaudited pro forma per share of ADC Andrew common shares:
Basic income per share from continuing operations	$0.12	$0.34
Diluted income per share from continuing operations	0.12	0.34
Book value per share	7.07	—

FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this joint proxy statement/prospectus include, without limitation, statements regarding forecasts of market growth, future revenue, benefits of the proposed merger, expectations that the merger will be accretive to ADC Andrew’s results, expectations of cost synergies as a result of the merger, future expectations concerning available cash and cash equivalents, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by this joint proxy statement/prospectus. Such risk factors include, among others:

•	Difficulties we may encounter in integrating the merged businesses.

•	Uncertainties as to the timing of the merger, and the satisfaction of closing conditions to the merger, including the receipt of regulatory approvals.

•	The receipt of required shareholder approvals.

•	Whether certain markets will grow as anticipated.

•	The competitive environment in the telecommunications industry and competitive responses to the proposed merger.

•	Whether the companies can successfully develop new products on a timely basis and the degree to which these gain market acceptance.

Actual results may differ materially from those contained in the forward-looking statements in this joint proxy statement/prospectus. Additional information concerning these and other risk factors is contained in ADC’s and Andrew’s most recently filed Annual Reports on Form 10-K and most recently filed Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement.

RISK FACTORS

Before you vote for the adoption of the ADC Andrew share issuance or the merger agreement, as the case may be, you should carefully consider the risks described in addition to the other information contained in this joint proxy statement/prospectus, including the section entitled “Forward-Looking Information.” By voting in favor of the ADC Andrew share issuance, ADC shareowners will be choosing to dilute their shareholdings significantly in exchange for obtaining an interest in the assets, liabilities and business of Andrew. By voting in favor of the merger agreement and merger, Andrew stockholders will be choosing to invest in ADC Andrew common stock.

The risks and uncertainties described below are not the only ones facing ADC or the combined company, ADC Andrew, after the merger. If any of the following risks actually occur, the business, financial condition or results of operations of ADC, and ADC Andrew, after the merger, could be materially adversely affected, the value of ADC Andrew’s common stock could decline and you may lose all or part of your investment.

Risks Related to the Merger

The value of the shares of ADC Andrew common stock that Andrew stockholders will receive in the merger will vary as a result of the fixed exchange ratio and fluctuations in the price of ADC’s common stock.

At the effective time of the merger, each outstanding share of Andrew common stock will be converted into the right to receive 0.57 shares of ADC Andrew common stock. The ratio at which the shares will be converted is fixed and any changes in the price of ADC common stock will affect the value of the merger consideration that Andrew stockholders receive. Therefore, if the price of ADC common stock declines prior to completion of the merger, the value of the merger consideration to be received by Andrew stockholders will decrease. In addition, you will not know the exact value of the merger consideration at the time you vote. Stock price variations may result from changes in the business, operations or prospects of ADC, Andrew or the combined company, market assessments of the likelihood that the merger will be completed within the anticipated timeframe or at all, general market and economic conditions and other factors which are beyond the control of ADC or Andrew. Neither party may terminate the merger agreement as a result of a change in the share price of ADC or Andrew. Recent market prices of ADC common stock and Andrew common stock are found under the heading “Market Price and Dividend Information” and we encourage Andrew stockholders to obtain current market quotations for ADC common stock and Andrew common stock.

The historical prices of ADC’s common stock and Andrew’s common stock included in this joint proxy statement/prospectus are not indicative of what their prices will be on the date the merger becomes effective. The future market prices of ADC common stock and Andrew common stock cannot be guaranteed or predicted. Under the merger agreement, neither ADC nor Andrew is permitted to terminate the merger agreement solely because of changes in the market price of either party’s common stock.

ADC and Andrew may be required to comply with material restrictions or conditions in order to obtain the regulatory approvals to complete the merger and any delays in obtaining regulatory approvals will delay and may possibly prevent the merger.

The merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission under the HSR Act, and by certain antitrust authorities outside of the United States. Under the HSR Act, ADC and Andrew are required to make pre-merger notification filings and await the expiration or early termination of the statutory waiting period prior to completing the merger. ADC and Andrew filed a Notification and Report Form pursuant to the HSR Act with the U.S. Department of Justice and U.S. Federal Trade Commission on June 13, 2006.

The governmental entities from which approvals are required may attempt to condition their approvals of the merger on the satisfaction of certain regulatory conditions that may have the effect of imposing restrictions or additional costs on the combined company. These conditions could include a complete or partial license, divestiture, spin-off or the sale of certain assets or businesses of either ADC or Andrew, which may be on terms that are not as favorable to ADC as may have been attainable absent the merger, or other restrictions on the operation of the combined business. While ADC and Andrew expect to obtain the required regulatory approvals, neither can be certain that all of the required antitrust approvals will be obtained, nor can the parties be certain that the approvals will be obtained within the time limits contemplated by the merger agreement. A delay in obtaining the required approvals will delay and may possibly prevent the completion of the merger.

Each of ADC and Andrew is subject to certain restrictions on the conduct of its business under the terms of the merger agreement.

Under the terms of the merger agreement, each of ADC and Andrew has agreed to certain restrictions on the operations of their businesses that are customary for transactions similar to the merger. Each has agreed that it shall limit the conduct of its business to those actions undertaken in the ordinary course of business. In addition, each party has agreed not to undertake, or has agreed to limit, certain corporate actions without the consent of the other party. Among others, these actions include mergers and acquisitions or dispositions of assets, making loans to third parties, settling litigation matters of a certain size and undertaking capital expenditures in excess of prescribed limits. For a complete list of such restrictions, please see the section entitled “The Merger Agreement — Covenants.”

Because of these restrictions, each of ADC and Andrew may not have taken, and may not be able to undertake, certain actions with respect to the conduct of its business that it might otherwise have taken if not for the merger agreement.

The anticipated benefits of combining ADC and Andrew may not be realized.

ADC and Andrew entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross-selling opportunities, technology and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including, but not limited to, the ability of the combined company to manage potential increases in commodities prices, whether ADC and Andrew can otherwise integrate their respective businesses in an efficient and effective manner, the reaction of existing or potential competitors of the combined business to the transaction, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact ADC Andrew’s business, financial condition and operating results.

ADC Andrew may fail to realize the anticipated synergies and cost savings expected from the merger.

The success of ADC Andrew after the merger will depend, in part, on its ability to realize the anticipated growth opportunities and cost savings from combining the businesses of ADC and Andrew. ADC and Andrew expect that the merger will result in cost synergies beginning in the first year after consummation of the merger with preliminary estimated annual pre-tax cost synergies beginning in the third year after consummation of the merger of at least $70-80 million, with potential revenue synergies presenting additional potential upside. Such cost synergies are expected to be realized by consolidating and integrating of certain functions as well as through the adoption of best practices from both ADC and Andrew. However, to realize such anticipated benefits, ADC and Andrew must successfully combine their businesses in a manner that permits those synergies to be realized. In addition, these synergies must be achieved without adversely affecting revenues. If ADC Andrew is not able to successfully achieve these objectives, such anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected.

ADC and Andrew may have difficulty integrating and may incur substantial costs in connection with the integration.

Achieving the anticipated benefits of the merger will depend on the successful integration of ADC’s and Andrew’s products, services, operations, personnel, technology and facilities in a timely and efficient manner.

Although neither ADC nor Andrew anticipates material difficulties in connection with such integration, the possibility exists that such difficulties could be experienced in connection with the merger, especially given the relatively large size of the merger. The time and expense associated with converting the businesses of the combined company to a common platform may exceed management’s expectations and limit or delay the intended benefits of the transaction. Similarly, the process of combining sales and marketing forces, consolidating administrative functions, and coordinating product and service offerings can take longer, cost more, and provide fewer benefits than initially projected. To the extent any of these events occurs, the benefits of the transaction may be reduced, at least for a period of time.

Integrating ADC and Andrew will be a complex, time-consuming and expensive process. Before the merger, ADC and Andrew operated independently, each with its own business, products, customers, employees, culture and systems.

ADC and Andrew may face substantial difficulties, costs and delays in integrating the two companies. These difficulties, costs and delays may include:

•	Potential difficulty in combining the separate technologies of the combined company.

•	Perceived adverse changes in product offerings available to customers or in customer service standards, whether or not these changes do, in fact, occur.

•	Costs and delays in implementing common systems and procedures.

•	Combining research and development teams and processes.

•	Potential charges to earnings resulting from the application of purchase accounting to the transaction.

•	Difficulty comparing financial reports due to differing financial and/or internal reporting systems.

•	Diversion of management resources from the business of the combined company.

•	The retention of existing customers of each company.

•	Reduction or loss of customer orders due to the potential for market confusion, hesitation and delay.

•	Retaining and integrating management and other key employees of the combined company.

•	Coordinating infrastructure operations in an effective and efficient manner.

•	Achieving the synergies anticipated to be realized from the merger on the timeline presently anticipated, if at all.

After the merger, ADC Andrew may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. ADC Andrew may be unsuccessful in implementing the integration of these systems and processes.

Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of either company.

ADC and Andrew may have difficulty integrating their respective systems of internal control over financial reporting.

The failure to integrate ADC’s and Andrew’s systems of internal control over financial reporting following the merger could affect adversely the combined company’s ability to exercise effective internal control over financial reporting. A failure by the combined company to exercise effective control over financial reporting could result in a material misstatement in the combined company’s annual or interim consolidated financial statements. In its report on internal controls over financial reporting for the year ended September 30, 2005, Andrew’s management indicated that Andrew and its subsidiaries did not maintain effective internal control over financial reporting as of September 30, 2005 due to certain material weaknesses described in Andrew’s annual report on Form 10-K for the year ended September 30, 2005 as incorporated by reference into this joint proxy statement/prospectus. Andrew has implemented changes in its internal controls to remedy the material weaknesses identified by management. However, Andrew’s independent registered public accounting firm has not yet audited the remediated controls and no assurance can be given that the measures taken are adequate to maintain effective control over Andrew’s financial reporting process.

ADC and Andrew both depend on key personnel, and the loss of any of these key personnel because of uncertainty regarding the merger, either before or after the merger, could hurt the businesses of the combined company.

ADC and Andrew depend on the services of their key personnel. Current and prospective employees of ADC and Andrew may, either before or after the merger, experience uncertainty about their future roles with the combined company, which may affect the performance of such personnel adversely and the ability of each company to retain and attract key personnel. The loss of the services of one or more of these key employees or the inability of ADC, Andrew or the combined company to attract, train, and retain qualified employees could result in the loss of customers or otherwise inhibit the ability of ADC Andrew to integrate and grow the business effectively.

The merger may result in a loss of customers.

Some customers may seek alternative sources of product and/or service after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. Difficulties in combining operations could also result in the loss of, or potential disputes or litigation with, customers. Any steps by management to counter such potential increased customer attrition may not be effective. Failure by management to retain customers could result in worse than anticipated financial performance.

If the conditions to the merger are not met, the merger may not occur.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. For a more complete discussion of the conditions to the merger, please see “The Merger Agreement — Conditions to Completion of the Merger.” If the conditions are not satisfied or waived, to the extent permitted by law or the rules or regulations of Nasdaq, the merger will not occur or will be delayed, and each of ADC and Andrew may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before ADC and Andrew are obligated to complete the merger:

•	The merger agreement must be adopted by the holders of a majority of the issued and outstanding shares of Andrew common stock as of the Andrew record date.

•	The ADC Andrew share issuance must be approved by a majority of the votes cast in person or by proxy at the ADC special meeting (provided a quorum is present).

•	The waiting period (and any extension thereof) applicable to the merger pursuant to the HSR Act, or any other applicable competition, merger, antitrust or similar law shall have expired or been terminated.

•	Specified governmental consents and approvals shall have been obtained and be in full force and effect.

•	There must not be any judgment, injunction, decree or order issued by any court or other governmental entity or any other statute, law, rule, legal restraint or prohibition which prohibits, materially restricts, makes illegal or enjoins consummation of the merger.

•	There must not be any action or proceeding pending by a governmental entity challenging or seeking to prevent the consummation of the merger.

ADC and Andrew may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Each of the conditions to ADC’s and Andrew’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law or Nasdaq rules or regulations, by agreement of

ADC and Andrew if the condition is a condition to both ADC’s and Andrew’s obligations to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of ADC and Andrew will evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is necessary. However, ADC and Andrew generally do not expect any such waiver to be significant enough to require resolicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval. ADC and Andrew have agreed, however, that neither party shall waive the condition regarding the receipt of the opinion of its tax counsel following the adoption of the merger agreement by Andrew stockholders or, approval of the ADC Andrew share issuance by ADC shareowners, as the case may be, unless further shareholder approval is obtained with appropriate disclosure.

Some directors and executive officers of Andrew have interests that differ from those of Andrew stockholders in recommending that Andrew stockholders vote in favor of adoption of the merger agreement.

Certain executive officers and directors of Andrew have interests in the merger that are different from and in addition to the interests of Andrew stockholders generally.

At the effective time of the merger, four current members of Andrew’s board of directors will be elected to ADC Andrew’s board of directors. After the merger, some of Andrew’s executive officers will remain executive officers of, or consultants to, ADC Andrew or may become employees of ADC Andrew and may be offered equity-based or other incentives to remain with the combined company. The merger will cause vesting of some outstanding equity awards under the Andrew stock plans in which Andrew’s executive officers and directors participate. In addition, the merger will trigger change-in-control provisions under agreements Andrew has entered into with its executive officers, which will entitle them to severance benefits, payments in lieu of some perquisites, continuation of some benefit plans or payments in lieu of participation in such plans, payments to cover some taxes, including some excise taxes, and payments of legal expenses incurred by executives in enforcing their agreements. Some of these payments may be made within 30 days after the completion of the merger without regard to termination of employment. Upon completion of the merger, any portion of the balance in a participant’s account under Andrew’s employee retirement benefit restoration plan that was not previously forfeited or vested will become fully vested and payable. Each such participant will be entitled to a lump sum payment of the balance in his or her plan account as determined in accordance with the terms of the plan. If the merger is completed prior to the end of the performance period applicable to performance cash awards granted under Andrew’s management incentive program, then all outstanding awards under the program that were not previously forfeited or vested will become fully vested and payable upon completion of the merger and each grantee will be entitled to a lump sum payment of his or her awards in accordance with the terms of the plan.

The surviving corporation will indemnify, and provide advance expenses to, each current and former director and officer of Andrew and its subsidiaries against all losses in connection with any proceeding arising out of the fact that such person was a director or officer of Andrew or its subsidiaries, to the same extent that such person was indemnified prior to the date of the merger agreement. For six years after completion of the merger, ADC Andrew will maintain policies of directors’ and officers’ liability and fiduciary insurance on terms no less favorable to the insured as those in effect as of the date of the merger agreement, subject to certain limitations, covering acts or omissions before the merger. As of June 15, 2006, Andrew’s executive officers and directors and their respective affiliates owned approximately 0.6% of the shares of outstanding Andrew common stock. As of June 21, 2006, ADC’s executive officers and directors and their respective affiliates did not beneficially own any shares of Andrew stock.

Such interests may influence directors in making their recommendation that you vote in favor of adoption of the merger agreement and may influence officers in supporting the merger. For more information about these interests, please see “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Interests of Andrew Directors and Executive Officers in the Merger.”

The value of the shares of ADC Andrew common stock that Andrew stockholders receive in the merger, as well as the percentage of the outstanding shares of capital stock of ADC Andrew held by Andrew stockholders following the merger, may decline as a result of additional acquisitions by ADC Andrew in the future.

After the merger, ADC Andrew may, as part of its business strategy, pursue additional acquisitions of companies or businesses. Any acquisition is subject to inherent risk and ADC Andrew cannot guarantee that it will be able to negotiate economically beneficial terms of such acquisition successfully, complete any acquisition, successfully integrate such business, retain its key employees and/or achieve the anticipated revenue, cost benefits or synergies. In connection with any potential future acquisition, ADC Andrew may issue additional shares of ADC Andrew common stock which could dilute the holdings of holders of ADC Andrew common stock at the time of such future acquisitions, including former Andrew stockholders.

The merger agreement limits ADC’s and Andrew’s ability to pursue an alternative transaction proposal to the merger, and requires ADC or Andrew to pay a termination fee if it does so under certain circumstances.

The merger agreement prohibits ADC and Andrew from soliciting, initiating, encouraging or facilitating certain alternative transaction proposals with any third party, subject to exceptions set forth in the merger agreement. See the section entitled “The Merger Agreement — Covenants — No Solicitation.” Further, the merger agreement provides that ADC or Andrew may be required to pay a termination fee to the other equal to $75 million in certain circumstances. See the section entitled “The Merger Agreement — Termination Fee” for a discussion of the circumstances in which ADC or Andrew may be required to pay a termination fee. These provisions limit ADC’s and Andrew’s ability to pursue offers from third parties that could result in greater value to shareholders of ADC or Andrew relative to the terms and conditions of the merger. ADC’s and Andrew’s obligation to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to ADC or Andrew shareholders. In addition, payment of the termination fee could adversely affect the financial condition of the party making the payment.

Risks Related to the ADC Andrew Common Stock

ADC’s stock price is volatile.

Based on the trading history of ADC’s common stock and the nature of the market for publicly traded securities of companies in the communications industry, ADC believes that some factors have caused the market price of its common stock to fluctuate substantially. These factors are likely to cause the market price of the ADC Andrew common stock issued in the merger to fluctuate substantially. These fluctuations could occur from day-to-day or over a longer period of time. The factors that may cause such fluctuations include, without limitation:

•	Announcements of new products and services by ADC or its competitors.

•	Quarterly fluctuations in ADC’s financial results or the financial results of ADC’s competitors or customers.

•	Customer contract awards to ADC or its competitors.

•	Increased competition with ADC’s competitors or among its customers.

•	Consolidation among ADC’s competitors, customers or vendors.

•	Disputes concerning intellectual property rights.

•	The financial health of ADC, ADC’s competitors, customers or vendors.

•	Developments in telecommunications regulations.

•	General conditions in the communications equipment industry.

•	General economic conditions in the U.S. or internationally.

•	Rumors or speculation regarding ADC’s future business results and actions.

In addition, stocks of companies in the communications industry in the past have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of ADC’s common stock and ADC Andrew common stock after the merger.

ADC has not in the past and does not intend in the foreseeable future to pay cash dividends on its common stock.

ADC has not in the past and currently does not pay any cash dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future. ADC Andrew intends to retain future earnings, if any, to finance its operations and for general corporate purposes.

Anti-takeover provisions in ADC’s charter documents, its shareowner rights plan and Minnesota law could prevent or delay a change in control of ADC.

Provisions of ADC’s articles of incorporation and by-laws, its shareowner rights plan (also known as a “poison pill”) and Minnesota law may discourage, delay or prevent a merger or acquisition that a shareowner may consider favorable and may limit the market price for ADC’s common stock. These provisions include the following:

•	Advance notice requirements for shareowner proposals.

•	Authorization for ADC’s Board of Directors to issue preferred stock without shareowner approval.

•	Authorization for ADC’s Board of Directors to issue preferred stock purchase rights upon a third party’s acquisition of 15% or more of its outstanding shares of common stock.

•	Limitations on business combinations with interested shareowners.

Some of these provisions may discourage a future acquisition of ADC even though its shareowners would receive an attractive value for their shares or a significant number of its shareowners believe such a proposed transaction would be in their best interest.

Risks Associated with ADC’s Business

The success of ADC’s business is subject to several factors including, without limitation:

•	ADC’s ability to operate its business to achieve, maintain and grow operating profitability.

•	Macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment.

•	Consolidation among customers, competitors or vendors which could, among other things, cause disruption in customer relationships or displacement of ADC as an equipment vendor to the surviving entity in a customer consolidation.

•	ADC’s ability to keep pace with rapid technological change in the communications industry.

•	ADC’s ability to make the proper strategic choices with respect to product line acquisitions or divestitures.

•	ADC’s ability to integrate the operations of any acquired businesses with its operations.

•	Increased competition within the industry and increased pricing pressure from customers.

•	ADC’s dependence on relatively few customers for a majority of sales as well as potential sales growth in market segments that presently have the greatest growth potential.

•	Fluctuations in ADC’s operating results from quarter-to-quarter, which are influenced by many factors outside of its control, including variations in demand for particular products in ADC’s portfolio that have varying profit margins.

•	The impact of regulatory changes on customers’ willingness to make capital expenditures for ADC equipment and services.

•	Financial problems, work interruptions in operations or other difficulties faced by some customers, which can influence future sales to these customers as well as ADC’s ability to collect amounts due.

•	Economic and regulatory conditions both in the United States and outside of the United States, as over 40% of ADC’s sales come from non-U.S. jurisdictions.

•	ADC’s ability to protect intellectual property rights and defend against infringement claims made by third parties.

•	Possible limitations on ADC’s ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand.

•	ADC’s ability to attract and retain qualified employees in a competitive environment.

•	Potential liabilities that could arise if there are design or manufacturing defects with respect to any of ADC’s products.

•	ADC’s ability to obtain, and the price of, raw materials and components, and ADC’s dependence on contract manufacturers to make certain of ADC’s products.

•	Changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact ADC’s operating results.

•	ADC’s ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise.

For additional detail regarding the risks related to the operations of ADC’s business, see the section captioned “Risks Related to Our Business” in ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 and Quarterly Reports on Form 10-Q for the fiscal quarters ended January 27, 2006 and April 28, 2006, which are incorporated by reference into this joint proxy statement/prospectus.

Risks Associated with Andrew’s Business

The success of Andrew’s business is subject to several factors including, without limitation:

•	fluctuations in commodity costs;

•	Andrew’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings;

•	the effects of competitive products and pricing;

•	political and economic instability outside the United States may impact international operations and sales of Andrew’s products and services;

•	Andrew’s ability to achieve the cost savings anticipated from cost reduction programs;

•	fluctuations in foreign currency exchange rates;

•	the timing of cash payments and receipts

•	end user demands for wireless communication services;

•	the loss of one or more significant customers; and

•	other business factors.

For additional detail regarding the risks described above, and for additional risks relating to the operations of Andrew’s business, see the section captioned “Risk Factors” in Andrew’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, and Andrew’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2005 and March 31, 2006, which are incorporated by reference into this joint proxy statement/prospectus.

BUSINESS OF ADC

ADC is a leading global provider of communications network infrastructure solutions and services. ADC’s products and services provide connections for communications networks over copper, fiber, coaxial and wireless media and enable the use of high-speed Internet, data, video and voice services by residences, businesses and mobile communications subscribers. ADC’s products include fiber optic, copper and coaxial based frames, cabinets, cables, connectors, cards and other physical components essential to enable the delivery of communications for wireline, wireless, cable, and broadcast networks by service providers and enterprises. ADC’s products also include network access devices such as high-bit-rate digital subscriber line and wireless coverage solutions. ADC’s products are primarily used in the “last mile/kilometer” portion of networks. These networks of copper, coaxial cable, fiber lines, wireless facilities and related equipment link voice, video and data traffic from the end-user of the communications service to the serving office of ADC’s customer. In addition, ADC provides professional services relating to the design, equipping and building of networks. The provision of such services allows ADC additional opportunities to sell its hardware products, thereby complementing its hardware business.

ADC’s customers include local and long-distance telephone companies, private enterprises that operate their own networks, cable television operators, wireless service providers, new competitive service providers, broadcasters, governments, system integrators and communications equipment manufacturers and distributors. ADC offers broadband connectivity systems, enterprise systems, wireless transport and coverage optimization systems, business access systems and professional services to its customers through the following two reportable business segments:

•	Broadband Infrastructure and Access; and

•	Professional Services.

ADC’s Broadband Infrastructure and Access business provides network infrastructure products for wireline, wireless, cable, broadcast and enterprise network applications. These products consist of:

•	connectivity systems and components that provide the infrastructure to networks to connect Internet, data, video and voice services over copper, coaxial and fiber-optic cables; and

•	access systems used in the last mile/kilometer of wireline and wireless networks to deliver high-speed Internet, data and voice services.

ADC’s Professional Services business provides integration services for broadband, multiservice communications over wireline, wireless, cable and enterprise networks. Professional services are used to plan, deploy and maintain communications networks that deliver Internet, data, video and voice services.

BUSINESS OF ANDREW

Andrew, together with its subsidiaries, is engaged in the design, manufacture, and supply of communications equipment, services, and systems for global communications infrastructure markets. Andrew’s products are primarily based on the company’s core competency, the radio frequency (RF) path. Andrew has unique technical skills and marketing strengths in developing products for RF systems. Andrew’s products are used in the infrastructure for traditional wireless networks, third generation (3G) technologies, voice, data, video and Internet services, as well as applications for microwave and satellite communications, and other specialized applications.

Andrew operates its business in the following five segments: Antenna and Cable Products, Base Station Subsystems, Network Solutions, Wireless Innovations and Satellite Communications. Antenna and Cable Products include coaxial cables, connectors, cable assemblies and accessories as well as base station antennas and terrestrial microwave antennas. Base Station Subsystems products are integral components of wireless base stations and include products such as power amplifiers, filters, duplexers and combiners that are sold individually or as parts of integrated subsystems. Network Solutions includes software and equipment to locate wireless Enhanced 911 emergency callers, as well as equipment and services for testing and optimizing wireless networks. Wireless Innovations products are used to extend and enhance the coverage of wireless networks in areas where signals are difficult to send or receive, and include both complete systems and individual components. Satellite Communications products include earth station antennas, high frequency and radar antennas, direct-to-home antennas and very small aperture terminal antennas.

THE ADC SPECIAL MEETING

This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of ADC common stock by the ADC board of directors for use at the special meeting of ADC shareowners. The purpose of the special meeting is for ADC shareowners to consider and vote upon a proposal to issue shares of ADC Andrew common stock in the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and made part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus is first being furnished to ADC shareowners on or about • , 2006.

Date, Time and Place of the Special Meeting

The special meeting of ADC shareowners will be held on • , 2006, at • commencing at • local time. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the ADC board of directors for use at the ADC special meeting and any adjournments or postponements of the special meeting.

Matters to be Considered at the Special Meeting

The matters to be considered at the meeting are: (1) Proposal No. 1 to approve the issuance of ADC Andrew common stock in the merger; (2) Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary; and (3) transaction of such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

ADC Andrew Board of Directors

In connection with the merger, four members of ADC’s board of directors (James C. Castle Ph.D., John E. Rehfeld, Jean-Pierre Rosso and John D. Wunsch) will resign effective as of the effective time of the merger. Four members of Andrew’s board of directors (Gerald A. Poch, Anne F. Pollack, Glen O. Toney and Andrea L. Zopp) will be elected and join eight members of ADC’s board of directors (John A. Blanchard III, John J. Boyle III, Mickey P. Foret, J. Kevin Gilligan, Lois M. Martin, William R. Spivey, Ph.D., Robert E. Switz and Larry W. Wangberg) to form the ADC Andrew board of directors immediately after the closing of the merger. By approving ADC Proposal No. 1, and assuming the merger closes, ADC shareowners will be electing four members of the Andrew board of directors to fill the vacancies on the ADC Andrew board created by the resignations of the departing ADC directors. For further information on the ADC Andrew board of directors, please see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — ADC Andrew Board of Directors.”

Record Date and Shares Entitled to Vote

Only holders of record of ADC common stock at the close of business on the ADC record date, • , 2006, are entitled to notice of, and to vote at, the ADC special meeting. There were approximately • holders of record of ADC common stock at the close of business on the ADC record date. Because many of such shares are held by brokers and other institutions on behalf of shareowners, ADC is unable to estimate the total number of shareowners represented by these record holders. There were • shares of ADC common stock issued and outstanding at the close of business on the ADC record date. Each share of ADC common stock entitles the holder thereof to one vote on each matter submitted for shareowner approval.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of ADC for use at the ADC special meeting.

All properly executed proxies that are not revoked will be voted at the ADC special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions in the proxy. If a holder of ADC common stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted “FOR” Proposal No. 1 to approve the issuance of shares of ADC

Andrew common stock in the merger and “FOR” Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary.

An ADC shareowner who has submitted a proxy may revoke it at any time before it is voted at the ADC special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Secretary of ADC stating that the proxy is revoked or attending the special meeting and voting in person.

Vote Required for Shareowner Approval

Approval of each of Proposal No. 1 and Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting.

Stock Ownership of Management and Certain Shareowners

As June 21, 2006, directors and executive officers of ADC and their affiliates owned and were entitled to vote 346,497 shares of ADC common stock, or approximately 0.3% of the total shares of ADC common stock outstanding on that date.

Quorum; Abstentions and Broker Non-Votes

The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of ADC common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether either proposal is approved.

Solicitation of Proxies; Expenses

In addition to solicitation by mail, the directors, officers, employees and agents of ADC may solicit proxies from ADC’s shareowners in person, by telephone, by electronic mail or other electronic means or otherwise. ADC will bear the costs of the solicitation of proxies from its shareowners, including the cost of printing and mailing this joint proxy statement/prospectus to ADC shareowners. ADC also has employed Innisfree M&A Incorporated to solicit proxies on its behalf and will pay them approximately $100,000, plus expenses, for their services. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of ADC common stock for the forwarding of solicitation materials to the beneficial owners of ADC common stock. ADC will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Dissenters’ Rights

ADC shareowners do not have dissenters’ rights under the Minnesota Business Corporations Act in connection with the issuance of ADC Andrew common stock in the merger.

ADC Board Recommendation

The issuance of shares of ADC Andrew common stock in the merger was unanimously approved by the ADC directors present at the ADC board meeting called for that purpose, which included all of the directors except for Jean-Pierre Rosso, who, because of a prior commitment outside of the country, was unable to attend. The absence of Mr. Rosso from the ADC board meeting did not represent a disapproval by him of the merger or a determination not to recommend that ADC shareowners vote for the ADC Andrew share issuance. Mr. Rosso had participated in prior ADC Board discussions regarding the merger and prior to the May 30 ADC board meeting, Mr. Rosso expressed his support for the merger and the issuance of ADC Andrew shares in the merger. Subsequent to May 30 ADC board meeting, after reviewing the final material terms of the merger, Mr. Rosso confirmed that he fully supports the ADC Board of Directors’ determination to approve and declare advisable the merger and recommend that ADC shareowners vote to approve the ADC Andrew share issuance.

ADC’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF ADC ANDREW COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ADC AND ITS SHAREOWNERS AND HAS APPROVED SUCH ISSUANCE. ADC’S BOARD OF DIRECTORS RECOMMENDS THAT ALL ADC SHAREOWNERS VOTE “FOR” PROPOSAL NO. 1.

ADC’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE ADC SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ADC AND ITS SHAREOWNERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, ADC’S BOARD OF DIRECTORS RECOMMENDS THAT ALL ADC SHAREOWNERS VOTE “FOR” PROPOSAL NO. 2.

THE ANDREW SPECIAL MEETING

Date, Time and Place

These proxy materials are delivered to you in connection with the solicitation by Andrew’s board of directors of proxies to be voted at the Andrew special meeting, which is to be held at • in • , Illinois on • , 2006 at • , local time. On or about • , 2006, Andrew commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting. The special meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Matters to be Considered at the Meeting

At the Andrew special meeting, holders of Andrew common stock will be asked to consider and vote on proposals, as more fully described in the joint proxy statement/prospectus:

•	To consider and vote on Proposal No. 1 to adopt the merger agreement (adoption of the merger agreement by Andrew stockholders will constitute approval of all of the transactions contemplated in the merger agreement);

•	To consider and vote on Proposal No. 2 to adjourn the special meeting to solicit additional proxies for approval of Proposal No. 1, if necessary; and

•	To transact other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

The proxies may vote, at their discretion, upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. At the present time, Andrew knows of no other matters that will be presented for consideration at the special meeting.

Record Date and Shares Entitled to Vote

Only holders of record of Andrew common stock at the close of business on the Andrew record date, • , 2006, are entitled to notice of, and to vote at, the Andrew special meeting. There were approximately • holders of record of Andrew common stock at the close of business on the Andrew record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Andrew is unable to estimate the total number of stockholders represented by these record holders. There were • shares of Andrew common stock issued and outstanding at the close of business on the Andrew record date. Each share of Andrew common stock entitles the holder thereof to one vote on each matter submitted for stockholders approval.

Voting of Proxies; Revocation of Proxies

Andrew stockholders may vote using any of the following methods:

•	phone the toll-free number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the special meeting and vote in person.

Andrew stockholders may revoke their proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of Andrew;

•	appearing and voting in person at the Andrew special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of Andrew at or before the Andrew special meeting.

Your presence, without voting at the meeting, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Vote Required for Stockholder Approval

•	The affirmative vote in person or by proxy of the holders of at least a majority of the issued and outstanding shares of Andrew common stock is required to adopt Proposal No. 1.

•	Abstentions will have the same effect as votes cast against the adoption of Proposal No. 1.

•	The failure of a stockholder to vote in person or by proxy will also have the effect of a vote against Proposal No. 1.

•	The affirmative vote in person or by proxy of holders of a majority of the votes cast at the special meeting is required to adopt Proposal No. 2.

Stock Ownership of Management and Certain Stockholders

As of June 15, 2006, directors and executive officers of Andrew and their affiliates owned and were entitled to vote 881,714 shares of Andrew common stock, or approximately 0.6% of the total shares of Andrew common stock outstanding on that date.

Quorum; Abstentions and Broker Non-Votes

The presence of the holders of a majority of the shares entitled to vote at the Andrew special meeting either in person or by proxy constitutes a quorum. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the meeting. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists.

Proxies submitted by brokers that do not indicate a vote for the merger because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on the proposals (“broker non-votes”) are considered “shares present” for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as a vote against the adoption of merger agreement.

Solicitation of Proxies; Expenses

The accompanying proxy is being solicited on behalf of Andrew’s board of directors. Andrew will pay all of the costs of preparing, mailing and soliciting the proxies and materials used in this solicitation. Andrew will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of Andrew common stock and to obtain the authority to execute proxies. Andrew will reimburse them for their reasonable expenses.

In addition to mailing proxy materials, Andrew’s directors, officers and employees may solicit proxies in person, by telephone or otherwise. Andrew also has employed MacKenzie Partners, Inc. to solicit proxies on its behalf and will pay them approximately $75,000, plus reimbursement or out-of-pocket expenses, for their services.

Appraisal Rights

Holders of Andrew common stock do not have appraisal rights under the Delaware General Corporation Law in connection with the merger.

Andrew Board Recommendation

The merger agreement was unanimously approved by the directors present at the meeting called for that purpose, which included all of the directors except for Gerald A. Poch, who was only able to attend the first hour of the meeting due to a pressing prior commitment. The absence of Mr. Poch from the meeting did not represent a disapproval by him of the merger agreement or a determination not to recommend that Andrew stockholders vote for the adoption of the merger agreement. Mr. Poch has subsequently stated that he fully supports the board of directors’ determination to approve and declare advisable the merger agreement and recommend that Andrew stockholders vote for the adoption of the merger agreement. Andrew’s board of directors recommends that Andrew stockholders vote to approve the adoption of the merger agreement.

ANDREW’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ADOPTION OF THE MERGER AGREEMENT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANDREW AND ITS STOCKHOLDERS AND HAS APPROVED THE ADOPTION OF THE MERGER AGREEMENT. ANDREW’S BOARD OF DIRECTORS RECOMMENDS THAT ALL ANDREW STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1.

ANDREW’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE ANDREW SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANDREW AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, ANDREW’S BOARD OF DIRECTORS RECOMMENDS THAT ALL ANDREW STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

ANDREW PROPOSAL NO. 1 AND ADC PROPOSAL NO. 1 — THE MERGER
AND THE ADC ANDREW SHARE ISSUANCE

General Description of the Merger

At the effective time, Hazeltine Merger Sub, Inc. will be merged with and into Andrew. Andrew will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of ADC. In connection with the merger, ADC will change its name to “ADC Andrew, Inc.” In the merger, each share of Andrew common stock outstanding at the effective time will automatically be converted into the right to receive 0.57 shares of ADC Andrew common stock. Each Andrew stockholder who would otherwise be entitled to receive a fraction of a share of ADC Andrew common stock (after aggregating all fractional shares to be received by such stockholder) will instead be paid in cash for such fractional share.

Based on the number of shares of ADC common stock and Andrew common stock outstanding as of June 28, 2006, up to 106,901,664 shares of ADC Andrew common stock will be issuable pursuant to the merger agreement, representing approximately 44% of the total ADC Andrew common stock to be outstanding after such issuance. This percentage includes as outstanding any Andrew restricted stock units that will vest as a result of the merger and assumes that no Andrew or ADC stock options or warrants are exercised and no convertible notes are converted after the ADC record date and prior to the effective time of the merger.

In connection with the merger, four members of ADC’s board of directors (James C. Castle, Ph.D., John E. Rehfeld, Jean-Pierre Rosso and John D. Wunsch) will resign effective as of the effective time of the merger. Four members of Andrew’s board of directors (Gerald A. Poch, Anne F. Pollack, Glen O. Toney and Andrea L. Zopp) will be elected and join eight members of ADC’s board of directors (John A. Blanchard III, John J. Boyle III, Mickey P. Foret, J. Kevin Gilligan, Lois M. Martin, William R. Spivey, Ph.D., Robert E. Switz and Larry W. Wangberg) to form the ADC Andrew board of directors immediately after the closing of the merger. For further information on the ADC Andrew board of directors, please see the section entitled “— ADC Andrew Board of Directors.”

Background of the Merger

Since the late 1990’s, members of senior management of ADC and Andrew have had contacts and discussions with each other from time to time regarding business conditions, including trends in their respective markets and the possibility of a strategic combination or alliance between ADC and Andrew. Starting in early 2003, ADC’s management has made periodic presentations to its board of directors about the potential opportunity to obtain scale in the wireless infrastructure market through a significant transaction. Andrew was identified at a number of ADC board strategy sessions as a logical candidate for expansion into that market.

During this same time period, Andrew’s board of directors has regularly reviewed Andrew’s strategic objectives and the means of achieving those objectives, including potential strategic initiatives and various business combinations. In particular, Andrew’s board has considered the possibility of combining its position in the wireless infrastructure market with a company that has a leading position in wireline connectivity solutions. ADC was identified by Andrew’s board as a candidate for expansion into the wireline market.

On March 11, 2004, Robert E. Switz, Chief Executive Officer of ADC, and Ralph E. Faison, Chief Executive Officer of Andrew, met in Chicago at Mr. Faison’s suggestion. Although Messrs. Switz and Faison concluded that a business combination between Andrew and ADC appeared to have a strong strategic rationale, Mr. Switz indicated that the timing was not right for ADC. Messrs. Switz and Faison agreed that they should continue to communicate in the future. Shortly thereafter, ADC announced its acquisition of the KRONE Group of businesses.

During the time period of periodic exploratory discussions, each company remained focused on execution of its own business and other strategic priorities and no further action was taken with regard to a possible ADC/Andrew business combination until January 2005. On January 7, 2005, Messrs. Switz and Faison recommenced their general discussions of ADC’s and Andrew’s businesses and the possibility that a strategic combination would permit the parties to achieve cost efficiencies and other business synergies. Messrs. Switz and Faison agreed that senior executives of the respective companies should further analyze the possible cost efficiencies and other business synergies that might be achieved by a strategic business combination between ADC and Andrew. On January 20, 2005, in order to facilitate these discussions, ADC and Andrew executed a mutual confidentiality agreement and parallel standstill agreements.

On January 20, 2005, Gokul V. Hemmady, the Vice President and Chief Financial Officer of ADC, met with Marty R. Kittrell, the Chief Financial Officer of Andrew, and other senior Andrew executives at Andrew’s corporate headquarters, to discuss possible synergies that might be achieved in a business combination of the companies. On January 31, 2005 and February 1, 2005, representatives of both companies met at ADC’s corporate headquarters, to continue their discussions regarding possible synergies.

On February 6, 2005, Andrew engaged Citigroup Global Markets Inc., which we refer to as Citigroup, as its financial advisor in connection with a possible strategic business combination with ADC.

On March 11, 2005, Messrs. Switz and Faison further discussed the possibility of a strategic business combination transaction between ADC and Andrew. They acknowledged that the strategic rationale for combining ADC’s wireline and Andrew’s wireless businesses was compelling but determined to defer further discussions, at least for the time being.

During its regularly scheduled July 2005 board meeting, ADC again identified Andrew as one of the leading wireless infrastructure companies which may be available for a potential strategic business combination. Following that board meeting, Mr. Switz telephoned Mr. Faison to reopen exploratory discussions about a possible strategic business combination.

In mid-November 2005, ADC and Andrew, through their respective financial advisors, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, and Citigroup, exchanged updated information relating to a possible business combination transaction between the companies.

On November 29, 2005, Messrs. Hemmady and Kittrell, and representatives of Credit Suisse met in Phoenix, Arizona while attending an investor conference to explore further the financial and business considerations involved with a potential strategic combination between the two companies. Following that meeting, and during the month of December 2005, each party met with their respective advisors to consider further the possibility of such a combination, explore various options and continue to conduct their own diligence on the other party’s publicly available information.

ADC senior management briefed the ADC board of directors at its regularly scheduled meeting on December 13, 2005, and obtained its approval to continue exploration of a strategic business combination with Andrew. Thereafter, on December 22, 2005, Mr. Switz called Mr. Faison to suggest that there may be a basis on which the parties could proceed with a strategic business combination. On December 26, 2005, Mr. Switz delivered to Mr. Faison a non-binding, preliminary term sheet. The term sheet contemplated, among other things, a stock-for-stock merger in which each outstanding share of Andrew common stock would be exchanged for between 0.50 and 0.53 shares of ADC common stock, subject to, among other things, the parties being able to conduct further confirmatory diligence and the negotiation and execution of a mutually satisfactory definitive merger agreement.

On January 3, 2006, Andrew’s board of directors held a telephonic meeting to consider the proposal made by Mr. Switz. Andrew’s board of directors concluded that the strategic rationale for the transaction was compelling, but determined that the proposal by Mr. Switz did not provide adequate value to Andrew shareholders and should be rejected. Andrew’s financial advisors subsequently informed ADC’s financial advisors of that decision.

On January 23, 2006, ADC formally engaged Credit Suisse to act as its financial advisor in connection with the possible transaction with Andrew.

At its regular meeting on March 7, 2006, the ADC board of directors discussed with senior management the possibility of a strategic business combination between ADC and Andrew. At that time, the ADC board indicated its support for continued exploratory discussions between the senior executive of the two companies.

Thereafter, in March 2006, representatives of Credit Suisse and Citigroup had several discussions concerning the possibility of a strategic combination. On March 15, 2006, Mr. Switz contacted Mr. Faison to suggest a meeting at an upcoming trade show to reopen discussions.

On April 6, 2006, while attending an industry trade show in Las Vegas, Nevada, Messrs. Switz and Faison, and representatives of Credit Suisse and Citigroup, met to discuss the possibility of moving ahead with a strategic business combination between ADC and Andrew. At that time, Mr. Switz offered to increase the proposed exchange ratio to 0.57 shares of ADC common stock for each outstanding share of Andrew common stock. Mr. Faison stated that he would be willing to discuss that proposal with the Andrew board of directors.

On April 10, 2006, Andrew’s board of directors held a special meeting during which Mr. Faison provided an update on his recent discussions with Mr. Switz.

On April 13, 2006, Andrew’s board of directors held a special meeting to discuss the proposal that had been received from ADC. Representatives of Andrew’s management, Citigroup and Mayer, Brown, Rowe & Maw LLP, which we refer to as Mayer Brown, counsel to Andrew, were also present at that meeting. Citigroup made a presentation to Andrew’s board of directors at that time regarding the ADC proposal. At that meeting, Andrew’s board of directors authorized Andrew’s management to execute a confidentiality agreement with ADC, to engage in negotiations with ADC to seek improvements in the terms of its proposal and to conduct further due diligence regarding the possible transaction. Citigroup thereafter communicated the results of the Andrew board meeting to Credit Suisse.

In mid-April 2006, representatives of Credit Suisse delivered to representatives of Citigroup a proposed schedule of and agenda for due diligence meetings, an accompanying form of mutual due diligence request list, and a proposed transaction timetable. In addition, representatives of Credit Suisse delivered a proposed form of mutual confidentiality agreement.

After further discussion between the parties’ respective financial advisors in mid-to-late April 2006, the parties agreed to conduct two days of high level management meetings offsite for the purpose of furthering their respective diligence efforts and determining if there were sufficient business and cultural synergies between the companies and their respective management teams to warrant further investments of time and effort by each party. The parties agreed on the terms, dates, participants and subject matter to be covered at the management diligence meetings. The parties, their outside legal advisors and representatives of Credit Suisse and of Citigroup agreed to meet on May 1 and May 2, 2006, at a hotel near Chicago’s O’Hare airport. Each party also established secure electronic data rooms in late April and early May for use by the other party and their advisors.

Prior to the May 1-2 meetings, the parties instructed their legal counsel to finalize the terms of the form of confidentiality agreement. The parties entered into the confidentiality agreement and mutual forms of standstill agreements, all as of May 1, 2006. They then proceeded to conduct a series of parallel meetings among the senior management teams and outside advisors. In addition to general overview management presentations, the parties conducted separate financial, intellectual property, human resources and legal due diligence discussions during these sessions. Counsel to ADC, Dorsey & Whitney LLP, which we refer to as Dorsey & Whitney, and counsel to Andrew, Mayer Brown, were present during the legal due diligence sessions.

In the days following those meetings, senior executives of each party and their financial advisors confirmed to each other that the parties believed that there was enough merit in a potential strategic business combination coming out of those meetings that the parties should continue their mutual diligence efforts and begin negotiations with respect to a definitive merger agreement.

On May 5, 2006, the ADC board of directors held a special meeting to review and discuss the current status of discussions with Andrew, the strategic rationale for the proposed transaction, preliminary financial analysis and preliminary due diligence results. At the conclusion of the meeting, the ADC board of directors supported continuation of the process of due diligence and negotiations around the potential strategic business combination.

On May 12, 2006, ADC retained Dresdner Kleinwort Wasserstein Securities LLC, as a financial advisor to render an opinion to the ADC board of directors with respect to the fairness, from a financial point of view, of the consideration to be paid by ADC to Andrew’s stockholders in the proposed transaction.

On May 12, 2006, Andrew’s board of directors held a regularly scheduled board meeting at which representatives of Andrew’s management and Citigroup participated. The board of directors was updated by management and Citigroup regarding the ADC proposal, Andrew’s due diligence investigation of ADC and the results of the negotiations with ADC to date. At that meeting, Andrew’s board of directors authorized Andrew’s management to continue negotiations with ADC regarding the proposed business combination transaction.

On May 12, 2006, counsel to ADC delivered a draft merger agreement to counsel to Andrew. On May 17, 2006, counsel to Andrew delivered a revised draft of the agreement, containing the changes requested by Andrew to the initial draft. On May 19, 2006, the general counsel and other in-house attorneys for each company, and representatives of Dorsey & Whitney and Mayer Brown, met at Dorsey & Whitney’s Minneapolis offices to negotiate the terms of the merger agreement. Several significant issues remained to be agreed between the parties. Following such negotiations, ADC’s legal team revised and redistributed the merger agreement on May 22, 2006.

On May 16, 2006, ADC and Andrew entered into a mutual exclusivity agreement, to expire on May 31, 2006. During that period of time, each party agreed to negotiate in good faith with the other party with respect to a definitive merger agreement, and not to discuss or otherwise solicit any other offers from other parties, subject to the ability of each party to enter into any agreement, discussions or negotiations with any third party regarding an unsolicited offer that a party’s board of directors determined may lead to a proposal superior to the proposed merger.

On May 18, 2006, the representatives of Andrew contacted Merrill Lynch, Pierce, Fenner & Smith Incorporated to discuss the potential engagement of Merrill Lynch for purposes of rendering an opinion in connection with the proposed merger with ADC. On May 24, 2006, Andrew formally engaged Merrill Lynch solely to render an opinion to Andrew’s board of directors regarding the fairness, from a financial point of view, of the exchange ratio to Andrew’s stockholders in the proposed merger with ADC.

On May 22, 2006, members of ADC’s senior management met with the finance committee of the board of directors of ADC to update that committee on the status of negotiations, due diligence, financial modeling and other issues with respect to the proposed strategic business combination. The following day, ADC’s management team, along with representatives of Credit Suisse and Dorsey & Whitney, attended the regularly scheduled meeting of the ADC board of directors for the purpose of updating the board with respect to the proposed strategic business combination and seeking its approval to continue negotiations. Management and representatives of Credit Suisse and Dorsey & Whitney discussed with the board the status of due diligence, transaction negotiations, outstanding material issues in the merger agreement, proposed preliminary integration plans and other considerations related to the potential strategic business combination with Andrew. After consideration of the information discussed, the board of directors indicated its support for senior management to continue and complete negotiations, with the understanding that management would return to the Board for final approval once such negotiations and other related matters had been completed and prior to entering into any merger agreement with Andrew.

From May 22, 2006, through the early morning hours of May 31, 2006, senior management of ADC and Andrew, their respective legal advisors and representatives of Credit Suisse and Citigroup held numerous conversations and exchanged revised drafts of the merger agreement and negotiated various terms of the merger agreement, including, among other things, the conditions to each party’s obligations to effect the merger, the amount of the termination fees, when a termination fee would be payable by either ADC or Andrew and whether and under what circumstances either company could terminate the merger agreement to accept a superior proposal. Also during that time, members of ADC’s senior management met individually with certain members of Andrew’s senior management to discuss post-closing employment arrangements with the combined company. For additional information, see “Andrew Proposal No. 1 and ADC Proposal No. 1 —

The Merger and The ADC Andrew Share Issuance — Interests of Andrew Directors and Executive Officers in the Merger.”

On May 25, 2006, Andrew’s board of directors held a special meeting. Representatives of Citigroup and Merrill Lynch reviewed with Andrew’s board of directors their respective financial analyses of the proposed business combination with ADC. In addition, representatives of Andrew’s management and PriceWaterhouseCoopers LLP reported on their due diligence findings regarding ADC. Representatives of Mayer Brown reviewed certain terms of the draft merger agreement with Andrew’s board of directors. Senior management of Andrew and representatives of Mayer Brown also informed Andrew’s board of directors of the status of negotiations and the material issues relating to the merger agreement, including, among others, the conditions to each party’s obligations to effect the merger and ADC’s insistence that each party be required to hold a shareholders meeting to consider the adoption of the merger agreement or the issuance of common stock in the merger, as appropriate, even if the board of directors of either party withdraws or changes its recommendation regarding the merger.

On May 30, 2006, Andrew’s board of directors held a special meeting at which representatives of Andrew’s management and representatives of Citigroup, Merrill Lynch, and Mayer Brown were present. At this meeting, the board of directors reviewed the terms of the merger agreement and the status of final negotiations with ADC. Representatives of Merrill Lynch reviewed its financial analyses and delivered to Andrew’s board of directors Merrill Lynch’s oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of May 30, 2006 and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio pursuant to the merger of 0.57 was fair, from a financial point of view, to the holders of Andrew common stock. For further information regarding this opinion, see “ADC Proposal No. 1 and Andrew Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Opinion of Andrew’s Financial Advisor.” Following further discussions and deliberations, Andrew’s board of directors, by a unanimous vote of those directors present, approved and declared advisable the merger agreement and the transactions that it contemplates and resolved to recommend that Andrew stockholders approve and adopt the merger agreement and the transactions that it contemplates. One Andrew director was only present for a portion of this board meeting but subsequently stated that he fully supports Andrew’s board of directors’ actions in approving the merger agreement.

On May 30, 2006, ADC’s board of directors held a special meeting at which members of ADC’s senior management and representatives of Credit Suisse, DrKW and Dorsey & Whitney were present. At this meeting, the board of directors reviewed the terms of the merger agreement and reviewed its legal duties with its legal counsel. Representatives of DrKW reviewed its financial analyses and rendered to ADC’s board of directors its oral opinion as of May 30, 2006, subsequently confirmed in writing and based upon and subject to the matters stated in its opinion, as to the fairness, from a financial point of view, of the 0.57 exchange ratio pursuant to the merger agreement to ADC. For further information regarding this opinion, see “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — Opinion of ADC’s Financial Advisor.” Following further discussions and deliberations, ADC’s board of directors, by a unanimous vote of those directors present, approved and declared advisable the merger agreement and the transactions that it contemplates and resolved to recommend that ADC shareowners vote for the approval of the issuance of shares of ADC common stock contemplated by the merger agreement. One ADC director was unable to be present for this board meeting, but had participated in prior ADC board discussions regarding the merger, indicated his support for the merger prior to the May 30 meeting and has subsequently stated that he fully supports ADC’s board of directors’ actions in approving the merger agreement.

The merger agreement was entered into in the early morning hours of May 31, 2006. Later in the morning of May 31, 2006, prior to the commencement of trading, ADC and Andrew issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

ADC’s Reasons for the Merger

The following discussion of ADC’s reasons for the merger contains a number of forward-looking statements that reflect the current views of ADC with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Forward-Looking Information” and “Risk Factors.”

In determining whether to approve the merger agreement, ADC’s board of directors consulted with ADC’s management, legal advisors, tax advisors and accountants and was advised by Credit Suisse, ADC’s financial advisor, and DrKW, which delivered to the board its opinion regarding the exchange ratio. ADC’s board of directors considered a variety of factors that might impact the long-term, as well as short-term, interests of ADC and its shareowners. As part of its deliberations, ADC’s board of directors took into consideration the historical, current and projected financial condition, results of operations, stock performance, capitalization and operating, strategic and financial risks of ADC and Andrew, considered separately for each entity and on a combined basis.

In considering the merger and strategic alternatives to the merger, the ADC board of directors considered the evolving state of the communications marketplace. The wireline and wireless convergence of communications markets, networks and technologies is driving broad structural changes across the communications industry. End users increasingly want their use of communications services to be completely integrated via broadband connections across all their wireline and wireless points of connections to networks. For instance, end users want to be able to access any voice, Internet/data, and video content from anywhere at anytime. This demand for everywhere broadband content has been a significant factor in the recent consolidation of service providers, such as the combinations of AT&T/SBC/BellSouth/Cingular, Sprint and Nextel, and Verizon and MCI. In this converged marketplace, service providers are larger and offer a wider suite of products and services to their customers. Vendors of communications equipment have responded to the consolidation of service providers by also consolidating in order to have sufficient scale, product breadth and geographic reach to adequately meet the needs of their larger customers. This consolidation of equipment vendors is already well underway with the announcement of business combinations such as Cisco and Scientific Atlanta, Alcatel and Lucent, Ericsson and Marconi, and the network businesses of Nokia and Siemens.

In light of the convergence trend discussed above, ADC’s board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that ADC shareowners approve the issuance of shares of ADC Andrew common stock in the merger, all of which it viewed as generally supporting its decision to approve the business combination with Andrew:

•	The opportunity in a converging marketplace to combine ADC’s leading wireline connectivity solutions with Andrew’s leading wireless infrastructure solutions to create a global leader in communications network infrastructure products with greater customer and product diversity as well as greater financial resources than could have been achieved by ADC alone.

•	The scale of the combined company will have annual sales of approximately $3.3 billion and should therefore have greater financial, operational and technical strengths and capabilities so as to be better positioned to achieve growth and maintain relevance with large customers who also are consolidating in a converged marketplace.

•	The potential of the combined company to offer both a broader set of products to meet a wider set of product needs from customers who operate multiple types of networks in a converged marketplace as well as the unique ability of the combined company to meet the needs of wireless network providers for wireline connections and the needs of wireline providers and enterprise customers for wireless solutions.

•	The potential trend of service providers to source network infrastructure products from original equipment manufacturers and the potential to utilize Andrew’s relationships with original equipment manufacturers to whom Andrew already sells a significant amount of product.

•	The opportunity to use the sales channels of each company to cross sell a broader set of products that will be offered by the combined company.

•	The opportunity created by the enhanced geographic reach of the combined company as well as a specific opportunity to take advantage of significant operations Andrew has in emerging, lower-cost markets such as China, the Czech Republic and India.

•	The fact that the merger is expected to result in cost synergies beginning in the first year after consummation of the merger with preliminary estimated annual pre-tax cost synergies beginning in the third year after consummation of the merger of at least $70-80 million, with potential revenue synergies presenting additional potential upside.

•	The fact that the merger is expected to be non-dilutive to the combined company’s earnings per share in the first year and accretive thereafter, excluding purchase accounting adjustments and other acquisition-related expenses.

•	The ability of the management teams of both ADC and Andrew to provide management continuity to support the integration of the two companies and the experienced senior management team of the combined company resulting from the merger.

•	The board’s and management’s assessment that the merger and Andrew’s operating strategy are consistent with ADC’s long-term strategic objectives to be a global leader in communications network infrastructure.

•	Historical and current information about each of ADC and Andrew and their respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value, including public reports filed with the SEC, analyst estimates, market data and management’s knowledge of the telecommunications industry.

•	The opinion of DrKW, ADC’s financial advisor, that, as of May 30, 2006 and based on and subject to the factors and assumptions set forth in its written opinion, the exchange ratio of 0.57 shares of ADC Andrew common stock to be issued in exchange for each share of Andrew common stock pursuant to the merger agreement was fair to ADC from a financial point of view, and the related financial analyses and presentations.

•	The results of the due diligence review of Andrew’s businesses and operations by ADC’s management, legal advisors and financial advisors.

•	The terms and conditions of the merger agreement, including the following related factors:

■	the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type and that a fixed exchange ratio fairly captures the respective ownership interests of the ADC and Andrew shareholders in the combined company based on valuations of ADC and Andrew at the time of the board’s approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

■	the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of Andrew and that the issuance of shares of ADC Andrew common stock in the merger be submitted to a vote of the shareowners of ADC;

■	the fact that the merger agreement is not subject to termination solely as a result of any change in the trading price of either ADC’s or Andrew’s stock between signing of the merger agreement and consummation of the merger;

■	the nature of the conditions to Andrew’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

■	the no-solicitation provisions governing Andrew’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

■	the limited ability of the parties to terminate the merger agreement; and

■	the possible effects of the provisions regarding termination fees.

•	The likelihood that the merger will be consummated on a timely basis, including the likelihood that the merger will receive all necessary regulatory antitrust approvals.

•	The likelihood of retaining key Andrew employees to help manage the combined entity.

ADC’s board of directors also considered the potential risks of the merger, including the following:

•	The risks, challenges and costs inherent in combining the operations of two major telecommunications equipment providers and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger.

•	The possible volatility, at least in the short term, of the trading price of ADC’s common stock resulting from the merger announcement.

•	The possible effects of increasing commodities prices, including the price of copper, and raw materials costs on operating margins.

•	The challenge posed by integrating different operating models and the potential for incompatibility of different business cultures.

•	The possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses.

•	The risk of diverting management’s attention from other strategic priorities to implement merger integration efforts.

•	The negative impact of any customer reductions or delays in purchase commitments after the announcement of the merger.

•	The risk that regulators would require the satisfaction of certain regulatory conditions that may have the effect of imposing additional costs on ADC or otherwise reducing the benefits to ADC if the merger is consummated.

•	The potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company.

•	The possibility that the reactions to the combination of the two businesses by existing and potential competitors could adversely impact the competitive environment in which the companies operate.

•	The risk that the merger might not be consummated in a timely manner or at all.

•	The risk to ADC’s business, sales, operations and financial results in the event that the merger is not consummated.

•	The risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized.

•	The fact that the merger agreement contains contractual restrictions on the conduct of ADC’s business prior to completion of the merger.

•	Various other applicable risks associated with the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing information and factors considered by ADC’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by ADC’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the ADC board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described, individual members of the ADC board of directors may have given different weight to different factors. The ADC board of directors conducted an overall analysis of the factors described, including thorough discussions with, and questioning of, ADC’s management and ADC’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Andrew’s Reasons for the Merger

The following discussion of Andrew’s reasons for the merger contains a number of forward-looking statements that reflect the current views of Andrew with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Forward-Looking Information” and “Risk Factors.”

In determining whether to approve the merger agreement, Andrew’s board of directors considered a variety of factors that might impact the long-term, as well as short-term, interests of Andrew and its stockholders, including whether these interests may be best served by the continued independence of Andrew. As part of its deliberations, Andrew’s board of directors took into consideration the historical, current and projected financial condition, results of operations, stock performance, capitalization and operating, strategic and financial risks of Andrew and ADC, considered separately for each entity and on a combined basis.

In making the determination described above, Andrew’s board of directors consulted with Andrew’s management, legal advisors, tax advisors and accountants and was advised by Citigroup, Andrew’s financial advisor, and Merrill Lynch, which delivered to the board its opinion regarding the exchange ratio. Andrew’s board of directors considered a number of factors, including, among other things, the following principal positive factors (the order does not reflect relative significance):

•	the combined company is expected to be a leading wireline and wireless network connectivity company with greater customer, industry, product diversity and increased financial resources than could have been achieved alone;

•	the combined company will be significantly larger than Andrew, with combined annual sales of approximately $3.3 billion, and should have greater financial, operational and technical strengths and capabilities, which should enable the combined company to consider and more effectively pursue additional opportunities for growth;

•	the recent consolidation of service providers, such as AT&T and SBC, AT&T and Bell South, Sprint and Nextel, and Verizon and MCI, and other customers of Andrew. As a result of this consolidation, service providers are now larger and offer a wider suite of products and services to their customers, and customers are moving toward a single source for wireline and wireless network products, including next-generation wireless, broadband, video, data and voice services. Vendors of communications equipment have also been consolidating in order to have sufficient scale, product breadth and geographic reach to adequately meet the needs of their larger customers, and the Andrew board believes that the merger will position the combined company to meet these demands;

•	the financial and operating strength of ADC, including its leading position in wireline connectivity solutions combined with Andrew’s leading position in wireless solutions is expected to enable the combined company to realize significant growth through cross-selling and enhanced geographic reach;

•	the fact that Andrew’s board of directors concluded that the merger with ADC would likely yield greater benefits to Andrew’s stockholders than the other potential strategic and financial alternatives available to Andrew;

•	the assessment by Andrew’s board of directors of the value of the shares of ADC common stock to be received by Andrew stockholders in the merger and the implied premium represented over various historical prices of Andrew common stock;

•	the comparison of the premium implied by the exchange ratio ADC offered when compared to various segmentations of similarly sized transactions historically;

•	the assessment of information regarding historical market prices and other information with respect to Andrew common stock and ADC common stock and the financial performance and condition, assets, liabilities, business operations and prospects of each of Andrew and ADC and their projected future values as separate entities and on a combined basis;

•	the expected increase in revenue growth and improved gross and operating margins of the combined company when compared to Andrew’s historical and projected operating performance;

•	the reduction in overall exposure of the combined company’s business units to increasing copper prices due to greater diversification of product lines;

•	the merger is expected to result in cost synergies beginning in the first year after consummation of the merger with preliminary estimated annual pre-tax cost synergies beginning in the third year after consummation of the merger of at least $70-80 million, with potential revenue synergies presenting additional potential upside and, as stockholders in the combined company, Andrew stockholders would be expected to enjoy a pro rata benefit from any realized synergies;

•	the merger is expected to be non-dilutive to the combined company’s earnings per share in the first year and accretive thereafter, excluding purchase accounting adjustments and other acquisition-related expenses;

•	the expectation that increased revenue scale and breadth of customers could strengthen the combined company’s competitive position in the midst of consolidation among service providers and OEM’s while also increasing scale with its supplier base;

•	the opinion of Merrill Lynch to Andrew’s board of directors to the effect that, as of May 30, 2006 and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio pursuant to the merger of 0.57 was fair, from a financial point of view, to the holders of Andrew common stock;

•	the fact that Andrew stockholders will own approximately 44% of the combined company on a fully diluted basis and will have an opportunity to participate in the potential growth of the combined company;

•	the fact that the merger is expected to be tax-free to Andrew stockholders, except with respect to cash received in lieu of fractional shares of ADC Andrew common stock;

•	the results of the business, legal and financial due diligence investigations of ADC conducted by Andrew’s management and legal and financial advisors, and the resulting favorable conclusions by the parties conducting the due diligence;

•	the belief of Andrew’s board of directors that the terms of the merger agreement, including the parties’ mutual representations, warranties and covenants, are reasonable; and

•	the fact that, under the terms of the merger agreement, four members of the combined company’s board of directors will be Andrew designees.

Andrew’s board of directors also identified and considered a number of potentially negative factors and risks in its deliberations concerning the merger, including, but not limited to, the following (the order does not reflect relative significance):

•	the risk that the merger might not be completed as a result of a failure to satisfy one or more conditions to the merger;

•	the risk that the operations of the two companies may not be successfully integrated and the possibility of not achieving the anticipated synergies and other benefits sought to be obtained from the merger;

•	the fact that the exchange ratio is fixed and, as a result, there is a possibility that the value of the shares of ADC common stock to be received by Andrew stockholders in the merger could be more or less at closing than at the time of announcement of the merger;

•	the limitations on Andrew’s ability to solicit other offers as well as the possibility that it could be required to pay a termination fee of $75 million in various circumstances;

•	the adverse impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed;

•	the fact that the merger agreement contains contractual restrictions on the conduct of our business prior to the completion of the merger; and

•	other matters described in the section entitled “Risk Factors.”

After deliberation, Andrew’s board of directors concluded that, on balance, the potential benefits of the merger with ADC outweighed these negative factors and risks.

The foregoing discussion of the information and factors to be considered by Andrew’s board of directors is not intended to be exhaustive, but includes all of the material factors considered by the board of directors. In view of the wide variety of factors considered by the board of directors, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The board of directors approved the merger agreement based upon the totality of the information presented to and considered by it.

ADC Board of Directors’ Recommendation

After careful consideration, ADC’s board of directors recommends that ADC shareowners vote “FOR” Proposal No. 1 to approve the issuance of shares of ADC Andrew common stock in the merger.

Andrew Board of Directors’ Recommendation

After careful consideration, Andrew’s board of directors recommends that Andrew stockholders vote “FOR” Proposal No. 1 to adopt the merger agreement.

Opinion of ADC’s Financial Advisor

Pursuant to the terms of an engagement letter dated May 12, 2006, ADC retained Dresdner Kleinwort Wasserstein Securities LLC as a financial advisor in connection with the proposed merger.

At the meeting of the board of directors of ADC on May 30, 2006, DrKW rendered its oral opinion to the board of directors of ADC, subsequently confirmed in writing, that, as of such date, the exchange ratio provided for pursuant to the merger agreement was fair to ADC from a financial point of view.

The full text of DrKW’s opinion to the board of directors of ADC, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated into this joint proxy statement/prospectus by reference. Holders of ADC common stock are urged to read this opinion carefully and in its entirety. DrKW’s opinion is addressed to the board of directors of ADC and relates only to the fairness from a financial point of view to ADC of the exchange ratio in the merger. DrKW’s opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the merger.

Specifically, DrKW’s opinion does not address ADC’s underlying business decision to effect the transactions contemplated by the merger agreement nor the relative merits of the merger as compared to any alternative transaction or business strategy under consideration by ADC. It should be noted that in the context of this engagement by ADC, DrKW was not authorized to, and did not investigate any alternative transactions that may be available to ADC. The summary of DrKW’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, DrKW reviewed and considered:

•	a draft of the merger agreement, dated as of May 26, 2006, and assumed that the final form of the merger agreement did not differ in any material respect from the draft provided to DrKW;

•	certain publicly available business and financial information relating to ADC and Andrew for recent years and interim periods; and

•	certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of ADC and Andrew and provided to DrKW for purposes of its analysis.

In addition, DrKW met with the management of ADC and Andrew to review and discuss such information and, among other matters, ADC’s and Andrew’s business, operations, assets, financial condition and future prospects.

DrKW also reviewed and considered:

•	certain financial and stock market data relating to ADC and Andrew and compared that data with similar data for certain other companies, the securities of which are publicly traded, that DrKW believes may be relevant or comparable in certain respects to ADC and Andrew or one or more of their respective businesses or assets; and

•	the financial terms of certain recent acquisitions and business combination transactions in the wireless equipment and communications cable equipment industries specifically, and in the technology industry generally, that DrKW believes to be reasonably comparable to the merger or otherwise relevant to DrKW’s inquiry.

DrKW also performed such other financial studies, analyses, and investigations and reviewed such other information as DrKW considered appropriate for purposes of its opinion.

In its review and analysis and in formulating its opinion, DrKW assumed and relied without independent verification upon:

•	the accuracy and completeness of all of the historical financial and other information provided to or discussed with DrKW or publicly available; and

•	the reasonableness and accuracy of the financial projections, forecasts and analyses provided to DrKW, including estimates of savings and other operating efficiencies expected to result from consummation of the merger.

Furthermore, DrKW assumed that such projections, forecasts and analyses provided to it were reasonably prepared in good faith and on bases reflecting the best judgments and estimates of the ADC and Andrew management available at that time. DrKW expresses no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based, including any projections, forecasts, analyses or assumptions with respect to the commodities markets or any projected or actual future prices for any commodities, or the effect thereof on ADC or Andrew. In addition, DrKW did not review any of the books and records of ADC or Andrew, or assume any responsibility for conducting a physical inspection of the properties or facilities of ADC or Andrew, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of ADC or Andrew, and no such independent valuation or appraisal was provided to DrKW.

DrKW noted that the merger is intended to qualify as a “reorganization” for United States federal tax purposes, and DrKW assumed that the merger will so qualify.

DrKW assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the merger will not have an adverse impact on ADC or Andrew or on the anticipated benefits of the merger, and DrKW assumed that the transactions described in the merger agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. DrKW’s opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by DrKW as of May 30, 2006. DrKW did not express any opinion as to the prices at which any securities of Andrew or ADC will actually trade at any time.

In preparing its opinion to the ADC board of directors, DrKW performed a variety of financial and comparative analyses including those described below. The summary of DrKW’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, DrKW made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, DrKW considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ADC and Andrew. No company, transaction or business used in DrKW’s analyses as a comparison is identical to ADC and Andrew or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed.

DrKW’s opinion and financial analyses were only one of many factors considered by the board of directors of ADC in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors of ADC or ADC management with respect to the merger or the exchange ratio. Although DrKW evaluated the exchange ratio in the merger agreement from a financial point of view, DrKW was not requested to, and did not, recommend the specific consideration payable in the merger. The merger consideration was determined by ADC and Andrew.

The following is a summary of the material financial analyses underlying DrKW’s opinion delivered to the board of directors of ADC in connection with the merger.

Contribution Analysis

DrKW performed a contribution analysis based on (1) historical results for ADC and Andrew for the first and second quarter of 2006 and (2) ADC management’s projections for ADC’s and Andrew’s financial performance for the second half of 2006 and fiscal years 2006, 2007 and 2008. DrKW calculated that Andrew’s contribution to a combined Andrew and ADC, without taking into account any synergies in connection with the merger, ranged from:

•	56.8% to 64.6% when calculated using historical and projected revenues,

•	45.1% to 57.8% when calculated using historical and projected gross profit,

•	39.1% to 70.2% when calculated using historical and projected EBITDA,

•	29.3% to 78.5% when calculated using historical and projected adjusted operating profit,

•	13.3% to greater than 100% when calculated using historical and projected GAAP net income,

•	18.6% to 71.1% when calculated using historical and projected adjusted net income and

•	21.6% to 66.4% when calculated using historical and projected adjusted cash net income.

For purposes of this analysis, (i) adjusted operating profit excludes amortization, restructuring and non-recurring charges, (ii) adjusted net income excludes amortization, restructuring and non-recurring charges and assumed tax rates of 10% and 34% for ADC and Andrew, respectively, in the forecasted periods and (iii) adjusted cash net income excludes amortization, restructuring, non-recurring charges and stock option expense and assumed cash tax rates of 10% and 20% for ADC and Andrew, respectively, in the forecasted periods.

DrKW compared Andrew’s revenue, gross profit, EBITDA (earnings before interest, taxes, depreciation and amortization), and adjusted operating profit to Andrew’s share of the combined company’s enterprise value of approximately 45.9%. DrKW also compared Andrew’s GAAP net income, adjusted net income and adjusted cash net income to Andrew’s share of the combined company’s equity value of 43.8%. For the purpose of this comparison, (i) Andrew’s enterprise and equity values were based upon the closing price of ADC common stock on May 26, 2006 and the proposed exchange ratio of 0.57 and (ii) enterprise value was calculated as equity value plus interest-bearing debt, including unfunded pensions, minus cash and marketable securities.

Accretion/Dilution Analysis

DrKW considered the potential effect the merger could have on the post-tax earnings per share of the combined entity as compared with the post-tax earnings per share of ADC on a stand-alone basis. This analysis was based upon ADC management’s projections for ADC’s and Andrew’s financial performance for fiscal years 2007, 2008 and 2009 and ADC management’s projections for potential cost and revenue synergies and one-time transaction-related costs during the forecasted periods. For purposes of this analysis, (i) earnings per share were calculated in accordance with Financial Accounting Standards Board EITF No. 04-08, (ii) adjusted earnings per share excludes amortization, restructuring and non-recurring charges and (iii) cash adjusted earnings per share excludes amortization, restructuring, non-recurring charges and stock option expense and assumes cash tax rates of 10% and 20% for ADC and Andrew, respectively, in the forecasted periods.

This analysis indicated that:

•	without giving effect to potential cost and revenue synergies, the merger could be dilutive to ADC’s GAAP, adjusted and cash adjusted earnings per share in fiscal years 2007, 2008 and 2009;

•	giving effect to potential cost synergies, the merger could be accretive to ADC’s (i) GAAP and adjusted earnings per share beginning in fiscal year 2009 and (ii) cash adjusted earnings per share beginning in fiscal year 2007; and

•	giving effect to both potential cost and revenue synergies, the merger could be accretive to ADC’s (i) GAAP earnings per share beginning in fiscal year 2008, (ii) adjusted earnings per share beginning in fiscal year 2009 and (iii) cash adjusted earnings per share beginning in fiscal year 2007.

The actual results achieved by the combined company after the merger may vary from such estimated results and the variations may be material.

Exchange Ratio Analysis

DrKW reviewed the recent historical stock market performance of ADC common stock and Andrew common stock in relation to each other and reviewed the exchange ratios implied by those relative trading values. In addition, DrKW compared the merger agreement exchange ratio of 0.57 to the average exchange ratios over certain specified time periods and noted the amount by which such exchange ratios constituted a premium to such period averages, including the information set forth below:

			Last 5		Last 10		Last 20		Last 30		Last 60		Last 90												Last 3		Last 3
	At		Trading		Trading		Trading		Trading		Trading		Trading		Last 6		Last 12		LTM		LTM		Last		Years		Years
	5/26/06		Days		Days		Days		Days		Days		Days		Months		Months		High		Low		3 Years		High		Low

Mean	0.433	x	0.426	x	0.434	x	0.453	x	0.469	x	0.484	x	0.491	x	0.491	x	0.523	x	0.756	x	0.420	x	0.700	x	1.139	x	0.420	x
Implied Premium/(Discount) at Trading Value: 0.433x	—		1.7%		(0.2)%		(4.4)%		(7.6)%		(10.6)%		(11.8)%		(11.8)%		(17.2)%		(42.7)%		(3.0)%		(38.1)%		(62.0)%		3.0%
Implied Premium/(Discount) at Offer Value: 0.570x	31.6%		33.8%		31.4%		25.9%		21.6%		17.7%		16.1%		16.1%		9.0%		(24.6)%		35.6%		(18.6)%		(50.0)%		35.6%

Comparable Company Analysis

DrKW compared certain financial, operating and stock market data of ADC and Andrew to corresponding data of the following selected public wireless subsystems companies and selected communications cable or connectivity companies:

Wireless Subsystems Companies:

•	Harris;

•	Powerwave;

•	Anaren;

•	Filtronic;

•	Nera; and

•	CalAmp.

Communications Cable/Connectivity Companies:

•	Amphenol;

•	CommScope; and

•	Belden CDT.

Using publicly available information for these comparable companies and closing stock prices on May 26, 2006, DrKW calculated the ratio of enterprise value to last twelve months, which we refer to as LTM, revenues and estimated revenues for calendar years 2006 and 2007, as well as the ratio of enterprise value to estimated and actual EBITDA and EBIT for such periods. DrKW also examined prices per share as a multiple of estimated and actual earnings per share for calendar years 2005, 2006 and 2007. DrKW then compared the multiples of comparable companies to the multiples of Andrew derived from (i) enterprise value/share price based on the closing price of Andrew’s stock on May 26, 2006 and (ii) enterprise value/share price implied by the closing price of ADC common stock on May 26, 2006 and the proposed exchange ratio of 0.57. For the purpose of this comparison, (i) DrKW used ADC management’s projections for Andrew’s financial performance for the forecasted periods and (ii) enterprise value was calculated as equity value plus interest-bearing debt, including unfunded pensions, minus cash and marketable securities. DrKW noted that the comparable company analysis does not take into account any acquisition or control premium.

The following table summarizes the results of this analysis.

								Andrew
								Trading		Value
								Value on		Implied by
								May 26,		Exchange
	Range			Median		Mean		2006		Ratio of 0.57

Wireless Subsystems Companies
Enterprise Value/LTM Revenues	0.5x -	2.9	x	1.2	x	1.4	x	0.9	x	1.2x
Enterprise Value/CY06E Revenues	0.5x -	2.6	x	1.0	x	1.3	x	0.8	x	1.1x
Enterprise Value/CY07E Revenues	0.5x -	1.5	x	0.8	x	0.9	x	0.8	x	1.0x
Enterprise Value/LTM EBITDA	7.0x -	16.4	x	10.7	x	11.0	x	10.8	x	14.1x
Enterprise Value/CY06E EBITDA	6.5x -	15.2	x	8.1	x	9.1	x	9.0	x	11.6x
Enterprise Value/CY07E EBITDA	5.5x -	8.7	x	6.1	x	6.6	x	7.1	x	9.2x
Enterprise Value/LTM EBIT	8.3x -	40.6	x	20.9	x	23.3	x	17.1	x	22.2x
Enterprise Value/CY06E EBIT	7.6x -	29.6	x	14.1	x	17.2	x	13.3	x	17.2x
Enterprise Value/CY07E EBIT	8.6x -	11.4	x	9.8	x	9.7	x	9.5	x	12.4x
Price Per Share/CY05A Earnings Per Share	16.1x -	35.2	x	20.6	x	23.1	x	25.7	x	33.9x
Price Per Share/CY06E Earnings Per Share	15.2x -	29.8	x	17.7	x	21.5	x	21.2	x	27.9x
Price Per Share/CY07E Earnings Per Share	13.4x -	16.9	x	15.5	x	15.3	x	15.4	x	20.3x
Communications Cable/Connectivity Companies
Enterprise Value/LTM Revenues	1.1x -	2.9	x	1.5	x	1.8	x	0.9	x	1.2x
Enterprise Value/CY06E Revenues	1.1x -	2.4	x	1.4	x	1.6	x	0.8	x	1.1x
Enterprise Value/CY07E Revenues	1.0x -	2.3	x	1.3	x	1.5	x	0.8	x	1.0x
Enterprise Value/LTM EBITDA	10.0x -	13.6	x	13.2	x	12.3	x	10.8	x	14.1x
Enterprise Value/CY06E EBITDA	8.4x -	11.7	x	11.0	x	10.3	x	9.0	x	11.6x
Enterprise Value/CY07E EBITDA	7.4x -	10.5	x	9.3	x	9.0	x	7.1	x	9.2x
Enterprise Value/LTM EBIT	12.6x -	23.2	x	22.0	x	22.0	x	17.1	x	22.2x
Enterprise Value/CY06E EBIT	11.0x -	17.0	x	15.5	x	16.5	x	13.3	x	17.2x
Enterprise Value/CY07E EBIT	9.3x -	13.4	x	10.6	x	10.8	x	9.5	x	12.4x
Price Per Share/CY05A Earnings Per Share	24.1x -	29.7	x	26.8	x	26.9	x	25.7	x	33.9x
Price Per Share/CY06E Earnings Per Share	19.6x -	25.1	x	20.2	x	21.6	x	21.2	x	27.9x
Price Per Share/CY07E Earnings Per Share	17.4x -	20.8	x	17.4	x	18.5	x	15.4	x	20.3x

No company included in the comparable company analyses is identical to Andrew. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Comparable Transactions Analysis

DrKW reviewed the financial terms of representative acquisition transactions in the technology industry to the extent those terms were publicly available. Specifically, DrKW included in its review two groups of transactions. The first group consisted of selected public wireless subsystems transactions since 2000. These transactions were:

Acquiring Company	Target Company

CalAmp	Dataradio
Powerwave	Wireless Business (REMEC)
Powerwave	LGP Allgon
Andrew	Allen Telecom
LGP Telecom	Allgon
Andrew	Celiant
REMEC	Solitra Oy (ADC)

The second group of comparable acquisition transactions consisted of selected public communications cable and connectivity transactions since 2000. These transactions were:

Acquiring Company	Target Company

ADC	KRONE
Cable Design Technologies	Belden
CommScope	Connectivity Business (Avaya)
3M	Robinson Nugent
GenTek	Digital Comm. Group (Prestolite)
Tyco	Electronic OEM business (Thomas & Betts)
Caradon	Brand-Rex

DrKW reviewed the enterprise values paid in the selected transactions as a multiple of LTM sales, LTM EBITDA and LTM EBIT. For purposes of this analysis, (i) the Cable Design Technologies/Belden transaction LTM EBIT was excluded from the mean and median for the selected public communications cable and connectivity transactions and (ii) enterprise value was calculated as equity value plus interest-bearing debt, including unfunded pensions, minus cash and marketable securities. The multiples derived from the selected transactions are indicated in the following table. DrKW then compared the multiples derived from the selected transactions to Andrew’s LTM sales, EBITDA and LTM EBIT multiples based upon the enterprise value implied by the closing price of ADC common stock on May 26, 2006 and the proposed exchange ratio of 0.57.

								Value
								Implied by
								Exchange
	Range			Median		Mean		Ratio of 0.57

Selected Wireless Subsystems Transactions
Enterprise Value/LTM Sales	0.5x -	1.7	x	1.2	x	1.1	x	1.2x
Enterprise Value/LTM EBITDA	4.7x -	15.7	x	10.2	x	10.2	x	14.1x
Enterprise Value/LTM EBIT	17.4x -	27.9	x	22.3	x	22.5	x	22.2x
Selected Communications Cable/Connectivity Transactions
Enterprise Value/LTM Sales	0.6x -	1.3	x	1.0	x	1.0	x	1.2x
Enterprise Value/LTM EBITDA	10.6x -	14.6	x	12.6	x	12.5	x	14.1x
Enterprise Value/LTM EBIT	15.4x -	68.7	x	20.4	x	22.4	x	22.2x
Aggregate of Comparable Transaction Groups Summarized Above
Enterprise Value/LTM Sales	0.5x -	1.7	x	1.1	x	1.0	x	1.2x
Enterprise Value/LTM EBITDA	4.7x -	15.7	x	12.6	x	11.9	x	14.1x
Enterprise Value/LTM EBIT	15.4x -	68.7	x	22.3	x	22.4	x	22.2x

DrKW observed that the multiples derived from the exchange ratio of 0.57 were within the range of the corresponding multiples for the selected transactions analyzed.

Although the wireless subsystems and communications cable and connectivity transactions were used for comparison purposes, none of those transactions is directly comparable to the transaction contemplated by ADC and Andrew, and none of the companies in those transactions is directly comparable to ADC or Andrew. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of the target companies.

Stock Price Premiums Analysis

DrKW reviewed the premiums paid of representative acquisition transactions in the United States technology industry since 2001 to the extent these were publicly available. Specifically, DrKW included in its review such transactions (i) with transaction values between $400 million and $15 billion, (ii) in which the acquiror obtained board control in the combined entity post-transaction, (iii) consisting of all-stock or cash and stock with a majority of stock consideration and (iv) following which the acquiror’s stockholders owned between 51% and 75% of the combined entity. These transactions were:

Acquiring Company	Target Company

Integrated Device Technology	Integrated Circuit Systems
American Tower	SpectraSite
Symantec	VERITAS Software
ARM Holdings	Artisan Components
Credence	NPTest
ST Assembly Test Services	ChipPAC
Ariba	Freemarkets
Powerwave	LGP Allgon
Conexant Systems	GlobespanVirata
Fair Isaac	HNC Software
Brooks Automation	PRI Automation
Sanmina	SCI Systems
TriQuint Semiconductor	Sawtek

The following table presents the premium of the offer price over the trading prices one trading day, one week and one month prior to the announcement date for the selected comparable transactions listed above and the premiums implied for Andrew, based on the exchange ratio in the merger and the closing prices of ADC and Andrew common stock on May 26, 2006.

						Value
						Implied by
						Exchange
	Range			Median	Mean	Ratio of 0.57

Selected Public Technology Transactions
1 Day Premium to Target Price	8.9	% -	46.9%	27.2%	28.0%	31.6%
1 Week Premium to Target Price	7.7	% -	58.5%	27.8%	30.4%	36.0%
1 Month Premium to Target Price	(13.5	)% -	67.4%	33.4%	34.3%	24.2%

DrKW observed that, based upon the exchange ratio of 0.57, the premiums over Andrew’s trading prices one trading day, one week and one month prior to the announcement date were within the range of the corresponding premiums for the selected transactions analyzed.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, DrKW calculated certain implied enterprise values and equity values of Andrew based on the financial forecasts provided to DrKW by ADC’s management (i) on a stand-alone basis, (ii) after giving effect to ADC management’s estimates of cost synergies and one-time cash transaction costs and (iii) after giving effect to ADC management’s estimates of cost and revenue synergies. DrKW based its discounted cash flow analysis on various operating assumptions provided by ADC’s management, including assumptions relating to, among other items, revenue, EBITDA/EBIT margins, depreciation and amortization, changes in working capital, capital expenditures, and tax rates. DrKW’s analysis used discount rates ranging from 10.0% to 11.0% and terminal EBITDA exit multiples in 2009 of 8.0x to 10.0x. Andrew’s equity value was calculated as enterprise value minus interest-bearing debt, including unfunded pensions, plus cash and marketable securities. The following table summarizes the enterprise values and equity values of Andrew implied by this analysis:

	Implied Enterprise Value	Implied Equity Value
	(In millions)	(In millions)

Stand-Alone	$2,160 - $2,688	$1,975 - $2,503
Cost Synergies	$2,634 - $3,294	$2,449 - $3,109
All Synergies	$2,769 - $3,462	$2,583 - $3,277

DrKW noted that Andrew’s enterprise value and equity value implied by the closing price of ADC common stock on May 26, 2006 and the proposed exchange ratio of 0.57 were $2,305 million and $2,120 million, respectively.

DrKW has acted as one of ADC’s financial advisors in connection with the merger. ADC selected DrKW as a financial advisor based on DrKW’s experience, expertise and reputation. DrKW is an internationally recognized investment banking firm and is engaged regularly in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes.

DrKW acted as financial advisor to ADC in connection with the proposed merger, and pursuant to an engagement letter dated May 12, 2006, DrKW will receive a fee of approximately $2,100,000 for its services in connection with the delivery of its opinion. Pursuant to the engagement letter, DrKW will also receive a fee for other advisory services provided to ADC in connection with the merger and be reimbursed for its reasonable expenses, including attorneys’ fees and disbursements. No portion of DrKW’s fee is contingent upon the consummation of the merger.

In addition, DrKW has performed various investment banking advisory services for ADC from time to time in the past and has received customary fees for rendering such services.

In the ordinary course of its business, DrKW may actively trade the debt and equity securities of ADC and Andrew for its own account and for the accounts of customers. Accordingly, DrKW may at any time hold a long or short position in such securities.

Opinion of Andrew’s Financial Advisor

On May 30, 2006, Merrill Lynch delivered to Andrew’s board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio pursuant to the merger of 0.57 was fair, from a financial point of view, to the holders of Andrew common stock. A copy of Merrill Lynch’s written opinion is attached to this joint proxy statement/prospectus as Annex C. Merrill Lynch was not requested to and did not provide any financial advisory services to Andrew in connection with the merger, including advice concerning the structure, the specific amount of the exchange ratio, or any other aspects of the merger, other than the delivery of its opinion. Merrill Lynch did not participate in negotiations with respect to the exchange ratio or the other terms of the merger or the agreement.

Merrill Lynch’s written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Andrew’s common stock is encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of Andrew’s board of directors, does not address the merits of the underlying decision by Andrew to enter into the merger agreement or any of the transactions contemplated thereby, including the merger, and does not constitute a recommendation to any Andrew stockholder as to how that stockholder should vote on the merger or any related matter. Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Andrew, other than the holders of Andrew common stock. This summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion attached to this joint proxy statement/prospectus as Annex C.

In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to Andrew and ADC that it deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Andrew and ADC as furnished to it by Andrew and ADC, respectively, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to as the expected synergies, furnished to it by Andrew;

•	Conducted discussions with members of senior management and representatives of Andrew and ADC concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the transaction and the expected synergies;

•	Reviewed the market prices and valuation multiples for Andrew common stock and ADC common stock and compared them with those of certain publicly-traded companies that it deemed to be relevant;

•	Reviewed the results of operations of Andrew and ADC and compared them with those of certain publicly-traded companies that it deemed to be relevant;

•	Reviewed the potential pro forma impact of the merger;

•	Reviewed the merger agreement; and

•	Reviewed such other financial studies and analyses and took into account such other matters as were deemed necessary, including an assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Andrew or ADC and was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of Andrew or ADC, under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Andrew or ADC. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by Andrew or ADC, Merrill Lynch assumed that such forecasts were reasonably prepared and reflected the best currently available estimates and judgment of Andrew or ADC’s management as to the expected future financial performance of Andrew or ADC, as the case may be, and the expected synergies. Merrill Lynch further assumed that the merger would qualify as a “reorganization” for U.S. federal income tax purposes.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date thereof. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

In connection with the preparation of its opinion, Merrill Lynch was not authorized by Andrew or Andrew’s board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Andrew. In addition, Merrill Lynch was not requested to and did not provide any financial advisory services to Andrew in connection with the merger, including advice concerning the structure, the specific amount of the exchange ratio, or any other aspects of the merger, other than the delivery of the opinion. Merrill Lynch did not participate in negotiations with respect to the exchange ratio or the other terms of the merger or the Agreement.

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to Andrew’s board of directors in connection with the delivery of its opinion. Some of the financial analyses summarized below include information presented in a tabular format. In order to fully understand Merrill Lynch’s financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

Transaction Overview

Based upon the $23.05 closing price of ADC common stock on May 26, 2006 and the exchange ratio pursuant to the merger of 0.57, Merrill Lynch noted that the implied value of the consideration to be received in the merger per share of Andrew common stock as of that date was $13.14, which is referred to as the implied consideration value. Based upon the implied consideration value, approximately 161.653 million diluted shares of Andrew common stock outstanding (calculated using the treasury stock method), and approximately $158.1 million of net debt (which includes convertible debt of $240.0 million), Merrill Lynch also noted that the merger implied a net offer value of approximately $2.124 billion, and a transaction value of approximately $2.282 billion, which is referred to as the implied transaction value.

Merrill Lynch compared the implied consideration value to the closing price of Andrew common stock on May 26, 2006 and to the average daily closing prices of Andrew common stock for various time periods ending on that date and noted the following implied offer premia:

	Andrew
	Common Stock	Implied
Time Period	Price	Premium*

Current (May 26, 2006)	$9.98	31.6%
1-week average	$9.73	35.0%
4-week average	$10.15	29.5%
8-week average	$10.86	21.0%
12-week average	$11.56	13.7%
52-week average	$11.73	12.0%

*	Based upon the implied consideration value of $13.14.

Analysis of Andrew

Historical Trading Performance

Merrill Lynch reviewed the historical trading prices for the Andrew common stock to provide background information on the prices at which Andrew common stock has historically traded. This review indicated that during the 52-week period ending May 26, 2006, the Andrew common stock traded as low as $9.35 per share and as high as $14.25 per share, and during the three-month period ending May 26, 2006, the Andrew common stock traded as low as $9.47 and as high as $13.74. These trading prices compared to the closing price of Andrew common stock on May 26, 2006 of $9.98 and the implied consideration value of $13.14.

Comparable Public Companies Analysis

Using publicly available information, Merrill Lynch compared certain financial and operating information, ratios and valuation multiples for Andrew with corresponding financial and operating information, ratios and valuation multiples for the following five companies, which are referred to as the Andrew comparable companies:

•	ADC Telecommunications, Inc.

•	Aeroflex Inc.,

•	Commscope Inc.,

•	Filtronic PLC, and

•	Powerwave Technologies Inc.

Using publicly available information and research estimates, Merrill Lynch reviewed for each of these companies:

•	stock price as a multiple of estimated earnings per share for fiscal year 2006, which is referred to below as 2006E P/E; and

•	stock price as a multiple of estimated earnings per share for fiscal year 2007, which is referred to below as 2007E P/E.

This analysis showed the following:

Andrew Comparable Public Companies Analysis
Multiple	High		Low		Mean

2006E P/E	24.1	x	15.8	x	19.5x
2007E P/E	21.2	x	12.3	x	16.7x

Merrill Lynch estimated implied equity value ranges per share of Andrew common stock, based upon financial forecasts provided by Andrew management, which are referred to as the Andrew Management Case, and selected publicly available equity research reports and consensus earnings per share estimates published by First Call for the period 2006 through 2007, and projected earnings per share and long-term growth rate published by First Call and selected equity research reports and discussions with Andrew management for the period 2008 through 2011, which are collectively referred to as the Andrew Street Case. Using a reference range of 14.0x to 17.0x Andrew’s estimated earnings per share for fiscal year 2007, this analysis indicated implied values per share of Andrew common stock of approximately $9.50 to $11.50 under the Andrew Management Case and approximately $8.50 to $10.25 under the Andrew Street Case, compared to the closing price of Andrew common stock on May 26, 2006 of $9.98 and the implied consideration value of $13.14.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow, or DCF, analysis for Andrew. Merrill Lynch estimated the present value of the standalone, unlevered, after-tax free cash flows that Andrew could produce over the fiscal years 2007 through 2011 on a standalone basis before giving effect to the expected synergies. Estimated financial data was based upon the Andrew Management Case and the Andrew Street Case. The range of terminal values was derived by applying multiples ranging from 9.0x to 11.0x to fiscal year 2011 estimated EBITDA. In order to derive implied equity value per share ranges for Andrew, Merrill Lynch discounted the free cash flows and terminal values to present value using discount rates ranging from 16.0% to 18.0% and then subtracted net debt.

This analysis indicated an implied equity value per share range of Andrew common stock from approximately $9.25 to $12.00 under the Andrew Management Case and from approximately $9.50 to $12.25 under the Andrew Street Case, compared to the closing price of Andrew common stock on May 26, 2006 of $9.98 and the implied consideration value of $13.14.

Research Analyst Price Targets

Merrill Lynch reviewed the most recent Wall Street research equity analyst per share target prices for Andrew common stock, which ranged from $11.00 to $13.00, compared to the closing price of Andrew common stock on May 26, 2006 of $9.98 and the implied consideration value of $13.14.

Analysis of ADC

Historical Trading Performance

Merrill Lynch reviewed the historical trading prices for the ADC common stock to provide background information on the prices at which ADC common stock has historically traded. This review indicated that during the 52-week period ending May 26, 2006, the ADC common stock traded as low as $16.95 per share and as high as $27.90 per share, and during the three-month period ending May 26, 2006, the ADC common stock traded as low as $21.54 and as high as $26.40. These trading prices compared to the closing price of ADC common stock on May 26, 2006 of $23.05.

Comparable Public Companies Analysis

Using publicly available information, Merrill Lynch compared certain financial and operating information, ratios and valuation multiples for ADC with corresponding financial and operating information, ratios and valuation multiples for the following eight companies, which are referred to as the ADC comparable companies:

•	Adtran, Inc.,

•	Amphenol Corp.,

•	Belden CDT, Inc.,

•	Commscope, Inc.,

•	Corning Inc.,

•	General Cable Corp.,

•	Harris Corp., and

•	Tellabs Inc.

Using publicly available information and research estimates, Merrill Lynch reviewed for each of these companies:

•	stock price as a multiple of estimated earnings per share for fiscal year 2006, which is referred to below as 2006E P/E; and

•	stock price as a multiple of estimated earnings per share for fiscal year 2007, which is referred to below as 2007E P/E.

This analysis showed the following:

ADC Comparable Public Companies Analysis
Multiple	High		Low		Mean

2006E P/E	24.1	x	18.4	x	20.5x
2007E P/E	19.5	x	14.6	x	17.2x

Merrill Lynch estimated implied equity value ranges per share of ADC common stock, based upon both financial forecasts provided by ADC management, which are referred to as the ADC Management Case, and selected publicly available equity research reports and consensus earnings per share estimates published by First Call for the period 2006 through 2008, and projected earnings per share and long-term growth rate published by First Call and selected equity research reports and discussions with ADC management for the period 2009 through 2011, which are collectively referred to as the ADC Street Case. Using a reference range of 14.5x to 17.5x ADC’s estimated earnings per share for fiscal year 2007, this analysis indicated a range of implied values per share of ADC common stock of approximately $22.00 to $26.50 under the ADC Management Case and approximately $20.75 to $25.00 under the ADC Street Case, compared to the closing price of ADC common stock on May 26, 2006 of $23.05.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow, or DCF, analysis for ADC. Merrill Lynch estimated the present value of the standalone, unlevered, after-tax free cash flows that ADC could produce over the fiscal years 2007 through 2011 on a standalone basis before giving effect to the expected synergies. Estimated financial data was based upon the ADC Management Case and the ADC Street Case. The range of terminal values was derived by applying multiples ranging from 10.0x to 12.0x to fiscal year 2011 estimated EBITDA. In order to derive implied equity value per share ranges for ADC, Merrill Lynch discounted the free cash flows and terminal values to present value using discount rates ranging from 14.0% to 16.0% and then subtracted net debt.

This analysis indicated an implied equity value per share range of ADC common stock from approximately $18.75 to $23.00 under the ADC Management Case and from approximately $18.50 to $22.75 under the ADC Street Case, compared to the closing price of ADC common stock on May 26, 2006 of $23.05.

Research Analyst Price Targets

Merrill Lynch reviewed the most recent Wall Street research equity analyst per share target prices for ADC common stock, which ranged from $26.00 to $32.00, compared to the closing price of ADC common stock on May 26, 2006 of $23.05.

Exchange Ratio Analysis

Historical Implied Exchange Ratio Trading Analysis

Merrill Lynch reviewed the per share daily closing trading prices for the Andrew common stock and the ADC common stock for the three-year period ending May 26, 2006 to provide background information on the prices at which Andrew and ADC common stock have historically traded. For perspective on the related prices at which Andrew and ADC common stock have historically traded, Merrill Lynch calculated the historical implied exchange ratios by dividing the daily closing prices of Andrew common stock by those of ADC common stock. This analysis showed the following implied exchange ratios, compared in each case to the exchange ratio pursuant to the merger of 0.57:

	Implied Exchange Ratios
	Low		Mean		High

Current (05/26/06)	0.433	x	0.433	x	0.433x
One Month	0.421	x	0.458	x	0.501x
Three Months	0.421	x	0.488	x	0.543x
Six Months	0.421	x	0.492	x	0.543x
One Year	0.420	x	0.524	x	0.761x
Two Years	0.420	x	0.678	x	1.108x
Three Years	0.420	x	0.700	x	1.139x

In addition, Merrill Lynch compared the exchange ratio pursuant to the merger of 0.57 to the low, mean and high implied exchange ratios over the same time periods and noted the amount by which the exchange ratio pursuant to the merger of 0.57 constituted a premium (or discount) to the implied exchange ratios for such periods. This analysis showed the following:

	Implied Premium/(Discount)
	Low	Mean	High

Current (05/26/06)	31.6%	31.6%	31.6%
One Month	35.4%	24.4%	13.8%
Three Months	35.4%	16.8%	5.0%
Six Months	35.4%	16.0%	5.0%
One Year	35.6%	8.7%	(25.1)%
Two Years	35.6%	(15.9)%	(48.5)%
Three Years	35.6%	(18.5)%	(50.0)%

Based upon the 52-week and three-month high and low trading prices for the Andrew common stock and the ADC common stock noted above, Merrill Lynch calculated a range of implied exchange ratios of a share of Andrew common stock to a share of ADC common stock, in each case compared to the exchange ratio pursuant to the merger of 0.57. This analysis showed the following:

	Implied Exchange Ratio
	Low to High*		High to Low**

52-Week High/Low	0.335	x	0.841x
3-Month High/Low	0.359	x	0.638x

*	Calculated by dividing the low trading price of Andrew common stock by the high trading price of ADC common stock.

**	Calculated by dividing the high trading price of Andrew common stock by the low trading price of ADC common stock.

Research Analyst Price Targets

Merrill Lynch calculated implied exchange ratios by dividing the high and low research equity analyst per share target prices for Andrew common stock summarized above by the low and high research equity analyst per share target prices for ADC common stock summarized above. This analysis showed the following implied exchange ratios, compared in each case to the exchange ratio pursuant to the merger of 0.57:

	Implied Exchange Ratio
	Low to High*		High to Low**

Research Analyst Price Targets	0.344	x	0.500x

*	Calculated by dividing the low research analyst per share target price of Andrew common stock by the high research analyst per share target price of ADC common stock.

**	Calculated by dividing the high research analyst per share target price of Andrew common stock by the low research analyst per share target price of ADC common stock.

Relative Comparable Public Companies Analysis

Based upon the implied equity values per share of Andrew common stock and ADC common stock that were estimated using the comparable public companies analyses described above, Merrill Lynch calculated a range of implied exchange ratios of a share of Andrew common stock to a share of ADC common stock, based upon

•	the Andrew Management Case and the ADC Management Case, and

•	the Andrew Street Case and the ADC Street Case.

This analysis yielded the following implied exchange ratios, in each case compared to the exchange ratio pursuant to the merger of 0.57:

	Implied Exchange Ratio
	Low to High*		High to Low**

Andrew Management Case and ADC Management Case	0.358	x	0.523x
Andrew Street Case and ADC Street Case	0.340	x	0.494x

*	Calculated by dividing the low estimated valuation of Andrew common stock by the high estimated valuation of ADC common stock, both on the basis of 2007E P/E.

**	Calculated by dividing the high estimated valuation of Andrew common stock by the low estimated valuation of ADC common stock, both on the basis of 2007E P/E.

Relative DCF Analysis

Based upon the implied equity values per share of Andrew common stock and ADC common stock that were estimated using the DCF methodologies described above, Merrill Lynch calculated a range of implied exchange ratios of a share of Andrew common stock to a share of ADC common stock, based upon the Andrew and ADC Management Case and the Andrew and ADC Street Case. This analysis yielded the following implied exchange ratios, in each case compared to the exchange ratio pursuant to the merger of 0.57:

	Implied Exchange Ratio
	Low to High*		High to Low**

Andrew Management Case and ADC Management Case	0.402	x	0.640x
Andrew Street Case and ADC Street Case	0.418	x	0.662x

*	Calculated by dividing the low estimated valuation of Andrew common stock by the high estimated valuation of ADC common stock.

**	Calculated by dividing the high estimated valuation of Andrew common stock by the low estimated valuation of ADC common stock.

Relative Contribution Analysis

Merrill Lynch calculated the relative contributions of Andrew and ADC to the combined company of projected EBITDA and cash net income for fiscal years 2006 through 2009, respectively, in each case before giving effect to the expected synergies based upon:

•	the Andrew Management Case and the ADC Management Case, and

•	the Andrew Street Case and the ADC Street Case.

This analysis yielded the following implied exchange ratios, in each case compared to the exchange ratio pursuant to the merger of 0.57:

	Implied Exchange Ratio
	Low		High

Andrew Management Case and ADC Management Case	0.392	x	0.715x
Andrew Street Case and ADC Street Case	0.368	x	0.699x

Pro Forma Analysis

Merrill Lynch analyzed the potential pro forma effect of the merger on Andrew stockholders for the years 2007 through 2009 using the Andrew Management Case and the ADC Management Case. These projections assumed, among other factors, that the combined company would achieve the expected synergies. The pro forma impact was found to be accretive to earnings to Andrew stockholders throughout the period.

The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to Andrew’s board of directors. The preparation of a fairness opinion is a complex analytic process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Andrew and Merrill Lynch, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to Andrew or ADC.

Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch opinion was among several factors taken into consideration by Andrew’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, Merrill Lynch’s analyses should not be viewed as determinative of the decision of Andrew’s board of directors with respect to the fairness to Andrew of the exchange ratio pursuant to the merger of 0.57.

Andrew’s board of directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the mergers. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Merrill Lynch acted as financial advisor to Andrew in connection with the delivery of its opinion and will receive a fee from Andrew for its services pursuant to a letter agreement dated as of May 24, 2006. Pursuant to this letter agreement, Andrew has paid Merrill Lynch for its services a fee of $1,500,000 in cash upon delivery of its opinion. In addition, Andrew has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Andrew has also agreed to reimburse Merrill Lynch for its reasonable expenses, including attorneys’ fees and disbursements.

Merrill Lynch may actively trade the Andrew common stock and other securities of Andrew, as well as the ADC common stock and other securities of ADC, for its own account and for the accounts of its customers and for ADC and, accordingly, may at any time hold a long or short position in such securities.

Interests of Andrew Directors and Executive Officers in the Merger

In considering the recommendation of Andrew’s board of directors with respect to the merger, Andrew stockholders should be aware that members of Andrew’s board of directors and Andrew’s executive officers have interests in the merger that differ from, or are in addition to, the interests of Andrew stockholders. Andrew’s board of directors was aware of the interests described below and considered them, among other matters, when approving the merger agreement and recommending that Andrew stockholders vote to adopt the merger agreement. These interests are summarized below.

Election of Directors.  As an integral part, and contingent on completion, of the merger, four current members of Andrew’s board of directors (Gerald A. Poch, Anne F. Pollack, Glen O. Toney and Andrea L. Zopp) will be elected to ADC Andrew’s board of directors as described in this joint proxy/prospectus in the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and the ADC Andrew Share Issuance — ADC Andrew Board of Directors.”

Stock Options and Other Stock-Based Awards.  Under the Andrew Corporation Management Incentive Program and the Stock Option Plan for Non-Employee Directors, all outstanding options to purchase shares of Andrew common stock issued under those plans, including those held by directors and executive officers of Andrew, vest automatically at the closing of a merger, such as the proposed merger with ADC. Based upon options outstanding as of June 15, 2006, options held by directors and executive officers of Andrew representing 934,400 shares of Andrew common stock will be subject to accelerated vesting at the effective time of the merger. In addition, 857,250 total restricted stock units granted under the Andrew Corporation 2005 Long-Term Incentive Plan held by directors and executive officers of Andrew will be subject to accelerated vesting at the effective time of the merger.

The compensation committee of Andrew’s board of directors has approved an amendment to the Andrew Management Incentive Program, subject to and contingent on completion of the merger, to extend the exercise period of options that vest upon a change in control, such as the merger. Prior to amendment, the plan provided for a 90-day exercise period with respect to such options. The amended plan provides that upon completion of the merger, the exercise period of options that vest upon a change in control shall expire on the earlier of (a) the expiration of the applicable option term or (b) the later of (i) the 15th day of the third calendar month following the date on which the option exercise period would otherwise expire pursuant to the terms of the plan in effect immediately prior to the amendment or (ii) the last day of the calendar year in which the option exercise period would otherwise expire pursuant to the terms of the plan in effect immediately prior to the amendment. Such extended option period would also apply to all options held by any Andrew employee whose employment, within 12 months after completion of the merger, (I) terminates involuntarily, (II) terminates for “good reason” as provided in a retention agreement with ADC, or (III) terminates at the close of a specified period under the terms of a retention agreement with ADC, or whose services under a consulting agreement with ADC terminate within such 12-month period.

The Andrew Corporation Stock Option Plan for Non-Employee Directors, as administered and interpreted by Andrew’s Chief Financial Officer, provides for the following option exercise periods:

•	Options that vest upon a change in control, such as the merger, are exercisable for a period of 90 days thereafter. In addition, to the extent options that vest upon a change in control are not exercised within such 90-day period, such options shall be exercisable until the earlier of (i) the expiration of the applicable option term or (ii) the expiration of a five-year period following the change in control.

•	Options that have otherwise vested prior to a change in control, such as the merger, will continue to be exercisable according to the terms of the plan and the applicable option agreements as if a change in control had not occurred. The 90-day exercise period described above shall not apply to such already-vested options.

The following table sets forth, as of June 15, 2006, the number of shares of Andrew common stock subject to unvested options held by directors and executive officers of Andrew, the weighted average exercise prices of those options and the number of shares of Andrew common stock subject to unvested restricted stock units held by directors and executive officers of Andrew, all of which will vest upon completion of the merger.

	Number of Shares	Weighted Average	Number of Shares
	Subject to	Exercise Price	Subject to Unvested
Name of Director or Executive Officer	Unvested Options	per Share($)	Restricted Stock Units

William Bax	0	n/a	5,000
Thomas A. Donahoe	4,800	$9.45	10,000
Jere D. Fluno	4,800	$9.45	10,000
William O. Hunt	4,800	$9.45	10,000
Charles R. Nicholas	15,000	$9.36	27,000
Gerald A. Poch	4,800	$9.45	10,000
Anne F. Pollack	0	n/a	10,000
Glen O. Toney	4,800	$9.45	10,000
Andrea L. Zopp	0	n/a	5,000
Justin Choi	50,000	$13.64	25,000
John E. DeSana	50,000	$10.50	60,800
John Dickson	35,000	$10.58	37,050
Ralph E. Faison	309,500	$10.49	166,575
Terry N. Garner	29,000	$10.80	33,500
John C. Huang	30,000	$10.79	52,950
Robert J. Hudzik	33,000	$10.60	36,525
Marty R. Kittrell	80,000	$10.77	66,100
James LePorte	26,000	$10.86	31,325
Roger J. Manka	57,500	$11.18	50,850
Carleton M. (Mickey) Miller	20,000	$10.27	56,200
Jude T. Panetta	45,500	$11.17	30,500
Karen Quinn-Quintin	55,000	$10.48	46,375
Daniel J. Hartnett	12,900	$10.64	12,125
Fred H. Lietz	21,500	$10.62	22,475
Mark A. Olson	26,000	$10.59	22,400
James F. Petelle	14,500	$10.50	9,500

Under the terms of the merger agreement, all outstanding options to purchase shares of Andrew common stock existing at the effective time of the merger, including those held by directors and executive officers of Andrew, will be assumed by ADC Andrew and will become options to purchase shares of ADC Andrew common stock with appropriate adjustments to be made to the number of shares and the exercise price under such options based on the exchange ratio. Under the merger agreement, all outstanding restricted stock units settlable in shares of Andrew common stock existing at the time of the completion of the merger, including those held by directors and executive officers of Andrew, will be assumed by ADC Andrew and will become restricted stock units that, upon vesting, will be settled in shares of ADC Andrew common stock. For a more complete description of the treatment of Andrew stock options and restricted stock units, see “The Merger Agreement — Treatment of Stock Options and Restricted Stock Units.”

Change in Control and Retention Agreements.  The closing of the merger will constitute a change in control under agreements Andrew has entered into with the following executive officers: Ralph E. Faison, Justin Choi, John Dickson, John C. Huang, Marty R. Kittrell, James LePorte, Karen Quinn-Quintin, Daniel J. Hartnett, Fred H. Lietz, Mark A. Olson, and James F. Petelle. These agreements have been modified by letter agreements between ADC and the foregoing executive officers that are subject to, and contingent on, the completion of the merger. Under the change in control agreements, as modified by the letter agreements with ADC, the foregoing executive officers will be entitled to the following payments and benefits:

•	An amount equal to the executive officer’s base pay multiplied by: (A) 3 for Mr. Faison; (B) 2.5 for Messrs. Choi, Dickson, Huang, Kittrell, LePorte and Ms. Quinn-Quintin; and (C) 1 for each other executive officer listed above;

•	An amount equal to the executive officer’s estimated bonus (which shall be the greater of (A) the target bonus in effect for the fiscal year in which the completion of the merger occurs or (B) the average annual bonus actually payable to the executive officer for the three fiscal years immediately prior to the fiscal year in which the completion of the merger occurs) multiplied by: (i) 3 for Mr. Faison; (ii) 2.5 for Messrs. Choi, Dickson, Huang, Kittrell and LePorte and Ms. Quinn-Quintin; and (iii) 1 for each other executive officer listed above;

•	An amount equal to the executive officer’s bonus for the fiscal year in which the completion of the merger occurs (which shall be the greater of (A) the estimated bonus as determined above or (B) the actual bonus the executive officer would have earned for the fiscal year in which the completion of the merger occurs based on performance prior to the completion of the merger, reduced, if applicable, by any bonus otherwise payable to the executive officer for such fiscal year);

•	An amount equal to the profit-sharing and matching contributions the executive officer would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during the applicable severance period designated in the executive officer’s change in control agreement (which severance period is (A) 36 months for Mr. Faison; (B) 30 months for Messrs. Choi, Dickson, Huang, Kittrell and LePorte and Ms. Quinn-Quintin; and (C) 12 months for each other executive officer listed above);

•	Immediate and full vesting of any long-term incentive awards. To the extent that the amount of any long-term incentive award is determined based on the attainment of performance goals, the amount of such award shall be determined assuming the greatest of (A) target performance, (B) actual performance prior to completion of the merger, or (C) average performance over the three-year period preceding the year in which completion of the merger occurs; and

•	A perquisite cash payment representing the value of perquisites the executive officer would have received from Andrew for: (A) 36 months for Mr. Faison; (B) 30 months for Messrs. Choi, Dickson, Huang, Kittrell, and LePorte and Ms. Quinn-Quintin; and (C) 12 months for each other executive officer listed above, in each case including a “gross-up” payment in an amount to cover any federal, state or local income taxes (assuming the highest marginal tax rates) with respect to the perquisite cash payment, excluding any additional taxes that may be imposed under Section 409A of the Code, if applicable.

The foregoing amounts would be payable within 30 days after completion of the merger. Their letter agreements with ADC are further described below.

In addition to the amounts described above, in the event the merger is completed and within 24 months thereafter Messrs. Choi, Dickson, Huang, Kittrell, LePorte, Hartnett, Lietz, Olson or Petelle or Ms. Quinn-Quintin terminates his or her employment for good reason or is terminated by Andrew or ADC other than for cause (as such terms are defined in the Andrew change in control agreements), he or she would also be entitled to the following:

•	If the executive officer’s employment termination occurs during a fiscal year after the fiscal year in which completion of the merger occurs, a pro rata estimated bonus for the fiscal year in which employment termination occurs based on the number of days in such fiscal year preceding the termination date. Such bonus will be paid as soon as reasonably practicable following six months after the termination date.

•	Payment of expenses incurred for outplacement services up to $25,000.

•	Continued participation in Andrew’s group-term life and disability plans (or plans providing equivalent benefits) for a maximum period equal to the executive officer’s applicable severance period ((A) 30 months for Messrs. Choi, Dickson, Huang, Kittrell, and LePorte and Ms. Quinn-Quintin; and (B) 12 months for Messrs. Hartnett, Lietz, Olson and Petelle).

•	Continued participation in Andrew’s group health, dental and vision plans (or plans providing equivalent benefits) for a maximum period equal to the executive officer’s applicable severance period. For those executives whose severance periods exceed 18 months, in lieu of continuation coverage for the portion of the severance period, if any, that extends beyond the continuation coverage period required by federal law (which we refer to as COBRA), the executive officer may, prior to August 1, 2006, elect to receive the sum of (A) a lump sum cash payment equal to the value of coverage for the remaining period and (B) a “gross-up” payment in an amount to cover any federal, state or local income taxes (assuming the highest marginal tax rates but excluding any taxes imposed under Section 409A of the Code) with respect to such lump sum payment. The lump sum would be payable within 30 days of the expiration of the COBRA period and contingent upon certification of lack of access to coverage by a subsequent employer.

In addition to the amounts described above, the executive officers listed above (including Mr. Faison) would also be entitled to the following:

•	A “gross-up” payment in an amount to cover any “golden parachute” excise tax imposed on the executive officer under Section 4999 of the Internal Revenue Code and any federal, state and local income tax and excise tax imposed on that executive officer as a result of the receipt of the gross-up payment (but there shall be no “gross-up” payment by reason of any excise tax imposed on the executive officer by Section 409A of the Internal Revenue Code).

•	Payment of legal fees incurred by the executive officer in enforcing his or her change in control agreement with Andrew or letter agreement with ADC.

ADC has entered into letter agreements providing special retention and severance payments with each of John E. DeSana, Roger J. Manka, Carleton M. (Mickey) Miller, Robert J. Hudzik and Jude T. Panetta who will continue employment with ADC Andrew but who may have been entitled to a severance payment under a change in control agreement with Andrew. These are subject to, and contingent on, the completion of the merger. Under the letter agreements with ADC, the foregoing officers will be entitled to the following payments and benefits:

	Cash Payments Under Retention Agreement
	Special			Other
	Retention			Severance
	Payment			Payments
	without			without		Estimated
Name of Executive	Gross-Up		Bonus	Gross-Up		Gross-Up	Total

John E. DeSana	$2,008,991	(1)	319,600	$76,250	(2)	586,442	2,991,283
Robert J. Hudzik	1,352,514	(3)	208,579	76,250	(2)	379,284	2,016,627
Roger J. Manka	1,843,153	(4)	293,250	76,250	(2)	555,803	2,768,456
Carleton M. (Mickey) Miller	2,008,991	(5)	319,600	76,250	(2)	521,759	2,926,600
Jude T. Panetta	1,275,656	(6)	182,000	76,250	(2)	395,614	1,929,520

(1)	Three retention payments of $669,664 each, paid within 10 business days, 9 months and 18 months, respectively, following the merger effective date.

(2)	Perquisite and welfare benefit cash payment.

(3)	A payment of $1,171,447 paid within 10 business days following the merger effective date and a payment of $181,067 paid 18 months following the merger effective date.

(4)	Three payments of $614,385 each, paid within 10 business days, 9 months and 18 months, respectively, following the merger effective date.

(5)	Two payments of $669,664 each, paid within 10 business days and 9 months, respectively, following the merger effective date, and a payment of $669,663 paid 18 months following the merger effective date.

(6)	A payment of $1,105,000 paid within 10 business days following the merger effective date and a payment of $170,656 paid 18 months following the merger effective date. Included in change in control payment table above.

The special retention amounts would be payable in installments over an 18-month period following completion of the merger (three installments in the case of Messrs. DeSana, Manka and Miller, and two installments in the case of Messrs. Hudzik and Panetta). Payment of such amounts are contingent upon the executive officer’s continued employment with ADC over the 18-month period (except as provided below with respect to involuntary termination without cause), with the first installment payable within 10 business days after completion of the merger. Bonus amounts would be payable in a lump sum as soon as administratively feasible after completion of the merger when the bonus payable for the relevant fiscal year is known.

In the case of Messrs. DeSana, Manka and Miller, in the event the merger is completed and within 18 months thereafter the executive is involuntarily terminated other than for cause (as such term is defined in the ADC letter agreement) or the executive (excluding Mr. DeSana) is required to relocate his principal office by more than 50 miles from its location immediately prior to the merger, subject to executing a release in favor of ADC, he would be entitled to the following (as reflected in the above table):

•	The balance of the payments remaining under his agreement with ADC;

•	A lump sum amount equal to $76,250, which is intended to recognize the approximate value of the welfare benefit plan continuation and perquisites continuation that would have been available to him; and

•	Severance compensation under any severance plan or practice of ADC then in effect for similarly situated employees (if termination of the executive’s employment occurred after the 18-month anniversary of the merger).

In the case of Messrs. Hudzik and Panetta, in the event the merger is completed and within 18 months either executive is involuntarily terminated other than for cause (as such term is defined in the ADC letter agreement), subject to executing a release in favor of ADC, as reflected in the above table, he would be entitled to the following:

•	The balance of the payments remaining under his agreement with ADC;

•	A lump sum amount equal to $76,250, which is intended to recognize the approximate value of the welfare benefit plan continuation and perquisites continuation that would have been available to him;

•	An amount equal to one month’s base salary multiplied by the number of months the executive worked for the combined company after the effective date of the merger up to his date of termination (if the executive’s termination occurred within one year after the effective date of the merger); and

•	Severance compensation under any severance plan or practice of ADC then in effect for similarly situated employees (if the executive’s termination occurred more than one year after the effective date of the merger).

In addition to the amounts described above, Messrs. DeSana, Manka, Miller, Hudzik and Panetta would also be entitled to a “gross-up” payment in an amount to cover any “golden parachute” excise tax imposed on the executive officer under Section 4999 of the Internal Revenue Code and any federal, state and local income tax and excise tax imposed on that executive officer as a result of the receipt of the gross-up payment (but there shall be no “gross-up” payment by reason of any excise tax imposed on the executive officer by Section 409A of the Internal Revenue Code). Their agreements with ADC do not provide for a waiver of their rights to immediate and full vesting of long-term incentive and stock compensation upon a change in control, nor to full vesting under the Andrew Employee Retirement Benefits Restoration Plan.

The closing of the merger will constitute a change in control under an agreement that Allen Telecom Inc. entered into with Terry N. Garner prior to the acquisition of Allen Telecom Inc. by Andrew. Under this agreement, if Mr. Garner’s employment is terminated by Andrew or ADC Andrew for other than cause or disability, or if Mr. Garner terminates his employment for good reason (as “cause,” “disability” and “good reason” are defined in the agreement), Mr. Garner will be entitled to the following payments and benefits:

•	Base salary through the employment termination date, accrued vacation and all other amounts to which Mr. Garner is entitled under any compensation plan of Andrew or ADC Andrew;

•	A lump sum cash payment equal to one times base salary as in effect as of the employment termination date or immediately prior to the change in control, whichever is greater (the “base severance payment”);

•	A lump sum cash payment equal to the highest annual incentive compensation paid to Mr. Garner within the three years prior to his employment termination date (the “severance incentive payment”);

•	An additional discretionary bonus payment if the board of directors, in its sole discretion, so determines;

•	15% of the sum of the base severance payment and the severance incentive payment multiplied by the number of Mr. Garner’s aggregate completed years of full-time employment with Allen Telecom Inc., Andrew and ADC Andrew; and

•	A lump sum cash settlement of all outstanding stock options issued to Mr. Garner, such cash payment being equal to the number of shares covered by such options multiplied by the excess over the option price of the greater of (i) the closing price of the applicable shares on or nearest the employment termination date or (ii) the highest price per share paid in connection with the merger.

In addition to the amounts described above, in the event the merger is completed and thereafter Mr. Garner’s employment is terminated by Andrew or ADC Andrew other than for cause, or is terminated by Mr. Garner for good reason, he would also be entitled to the following:

•	Life, disability, accident and group health insurance benefits for a period of months following employment termination that is equal to the sum of (i) 12 and (ii) the product of 0.15 multiplied by (A) the number of Mr. Garner’s aggregate completed years of full-time employment with Allen Telecom Inc., Andrew and ADC Andrew as of his employment termination date multiplied by (B) 12, but in no event more than 36 months. Such insurance benefits shall be substantially similar to those that Mr. Garner was receiving immediately prior to the employment termination notice described in the agreement but shall be reduced to the extent comparable benefits are actually received by Mr. Garner from any other source.

•	Payment of legal fees and expenses incurred by Mr. Garner as a result of his employment termination, including all such fees and expenses incurred in enforcing his agreement.

The foregoing severance payments and benefits shall be forfeitable and discontinued in the event that Mr. Garner engages in competitive activity during the one-year period following his employment termination date.

In the event that by reason of Section 280G of the Code, Mr. Garner’s payments and benefits received or to be received in connection with a change in control, such as the merger, or in connection with his employment termination under the foregoing agreement or any other plan, arrangement or agreement would not be deductible by the payor, the severance payments under the foregoing agreement shall be reduced until no portion of the payments are not deductible by reason of such Section 280G.

Employment decisions regarding the combined company post-merger have not yet been finalized, except that it has been determined that ADC’s Robert E. Switz will be the combined company’s President and Chief Executive Officer. It is possible that some or all of Andrew’s executive officers will be terminated in connection with the merger on terms that would entitle them to benefits under the change in control agreements as described above. Based on Andrew’s current calculations, if all of the executive officers were terminated under circumstances that would result in payment of the benefits under the change in control and retention agreements, the executive officers would be entitled to aggregate benefits as follows:

	Cash Payments Under Change in Control Agreement
	Payment without		Estimated
Name of Executive	Gross-Up		Gross-Up	Total

Ralph E. Faison	$6,259,833	(1)	$1,736,151	$7,995,984
Justin Choi	1,671,191	(2)	447,200	2,118,391
John Dickson	1,477,669	(3)	358,975	1,836,644
John C. Huang	1,963,408	(4)	465,115	2,428,523
Marty R. Kittrell	2,573,387	(5)	679,919	3,253,306
James LePorte	1,497,813	(6)	0	1,497,813
Karen Quinn-Quintin	1,801,534	(7)	428,538	2,230,072
Daniel J. Hartnett	457,462	(8)	0	457,462
Fred H. Lietz	514,055	(9)	0	514,055
Mark A. Olson	562,498	(10)	0	562,498
James F. Petelle	384,232	(11)	0	384,232

(1)	Payments equal to the sum of: (i) $4,273,425 (three times base salary and bonus), (ii) $842,023 (long-term incentive cash payment), (iii) $791,375 (guaranteed bonus), (iv) $170,510 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 36-month severance period), (v) $45,000 (perquisite cash payment), (vi) $112,500 (welfare benefit cash payment) and (vii) $25,000 (outplacement services).

(2)	Payments equal to the sum of: (i) $1,211,250 (2.5 times base salary and bonus), (ii) $85,500 (long-term incentive cash payment), (iii) $199,500 (guaranteed bonus), (iv) $37,441 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 30-month severance period), (v) $37,500 (perquisite cash payment), (vi) $75,000 (welfare benefit cash payment) and (vii) $25,000 (outplacement services).

(3)	Payments equal to the sum of: (i) $1,048,475 (2.5 times base salary and bonus), (ii) $88,812 (long-term incentive cash payment), (iii) $172,690 (guaranteed bonus), (iv) $30,192 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 30-month severance period), (v) $37,500 (perquisite cash payment), (vi) $75,000 (welfare benefit cash payment) and (vii) $25,000 (outplacement services).

(4)	Payments equal to the sum of: (i) $1,434,584 (2.5 times base salary and bonus), (ii) $89,404 (long-term incentive cash payment), (iii) $254,534 (guaranteed bonus), (iv) $47,387 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 30-month severance period), (v) $37,500 (perquisite cash payment), (vi) $75,000 (welfare benefit cash payment) and (vii) $25,000 (outplacement services).

(5)	Payments equal to the sum of: (i) $1,850,000 (2.5 times base salary and bonus), (ii) $180,000 (long-term incentive cash payment), (iii) $340,000 (guaranteed bonus), (iv) $65,887 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 30-month severance period), (v) $37,500 (perquisite cash payment), (vi) $75,000 (welfare benefit cash payment) and (vii) $25,000 (outplacement services).

(6)	Payments equal to the sum of: (i) $1,083,750 (2.5 times base salary and bonus), (ii) $66,300 (long-term incentive cash payment), (iii) $178,500 (guaranteed bonus), (iv) $31,763 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 30-month severance period), (v) $37,500 (perquisite cash payment), (vi) $75,000 (welfare benefit cash payment) and (vii) $25,000 (outplacement services).

(7)	Payments equal to the sum of: (i) $1,302,375 (2.5 times base salary and bonus), (ii) $90,210 (long-term incentive cash payment), (iii) $229,950 (guaranteed bonus), (iv) $41,499 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew

Employee Benefit Restoration Plan during her 30-month severance period), (v) $37,500 (perquisite cash payment), (vi) $75,000 (welfare benefit cash payment) and (vii) $25,000 (outplacement services).

(8)	Payments equal to the sum of: (i) $299,600 (one times base salary and bonus), (ii) $38,520 (long-term incentive cash payment), (iii) $85,600 (guaranteed bonus), (iv) $6,742 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 12-month severance period), (v) $2,000 (perquisite cash payment), and (vi) $25,000 (outplacement services).

(9)	Payments equal to the sum of: (i) $321,000 (one times base salary and bonus), (ii) $51,360 (long-term incentive cash payment), (iii) $107,000 (guaranteed bonus), (iv) $7,695 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 12-month severance period), (v) $2,000 (perquisite cash payment), and (vi) $25,000 (outplacement services).

(10)	Payments equal to the sum of: (i) $352,500 (one times base salary and bonus), (ii) $56,400 (long-term incentive cash payment), (iii) $117,500 (guaranteed bonus), (iv) $9,098 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 12-month severance period), (v) $2,000 (perquisite cash payment), and (vi) $25,000 (outplacement services).

(11)	Payments equal to the sum of: (i) $253,120 (one times base salary and bonus), (ii) $27,120 (long-term incentive cash payment), (iii) $72,320 (guaranteed bonus), (iv) $4,672 (profit sharing and matching contributions the executive would have received under the Andrew Profit Sharing Trust and Andrew Employee Benefit Restoration Plan during his 12-month severance period), (v) $2,000 (perquisite cash payment), and (vi) $25,000 (outplacement services).

In addition, ADC has extended employment offers to the following Andrew executive officers for either an indefinite, unspecified period or for a specified transition period following completion of the merger, as described below:

		Annualized Rate of
Name of Executive	Retention Term	Base Pay ($)	Retention Bonus

Justin Choi	2 mos.	$285,000	$47,500
John E. DeSana	Indefinite	$430,000		(1)
John Dickson	3 mos.	$246,700	$61,675
John C. Huang	3 mos.	$319,300	$79,825
Robert J. Hudzik	Indefinite	$286,000		(1)
Marty R. Kittrell	2 mos.	$400,000	$66,667
James LePorte	6 mos.	$255,000	$127,500
Roger J. Manka	Indefinite	$410,000		(1)
Carleton M. (Mickey) Miller	Indefinite	$430,000		(1)
Jude T. Panetta	Indefinite	$286,000		(1)
Karen Quinn-Quintin	2 mos.	$291,000	$48,500
Daniel J. Hartnett	6 mos.	$214,000	$107,000
Fred H. Lietz	6 mos.	$214,000	$107,000
Mark A. Olson	6 mos.	$235,000	$117,500
James F. Petelle	6 mos.	$180,800	$90,400

(1)	See table above entitled “Cash Payments Under Retention Agreement.”

The letter agreements between ADC and each of Messrs. DeSana, Manka, Miller, Hudzik and Panetta also provide for each executive (A) a bonus of a specified amount reduced by any bonus paid or payable for that fiscal year (the specified amounts are $319,600 for Mr. DeSana, $208,579 for Mr. Hudzik, $293,250 for Mr. Manka, $319,600 for Mr. Miller, and $182,000 for Mr. Panetta), (B) annual incentive compensation under the ADC Management Incentive Plan, which provides a target opportunity of a specified percentage of salary paid during the fiscal year (the specified percentages are 85% for Mr. Manka, 70% for each of Messrs. DeSana and Miller, and 55% for each of Messrs. Hudzik and Panetta), (C) a grant of options to acquire common stock of ADC (60,000 options in the case of Messrs. DeSana, Manka and Miller, and 25,000 options in the case of Messrs. Hudzik and Panetta), and (D) a grant of ADC restricted stock units (30,000 restricted stock units in the case of Messrs. DeSana, Manka and Miller and 12,500 restricted stock units in the case of Messrs. Hudzik and Panetta). In each case, the effective date of the stock option and restricted stock unit grants will be the last business day of the month in which the executive’s employment with the combined company begins, and the terms of such grants will be governed by the plan documents, guidelines and practices of ADC’s Stock Program.

Subject to, and contingent on, the completion of the merger, ADC has offered to Mr. Faison a six-month consulting agreement to begin upon completion of the merger, which agreement could be extended beyond six months upon mutual agreement of the parties or terminated early by either party upon one month’s prior written notice to the other party. For his consulting services, Mr. Faison would be paid $100,000 per month. If ADC terminated Mr. Faison’s consulting agreement prior to the end of the initial six-month term, Mr. Faison would be entitled to payment of an amount equal to $100,000 multiplied by the number of months remaining under the agreement.

Other Change in Control Payments

Employee Retirement Benefit Restoration Plan.  Upon completion of the merger, any portion of a participant’s account under the Andrew Corporation Employee Retirement Benefit Restoration Plan that was not previously forfeited or vested will become fully vested and payable. The balance of such account will be credited from the beginning of the plan year in which the merger occurs through the effective date of the merger with earnings and losses at a rate equal to the weighted average rate of return achieved by the participant with respect to his or her accounts under the Andrew Profit Sharing Trust for the same period. Following the completion of the merger, each participant (or beneficiary thereof) in the plan will be entitled to a lump sum payment of his or her plan account as determined in accordance with the terms of the plan.

Performance Cash Agreement.  If the merger is completed prior to the end of the performance period applicable to performance cash awards granted under the Andrew Management Incentive Program, upon completion of the merger, all outstanding performance cash awards that were not previously forfeited or vested shall become fully vested and payable as if the performance goal established for such awards had been attained as of the merger effective date, and each grantee will be entitled to a lump sum payment of his or her performance cash awards as determined in accordance with the terms of the plan and the applicable award agreements.

Directors and Executive Officers Indemnification and Insurance.  The merger agreement provides that the surviving corporation in the merger will indemnify, and provide advance expenses to, each person who has been at any time on or before the date of the merger agreement, or who becomes before the completion of the merger, an officer, director or employee of Andrew or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Andrew or any of its subsidiaries, and pertaining to any matter existing or occurring, at or prior to the completion of the merger, whether asserted or claimed in connection with the approval of the merger agreement and the transactions contemplated thereby, to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement.

The merger agreement also provides that for six years after the completion of the merger, ADC will maintain directors’ and officers’ liability insurance for acts or omissions occurring at or prior to the completion of the merger, covering each person who was, as of the date of the merger agreement, covered by Andrew’s directors’ and officers’ liability insurance, on terms no less favorable than those in effect as of the date of the merger agreement. ADC’s obligation to provide this insurance coverage is subject to a cap of 250% of the amount of premiums paid by Andrew in its last full fiscal year for its existing insurance coverage. If ADC cannot maintain the existing or equivalent insurance coverage without exceeding the 250% cap, ADC is required to maintain only that amount of insurance coverage that can be obtained by paying an annual premium equal to the 250% cap.

Director Separation Agreement.  The Chairman of Andrew’s board of directors, Charles R. Nicholas, has an agreement with Andrew under which Mr. Nicholas will be entitled to a payment of $250,000 for each of the two years immediately following his retirement from the board.

Regulatory Approvals Required for the Merger

To consummate the merger, ADC and Andrew must make filings with and obtain approvals or clearances from antitrust regulatory authorities. Transactions such as the merger are subject to review by the Department of Justice and the Federal Trade Commission in the United States, by certain countries located in the European Union, and by other countries to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until the specified waiting period requirements of the HSR Act have been satisfied. On June 13, 2006, ADC and Andrew filed a Notification and Report Form pursuant to the HSR Act with the U.S. Department of Justice and the U.S. Federal Trade Commission. In the United States, ADC must also comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of ADC Andrew common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC.

Restrictions on Sales of Shares to be Received in the Merger

The issuance of shares of ADC Andrew common stock to be received by Andrew stockholders in the merger will be registered under the Securities Act and, except as described in this section, may be freely traded without restriction. ADC’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of ADC Andrew common stock to be received in connection with the merger by persons who are deemed to be “affiliates” of Andrew on the date of the Andrew special meeting. The shares of ADC Andrew common stock to be issued in the merger and received by persons who are deemed to be “affiliates” of Andrew on the date of the Andrew special meeting of stockholders may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or otherwise permitted under the Securities Act. Persons who are deemed to be “affiliates” of Andrew prior to the merger include individuals or entities that control, are controlled by, or are under common control with Andrew on the date of the Andrew special meeting, and may include officers and directors, as well as principal stockholders, of Andrew on the date of the Andrew special meeting. Affiliates of Andrew will be notified separately of their affiliate status.

Listing of ADC Andrew Common Stock

The shares of ADC Andrew common stock to be issued in the merger and the shares of ADC Andrew common stock to be reserved for issuance in connection with the outstanding Andrew options, warrants, and restricted stock units assumed by ADC Andrew in the merger and upon conversion of the Andrew notes are required to be approved for listing on the Nasdaq Global Market.

Dissenters’ or Appraisal Rights

Holders of ADC common stock are not entitled to dissenters’ rights under the Minnesota Business Corporations Act in connection with the issuance of ADC Andrew common stock in the merger. Holders of Andrew common stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

Anticipated Accounting Treatment of the Merger

The merger will be accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting,

the total estimated purchase price is allocated to the net tangible and intangible assets of Andrew acquired in connection with the merger, based on their estimated fair values. These allocations will be based upon a valuation that has not yet been finalized.

ADC Andrew Board of Directors

The board of directors of ADC Andrew will initially consist of 12 members. ADC’s directors are currently divided into, and ADC Andrew’s directors will be divided into, three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. In connection with the merger, four members of ADC’s board of directors (James C. Castle, Ph.D., John E. Rehfeld, Jean-Pierre Rosso and John D. Wunsch) will resign effective as of the effective time of the merger. The election of four members of the Andrew board of directors effective as of the effective time of the merger is an integral part of the merger. By approving ADC Proposal No. 1, and assuming the merger closes, ADC shareowners, will be electing the following four members of the Andrew board of directors to fill the vacancies on the ADC Andrew board created by the resignations of the departing ADC directors:

•	Gerald A. Poch, for a term expiring at ADC Andrew’s 2008 annual meeting of shareowners;

•	Anne F. Pollack, for a term expiring at ADC Andrew’s 2008 annual meeting of shareowners;

•	Glen O. Toney, for a term expiring at ADC Andrew’s 2009 annual meeting of shareowners; and

•	Andrea L. Zopp, for a term expiring at ADC Andrew’s 2009 annual meeting of shareowners.

Gerald A. Poch, age 59, has been a Managing Director of Pequot Capital Management, Inc. and Senior Managing Director of the Pequot Capital Management, Inc. venture and private equity funds since 1998. He was previously the Chairman, President and CEO of GE Capital Information Technology Solutions, a technology solutions provider, from 1996 to 1998. Prior to that, Mr. Poch was Co-Founder, Co-Chairman and Co-President of AmeriData Technologies, Inc., a value added reseller, systems integrator and consulting firm for computer hardware and software systems. Mr. Poch serves on the boards of directors of Analex Corp. and MTM Technologies, Inc., as well as numerous private companies. Funds managed by Pequot owned less than one percent of ADC’s outstanding common stock as of June 15, 2006.

Anne F. Pollack, age 50, was Senior Vice President and Chief Investment Officer of New York Life Insurance Company, from January 2002 to June 2006. In January 2001, she was named Senior Vice President and Deputy Chief Investment Officer of New York Life, while also Chief Investment Officer of New York Life International, a position she held since 1998. She joined New York Life in 1980 and has held a series of increasingly responsible positions in the investment and financial management divisions. She also serves on the Boards of the Community Preservation Corporation and Coro New York Leadership Center, as well as the Boards of several New York Life affiliates.

Glen O. Toney, age 67, retired in 2002 as Group Vice President, Corporate Affairs of Applied Materials, Inc., the leading worldwide supplier of semiconductor wafer fabrication equipment. Prior to that date, he was Group Vice President and Vice President, Global Human Resources since 1985. He first joined Applied Materials, Inc. in 1979. Dr. Toney serves on the boards of directors of Authernative, Inc. and Northern California Natural History Museum. Dr. Toney is also a member of the advisory board of the School of Engineering and Computer Science, the School of Natural Science and of the University President’s Advisory Board at California State University at Chico.

Andrea L. Zopp, age 49, was Senior Vice President and General Counsel of Sears Holdings Corporation from July 2003 to October 2005. Prior to joining Sears Holding, Ms. Zopp was Vice President and Deputy General Counsel of Sara Lee Corporation from January 2000 to July 2003. She was a partner at the law firm of Sonnenschein, Nath & Rosenthal from January 1997 to December 1999 and previously was a prosecutor with the Cook County State’s Attorney Office, serving as First Deputy States Attorney from April 1991 to November 1996. Ms. Zopp serves as a Trustee of the National Urban League, the Chicago Area Project and the Heartland Alliance.

The four Andrew directors will join eight members of ADC’s board of directors to form ADC Andrew’s board of directors. The eight continuing directors are:

•	John A. Blanchard III, age 63, serving a term expiring at ADC Andrew’s 2009 annual meeting of shareowners;

•	John J. Boyle III, age 59, serving a term expiring at ADC Andrew’s 2007 annual meeting of shareowners;

•	Mickey P. Foret, age 60, serving a term expiring at ADC Andrew’s 2008 annual meeting of shareowners;

•	J. Kevin Gilligan, age 51, serving a term expiring at ADC Andrew’s 2008 annual meeting of shareowners;

•	Lois M. Martin, age 43, serving a term expiring at ADC Andrew’s 2009 annual meeting of shareowners;

•	William R. Spivey, Ph.D., age 59, serving a term expiring at ADC Andrew’s 2007 annual meeting of shareowners;

•	Robert E. Switz, age 59, serving a term expiring at ADC Andrew’s 2007 annual meeting of shareowners; and

•	Larry W. Wangberg, age 64, serving a term expiring at ADC Andrew’s 2007 annual meeting of shareowners.

For information regarding the members of the ADC board of directors who will continue as directors of ADC Andrew, please see the proxy statement for ADC’s Annual Shareowner Meeting held on March 7, 2006. Please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for information about how to obtain a copy of ADC’s proxy statement for the 2006 Annual Shareowner Meeting.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all of the terms of the merger agreement and is qualified by reference to the complete merger agreement which is included as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. All shareholders of Andrew and ADC are urged to read the entire merger agreement carefully.

The merger agreement has been included to provide shareholders with information regarding its terms and we recommend that shareholders read the entire merger agreement carefully. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, ADC and Andrew do not intend for its text to be a source of factual, business or operational information about ADC or Andrew. That kind of information can be found elsewhere in this joint proxy statement/prospectus and in the documents incorporated herein by reference. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for the purposes of allocating risk between the parties other than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement, including contractual standards of materiality that may be different from what may be viewed as material to shareholders. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. Except for Andrew stockholders, who are third party beneficiaries of Article II only of the merger agreement regarding the exchange of shares in the merger, as shareholders, you are not third party beneficiaries of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions. You should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of ADC, Andrew or any of their respective affiliates. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequently developed or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus.

General

Under the merger agreement, Hazeltine Merger Sub, Inc., a wholly owned subsidiary of ADC, will merge with and into Andrew, with Andrew continuing as the surviving corporation. As a result of the merger, Andrew will become a wholly owned subsidiary of ADC.

Consideration to Be Received in the Merger

The merger agreement provides that, at the completion of the merger, each share of Andrew common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Andrew common stock held in the treasury of Andrew, will be converted into the right to receive 0.57 shares of ADC Andrew common stock. The merger agreement provides that this exchange ratio shall be adjusted in the event of certain changes to the capital stock of either Andrew or ADC prior to the merger, such as stock splits, reorganizations, reclassifications and other similar changes. After the merger, ADC shareowners will continue to hold the shares of ADC common stock that they own immediately before the merger. See “— Treatment of Stock Options and Restricted Stock Units” in this section for a description of the treatment of stock options to purchase Andrew common stock, shares of Andrew common stock issued with restrictions or limitations on transfer and restricted stock units of Andrew issued under the Andrew stock plans.

Exchange of Shares in the Merger

Before the closing of the merger, ADC will engage Computershare to act as exchange agent and to handle the exchange of shares of Andrew common stock for shares of ADC Andrew common stock, which will be issued in uncertificated book entry form. Promptly after the closing of the merger, the exchange agent will send a letter of transmittal to each former Andrew stockholder explaining the procedure for surrendering shares of Andrew common stock in exchange for ADC Andrew shares, which will be issued in uncertificated book entry form, representing the number of shares of ADC Andrew common stock into which the shares of Andrew common stock were converted in the merger.

After the completion of the merger, each certificate that previously represented shares of Andrew common stock will only represent the right to receive the shares of ADC Andrew common stock into which those shares of Andrew common stock have been converted and any cash in lieu of fractional ADC Andrew shares. In addition, after the completion of the merger, Andrew will not register any transfers of the shares of Andrew common stock. ADC shareowners need not exchange their stock certificates in connection with the merger.

Fractional Shares

No fractional shares of ADC Andrew common stock will be issued in the merger. Instead, the exchange agent will pay each of those stockholders who would have otherwise been entitled to a fractional share of ADC Andrew common stock an amount in cash determined by multiplying the fractional share interest by the average closing price, as reported on the Nasdaq Global Market, of one share of ADC common stock for the ten most recent trading days preceding the date of completion of the merger.

Listing of Common Stock of ADC Andrew

ADC has agreed to use all reasonable best efforts to cause the shares of ADC Andrew common stock to be issued in the merger and the shares of ADC Andrew common stock to be reserved for issuance with respect to stock options and restricted stock units issued under the Andrew stock plans, upon exercise of the Andrew warrant and upon conversion of the Andrew notes to be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance, in connection with the completion of the merger.

Treatment of Stock Options and Restricted Stock Units

Each outstanding and unexercised option to purchase shares of Andrew common stock granted under the Andrew stock plans will be assumed by ADC and converted into an option to purchase shares of common stock of ADC Andrew, with the number of shares of common stock of ADC Andrew underlying the new option equaling the number of shares of Andrew common stock for which the corresponding Andrew option was exercisable, multiplied by the exchange ratio (rounded down to the nearest whole share). The per share exercise price of each new option will equal the exercise price of the corresponding Andrew option divided by the exchange ratio (rounded up to the nearest cent). Pursuant to the terms of the Andrew stock plans, each outstanding and unexercised option to purchase shares of Andrew common stock granted under the Andrew stock plans will become fully vested and exercisable upon consummation of the merger.

Each of the restricted stock units granted under the Andrew stock plans will be converted into the right to receive the number of shares of ADC Andrew common stock equaling the number of shares of Andrew common stock relating to a restricted stock unit immediately prior to the effective time of the merger multiplied by the exchange ratio (rounded down to the nearest whole share). Pursuant to the terms of the Andrew stock plans, at the effective time of the merger, restricted stock units granted under the Andrew stock plans will vest and all restrictions on the Andrew restricted stock units will lapse.

Treatment of Andrew Common Stock Issued Under Andrew Employee Stock Purchase Plan

Andrew has terminated its employee stock purchase plan. Each share of Andrew common stock issued under the Andrew employee stock purchase plan with restrictions or limitations on transfer will be converted into 0.57 shares of ADC Andrew common stock. At the effective time of the merger, all restrictions on Andrew common stock issued pursuant to the Andrew employee stock purchase plan shall lapse.

Treatment of Andrew Warrant and Andrew Notes

At the effective time, the warrant, dated January 16, 2004, to purchase 1,000,000 shares of Andrew common stock, issued by Andrew initially to True Position Inc., which we refer to as the Andrew warrant, will be converted into a right to purchase the number of shares of ADC Andrew common stock equaling the number of shares of Andrew common stock that were issuable upon exercise of the Andrew warrant multiplied by the exchange ratio (rounded down to the nearest whole share). The per share exercise price for the shares of ADC Andrew common stock issuable upon exercise of the Andrew warrant will equal the exercise price per share of the warrant divided by the exchange ratio (rounded up to the nearest cent).

At the effective time, all of the issued and outstanding 3 1/4% convertible subordinated notes due 2013 issued by Andrew, which we refer to as the Andrew notes, will continue to have and be subject to, the same terms and conditions set forth in the indenture governing the Andrew notes except that the notes will no longer be convertible into Andrew common stock and will become convertible into a number of shares of ADC Andrew common stock equaling (i) the number of shares of Andrew common stock into which the Andrew notes were convertible immediately prior to the effective time of the merger, multiplied by (ii) the exchange ratio (rounded down to the nearest whole share). See “The Merger — Conditions to Completion of the Merger” for a discussion regarding the amendment of the indenture to which the Andrew notes are subject.

Covenants

Each of Andrew and ADC has undertaken certain covenants in the merger agreement restricting the conduct of its respective business between the date the merger agreement was signed and the completion of the merger. Some of these covenants are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled “Conduct of Business.” The following summarizes the more significant of these covenants:

Conduct of Business

Except as expressly required by, or provided for, in the merger agreement, or agreed to by the other party in writing, each of ADC, Andrew and each of their respective subsidiaries is required to carry on its business in the ordinary course, consistent with past practice and use commercially reasonable efforts to (i) preserve its current business organization, (ii) keep available the services of its current officers and key employees and (iii) preserve its relationships with its customers, suppliers and other persons with which it has significant business relations.

Required Consent

Without the prior written consent of the other party, and with certain exceptions and subject to certain conditions described in the merger agreement (which exceptions and conditions apply to certain but not all of the following items), none of ADC, Andrew or any of their respective subsidiaries may take any of the following actions or authorize, commit or agree to take any of the following actions:

•	Declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock;

•	Split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	Purchase, redeem or acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•	Issue, grant, sell, deliver, pledge or otherwise encumber or subject to any lien, any shares of capital stock or other voting securities or any rights, warrants or options, warrants or convertible notes, to acquire such shares or securities, other than (A) the issuance of common stock or options upon the exercise of Andrew or ADC options or the Andrew warrant, or conversion of the Andrew notes or the ADC notes, (B) the issuance by a wholly-owned subsidiary of ADC or Andrew, as applicable, of capital stock to such subsidiary’s parent company or (C) the issuance of common stock, options to purchase common stock or restricted stock units in the ordinary course of business to participants in employee stock purchase plans;

•	Amend its certificate of incorporation or by-laws;

•	Acquire, or agree to acquire, by merging or consolidating with, or by purchasing any equity interest or a security convertible into or exchangeable for any equity interest in or a portion of the assets of, any person or business which is not an affiliate and that would be material to the acquiror other than acquisitions permitted by the merger agreement;

•	Sell, pledge, dispose of, transfer, lease, license or otherwise encumber any property or assets, except certain sales in the ordinary course of business consistent with past practice;

•	Make any loans, advances or capital contributions to, or investments in, any person or entity other than certain transactions permitted by the merger agreement;

•	Borrow money or issue any debt securities or assume, guarantee, endorse or become responsible for the debt obligations of any person or entity, other than in the ordinary course of business;

•	Draw on existing credit facilities, other than in the ordinary course of business;

•	Pay, discharge, settle or satisfy any material claim, action or proceeding, except settlements in the ordinary course of business or for which reserves have been established as of the date of the merger agreement;

•	Make any material tax election, except in the ordinary course of business;

•	Increase in any manner the compensation or fringe benefits of (or enter into any commitment to pay any pension or benefit to), or pay any bonus to, any of its officers, directors or employees, except pursuant to existing commitments;

•	Enter into any collective bargaining agreement;

•	Commit itself to, or enter into, any employment agreement with its chief executive officer, any executive who directly reports to its chief executive officer or any executive who reports to a direct report of its chief executive officer;

•	Adopt any new benefit, compensation stock option plan, or amend, supplement or accelerate any existing benefit, stock option or compensation plan, except pursuant to existing commitments or as required by applicable laws;

•	Change accounting methods, principles or practices unless required by GAAP or any applicable laws with the concurrence of its independent auditors;

•	Enter into, modify or amend in any material respect, or terminate, waive, release or assign any material benefit or claim under, any material joint venture, strategic partnership, alliance, license or sublicense or other material contract, except for certain transactions permitted by the merger agreement;

•	Enter into any new material line of business;

•	Subject itself to any material non-compete or other similar restriction on the conduct of its business that would be binding on its business following completion of the merger; or

•	Make or agree to make any new capital expenditures, other than certain expenditures set forth in the merger agreement.

No Solicitation

Each of Andrew and ADC has agreed that, except in certain circumstances, Andrew and ADC and their respective subsidiaries will not, nor will either company authorize or permit any of its officers, directors, employees, financial advisors, attorneys, accountants or other representatives to, take any of the following actions:

•	Solicit, initiate, encourage or take any other action intended to facilitate, induce or encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, a proposed “alternative transaction” (as defined below);

•	Participate in any discussions or negotiations regarding, or furnish any information with respect to, a proposed alternative transaction;

•	Approve, endorse or recommend any alternative transaction; or

•	Enter into any letter of intent, agreement or commitment contemplating or otherwise relating to any proposed alternative transaction.

The merger agreement also provides that each party will as promptly as practicable advise the other of the status and terms of any alternative transaction proposal or any inquiry or request for information relating to any alternative transaction proposal and the status and terms of any such discussions or negotiations. Each of Andrew and ADC shall also notify the other of any meeting of the board of directors of such party at which any alternative transaction proposal is reasonably likely to be considered.

An “alternative transaction” includes, with respect to any party, with certain exceptions, any liquidation or dissolution of such party, or any transaction or series of related transactions with one or more third parties involving any one or more of the following:

•	Any purchase from such party or acquisition by any person or entity or “group” of more than 20% of the total outstanding voting securities of such party;

•	Any tender offer or exchange offer that, if consummated, would result in any person, entity or group beneficially owning 20% or more of the total outstanding voting securities of such party;

•	Any merger, consolidation, business combination or similar transaction involving such party, as a whole; or

•	Any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of such party, including equity securities of any subsidiary of such party, on a consolidated basis.

Each of Andrew and ADC, in response to an unsolicited, bona fide proposal for an alternative transaction that is determined in accordance with the merger agreement by such party’s board of directors to constitute a “superior proposal” (as defined below), may (i) furnish its nonpublic information to a person proposing such superior proposal and (ii) participate in discussions or negotiations with such person regarding such superior proposal if all of the following conditions are met:

•	Such party’s board of directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action is reasonably likely to result in a breach of its fiduciary obligations;

•	Such party has given the other party three business days’ prior written notice of its intentions to engage in negotiations and of the identity or the person, entity or group making such superior proposal and the material terms and conditions of such superior proposal;

•	Such party has not breached in any material respect the provisions in the merger agreement prohibiting solicitation of competing bids;

•	Before furnishing nonpublic information to the person proposing the superior proposal, such party enters into a confidentiality agreement with the person proposing the superior proposal; and

•	Such party provides a copy of any materials provided to the person proposing the superior proposal to the counterparty to the merger agreement.

A “superior proposal,” with respect to a party, means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination:

•	(i) 50% or more of the assets of such party on a consolidated basis or (ii) 50% or more of the outstanding voting securities of such party and as a result of which the shareholders of such party immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction; and

•	On terms that such party’s board of directors has in good faith, following consultation with outside legal and financial advisors, and after taking into account all of the terms and conditions of such proposal and the merger agreement (including any proposal by either party to amend the terms of the merger agreement), determined (i) to be more favorable to its shareholders (in their capacities as shareholders) and (ii) to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such proposed alternative transaction and the person proposing such alternative transaction.

In response to the receipt of an unsolicited proposed alternative transaction that is determined to be a superior proposal, the board of directors of the party receiving such proposal may withhold, withdraw, amend or modify its recommendation in favor of, in the case of Andrew, of the merger agreement and, in the case of ADC, the shares to be issued by ADC Andrew in the merger and, in the case of a tender or exchange offer made directly to shareholders, may recommend that the shareholders accept the tender or exchange offer, which we refer to as a “change of recommendation” if such party’s board of directors believes in good faith, after consultation with outside legal counsel that, in light of such superior proposal, failure to change its recommendation is reasonably likely to result in a breach of its fiduciary obligations.

A party effecting a change in recommendation must:

•	Provide the other party three business days’ prior written notice (i) expressly stating such party’s intent to effect a change of recommendation and (ii) describing any modifications to the material terms and conditions of the superior proposal and the identity of the person, entity or group making the superior proposal from the description in the notice provided to the other party upon receipt of the superior proposal;

•	Make available to the other party a copy of any materials made available to the person or entity proposing the superior proposal; and

•	During such three-day period, if requested by the other party, engage in good faith negotiations to amend the merger agreement in such a manner that the alternative transaction proposal is no longer a superior proposal.

In addition to the circumstances described above in which ADC or Andrew may effect a change of recommendation, ADC or Andrew may effect a change of recommendation if (a) a material adverse change, as defined in the merger agreement, relating to Andrew or ADC, as the case may be, occurs or (b) any other event occurs which ADC’s or Andrew’s board of directors believes in the good faith, after consultation with outside legal counsel, that, in light of such event, failure to effect a change in recommendation would violate its fiduciary obligations.

No alternative transaction or change of recommendation will limit or otherwise affect the obligation of ADC or Andrew to convene their special meetings in connection with the merger that is the subject of this joint proxy statement/prospectus and neither ADC nor Andrew shall submit to the vote of its respective shareholders any alternative transaction, whether or not a superior proposal has been received by it, or propose to do so at any such special meeting.

Expenses

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses. However, ADC and Andrew will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties of the premerger notification and report forms relating to the merger under the HSR Act and any foreign antitrust or competition laws.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	Cooperation between Andrew and ADC in the preparation of this joint proxy statement/prospectus;

•	Timeliness of holding shareholders’ meetings to approve, in the case of Andrew, the merger agreement, and in the case of ADC, the ADC Andrew share issuance, and the recommendation of the boards of directors of the parties with respect to approvals to be sought at such meetings (subject to the provisions described permitting the board of directors of a party to change its recommendation);

•	Assumption by ADC of the Andrew stock plans and agreements, the Andrew warrant, and the Andrew notes in connection with the merger, and the reservation of shares of ADC Andrew common stock to provide for the issuance upon exercise or conversion thereunder;

•	Listing on the Nasdaq Global Market of the ADC Andrew common stock issuable under the merger agreement and the ADC Andrew common stock to be reserved for issuance under the Andrew stock plans, the Andrew warrant and the Andrew indenture;

•	Maintaining at least a comparable level of employee benefits for and recognizing the time of service for purposes of employee benefits for employees of Andrew continuing to be employed by ADC Andrew following the merger subject to certain exceptions provided in the merger agreement;

•	Assumption by ADC of all employment, severance and other compensation agreements and arrangements of Andrew and any of its subsidiaries existing on the date of the merger agreement and any other such agreements entered into after the date of the merger agreement, prior to the effective time and in accordance with the merger agreement;

•	Obtaining certain directors’ and officers’ liability insurance policies and providing certain indemnification provisions in the certificate of incorporation and by-laws of Andrew as the surviving corporation in the merger;

•	Responding to shareholder litigation;

•	Confidentiality and access by each party to certain information about the other party;

•	Causing the merger to qualify as a “reorganization” under the Code;

•	Notifying the other counterparty to the merger of the occurrence of any event that would be reasonably likely to cause the failure of any of the conditions to the closing of the merger to be satisfied;

•	Cooperation with respect to any public announcements regarding the merger; and

•	Cooperation to obtain (and to keep each other apprised of the status of) all governmental approvals and other consents required to complete the merger.

Divestures in Connection with Antitrust and Competition Laws

In the event any governmental entity acting pursuant to any antitrust, competition or other similar law requires, as a condition to granting any waiver or consent to the merger, the divestiture of, or limitation on, any businesses, assets or property of ADC, Andrew or any of their respective subsidiaries, ADC and Andrew shall divest, or place limits, on such business, assets or property provided such actions would not be reasonably expected to result in the loss of annualized revenue of ADC and Andrew on a combined basis of more than $225 million.

Certain ADC Corporate Governance Matters

After completion of the merger, ADC Andrew’s board of directors will consist of twelve members, eight of whom have been designated by ADC and four of whom have been designated by Andrew. ADC’s existing Chairman of the board of directors, John A. Blanchard III, will serve as Chairman of the board of directors of ADC Andrew after the merger.

The other seven directors designated by ADC to serve on the board of directors of ADC Andrew after the merger are:

•	John J. Boyle III

•	Mickey P. Foret

•	J. Kevin Gilligan

•	Lois M. Martin

•	William R. Spivey, Ph.D.

•	Robert E. Switz

•	Larry W. Wangberg

The four directors designated by Andrew to serve on the board of directors of ADC Andrew after the merger are:

•	Anne F. Pollack

•	Gerald A. Poch

•	Glen O. Toney

•	Andrea L. Zopp

For more information regarding the ADC Andrew board of directors following the merger, please see the section entitled “Andrew Proposal No. 1 and ADC Proposal No. 1 — The Merger and The ADC Andrew Share Issuance — ADC Andrew Board of Directors.”

The President and Chief Executive Officer of ADC, Robert E. Switz, shall be the President and Chief Executive Officer of ADC Andrew immediately after the merger.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties, many of which are qualified by materiality, made by each party to the other. The representations and warranties relate to, among other topics, the following:

•	Corporate existence, qualification to conduct business and corporate standing and power;

•	Ownership of subsidiaries and capital structure;

•	Corporate authority to enter into and perform under the merger agreement and enforceability of the merger agreement;

•	Board of director and stockholder approval;

•	Absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

•	Filings with the SEC and other governmental entities;

•	Accuracy of the information supplied for this joint proxy statement/prospectus;

•	Financial statements;

•	Absence of certain changes or events, including litigation;

•	Compliance with laws and regulations;

•	Labor and other employment matters and employee benefit plans;

•	Tax matters;

•	Absence of environmental liabilities;

•	Intellectual property matters;

•	Inapplicability of anti-takeover statutes and absence of any triggering events under the ADC and Andrew rights agreements;

•	Payment of fees to finders or brokers in connection with the merger agreement;

•	Opinions of financial advisors;

•	Ownership by ADC or Andrew of the other party’s common stock;

•	Existence and enforceability of material contracts;

•	Internal controls over financial reporting and disclosure controls over information submitted to the SEC; and

•	Absence of undisclosed interested party transactions.

The merger agreement also contains certain representations and warranties of ADC with respect to its wholly owned subsidiary, Hazeltine Merger Sub, Inc., including corporate organization and authorization, absence of a breach of the certificate of incorporation and the by-laws, no prior business activities and capitalization of the merger subsidiary.

Conditions to Completion of the Merger

The obligations of ADC and Andrew to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	The adoption of the merger agreement by Andrew stockholders;

•	The approval by ADC shareowners of the issuance of shares of ADC Andrew common stock in the merger;

•	The expiration or termination of the applicable waiting periods under antitrust laws;

•	The receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger, unless failure to obtain those consents or approvals would not reasonably be expected to have a material adverse effect on ADC (determined after giving effect to the merger);

•	The absence of any law, order or injunction prohibiting completion of the merger;

•	The absence of any action or proceeding challenging or seeking to prevent or delay the merger;

•	The SEC having declared effective the ADC registration statement, of which this joint proxy statement/prospectus forms a part;

•	The authorization for listing by Nasdaq of the ADC Andrew common stock to be issued in the merger, subject to official notice of issuance;

•	The receipt of an opinion of each company’s counsel to the effect that the merger will qualify as a “reorganization” under the Code (this condition is not waivable after ADC shareowner approval or Andrew stockholder approval unless future ADC or Andrew stockholder approval is obtained with appropriate disclosure); and

•	The amendment or supplement of the indenture governing the Andrew notes to substitute ADC common stock for Andrew common stock as the conversion security for the Andrew notes.

In addition, ADC’s obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of Andrew contained in the merger agreement (other than certain representations and warranties relating to fundamental matters such as capitalization and authority to enter into the merger agreement) being true when made, and as of the closing date of the merger (except those expressly made as of a specific date, which must be true in all respects as of such date), unless the failure of such representation and warranty to be true (determined without regard to any materiality qualifiers) does not have, and would not be expected to have, a material adverse effect on Andrew;

•	The representations and warranties of Andrew contained in the merger agreement relating to fundamental matters, such as capitalization and authority to enter into the merger agreement, being true in all material respects when made and as of the closing date of the merger (except those expressly made as of a specific date, which must be true in all respects as of such date);

•	Andrew having performed or complied, in all material respects, with all obligations required to be performed or complied with by it under the merger agreement;

•	Andrew and its respective subsidiaries not having suffered from any change or effect that would reasonably be expected to have a material adverse effect on Andrew, as defined in the merger agreement;

•	Absence of any event causing the rights under the Andrew rights agreement to become non-redeemable, exercisable, distributed or triggered and the termination of the Andrew rights agreement; and

•	ADC having received an officer’s certificate from the chief executive officer and the chief financial officer of Andrew regarding the satisfaction of certain conditions to closing.

In addition, Andrew’s obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of ADC contained in the merger agreement (other than certain representations and warranties relating to fundamental matters such as capitalization and authority to enter into the merger agreement) being true when made, and as of the closing date of the merger (except those expressly made as of a specific date, which must be true in all respects as of such date), unless the failure of such representation and warranty to be true (determined without regard to any materiality qualifiers) does not have, and would not be expected to have, a material adverse effect on ADC;

•	The representations and warranties of ADC contained in the merger agreement relating to fundamental matters, such as capitalization and authority to enter into the merger agreement, being true in all material respects when made and as of the closing date of the merger (except those expressly made as of a specific date, which must be true in all respects as of such date);

•	Each of ADC and Hazeltine Merger Sub, Inc. having performed or complied, in all material respects, with all obligations required to be performed or complied with by it under the merger agreement;

•	ADC and its respective subsidiaries not having suffered from any change or effect that would reasonably be expected to have a material adverse effect on ADC, as defined in the merger agreement;

•	Absence of any event causing the rights under the ADC rights agreement to become non-redeemable, exercisable, distributed or triggered; and

•	Andrew having received an officer’s certificate from the chief executive officer and the chief financial officer of ADC regarding the satisfaction of certain conditions to closing.

Closing Matters

Closing

Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties but no later than the third business day after all closing conditions have been satisfied or waived, at the offices of ADC’s counsel, Dorsey & Whitney LLP, in Minneapolis, Minnesota.

See “The Merger Agreement — Conditions to Completion of the Merger” for a more complete description of the conditions that must be satisfied or waived prior to closing.

Completion of the Merger; Effective Time of the Merger

As soon as practicable after the satisfaction or waiver of the conditions to the merger, Andrew and ADC will file the certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law, pursuant to which Hazeltine Merger Sub, Inc. will merge with and into Andrew. The merger will become effective when the certificate of merger is filed or at such later time as Andrew and ADC agree and specify in the certificate of merger.

Termination of Merger Agreement

Right to Terminate

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained by either Andrew or ADC, or both, under the following circumstances:

•	By mutual written consent of Andrew and ADC if their respective boards so determine.

•	By board authorized written notice of Andrew or ADC for any of the following reasons:

•	If the merger has not been completed by November 30, 2006 (subject to an extension to February 28, 2007 under certain conditions relating to clearances by governmental entities), provided that a party may not terminate by reason of the merger not occurring by November 30, 2006 (or February 28, 2007, if extended) if such party’s failure to fulfill in any material respect any of its obligations or satisfy any condition to be satisfied by it has caused or resulted in the failure of the merger to occur on or before November 30, 2006 (or February 28, 2007, if extended);

•	If a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action or inaction which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	If the stockholders of Andrew have not adopted the merger agreement or the shareowners of ADC have not approved the issuance of ADC Andrew common stock in the merger unless (i) such failure to obtain such shareholder approval was caused by (through action or inaction) the party seeking to terminate the merger agreement and (ii) such action or inaction constitutes a breach of the merger agreement.

•	By ADC upon a breach of any representation or warranty contained in the merger agreement on the part of Andrew, or if any representation or warranty of Andrew shall have become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach has not been or is incapable of being cured by Andrew within 30 calendar days of receipt of notice of such breach.

•	By Andrew upon a breach of any representation or warranty contained in the merger agreement on the part of ADC, or if any representation or warranty of ADC shall have become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach has not been or is incapable of being cured by ADC within 30 calendar days of receipt of notice of such breach.

•	By ADC or Andrew, respectively, upon a failure to perform or comply with in all material respects, any covenant or agreement of Andrew or ADC, respectively, in the merger agreement and such breach has not been or is incapable of being cured by Andrew or ADC, respectively, within 30 calendar days of receipt of notice of such breach.

•	By Andrew, at any time prior to the approval by ADC shareowners of the ADC Andrew share issuance, if ADC or its board of directors (or a committee thereof), for any reason, shall have:

•	Failed to hold the ADC shareowners’ meeting in accordance with the terms of the merger agreement;

•	Failed to include in this joint proxy statement/prospectus its recommendation that ADC shareowners approve the ADC Andrew share issuance;

•	Withdrawn, amended, modified or qualified its recommendation in favor of the ADC Andrew share issuance in a manner adverse to the interests of Andrew;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from Andrew to do so;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to ADC common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that ADC’s board of directors recommends rejection of such tender offer or exchange offer.

•	By ADC, at any time prior to the adoption of the merger agreement by Andrew stockholders, if Andrew or its board of directors (or a committee thereof), for any reason, shall have:

•	Failed to hold the Andrew stockholders’ meeting in accordance with the terms of the merger agreement;

•	Failed to include in this joint proxy statement/prospectus its recommendation that Andrew stockholders adopt the merger agreement;

•	Withdrawn, amended, modified or qualified its recommendation in favor of adoption of the merger agreement in a manner adverse to the interests of ADC;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from ADC to do so;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to Andrew common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that Andrew’s board of directors recommends rejection of such tender offer or exchange offer.

Termination Fee

If terminated, the merger agreement will become void and, except in circumstances where a termination fee is payable or in instances of a willful breach of any representation or warranty in the merger agreement or a willful breach of any covenant or agreement contained in the merger agreement, neither party will have any liability to the other party under the merger agreement. Upon a termination, a party may become obligated to pay to the other party a termination fee, as described in the joint proxy statement/prospectus.

ADC will be obligated to pay a termination fee to Andrew equal to $75 million if:

•	ADC or Andrew terminates the merger agreement because the merger has not been consummated by November 30, 2006 (subject to an extension of February 28, 2007 under certain circumstances) and (i) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition (as defined below) involving ADC and (ii) within 12 months of such termination, ADC consummates such transaction.

•	ADC or Andrew terminates the merger agreement because ADC failed to obtain the approval of its shareowners of the ADC Andrew share issuance and (i) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition involving ADC and (ii) within 12 months of such termination, ADC consummates such transaction.

•	Andrew terminates the merger agreement because ADC failed to comply in all material respects with a covenant or agreement of the merger agreement and ADC has not or is incapable of curing such breach within 30 calendar days following receipt of notice of such a breach, and (i) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition involving ADC and (ii) ADC’s breach is willful or intentional and intended to facilitate or otherwise benefit such transaction, such as a breach of the covenant prohibiting the soliciting of an alternative transaction.

•	Andrew (i) terminates the merger agreement prior to ADC shareowner approval of the ADC Andrew share issuance, (ii) ADC effected a change of recommendation in accordance with the merger agreement (unless such change is a result of a material adverse change of Andrew) and (iii) ADC:

•	Failed to hold the ADC shareowners’ meeting in accordance with the terms of the merger agreement;

•	Failed to include in this joint proxy statement/prospectus its recommendation that ADC shareowners approve the ADC Andrew share issuance;

•	Withdrew, amended, modified or qualified such recommendation in favor of the ADC Andrew share issuance in a manner adverse to the interests of Andrew, unless such withdrawal, amendment, modification or qualification is a result of a material adverse change of Andrew;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from Andrew to do so unless such failure is a result of a material adverse change of Andrew;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to ADC common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that ADC’s board of directors recommends rejection of such tender offer or exchange offer.

•	Andrew (i) terminates the merger agreement prior to ADC shareowner approval of the ADC Andrew share issuance, (ii) ADC has not effected a change of recommendation as a result of a superior proposal or the occurrence of another event that ADC’s board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to effect a change in recommendation as a result of such event would violate the fiduciary duties of ADC’s board of directors, (iii) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition involving ADC, (iv) within 12 months of such termination ADC consummates such transaction and (v) ADC:

•	Failed to hold the ADC shareowners’ meeting in accordance with the terms of the merger agreement;

•	Failed to include in this joint proxy statement/prospectus its recommendation that ADC shareowners approve the ADC Andrew share issuance;

•	Withdrew, amended, modified or qualified such recommendation in favor of the ADC Andrew share issuance in a manner adverse to the interests of Andrew, unless such withdrawal, amendment, modification or qualification is a result of a material adverse change of Andrew;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from Andrew to do so, unless such failure is a result of a material adverse change of Andrew;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to ADC common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that ADC’s board of directors recommends rejection of such tender offer or exchange offer.

Andrew will be obligated to pay a termination fee to ADC equal to $75 million if:

•	ADC or Andrew terminates the merger agreement because the merger has not been consummated by November 30, 2006 (subject to an extension of February 28, 2007 under certain circumstances) and (i) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition involving Andrew and (ii) within 12 months of such termination, Andrew consummates such transaction.

•	ADC or Andrew terminates the merger agreement because Andrew’s stockholders failed to adopt the merger agreement and (i) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition involving Andrew and (ii) within 12 months of such termination, Andrew consummates such a transaction.

•	ADC terminates the merger agreement because Andrew failed to comply in all material respects with a covenant or agreement of the merger agreement and Andrew has not or is incapable of curing such breach within 30 calendar days following receipt of notice of such a breach, and (i) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition involving Andrew and (ii) Andrew’s breach is willful or intentional and intended to facilitate or otherwise benefit such transaction, such as a breach of the covenant prohibiting the soliciting of an alternative transaction.

•	ADC (i) terminates the merger agreement prior to Andrew stockholder adoption of the merger agreement, (ii) Andrew effected a change in recommendation in accordance with the merger agreement (unless such change is a result of a material adverse change of ADC) and (iii) Andrew:

•	Failed to hold the Andrew stockholders’ meeting in accordance with the terms of the merger agreement;

•	Failed to include in this joint proxy statement/prospectus its recommendation that Andrew stockholders adopt the merger agreement;

•	Withdrew, amended, modified or qualified such recommendation in a manner adverse to the interests of ADC, unless such withdrawal, amendment, modification or qualification is a result of a material adverse change of ADC;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from ADC to do so unless such failure is a result of a material adverse change of ADC;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to Andrew common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that Andrew’s board of directors recommends rejection of such tender offer or exchange offer.

•	ADC (i) terminates the merger agreement prior to the adoption of the merger agreement by Andrew stockholders, (ii) Andrew has not effected a change of recommendation as a result of a superior proposal or the occurrence of another event that Andrew’s board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to effect a change in recommendation as a result of such event would violate the fiduciary duties of Andrew’s board of directors, (iii) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition involving Andrew, (iv) within 12 months of such termination Andrew consummates such transaction and (v) Andrew:

•	Failed to hold the Andrew stockholders’ meeting in accordance with the terms of the merger agreement;

•	Failed to include in this joint proxy statement/prospectus its recommendation that Andrew stockholders adopt the merger agreement;

•	Withdrew, amended, modified or qualified such recommendation in a manner adverse to the interests of ADC, unless such withdrawal, amendment, modification or qualification is as a result of a material adverse change of ADC;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from ADC to do so, unless such failure is a result of a material adverse change of ADC;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to Andrew common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that Andrew’s board of directors recommends rejection of such tender offer or exchange offer.

An “acquisition” involving Andrew or ADC includes, with respect to any party, with certain exceptions, any liquidation or dissolution of such party, or any transaction or series of related transactions with one or more third parties involving any one or more of the following:

•	Any purchase from such party or acquisition by any person or entity or “group” of more than 50% of the total outstanding voting securities of such party;

•	Any tender offer or exchange offer that, if consummated, would result in any person, entity or group beneficially owning 50% or more of the total outstanding voting securities of such party;

•	Any merger, consolidation, business combination or similar transaction involving such party, as a whole; or

•	Any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of such party, including equity securities of any subsidiary of such party, on a consolidated basis.

Amendments, Extensions and Waivers

Amendment

The merger agreement may be amended by the parties at any time before or after the approval by the ADC shareowners of the ADC Andrew share issuance and the Andrew stockholders of the merger agreement. However, following either such approval, an amendment that changes the amount or form of consideration to be delivered to Andrew stockholders, or that by law or under the rules or regulations of Nasdaq otherwise requires shareholder approval, can only be effected with approval of the ADC and Andrew shareholders.

Extension; Waiver

At any time prior to the completion of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) with certain exceptions, waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

Andrew Charter and By-laws

Upon the effective time of the merger, Andrew’s certificate of incorporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Hazeltine Merger Sub, Inc. in effect prior to the merger, except that the name shall be changed to “Andrew Corporation.” Upon the effective time of the merger, Andrew’s by-laws shall be amended and restated in their entirety to be identical to the by-laws of Hazeltine Merger Sub, Inc. in effect prior to the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the exchange of shares of Andrew’s common stock for shares of ADC Andrew common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service, which we refer to as the IRS, rulings and pronouncements, and judicial decisions, all as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

This discussion addresses only Andrew stockholders who hold their shares of Andrew stock as capital assets. This discussion does not address every aspect of U.S. federal income taxation that may be relevant to a particular Andrew stockholder in light of the stockholder’s particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation:

•	partnerships, subchapter S corporations or other pass-through entities;

•	dealers in securities;

•	banks or other financial institutions;

•	insurance companies;

•	mutual funds;

•	tax exempt organizations or pension funds;

•	foreign persons, foreign entities or U.S. expatriates;

•	persons who may be subject to the alternative minimum tax provisions of the Code;

•	stockholders whose functional currency is not the U.S. dollar;

•	persons who acquired their Andrew common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	persons who hold their Andrew common stock as part of a hedging, straddle, conversion or other risk reduction transaction.

The following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger). Nor does the following discussion address the tax consequences of the merger to holders of Andrew stock options or stock warrants.

ANDREW STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Tax Consequences of the Merger

ADC and Andrew each anticipate that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to completion of the merger that ADC receive an opinion from Dorsey & Whitney LLP and Andrew receive an opinion from Mayer, Brown, Rowe & Maw LLP, in each case dated as of the effective time of the merger, both to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The condition relating to these tax opinions is not waivable after receipt of adoption of the merger agreement by the stockholders of Andrew or after receipt of approval of the issuance of ADC Andrew shares in the merger by the shareowners of ADC without reapproval by Andrew or ADC shareholders (with appropriate disclosure). The opinions will be based on representations contained in representation letters provided by ADC, Hazeltine Merger Sub, Inc. and Andrew and on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement. All of such representations and assumptions must continue to be true and accurate in all material respects as of the effective time of the merger. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions.

Neither ADC nor Andrew will request a ruling from the IRS regarding the tax consequences of the merger to Andrew stockholders, Andrew, ADC, or Hazeltine Merger Sub, Inc. The opinions of Dorsey & Whitney LLP and Mayer, Brown, Rowe & Maw LLP will not bind the IRS and will not preclude the IRS from asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be different from the treatment provided for in the opinions and described herein.

In accordance with treatment of the merger as a reorganization, the material federal income tax consequences of the merger are as follows:

•	ADC, Hazeltine Merger Sub, Inc. and Andrew will not recognize any gain or loss as a result of the merger.

•	No gain or loss will be recognized by holders of Andrew common stock upon receipt of shares of ADC Andrew common stock in the merger, except to the extent of any cash received in lieu of a fractional share of ADC Andrew common stock.

•	The aggregate adjusted tax basis of the ADC Andrew common stock received in the merger by a holder of Andrew common stock will be the same as the aggregate adjusted tax basis of the Andrew common stock surrendered in exchange therefor (excluding the portion of the stockholder’s basis that is allocable to a deemed fractional share of ADC Andrew common stock for which the stockholder will receive cash in lieu of such fractional share).

•	The holding period, for U.S. federal income tax purposes, for the ADC Andrew common stock received in the merger by a holder of Andrew common stock will include the period during which the holder held the Andrew common stock surrendered in exchange therefor.

•	An Andrew stockholder who receives cash in lieu of a fractional share of ADC Andrew common stock will be treated as if the fractional share of ADC Andrew common stock had been issued in the merger and then redeemed by ADC Andrew. An Andrew stockholder receiving cash for a fractional share will generally recognize gain or loss upon the payment equal to the difference between the stockholder’s adjusted tax basis allocable to the fractional share and the amount of cash received. The gain or loss will be long term capital gain or loss if, at the effective time of the merger, the Andrew common stock has been held for more than one year.

Backup Withholding

With respect to a cash payment received by an Andrew stockholder in lieu of a fractional share of ADC Andrew common stock, an Andrew stockholder that is not a corporation may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (ii) otherwise establishes that the stockholder is exempt from backup withholding.

Reporting Requirements

Each Andrew stockholder who is a “significant holder” and receives ADC Andrew common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Andrew common stock surrendered and the fair market value of the ADC Andrew common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger. A “significant holder” is an Andrew stockholder who, immediately before the merger, owned at least five percent of the outstanding stock of Andrew or owned Andrew securities with an adjusted tax basis of $1,000,000 or more.

ANDREW STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

ADC PROPOSAL NO. 2 — POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If ADC fails to receive a sufficient number of votes to approve Proposal No. 1, ADC may propose to adjourn the ADC special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. ADC currently does not intend to propose adjournment at the ADC special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the ADC special meeting for the purpose of soliciting additional proxies is submitted to shareowners for approval at the ADC special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the ADC special meeting.

THE ADC BOARD OF DIRECTORS RECOMMENDS THAT ADC’S SHAREOWNERS VOTE “FOR” PROPOSAL NO. 2.

ANDREW PROPOSAL NO. 2 — POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Andrew fails to receive a sufficient number of votes to approve Proposal No. 1, Andrew may propose to adjourn the Andrew special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Andrew currently does not intend to propose adjournment at the Andrew special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the Andrew special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the Andrew special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Andrew special meeting.

THE ANDREW BOARD OF DIRECTORS RECOMMENDS THAT ANDREW’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the historical financial statements of ADC and Andrew. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared using the purchase method of accounting, with ADC treated as the acquirer and as if the acquisition had been completed on November 1, 2004, for purposes of the pro forma statements of operations, and April 28, 2006 for purposes of the pro forma balance sheet. Because Andrew’s fiscal year ends September 30, the pro forma statement of operations for the fiscal year ended October 31, 2005 is based on Andrew’s statement of operations for its fiscal year ended September 30, 2005, and the pro forma statement of operations for the six months ended April 28, 2006 is based on Andrew’s six months ended March 31, 2006.

ADC and Andrew have agreed to effect a strategic business combination in which Andrew and Hazeltine Merger Sub, Inc., a wholly owned subsidiary of ADC, will merge, with Andrew as the surviving corporation and will continue as a wholly owned subsidiary of ADC. Under the merger agreement, Andrew stockholders will receive 0.57 shares of ADC Andrew common stock for each share of Andrew common stock. Upon completion of the merger, former ADC shareowners will own approximately 56% of ADC Andrew and former Andrew stockholders will own approximately 44% of ADC Andrew. The merger is expected to qualify as a tax-free reorganization under the Code. Andrew’s convertible notes will become convertible into ADC Andrew shares.

As of the date of this joint proxy statement/prospectus, ADC has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Andrew assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has ADC identified the adjustments necessary, if any, to conform Andrew data to ADC accounting policies. As indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, ADC has made certain adjustments to the historical book values of the assets and liabilities of Andrew to reflect certain preliminary estimates of the fair values necessary to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, with the excess of the purchase price over the historical net assets of Andrew, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once ADC has determined the final purchase price for Andrew, has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any necessary conforming accounting changes for Andrew. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of ADC and Andrew incorporated by reference into this joint proxy statement/prospectus.

The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

The Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of future cost savings from synergies or restructuring costs expected to result from the Andrew acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of April 28, 2006

	Historical
	ADC	Andrew	Adjustments		Combined
	(In millions)

ASSETS
Current Assets:
Cash and cash equivalents	$131.9	$154.9	$—		$286.8
Available-for-sale securities	356.9	—	—		356.9
Accounts receivable, net of reserves	198.3	477.7	(14.3	) (a3)	661.7
Unbilled revenue	40.0	—	14.3	(a3)	54.3
Inventories, net of reserves	145.9	369.2	22.6	(a12)	537.7
Prepaid and other current assets	47.2	62.2	84.3	(a6)	159.7
			3.2	(a3)
			(37.2	) (a8)

Total current assets	920.2	1,064.0	72.9		2,057.1
Property and equipment, net of accumulated depreciation	211.8	233.3	—	(d1)	445.1
Restricted cash	22.1	—	—		22.1
Goodwill	240.2	871.2	(1,558.1	) (a1)	1,382.4
			1,790.0	(a2)
			18.3	(a4)
			19.4	(a5)
			(86.5	) (a6)
			6.4	(a7)
			77.0	(a8)
			15.2	(a9)
			(11.4	) (a10)
			23.3	(a11)
			(22.6	) (a12)
Intangibles, net of accumulated amortization	152.9	45.2	—	(d1)	198.1
Available-for-sale securities	2.0	—	—		2.0
Other assets	19.3	94.5	2.2	(a6)	75.2
			(6.4	) (a7)
			(34.4	) (a8)

Total assets	$1,568.5	$2,308.2	$305.3		$4,182.0

LIABILITIES AND SHAREOWNERS’ INVESTMENT
Current Liabilities:
Accounts payable	$103.9	$222.2	$—		$326.1
Accrued compensation and benefits	52.6	47.8	—		100.4
Other accrued liabilities	78.4	106.0	15.2	(a9)	211.5
			(11.4	) (a10)
			23.3	(a11)
Income taxes payable	17.5	—	3.2	(a3)	20.7
Restructuring accrual	22.8	11.1	—		33.9
Notes payable	0.1	44.8	—		44.9

Total current liabilities	275.3	431.9	30.3		737.5
Pension obligations and other long-term liabilities	81.9	49.9	18.3	(a4)	155.5
			5.4	(a8)
Long-term notes payable	400.0	268.3	19.4	(a5)	687.7

Total liabilities	757.2	750.1	73.4		1,580.7

Shareowners’ Investment:
Common stock	23.4	1.6	(1.6	) (a1)	41.6
			18.2	(a2)
Paid-in capital	1,414.0	679.7	(679.7	) (a1)	3,185.8
			1,771.8	(a2)
Treasury stock	(0.1)	(31.6)	31.6	(a1)	(0.1)
Retained earnings (deficit)	(601.9)	889.0	(889.0	) (a1)	(601.9)
Accumulated other comprehensive income (loss)	(24.1)	19.4	(19.4	) (a1)	(24.1)

Total shareowners’ investment	811.3	1,558.1	231.9		2,601.3

Total liabilities and shareowners’ investment	$1,568.5	$2,308.2	$305.3		$4,182.0

The accompanying notes are an integral part of the Unaudited
Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended April 28, 2006

	Historical
	ADC	Andrew	Adjustments		Combined
	(In millions, except per share amounts)

Net Sales	$647.4	$996.3	$—		$1,643.7
Cost of Sales	441.3	779.9	(0.3	) (b3)	1,220.9

Gross Profit	206.1	216.4	0.3		422.8

Operating Expenses:
Research and development	38.0	54.8	(0.1	) (b3)	92.7
Selling and administration	145.8	129.5	(0.1	) (b3)	275.2
Restructuring and impairment charges	3.5	0.9	—		4.4
Loss on sale of assets	—	1.4	—		1.4

Total operating expenses	187.3	186.6	(0.2)		373.7

Operating Income	18.8	29.8	0.5		49.1
Other income, net	5.5	(6.2)	1.1	(b1)	1.7
			1.3	(b2)

Income before income taxes	24.3	23.6	2.9		50.8
Provision for income taxes	3.9	5.2	(1.9	) (b4)	7.2

Income from Continuing Operations	$20.4	$18.4	$4.8		$43.6

Weighted average common shares outstanding — basic	116.9	159.9		(c1)	207.9
Weighted average common shares outstanding — diluted	117.6	160.5		(c1)	208.9
Basic income per share from continuing operations	$0.18	$0.12		(c2)	$0.21
Diluted income per share from continuing operations	$0.18	$0.11		(c2)	$0.21

The accompanying notes are an integral part of the Unaudited
Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Fiscal Year Ended October 31, 2005

	Historical
	ADC	Andrew	Adjustments		Combined
	(In millions, except per share amounts)

Net Sales	$1,172.7	$1,961.2	$—		$3,133.9
Cost of Sales	751.8	1,524.4	(0.8	) (b3)	2,275.4

Gross Profit	420.9	436.8	0.8		858.5

Operating Expenses:
Research and development	71.6	107.9	(0.1	) (b3)	179.4
Selling and administration	262.0	244.9	(0.3	) (b3)	506.6
Restructuring and impairment charges	15.0	5.3	—		20.3
Loss on sale of assets	—	1.2	—		1.2

Total operating expenses	348.6	359.3	(0.4)		707.5

Operating Income	72.3	77.5	1.2		151.0
Other income, net	20.4	(14.3)	2.2	(b1)	8.8
			0.5	(b2)

Income before income taxes	92.7	63.2	3.9		159.8
Provision for income taxes	7.2	24.3	3.9	(b4)	35.4

Income from Continuing Operations	$85.5	$38.9	$—		$124.4

Weighted average common shares outstanding — basic	116.0	161.6		(c1)	207.0
Weighted average common shares outstanding — diluted	131.1	162.0		(c1)	208.0
Basic income per share from continuing operations	$0.74	$0.24		(c2)	$0.60
Diluted income per share from continuing operations	$0.72	$0.24		(c2)	$0.60

The accompanying notes are an integral part of the Unaudited
Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1:	BUSINESS COMBINATION

ADC and Andrew have agreed to effect a strategic business combination in which Andrew and Hazeltine Merger Sub, Inc., a wholly owned subsidiary of ADC, will merge, with Andrew as the surviving corporation and will continue as a wholly owned subsidiary of ADC. Under the merger agreement, Andrew stockholders will receive 0.57 shares of ADC Andrew common stock for each share of Andrew common stock they hold. Upon completion of the merger, former ADC shareowners will own approximately 56% of ADC Andrew and former Andrew stockholders will own approximately 44% of ADC Andrew. The merger is expected to qualify as a tax-free reorganization under the Code. At the effective time of the merger, Andrew’s convertible notes will cease to be convertible into Andrew shares and will become convertible into ADC Andrew shares.

The merger will be accounted for using the purchase method of accounting and, accordingly, the assets and liabilities of Andrew will be recorded at their respective fair values on the date the merger is completed. The shares of ADC Andrew common stock issued in the merger will be recorded at $19.67 per share, which is based on the weighted average of ADC’s closing prices per share for a period beginning two trading days before the announcement of the merger and ending two trading days after the merger announcement (which includes the day of announcement).

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Andrew at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed.

We expect to realize synergies following the merger which are not reflected in this pro forma financial information. No assurance can be given with respect to the ultimate level of such synergies.

The final allocation of the purchase price will be determined after the merger is completed and after thorough analyses to determine the fair values of Andrew’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Andrew will change the amount of the purchase price allocable to goodwill. The final adjustments will be materially different from the unaudited pro forma adjustments presented herein.

The goodwill recorded in connection with the merger is not subject to amortization and is not deductible for tax purposes. Any intangibles that are identified in connection with the merger will be amortized in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, such that any with an indefinite life will not be subject to amortization, and any with a finite economic life will be amortized over their estimated useful lives.

NOTE 2:	PRO FORMA ADJUSTMENTS

The pro forma balance sheet adjustments reflect the addition of 91.0 million shares of ADC common stock with an aggregate par value of $18.2 million and an increase in paid-in capital of $1,771.8 million for the excess of the fair value of the shares over the par value.

(a1) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to eliminate the historical shareowners’ investment of Andrew.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(a2) The purchase price allocation included within these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of $1,790.0 million calculated as follows:

(In millions, except price per share amount)

Andrew shares outstanding at April 28, 2006	159.7
Exchange ratio	0.57

Shares of ADC Andrew common stock to be issued	91.0

Price per share(1)	$19.67

Aggregate value of merger consideration	$1,790.0

Value at $0.20 par value	$18.2

Balance to paid-in capital	$1,771.8

(1)	Price per share is based on the average closing price of ADC common stock for the two days prior to, including and two days subsequent to the first trading day following public announcement of the merger on May 31, 2006.

The actual number of shares of ADC Andrew common stock to be issued in the merger will be based upon the number of shares of Andrew common stock issued and outstanding on the closing date of the merger.

(a3) The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the reclassification of $14.3 million of Andrew unbilled revenue, which was recorded as accounts receivable and $3.2 million of income taxes payable, which was recorded in other current assets.

(a4) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect Andrew’s pension and postretirement benefit plans at fair value. The total adjustment of $18.3 million represents $29.2 million of unrecognized loss related to Andrew’s UK plan partially offset by $10.9 million of unrecognized gain related to Andrew’s plan assumed as part of the Allen Telecom acquisition.

(a5) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect Andrew’s long-term debt at fair value as of March 31, 2006. None of this fair market value adjustment was attributed to current maturities of long-term debt.

(a6) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect an unrealized gain on Andrew’s forward purchase commitments for copper used in manufacturing of the company’s products.

(a7) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to eliminate the deferred financing costs related to Andrew’s long-term debt, which has been adjusted to fair-value.

(a8) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect an additional valuation allowance of $77.0 million for Andrew’s deferred tax assets. ADC currently maintains a nearly full valuation allowance against all future tax benefits produced by ADC’s operating results based on its conclusion, under SFAS No. 109, that it is more likely than not that the deferred tax assets will not be realized. After recording the additional valuation allowance, the resulting $5.4 million net deferred tax liability was reclassed to other long-term liabilities.

(a9) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect estimated direct acquisition costs.

(a10) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the fair value of Andrew’s deferred revenue liability.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(a11) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to record estimated severance costs under the Andrew Corporate Executive Severance Benefit Plan.

(a12) The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the fair market value of Andrew’s inventory, defined as estimated net realizable value less costs to complete and a normal distribution margin.

The pro forma statements of operations adjustments for the six months ended April 28, 2006 and the fiscal year ended October 31, 2005 are:

(b1) The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended April 28, 2006 and the fiscal year ended October 31, 2005 reflect an adjustment to amortize the $19.4 million fair value adjustment to Andrew’s long-term debt over the remaining term of 8.8 years. This adjustment reduces interest expense over the life of Andrew’s long-term debt.

(b2) The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended April 28, 2006 and the fiscal year ended October 31, 2005 reflect an adjustment to eliminate the impact of amortizing Andrew’s deferred financing costs.

(b3) The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended April 28, 2006 and the fiscal year ended October 31, 2005 reflect an adjustment to record lower amortization of prior service cost and unrealized gains/losses as a result of the fair value adjustment to Andrew’s pension and postretirement benefit plans.

(b4) The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended April 28, 2006 and the year ended October 31, 2005 reflect an adjustment to the effective tax rate. The pro forma effective tax rates are 14.2% and 22.2% for the six months ended April 28, 2006 and the fiscal year ended October 31, 2005, respectively. These effective tax rates are primarily attributable to the combined company’s foreign operations. The effective tax rate attributable to U.S. operations is minimal since the tax on this income is offset with the realization of deferred tax assets, which have a nearly full valuation allowance based on ADC’s conclusion under SFAS No. 109, that it is more likely than not that the deferred tax assets will not be realized. The pro forma adjustment to the effective tax rate reflects the increase in foreign operations of the combined company and the effects of purchase accounting.

The pro forma earnings per share reflect the issuance of shares of ADC Andrew common stock to be issued in the merger and pro forma dilution created by Andrew’s convertible notes, warrants and stock options.

(c1) The pro forma weighted average common shares outstanding are calculated as follows (in millions):

	Six Months Ended	Fiscal Year Ended
	April 28, 2006	October 31, 2005

ADC weighted average common shares outstanding as reported	116.9	116.0
Shares of ADC Andrew common stock to be issued in the merger(1)	91.0	91.0

Pro forma combined weighted average common shares outstanding — basic	207.9	207.0

Convertible notes assumed converted to common stock	—	—
Warrants	—	—
Employee options and other
ADC	0.7	0.9
Andrew	0.3	0.1

Pro forma combined weighted average common shares outstanding — diluted	208.9	208.0

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(1)	Andrew’s shares outstanding as of March 31, 2006 of 159,651,530 adjusted by the exchange ratio of 0.57.

(2)	Andrew’s diluted stock options were determined by applying the treasury stock method based on Andrew’s outstanding stock options as adjusted by the exchange ratio of 0.57.

Excluded from dilutive securities are employee stock options to acquire 8.6 million and 9.1 million shares for the six months ended April 28, 2006 and the fiscal year ended October 31, 2005, respectively. These exclusions were made because the exercise price of these options exceeded the average market price of the common stock for the periods and would have an anti-dilutive effect on the pro forma earnings per share.

Warrants to acquire 14.2 million shares issued in connection with the ADC convertible notes and 0.6 million shares issued in connection with Andrew’s litigation settlement, as adjusted by the exchange ratio of 0.57, were excluded from dilutive securities for the six months ended April 28, 2006 and the fiscal year ended October 31, 2005, respectively. These exclusions were made because the exercise price of these warrants was greater than the average market price of ADC’s common stock.

Upon achieving positive net income in a reporting period, we are required to use the “if-converted” method for computing diluted earnings per share with respect to the 14.2 million shares reserved for issuance upon conversion of the ADC convertible notes and the 10.0 million shares reserved for issuance upon conversion of Andrew convertible notes, as adjusted by the exchange ratio of 0.57. All 24.2 million shares reserved for issuance upon conversion of convertible notes were excluded for the six months ended April 28, 2006 and the fiscal year ended October 31, 2005 because of their anti-dilutive effect.

(c2) The pro forma net income from continuing operations per share is calculated as follows:

	Six Months Ended	Fiscal Year Ended
	April 28, 2006	October 31, 2005
	(In millions, except per share amounts)

Net income from continuing operations	$43.6	$124.4

Weighted average common shares outstanding — basic	207.9	207.0
Weighted average common shares outstanding — diluted	208.9	208.0
Basic income per share from continuing operations	$0.21	$0.60
Diluted income per share from continuing operations	$0.21	$0.60

(d1) The final purchase price allocations, which will be based on third party appraisals, will result in different allocations for tangible and intangible assets than presented in these Unaudited Pro Forma Condensed Combined Financial Statements. ADC has not performed the detail valuation studies necessary to arrive at the required estimates of the fair market value of the Andrew assets to be acquired and the liabilities to be assumed. As a result, the pro forma balance sheet and pro forma statements of operations do not make adjustments to Andrew’s carrying value of property, plant and equipment or intangible assets or the related depreciation and amortization expense. The completed valuation study will result in material adjustments. The following table is presented for illustrative purposes only and should not be substituted for the pro forma results reflected in these Unaudited Pro Forma Condensed Combined Financial Statements. This table reflects the estimated annual impact on pro forma income from continuing operations for every incremental $10.0 million assigned to property and equipment or finite-lived intangible assets in the final purchase price allocation. Depreciation/amortization is calculated utilizing the straight-line method over the lives presented.

	Incremental	Estimated	Estimated Tax	Impact on
	Property, Equipment	Depreciation/	Provision	Income from
	and Finite-Lived	Amortization	(Assumes 15%	Continuing
Lives in Years	Intangible Assets	Expense	Effective Rate)	Operations
	(In millions)

3	$10.0	$3.3	$0.5	$2.8
7	10.0	1.4	0.2	1.2
10	10.0	1.0	0.2	0.8

COMPARISON OF RIGHTS OF SHAREOWNERS OF ADC
AND STOCKHOLDERS OF ANDREW

The rights of Andrew stockholders are governed by Andrew’s restated certificate of incorporation, as amended, and by-laws, as amended, and the Delaware General Corporation Law, which we refer to as the DGCL. The rights of ADC’s shareowners are governed by ADC’s restated articles of incorporation, as amended, restated by-laws, as amended, and the Minnesota Business Corporation Act, which we refer to as the MBCA. ADC’s common stock is quoted on the Nasdaq Global Market under the symbol “ADCT.” When the merger is complete, Andrew’s stockholders will become shareowners of ADC Andrew. As a result, the rights and obligations of the former Andrew stockholders will be governed by ADC Andrew’s articles of incorporation and by-laws, as well as by the MBCA. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareowners of a Minnesota corporation, there are differences.

This section describes certain differences between the rights of holders of Andrew common stock and the rights of holders of ADC common stock. However, this is only a summary of material provisions and is not intended to be a complete discussion of the respective rights of Andrew and ADC shareowners and is qualified in its entirety by reference to the MBCA, the DGCL and the various documents of Andrew and ADC that we refer to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Andrew and being a shareowner of ADC.

MINNESOTA CORPORATION	DELAWARE CORPORATION

Shareholder Meetings

Minnesota law and the ADC by-laws require that holders of voting shares be provided prior written notices no more than 60 days nor less than 10 days prior to the date for each regular meeting and special meeting to consider any matter, except that Minnesota law and the ADC by-laws require that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to shareowners of record, whether entitled to vote or not, at least 14 days prior to such meeting.	Delaware law and the Andrew by-laws require that stockholders be provided prior written or printed notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders. Andrew’s by-laws require notice to be given at least 20 days prior to a meeting in the case of a proposal for merger or consolidation or sale, lease or exchange of all or substantially all of the property and assets of Andrew.

Right to Call Special Meetings

Under Minnesota law and the ADC by-laws, a special meeting of shareowners may be called by the Chairman of the Board of Directors, the President, the Treasurer, any two directors or a shareholder or shareowners holding more than 10% or more of the voting power of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by a shareholder or shareowners holding 25% or more of the voting power of all shares entitled to vote.	Under Delaware law, a special meeting of the stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or the by-laws. The Andrew certificate of incorporation and by- laws authorize special meetings of the stockholders to be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

MINNESOTA CORPORATION	DELAWARE CORPORATION

Actions by Written Consent of Shareowners/Stockholders

Under Minnesota law and the ADC by-laws, any action required or permitted to be taken in a meeting of the shareowners may be taken without a meeting if done in writing and signed by all of the shareowners entitled to vote on that action.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act by written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. However, the Andrew certificate of incorporation provides that any action required or permitted to be taken by the Andrew stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders.

Rights of Dissenting Shareowners/Stockholders

Under both Minnesota and Delaware law, shareowners may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenters’ rights are broader than those under Delaware law. Shareowners of a Minnesota corporation may exercise dissenters’ rights in connection with:
  •  an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;
  •  a sale or transfer of all or substantially all of the assets of the corporation;
  •  a plan of merger to which the corporation is a party;
  •  a plan of exchange of shares to which the corporation is a party;
  •  a plan of conversion adopted by the corporation; and
  •  any other corporate action with respect to which the corporation’s articles of incorporation or by-laws give dissenting shareowners the right to obtain payment for their shares.
Such appraisal rights are not available under Minnesota law, if the shares are traded in a public trading market unless shareowners must accept something other than publicly traded shares in exchange for their stock. Further, unless the articles,
Under Delaware law, appraisal rights are available in connection with certain statutory mergers or consolidations in which the corporation is a constituent corporation, or if such rights are otherwise provided in the corporation’s certificate of incorporation. Appraisal rights are not available under Delaware law, however, if the corporation’s stock is (i) listed on a national securities exchange or designated on the Nasdaq Global Market, or (ii) held of record by more than 2,000 stockholders; provided, that if the merger or consolidation requires stockholders to exchange their stock for anything other than: (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on national securities exchange; (c) cash in lieu of fractional shares of any such corporation; or (d) any combination of such shares and cash in lieu of fractional shares, then appraisal rights will be available. The Andrew certificate does not grant any other appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements as set forth in the Delaware General Corporation Law in order to maintain such rights and obtain such payment.

MINNESOTA CORPORATION	DELAWARE CORPORATION

the by-laws, or a resolution approved by the board of directors otherwise provide, such dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger if the shares of the shareholder are not entitled to be voted on the merger. The ADC articles and by-laws do not grant any other dissenters’ rights. Shareowners who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements as set forth in the Minnesota Business Corporation Act in order to maintain such rights and obtain such payment.

Board of Directors

Minnesota law provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or by-laws. The ADC articles provide that the number of directors may be increased or decreased from time to time by resolution adopted by holders of at least 80 percent of the voting stock of ADC (unless the proposed increase or decrease is approved by a majority vote of all members of the board, in which case the increase or decrease shall be approved by holders of a majority of the voting stock of ADC) or such number may be increased by a majority vote of all members of the board. The ADC articles provide that the board is divided into three classes, as nearly equal in number as possible, with directors serving three year terms. In the case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes as nearly equal as possible, as determined by the affirmative vote of a majority of the ADC board or by the affirmative vote of holders of at least 80 percent of the voting stock of ADC.	Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the by-laws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The Andrew certificate of incorporation provides that the board consists of not less than six and not more than thirteen, with each director holding office until the next annual meeting of stockholders or until his successor is elected and qualified or until his earlier resignation or removal. Except in the case of a classified board, Delaware law and the Andrew certificate of incorporation state that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Andrew’s by-laws specify that the affirmative vote of a majority of shares present at the annual meeting are required to elect each director.

Minnesota law provides that, unless modified by the articles or by-laws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director (with an exception for corporations with cumulative voting). The ADC articles require the affirmative vote of holders of 80% of the outstanding shares of common stock (unless the removal has been approved by a majority of all members of the board, in which case the removal requires the affirmative vote of the majority of voting stock). Shareowners of ADC do not have the right to cumulative voting in the election of directors.

MINNESOTA CORPORATION	DELAWARE CORPORATION

Filling Vacancies on the Board of Directors

Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or by-laws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly- created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareowners may also elect a new director to fill a vacancy that is created by the removal of a director by the shareowners.	Delaware law and the Andrew certificate of incorporation and by-laws provides that vacancies may be filled by a majority of the directors then in office, although less than a quorum or by a sole remaining director, and directors so chosen shall hold office until the next annual meeting of stockholders. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

The ADC articles and by-laws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining members of the board, though less than a quorum; newly created directorships resulting from an increase in the authorized number of directors shall be filled by the vote of a majority of the directors serving at the time of the increase.

Amendments to By-laws and Articles

Minnesota law and the ADC by-laws provide that the power to adopt, amend or repeal the by-laws is vested in the board (subject to certain notice requirements set forth in the ADC by- laws). Minnesota law and the ADC by-laws provide that the authority in the board of directors is subject to the power of the shareowners to change or repeal such by-laws by a majority vote of the shareowners at any regular or special meeting of shareowners called for such purpose, and the board of directors shall not make or alter any by-laws fixing a quorum for meetings of shareowners, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office, except that the by-laws provide that the board may adopt or amend any by-law to increase their number. Under Minnesota law, a shareholder or shareowners holding 3% or more of the voting power of all shares entitled to vote may propose a resolution to amend or repeal by-laws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareowners for their consideration pursuant to the procedures for amending the articles of incorporation.
Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval, or a class vote, is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation.
Delaware law states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Andrew certificate expressly authorizes the board of directors to make, alter, amend, or repeal the by-laws of Andrew except

MINNESOTA CORPORATION	DELAWARE CORPORATION

Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareowners of a Minnesota corporation by a resolution (i) approved by the affirmative vote of a majority of the directors present or (ii)  proposed by a shareholder or shareowners holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareowners entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The ADC articles provide that the affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required in order to repeal or amend provisions of the ADC articles concerning the election and removal of directors (unless the proposed repeal or amendment is approved by a majority of all members of the board, in which case such a repeal or amendment shall be approved by holders of a majority of voting stock) and that the affirmative vote of the holders of 80% of the outstanding shares of voting stock is required in order to amend provisions concerning certain business combinations.
so far as the by-laws adopted by the stockholders otherwise provide.

Indemnification of Directors, Officers and Employees

Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, Minnesota law and Delaware law are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed. The major difference between Minnesota law and Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota law, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified	Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, by- laws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, the Andrew certificate of incorporation provides that Andrew shall indemnify its officers and directors to the fullest extent permitted under Delaware law. In addition, Andrew has entered into indemnification agreements with each of its executive officers and directors.

MINNESOTA CORPORATION	DELAWARE CORPORATION

actions, suits or proceedings for expenses and attorney’s fees actually and reasonably incurred in connection therewith. Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its by-laws. However, ADC has not limited the statutory indemnification in its articles of incorporation, and the by-laws of ADC state that ADC shall indemnify such persons for such expenses and liabilities to such extent as permitted by statute.

Liabilities of Directors

Under Minnesota law, a director may be liable to the corporation for distributions made in violation of Minnesota law or a restriction contained in the corporation’s articles or by-laws. The ADC articles provide that a director shall not be personally liable to ADC or its shareowners for monetary liability relating to breach of fiduciary duty as a director, unless the liability relates to:	Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty subject to certain limitations. The Andrew certificate provides that a director shall not be personally liable to Andrew or its stockholders for monetary damages for a breach of fiduciary duty as a director, unless the liability relates to:

• a breach of the director’s duty of loyalty to ADC or its shareowners;	• a breach of the director’s duty of loyalty to Andrew or its stockholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;	• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• liability for illegal distributions and unlawful sales of ADC securities;	• liability for unlawful payment of dividend or unlawful stock purchase or redemption; or

  •  transactions where the director gained an improper personal benefit; or
  •  any acts or omissions occurring prior to the date on which the liability limitation provisions of the ADC articles become effective.
The ADC articles provide that any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director of ADC existing at the time of such repeal or modification.
• transactions where the director gained an improper personal benefit.

Shareholder/Stockholder Approval of Merger

Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at	In order to effect a merger under Delaware law, a corporation’s board of directors must approve and adopt an agreement of merger and recommend it to

MINNESOTA CORPORATION	DELAWARE CORPORATION

a meeting and submitted to the shareowners and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation’s articles of incorporation, would entitle such a class to vote as a class.	the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon unless the certificate of incorporation requires a greater vote. Andrew’s certificate of incorporation does not discuss stockholder approval of a merger.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

Minnesota law prohibits certain “business combinations” (as defined in the MBCA) between an issuing public corporation and an “interested shareholder” for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An “interested shareholder” is generally defined to include a person who beneficially owns at least 10% of the votes that all shareowners would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation (starting at 20%) from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareowners unaffiliated with such shareholder. Minnesota law also includes a provision restricting certain “control share acquisitions” of Minnesota corporations.
The ADC articles of incorporation require the affirmative vote of at least 80% of the outstanding shares of ADC voting stock in order to effect certain business combinations, including a merger, consolidation, exchange of shares, sale of all or substantially all of the assets of ADC or other similar transactions, with a person who, together with its affiliates, owns 15% or more of the outstanding voting stock of ADC, referred to as a related person. However, the 80% voting requirement will not be applicable if a majority of the continuing directors approve the business combination, or the cash or fair market value of the property, securities or other consideration to be received per share by holders of ADC common stock other than the related person is not less than the highest per share price paid by the Related Person in acquiring any of its holdings of ADC common stock.

Delaware law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A “business combination” includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:
  •  either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the date the interested stockholder acquired such 15% interest;
  •  upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered;
  •  the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding

MINNESOTA CORPORATION	DELAWARE CORPORATION

Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

votes entitled to be cast by disinterested stockholders at an annual or special meeting;
  •  the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

It should be noted that in addition to the anti-takeover measures discussed above, the provisions of the ADC articles and by-laws (i)  providing for a staggered board of directors, (ii)  requiring a vote of 80% of the outstanding voting stock to amend certain provisions of the ADC articles of incorporation concerning the election and removal of directors and certain business combinations and (iii)  requiring the request of holders of at least 25% of the outstanding shares in order for shareowners to call a special meeting of shareowners involving a business combination or any change in the composition of the board of directors as a result of such business combination and (iv)  providing for the issuance of preferred stock in one or more series, with the powers, rights and preferences of such stock determined solely by the board of directors, may make it more difficult to effect a change in control of ADC and may discourage or deter a third party from attempting a takeover.

  •  the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3  years but for the inadvertent acquisition of ownership;
  •  the stockholder acquired the 15% interest when these restrictions did not apply; or which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered; or
  •  the corporation has opted out of this provision. Andrew has not expressly opted out of this provision in its certificate of incorporation.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting such shareholder the right to purchase a proportionate share of any new stock issuance and thereby protecting the shareholder from dilution of value and control upon new stock issuances.
Minnesota law provides that all shareowners are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. ADC’s articles of incorporation provide that the shareowners have no preemptive rights to subscribe to any issue of shares of any class of ADC.
Unless the certificate of incorporation provides otherwise, under Delaware law, stockholders of a corporation have no preemptive rights. Andrew’s certificate of incorporation does not provide for preemptive rights.

MINNESOTA CORPORATION	DELAWARE CORPORATION

Advance Notice Requirements of Shareholder/Stockholder Proposals

For a shareholder proposal to be properly made at a regular meeting, ADC’s by-laws require a shareowner to give written notice of the proposal. ADC must receive the relevant notice no later than the date determined in accordance with the proxy rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.	For a stockholder proposal, including a proposal for a nomination of a director, to be properly made at an annual meeting, Andrew’s by-laws require that the stockholder give timely notice in writing. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal business offices of Andrew at least 90 days in advance of the anniversary of the prior year’s annual meeting with respect to business to be transacted or an election to be held at an annual meeting of the shareowners, or within 10 days following the notice of such meeting.

Inspection of Corporate Documents

Under the ADC by-laws, ADC’s board is required to keep at ADC’s principal executive office, or, if its principal executive office is not in Minnesota, is required to make available at its registered office within ten days after receipt by an officer of the corporation of a written demand by a shareholder or other person authorized by Minnesota Statutes Section 302A.461, originals or copies of:	Under Delaware law, a stockholder’s right to inspect the corporate books is fixed by statute. Section 220(b) of the DGCL provides that any stockholder, in person or by attorney or other agent, shall, upon written demand, have the right to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records. Andrew’s by-laws do not modify the Delaware provisions.

(1) records of all proceedings of shareowners for the last three years;

(2) records of all proceedings of the board for the last three years;

(3) its articles and all amendments currently in effect;

(4) its by-laws and all amendments currently in effect;

  (5)  financial statements required by Minnesota Statutes, Section  302A.463, and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareowners or to a governmental agency as a matter of public record;

(6) reports made to shareowners generally within the last three years;

(7) a statement of the names and usual business addresses of its directors and principal officers;

(8) any shareholder voting or control agreements of which the corporation is aware

(9) such other records and books of account as

MINNESOTA CORPORATION	DELAWARE CORPORATION

shall be necessary and appropriate to the conduct of the corporate business.

Classes of Stock

The authorized capital stock of ADC consists of 342,857,142 shares of common stock, par value $.20 per share and 10,000,000 shares of preferred stock, no par value. In addition, the ADC board is authorized to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock.	The authorized capital stock of Andrew consists of 400,000,000 shares of common stock, par value $.01 and 1,000,000 shares of Series A 7.75% convertible preferred stock, no par value.

LEGAL MATTERS

The validity of the ADC Andrew common stock to be issued in the merger has been passed upon for ADC by Dorsey & Whitney LLP. Certain tax consequences of the merger have been passed upon for ADC by Dorsey & Whitney LLP and for Andrew by Mayer, Brown, Rowe & Maw LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule included in ADC’s Annual Report on Form 10-K for the year ended October 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2005, as set forth in their reports, which are incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. ADC’s financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule included in Andrew’s Annual Report on Form 10-K for the year ended September 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, as set forth in their reports, which are incorporated by reference in this joint proxy/prospectus and elsewhere in the registration statement. Andrew’s financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

SHAREOWNER PROPOSALS FOR ADC’S NEXT ANNUAL MEETING

Shareowners wishing to present proposals to be considered for inclusion in ADC’s proxy statement for ADC’s 2007 Annual Shareowners’ Meeting are to deliver the proposals so they are received by us by no later than September 25, 2006, at ADC Telecommunications, Inc., Attn: Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440-1101. The proposals must be submitted in accordance with all applicable rules and regulations of the SEC.

ADC’s by-laws provide that a shareowner may present a proposal at the 2007 Annual Meeting that is not included in the proxy statement if proper written notice is received by its Corporate Secretary at its principal executive offices by the close of business on September 25, 2006. The proposal must contain the specific information required by ADC’s by-laws. You may obtain a copy of the by-laws by writing to ADC’s Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

ADC and Andrew each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. ADC’s and Andrew’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning ADC and Andrew also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

ADC has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of ADC Andrew common stock to be issued to Andrew stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus and proxy statement of ADC and a proxy statement of Andrew for the special meeting.

As allowed by SEC rules, this joint proxy statement/prospectus, including the attached annexes, does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows ADC and Andrew to incorporate information into this joint proxy statement/prospectus “by reference,” which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents that ADC and Andrew have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

ADC Filings (File No. 000-01424):

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2005, filed with the SEC on January 17, 2006.

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended January 27, 2006, filed with the SEC on March 2, 2006 and for the fiscal quarter ended April 28, 2006, filed with the SEC on June 6, 2006.

•	Current Reports on Form 8-K filed with the SEC on November 3, 2005, November 7, 2005, November 14, 2005, November 23, 2005, December 13, 2005, March 3, 2006, April 3, 2006, May 31, 2006 (2), June 1, 2006 and June 6, 2006.

•	The description of ADC common stock and preferred stock purchase rights included in ADC’s Registration Statements on Form 8-A, filed with the SEC, including any amendment or reports filed for the purpose of updating such description.

Andrew Filings (File No. 001-14617):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed with the SEC on December 14, 2005.

•	Quarterly reports on Form 10-Q for the fiscal quarter ended December 31, 2005, filed with the SEC on February 9, 2006 and for the fiscal quarter ended March 31, 2006, filed with the SEC on May 10, 2006.

•	Current Reports on Form 8-K filed with the SEC on December 15, 2005, April 20, 2006, May 10, 2006, May 18, 2006, June 1, 2006 and June 20, 2006.

ADC and Andrew also hereby incorporate by reference all additional documents that ADC or Andrew may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

ADC has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to ADC or Hazeltine Merger Sub, Inc. and Andrew has supplied all information relating to Andrew.

If you are a stockholder, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company or the SEC or the SEC’s Internet web site described. Documents incorporated by reference in this joint proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Shareholders may obtain documents incorporated by reference in this joint proxy statement/

prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

ADC Telecommunications, Inc.
Attn: Investor Relations
P.O. Box 1101
Minneapolis, Minnesota 55440-1011
Telephone: (952) 917-0991
E-mail: investor@adc.com
Internet: www.adc.com/investorrelations/financialinformation/secfilings/

Or

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, New York 10022
Telephone: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
E-mail: info@innisfreema.com

Andrew Corporation
Attn: Investor Relations
3 Westbrook Corporate Center
Suite 900
Westchester, Illinois 60154
Telephone: (800) 232-6767
E-mail: InvestorSection@andrew.com

Or

MacKenzie Partners, Inc.
105 Madison Avenue
14th Floor
New York, New York 10016
Call Toll-Free (800) 322-2885 or
Call Collect (212) 929-5500
E-mail: proxy@mackenziepartners.com

If you would like to request documents, please do so by • , 2006, which is five days before the respective special meetings, to receive them before the special meetings. If you request any information that is incorporated by reference into this joint proxy statement/prospectus, the appropriate company will respond to your request within one business day of receipt of your request, the requested documents by first class mail, or other equally prompt means.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated • , 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of shares of ADC Andrew common stock in the merger shall create any implication to the contrary.

ADC, the ADC logos and all other ADC product and service names are registered trademarks or trademarks of ADC Telecommunications, Inc. in the United States and in other select countries. Andrew, the Andrew logos and all other Andrew product and service names are registered trademarks or trademarks of Andrew Corporation in the United States and in other select countries. “®” and “tm” indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
ADC TELECOMMUNICATIONS, INC.,
HAZELTINE MERGER SUB, INC.
and
ANDREW CORPORATION
dated as of
May 30, 2006

ARTICLE I
THE MERGER		A-1
1.1	The Merger	A-1
1.2	Closing	A-1
1.3	Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	Organizational Documents of the Surviving Corporation	A-2
1.6	Directors and Officers of the Surviving Corporation	A-2
1.7	Alternative Structure	A-2

ARTICLE II
EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES		A-2
2.1	Effect on Capital Stock	A-2
2.2	Exchange of Shares and Certificates	A-3

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ADC AND MERGER SUB		A-5
3.1	Corporate Organization	A-6
3.2	Capital Structure	A-6
3.3	Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents	A-8
3.4	SEC Documents; Financial Statements	A-10
3.5	Information Supplied	A-11
3.6	Absence of Certain Changes or Events	A-11
3.7	Compliance with Applicable Laws; Permits; Litigation	A-12
3.8	Employees	A-12
3.9	Benefit Plans	A-13
3.10	Taxes	A-14
3.11	Environmental Matters	A-15
3.12	Intellectual Property	A-15
3.13	State Takeover Statutes	A-16
3.14	Brokers	A-17
3.15	Opinion of Financial Advisor	A-17
3.16	Ownership of Andrew Common Stock	A-17
3.17	Material Contracts	A-17
3.18	Interested Party Transactions	A-18
3.19	Internal Controls and Disclosure Controls	A-18
3.20	ADC Rights Agreement; ADC Charter	A-18

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ANDREW		A-18
4.1	Corporate Organization	A-18
4.2	Capital Structure	A-19
4.3	Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents	A-20
4.4	SEC Documents; Financial Statements	A-21

A-i

4.5	Information Supplied	A-23
4.6	Absence of Certain Changes or Events	A-23
4.7	Compliance with Applicable Laws; Permits; Litigation	A-23
4.8	Employees	A-24
4.9	Benefit Plans	A-24
4.10	Taxes	A-26
4.11	Environmental Matters	A-27
4.12	Intellectual Property	A-27
4.13	State Takeover Statutes	A-28
4.14	Brokers	A-28
4.15	Opinion of Financial Advisor	A-28
4.16	Ownership of ADC Common Stock	A-28
4.17	Material Contracts	A-28
4.18	Interested Party Transactions	A-29
4.19	Internal Controls and Disclosure Controls	A-29
4.20	Andrew Rights Agreement	A-29

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS		A-29
5.1	Conduct of Business	A-29
5.2	No Solicitation	A-32
5.3	Board of Directors Recommendation	A-34
5.4	Company Stockholder Meetings	A-35
5.5	Control of Other Party’s Business	A-35

ARTICLE VI
ADDITIONAL AGREEMENTS		A-35
6.1	Preparation of SEC Documents; Stockholders’ Meetings	A-35
6.2	Access to Information; Confidentiality	A-37
6.3	Commercially Reasonable Efforts	A-37
6.4	Indemnification and Insurance	A-39
6.5	Fees and Expenses	A-40
6.6	Announcements	A-40
6.7	Listing	A-40
6.8	Tax-Free Reorganization Treatment	A-40
6.9	Conveyance Taxes	A-40
6.10	Equity Awards, Andrew Warrant and Andrew Note	A-40
6.11	Employee Benefits	A-41
6.12	Consents of Accountants	A-42
6.13	Directors and Chief Executive Officer of ADC	A-43
6.14	Affiliate Legends	A-43
6.15	Notification of Certain Matters	A-43
6.16	Section 16 Matters	A-43
6.17	Rights Plans; State Takeover Laws	A-43

A-ii

6.18	Reservation of ADC Common Stock	A-44
6.19	Further Assurances	A-44
6.20	Stockholder Litigation	A-44

ARTICLE VII
CONDITIONS PRECEDENT		A-44
7.1	Conditions to Each Party’s Obligation to Effect The Merger	A-44
7.2	Conditions to Obligations of ADC and Merger Sub	A-45
7.3	Conditions to Obligations of Andrew	A-46

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER		A-46
8.1	Termination	A-46
8.2	Effect of Termination	A-48
8.3	Payments	A-48
8.4	Amendment	A-50
8.5	Extension; Waiver	A-50

ARTICLE IX
GENERAL PROVISIONS		A-50
9.1	Nonsurvival of Representations and Warranties	A-50
9.2	Notices	A-50
9.3	Interpretation	A-51
9.4	Knowledge	A-51
9.5	Disclosure Letters	A-52
9.6	Counterparts	A-52
9.7	Entire Agreement; No Third-Party Beneficiaries	A-52
9.8	Governing Law	A-52
9.9	Assignment	A-52
9.10	Consent to Jurisdiction	A-52
9.11	Headings, etc	A-52
9.12	Severability	A-52
9.13	Failure or Indulgence Not a Waiver; Remedies Cumulative	A-52
9.14	Waiver of Jury Trial	A-53
9.15	Specific Performance	A-53

A-iii

Defined Terms

Term	Section

Acquisition	8.3(a)(i)
ADC	Preamble
ADC Balance Sheet	3.4(d)
ADC Benefit Plans	3.9(a)
ADC By-Laws	3.1(b)
ADC Charter	3.1(b)
ADC Common Stock	2.1(a)
ADC Designated Directors	6.13(a)
ADC Disclosure Letter	9.5
ADC Domestic Benefit Plan	3.9(c)
ADC ERISA Affiliate	3.9(c)
ADC Foreign Benefit Plan	3.9(d)
ADC Material Contract	3.17(b)
ADC Measurement Date	3.4(a)
ADC Notes	3.2(a)
ADC Options	3.2(b)
ADC Organizational Documents	3.1(b)
ADC Permits	3.7(a)
ADC Preferred Stock	3.2(a)
ADC Rights	3.2(a)
ADC Rights Agreement	3.2(a)
ADC SEC Documents	3.4(a)
ADC Share Issuance	Recitals
ADC Share Issuance Approval	3.3(c)
ADC Shareholders’ Meeting	6.1(b)
ADC Stock Plans	3.2(a)
Affiliate	3.4(f)
Agreement	Preamble
Alternative Transaction	5.2(a)(i)
Alternative Transaction Proposal	5.2(a)(ii)
Andrew	Preamble
Andrew Balance Sheet	4.4(d)
Andrew Benefit Plans	4.9(a)
Andrew By-Laws	4.1(b)
Andrew Charter	4.1(b)
Andrew Common Stock	2.1
Andrew Designated Directors	6.13(a)
Andrew Disclosure Letter	9.5
Andrew Domestic Benefit Plan	4.9(c)
Andrew ERISA Affiliate	4.9(c)
Andrew Foreign Benefit Plan	4.9(d)
Andrew Indenture	2.1(d)
Andrew Material Contract	4.17(a)

A-iv

Term	Section

Andrew Measurement Date	4.4(a)
Andrew Notes	2.1(d)
Andrew Option	2.1(d)
Andrew Organizational Documents	4.1(b)
Andrew Permits	4.7(a)
Andrew Preferred Stock	4.2(a)
Andrew Purchase Plan	4.2(h)
Andrew Rights	4.2(a)
Andrew Rights Agreement	4.2(a)
Andrew SEC Documents	4.4(a)
Andrew Stock Plans	4.2(a)
Andrew Stockholder Approval	4.3(c)
Andrew Stockholders’ Meeting	6.1(b)
Andrew Warrant	2.1(d)
Applicable Law	3.7(a)
Applicable Laws	3.7(a)
CA	5.2(d)(i)
CERCLA	3.11
Certificate of Merger	1.3
Certificates	2.2(b)
Change of Recommendation	5.3(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Continuing Employees	6.11(a)
Contract	3.17(a)
DGCL	Recitals
Effective Time	1.3
ERISA	3.9(b)
Exchange Act	3.3(e)(ii)(C)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Existing Benefits Commitments	5.1(b)(xi)
Form S-4	3.3(e)(ii)(A)
GAAP	3.1(a)
Governmental Entity	3.3(e)
HSR Act	3.3(e)(i)
Indemnified Parties	6.4(a)
Intellectual Property	3.12(a)
IRS	3.9(b)
Joint Proxy Statement	3.3(e)(ii)(B)
Knowledge	9.4
Liens	3.2(g)

A-v

Term	Section

Material Adverse Change	3.1(a)
Material Adverse Effect	3.1(a)
Maximum Premium	6.4(b)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NASDAQ	2.1(e)
Outside Date	8.1(b)(i)
Person	9.3
Regulatory Agencies	3.4(a)
RoHS	3.11
Rule 145 Affiliates	6.14
Sarbanes-Oxley Act	3.4(b)
SEC	3.1(a)
Secretary of State	1.3
Securities Act	3.3(e)(ii)(C)
Subsidiary	3.2(g)
Substantial Investment	3.2(g)
Superior Proposal	5.2(a)(iii)
Surviving Corporation	Recitals
Tax	3.10(a)
Tax Return	3.10(a)
Taxes	3.10(a)
Termination Fee	8.3(a)(i)
Voting Debt	3.2(c)
WEEE	3.11
Welfare Plan	3.9(c)

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 30, 2006, by and among ADC Telecommunications, Inc., a Minnesota corporation (“ADC”), Hazeltine Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of ADC (“Merger Sub”), and Andrew Corporation, a Delaware corporation (“Andrew”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of ADC, Merger Sub and Andrew have deemed it advisable and in the best interests of their respective corporations and stockholders that ADC and Andrew engage in a business combination in order to advance their respective long-term strategic business interests;

WHEREAS, in furtherance thereof, the Board of Directors of each of ADC, Merger Sub and Andrew have approved this Agreement and the merger of Merger Sub with and into Andrew (the “Merger”) so that Andrew continues as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms of and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of Andrew has determined to recommend to its stockholders the approval and adoption of this Agreement and the Merger;

WHEREAS, the Board of Directors of ADC has determined to recommend to its shareholders approval of the issuance of shares of ADC Common Stock (as defined in Section 2.1(a)) in connection with this Agreement (the “ADC Share Issuance”);

WHEREAS, ADC, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

The Merger

1.1  The Merger.   Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Andrew, the separate corporate existence of Merger Sub shall cease and Andrew shall continue as the Surviving Corporation in the Merger and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL.

1.2  Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3  Effective Time.   Upon the terms of and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State, or at such subsequent date or time as Andrew and ADC shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective as set forth in the Certificate of Merger is referred to herein as the “Effective Time.”

1.4  Effects of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Andrew and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Andrew and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5  Organizational Documents of the Surviving Corporation.   At the Effective Time, and subject to compliance with Section 6.4(a), the Andrew Charter (as defined in Section 4.1(b)) shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in the form attached as Exhibit A hereto, and such amended Andrew Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that, at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Andrew Corporation.” After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share. At the Effective Time, the Andrew By-Laws (as defined in Section 4.1(b)) shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, in the form attached as Exhibit B hereto, and such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such by-laws.

1.6  Directors and Officers of the Surviving Corporation.   The initial directors of the Surviving Corporation shall be the individuals designated as such on Section 1.6 of the ADC Disclosure Letter hereto until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the individuals designated as such on Section 1.6 of the ADC Disclosure Letter hereto until their respective successors are duly appointed.

1.7  Alternative Structure.   ADC and Andrew may mutually agree to revise the structure of the Merger provided for herein at any time prior to receipt of either the Andrew Stockholder Approval (as defined in Section 4.3(c)) or ADC Share Issuance Approval (as defined in Section 3.3(c)), or at any time thereafter if, with appropriate disclosure, any required further approval of the revised structure is obtained from the stockholders of ADC and Andrew, as applicable; provided, however, that under any such revised structure the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer qualifying under Section 351 of the Code.

Article II

Effects of the Merger; Exchange of Certificates

2.1  Effect on Capital Stock.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of ADC, Merger Sub, Andrew or the holders of any shares of common stock, par value $0.01 per share, of Andrew (together with any associated Andrew Rights (as defined in Section 4.2(a)), “Andrew Common Stock”):

(a) Conversion of Andrew Common Stock.   Each share of Andrew Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Andrew Common Stock to be canceled pursuant to Section 2.1(c) shall automatically be converted into the right to receive 0.57 (the “Exchange Ratio”) of a fully paid and nonassessable share of common stock, par value $0.20 per share, of ADC (“ADC Common Stock”) upon surrender of the Certificate (as defined in Section 2.2(b)) which immediately prior to the Effective Time represented such share of Andrew Common Stock in the manner provided in Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)). The shares of ADC Common Stock, together with the associated ADC Rights (as defined in Section 3.2(a)), to be issued or paid to holders of Andrew Common Stock pursuant to this Agreement, together with any cash in lieu of fractional shares pursuant to Section 2.2(e), are referred to as the “Merger Consideration”. As a result of the Merger, at the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Andrew Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)).

(b) Capital Stock of Merger Sub.   Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Cancellation of Treasury Shares.   Each share of Andrew Common Stock held as treasury stock by Andrew, if any, shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

(d) Andrew Options, Andrew Warrant, Andrew Note and Andrew Restricted Stock Units.   At the Effective Time, (i) all issued and outstanding options to purchase Andrew Common Stock under any Andrew Stock Plan (as defined in Section 4.2(a)) (each, an “Andrew Option”) shall be assumed by ADC in accordance with Section 6.10(a), (ii) the warrant, dated January 16, 2006, to purchase 1,000,000 shares of Andrew Common Stock issued to True Position, Inc. (the “Andrew Warrant”) shall be assumed by ADC in accordance with Section 6.10(b), (iii) all issued and outstanding 3 1/4% Convertible Subordinated Notes Due 2013 (the “Andrew Notes”), subject to the indenture, dated August 8, 2003, between Andrew and BNY Midwest Trust Company (the “Andrew Indenture”) shall become convertible into ADC Common Stock in accordance with Section 6.10(c), and (iv) all restricted stock units issued under the Andrew Stock Plans shall be treated as set forth in Section 6.10(d).

(e) Fractional Shares.   No fraction of a share of ADC Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Andrew Common Stock who would otherwise be entitled to receive a fraction of a share of ADC Common Stock (after aggregating all fractional shares of ADC Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from ADC an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of ADC Common Stock for the ten most recent trading days that ADC Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the NASDAQ National Market (“NASDAQ”).

(f) Adjustments to Exchange Ratio.   Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.1), the Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ADC Common Stock or Andrew Common Stock), reorganization, recapitalization, reclassification or other like change with respect to ADC Common Stock or Andrew Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.2 Exchange of Shares and Certificates.

(a) Exchange Agent.   At or prior to the Effective Time, ADC shall engage Computershare Investor Services LLC (or such other institution reasonably satisfactory to ADC and Andrew) to act as exchange agent in connection with the Merger (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to

ADC and Andrew. Immediately prior to the Effective Time, ADC shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Andrew Common Stock, the shares of ADC Common Stock issuable pursuant to Section 2.1(a). In addition, ADC shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Andrew Common Stock may be entitled pursuant to Section 2.2(c). All cash and ADC Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures.  Promptly after the Effective Time, ADC shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Andrew Common Stock and that at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for whole shares of ADC Common Stock, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of ADC Common Stock to which such holder is entitled pursuant to Section 2.1 (which, as required by the ADC By-Laws (as defined in Section 3.1(b)), shall be issued in uncertificated book entry form only), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Andrew Common Stock which is not registered in the transfer records of Andrew, the proper number of shares of ADC Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of ADC Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of ADC that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares.   No dividends or other distributions with respect to ADC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ADC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e), until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Law (as defined in Section 3.7(a)), following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of ADC Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of ADC Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ADC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of ADC Common Stock.

(d) No Further Ownership Rights in Andrew Common Stock.   All shares of ADC Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Andrew Common Stock previously represented by such

Certificates. At the Effective Time, the stock transfer books of Andrew shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Andrew Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall be delivered to ADC, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to ADC for payment of their claim for the Merger Consideration, and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability.   None of ADC, Merger Sub, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of ADC Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of ADC Common Stock, any cash in lieu of fractional shares of ADC Common Stock or any dividends or distributions with respect to ADC Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(e)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights.   ADC or the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Andrew Common Stock, options or other securities or rights immediately prior to the Effective Time such amounts as ADC or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by ADC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) Lost, Stolen or Destroyed Certificates.   In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of ADC Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that ADC may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to ADC, or a bond in such sum as ADC may reasonably direct as indemnity, against any claim that may be made against ADC or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

(i) Investment of Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ADC on a daily basis provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of Andrew after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to ADC.

Article III

Representations and Warranties of ADC and Merger Sub

Except as disclosed in (x) an ADC SEC Document (as defined in Section 3.4(a)), but excluding any risk factor disclosure contained in any such ADC SEC Document under the heading “Risk Factors” or “Forward-

Looking Information,” or (y) the ADC Disclosure Letter (as defined in Section 9.5), ADC and Merger Sub jointly and severally represent and warrant to Andrew as follows:

3.1  Corporate Organization.

(a) ADC is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. ADC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC.

As used in this Agreement, the terms “Material Adverse Change” or “Material Adverse Effect” mean, with respect to ADC or Andrew, as the case may be, any change, effect, event, occurrence or state of facts that has or has had a material adverse effect (i) on the business, results of operations (other than short-term effects on results of operations) or financial condition of such party and its Subsidiaries, taken as a whole, provided, however, that a Material Adverse Effect/Material Adverse Change will be deemed not to include effects to the extent resulting from: (A) any change, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or the accounting rules and regulations of the Securities and Exchange Commission (the “SEC”), (B) any change in the market price or trading volume of ADC Common Stock or Andrew Common Stock (it being understood that any change, effect, event, occurrence or state of facts that is an underlying cause of such change in price or trading volume shall not be excluded by virtue of this exception), (C) any change in the market price of copper or any short-term adverse effects to such party or its Subsidiaries directly resulting from such change, (D) any change, effect, event, occurrence or state of facts exclusively relating to any acts of terrorism, sabotage, military action or war, (E) any change in or relating to the United States economy or United States financial, credit or securities markets in general, (F) any change in or relating to the industry in which such party operates or the markets for any of such party’s products or services in general, which change in the case of clauses (D), (E) and (F) does not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets, or (G) any change, effect, event, occurrence or state of facts arising directly or indirectly out of the execution, delivery, performance or disclosure of this Agreement or the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; or (ii) the ability of such party to consummate the transactions contemplated by this Agreement in the manner contemplated hereby.

(b) True and complete copies of the Restated Articles of Incorporation of ADC, as amended through, and as in effect as of, the date of this Agreement (the “ADC Charter”) and the Restated By-laws of ADC, as amended through, and as in effect as of, the date of this Agreement (the “ADC By-Laws”, and, together with the ADC Charter, the “ADC Organizational Documents”) have previously been made available to Andrew.

(c) Each Subsidiary (as defined in Section 3.2(g)) of ADC (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where applicable, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC.

3.2  Capital Structure.

(a) The authorized capital stock of ADC consists of 342,857,142 shares of ADC Common Stock, and 10,000,000 shares of preferred stock, no par value per share (“ADC Preferred Stock”). At the close of business on May 25, 2006: (i) 117,237,040 shares of ADC Common Stock were issued and outstanding; (ii) no shares of ADC Preferred Stock were issued and outstanding; (iii) an aggregate of 33,634,686 shares of ADC Common Stock were reserved for issuance pursuant to ADC’s Global Stock Incentive Plan, 2001 Special

Stock Option Plan, CommTech Corporation 1997 Equity Incentive Plan, PairGain 1993 Stock Option Plan, PairGain 1996 Stock Option Plan, PairGain Directors Stock Option Plan, Saville 1995 Share Option Plan, Altitun AB Stock Option Plan, BAS Stock Plan, 1997 NewNet, Inc. Stock Option Plan, Teledata Director Share Incentive Plan (1992), Teledata Key Employee Stock Option Plan (1994-1997), Teledata Key Employee Stock Option Plan (1998), Centigram 1995 Nonstatutory Stock Option Plan, Centigram 1997 Stock Plan, Nvision Share Option Plan, Spectracom Inc. 1997 Stock Option Plan, Option Conversion Agreement and Non-Incentive Stock Option and Indemnification Agreement (such plans, as amended to date, are collectively referred to herein as the “ADC Stock Plans”); (iv) 14,239,436 shares of ADC Common Stock were reserved for issuance upon the conversion of ADC’s 1% Convertible Unsecured Subordinated Notes Due 2008 and ADC’s Variable Rate Convertible Unsecured Subordinated Notes Due 2013 (collectively, the “ADC Notes”); (v) 2,000,000 shares of ADC Preferred Stock were designated as Series A Junior Participating Preferred Stock, par value $0.0001 per share, and were reserved for issuance upon the exercise of preferred share purchase rights (the “ADC Rights”) issued pursuant to the ADC Rights Agreement, amended and restated as of July 30, 2003, between ADC and Computershare Investor Services, LLC, as rights agent (the “ADC Rights Agreement”); and (vi) one ADC Right was outstanding for each outstanding share of ADC Common Stock. All of the outstanding shares of capital stock of, or other equity interests in, ADC have been validly issued and are fully paid and nonassessable.

(b) As of the close of business on May 25, 2006: (i) 6,719,352 shares of ADC Common Stock were subject to issuance pursuant to outstanding options to acquire shares of ADC Common Stock (“ADC Options”) under the ADC Stock Plans; (ii) 588,677 shares of ADC Common Stock were subject to issuance pursuant to outstanding restricted stock units issued under the ADC Stock Plans and (iii) 14,239,436 shares of ADC Common Stock were subject to issuance upon the conversion of the ADC Notes. All shares of ADC Common Stock subject to issuance under the ADC Stock Plans, upon issuance upon the terms and subject to the conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, there are no commitments or agreements of any character to which ADC is bound obligating ADC to accelerate the vesting of any ADC Option as a result of the Merger. Except as set forth in this Section 3.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to ADC.

(c) No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of ADC may vote (“Voting Debt”) are issued or outstanding.

(d) Except as otherwise set forth in this Section 3.2, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ADC or any of its Subsidiaries is a party or by which any of them is bound obligating ADC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of ADC or any of its Subsidiaries, or obligating ADC or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of ADC Common Stock, all outstanding ADC Options, and all outstanding shares of capital stock of each Subsidiary of ADC have been issued and granted (as applicable) in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts (as defined in Section 3.17(a)).

(e) Since May 25, 2006, and through the date hereof, except for issuances of ADC Common Stock pursuant to the exercise of ADC Options outstanding as of May 25, 2006, there has been no change in (x) the outstanding capital stock of ADC, (y) the number of ADC Options outstanding, or (z) the number of other options, warrants or other rights to purchase ADC Common Stock.

(f) Neither ADC nor any Subsidiary of ADC is a party to any agreement, arrangement or understanding restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of ADC or any of its Subsidiaries or any securities of the type referred to in Section 3.2(d) hereof.

(g) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of ADC are owned by

ADC, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than for Taxes that are not yet due (“Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of its Subsidiaries, as of the date of this Agreement, ADC does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment. As used in this Agreement, (i) “Subsidiary”, when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (y) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries, and (ii)  “Substantial Investment”, when used with respect to either party, means a stock or other equity investment having a fair market value or book value in excess of $10,000,000, directly or indirectly, in any Person.

(h) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding. ADC is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed at the direction of ADC on May 25, 2006, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (A) does not hold, nor has it held, any assets, (B) does not have, nor has it incurred, any liabilities and (C) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

3.3  Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(a) Authority.  Subject to obtaining the ADC Share Issuance Approval, each of ADC and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ADC and Merger Sub, and the consummation by ADC and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of ADC and Merger Sub, and no other corporate proceedings on the part of ADC or Merger Sub and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than ADC Share Issuance Approval necessary for the ADC Share Issuance. This Agreement has been duly executed and delivered by ADC and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by Andrew, this Agreement constitutes the legal, valid and binding obligation of each of ADC and Merger Sub, enforceable against ADC and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Board Approval.   Subject to Section 5.3, the Board of Directors of ADC has (A) determined that this Agreement, the Merger and the ADC Share Issuance are advisable and fair to and in the best interest of ADC and its shareholders, (B) approved and adopted this Agreement, the Merger, the ADC Share Issuance and the other transactions contemplated hereby, which adoption has not been rescinded or modified,

(C) resolved to recommend the ADC Share Issuance to its shareholders for approval and (D) directed that the ADC Share Issuance be submitted to its shareholders for consideration in accordance with this Agreement.

(c) Voting Requirements.   The affirmative vote in favor of approval of the ADC Share Issuance by a majority of the votes cast thereon by holders of shares of ADC Common Stock present in person or by proxy (the “ADC Share Issuance Approval”) at a duly convened and held ADC Shareholders’ Meeting (as defined in Section 6.1(b)) at which a quorum is present is the only vote of the holders of any class or series of ADC’s capital stock necessary to approve the ADC Share Issuance, this Agreement, the Merger and the other transactions contemplated hereby.

(d) No Conflict.   The execution and delivery of this Agreement by ADC and Merger Sub do not, and the consummation by ADC and Merger Sub of the transactions contemplated hereby and compliance by ADC and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of ADC or any of its Subsidiaries or any restriction on the conduct of ADC’s business or operations under, (A) the ADC Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to ADC or any of its Subsidiaries or their respective properties or assets, (C) any judgment, order or decree, or (D) subject to the governmental filings and other matters referred to in Section 3.3(e), any statute, law, ordinance, rule or regulation applicable to ADC or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on ADC.

(e) Required Filings or Consents.   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required to be made or obtained by or with respect to ADC or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ADC or Merger Sub, the approval of the ADC Share Issuance or the consummation by ADC or Merger Sub of the transactions contemplated hereby, except for:

(i) the filing of a pre-merger notification and report form by ADC and Merger Sub under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(ii) the filing with the SEC of:

(A) the registration statement on Form S-4 to be filed with the SEC by ADC in connection with the issuance of ADC Common Stock in the Merger (including any amendments or supplements, the “Form S-4”);

(B) a proxy statement relating to the ADC Shareholders’ Meeting (such proxy statement, together with the proxy statement relating to the Andrew Stockholders’ Meeting (as defined in Section 6.1(b)), in each case as amended or supplemented from time to time, the “Joint Proxy Statement”); and

(C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and communications under Rules 165 and 425 under the Securities Act of 1933, as amended (the “Securities Act”), in each case as may be required in connection with this Agreement and the transactions contemplated hereby;

(iii) the filing of a Notification Form: Listing of Additional Shares with NASDAQ in connection with the ADC Share Issuance;

(iv) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which ADC or Merger Sub is qualified to do business;

(v) filings required by state securities laws or other “blue sky” laws, if any; and

(vi) other consents, approvals, orders or authorizations, the failure of which to be made or obtained, would not reasonably be likely to have a Material Adverse Effect on ADC.

3.4  SEC Documents; Financial Statements.

(a) ADC and each of its Subsidiaries has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since November 1, 2002 with (i) the SEC, (ii) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.10) and (iii) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.10) (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since November 1, 2002 and prior to the close of business on March 2, 2006 (the “ADC Measurement Date”) by ADC with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “ADC SEC Documents”), as of their respective dates or, if amended prior to the date of this Agreement, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information contained in any subsequent ADC SEC Document filed as of a later date (but before the date of this Agreement) will be deemed to modify information contained in any ADC SEC Document filed as of an earlier date. As of their respective filing dates, all ADC SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of ADC’s Subsidiaries is required to file any reports with the SEC.

(b) The principal executive officer and principal financial officer of ADC have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were complete and correct in all material respects as of the respective dates made. Neither ADC nor any of its officers has received notice from the SEC or the NASDAQ questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. ADC is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ.

(c) The financial statements of ADC included in the ADC SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the instructions and applicable rules of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of ADC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, material).

(d) The financial statements of ADC included in each publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement to be filed with the SEC pursuant to the Securities Act or Exchange Act after the date hereof until the Effective Time will comply, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, will be prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the instructions or other applicable rules of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of ADC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, expected to be material).

(e) Except as reflected or reserved against in the balance sheet of ADC dated January 27, 2006 included in the Form 10-Q filed by ADC with the SEC on March 2, 2006 (including the notes thereto, the “ADC Balance Sheet”), neither ADC nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of ADC and its consolidated Subsidiaries or in the notes thereto, other than (A) liabilities and obligations incurred since January 27, 2006 in the ordinary course of business which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on ADC, or (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

(f) Neither ADC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract, agreement, arrangement or understanding (including any contract or arrangement relating to any transaction or relationship between or among ADC and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate (as such term is defined Rule 12b-2 under the Exchange Act (an “Affiliate”)), including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, ADC or any of its Subsidiaries in ADC’s or its Subsidiaries’ published financial statements.

3.5  Information Supplied.   None of the information supplied or to be supplied by or on behalf of ADC or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to ADC’s shareholders or at the time of the ADC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by ADC with respect to information or statements with respect to Andrew or its Subsidiaries made or incorporated by reference therein or otherwise supplied by or on behalf of Andrew for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

3.6  Absence of Certain Changes or Events.

(a) Since January 27, 2006 through the date hereof, except as and to the extent (i) disclosed in ADC’s quarterly report for the fiscal quarter ended January 27, 2006 filed with the SEC on Form 10-Q, or (ii) expressly contemplated by this Agreement:

(i) ADC and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice in all material respects;

(ii) there has not been any split, combination or reclassification of any of ADC’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of ADC’s capital stock;

(iii) except as required by a change in GAAP, there has not been any material change in accounting methods, principles or practices by ADC; and

(iv) there has not been any action taken by ADC or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of clauses (iii), (iv), (vii), (x), (xi) or (xii) of Section 5.1(b), other than actions in connection with entering into this Agreement.

(b) Since January 27, 2006 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be likely to have, a Material Adverse Effect on ADC.

3.7  Compliance with Applicable Laws; Permits; Litigation.

(a) ADC, its Subsidiaries and employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of ADC and its Subsidiaries in the manner described in the ADC SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “ADC Permits”), and all ADC Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such ADC Permit would not reasonably be likely to have a Material Adverse Effect on ADC. ADC and its Subsidiaries are in compliance with the terms of the ADC Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Laws” or “Applicable Law” ) relating to ADC and its Subsidiaries or their respective business or properties, except where the failure to be in compliance with the terms of the ADC Permits or such Applicable Laws would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on ADC.

(b) As of the date hereof, except as and to the extent disclosed in the ADC SEC Documents filed prior to the date of this Agreement, no action, demand, suit, proceeding, requirement or investigation by any Governmental Entity and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting ADC or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 3.12(a)), is pending or, to the Knowledge of ADC, threatened which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on ADC.

(c) As of the date hereof and except with respect to environmental matters which are covered by Section 3.11, neither ADC nor any of its Subsidiaries is subject to any material outstanding order, injunction or decree.

3.8  Employees.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on ADC, (i) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against ADC or any of its Subsidiaries are pending or, to the Knowledge of ADC, threatened, (ii) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of ADC, threatened against ADC or any of its Subsidiaries, (iii) neither ADC nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iv) ADC and each of its Subsidiaries are in compliance with all Applicable Laws respecting labor and employment, including terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, (v) there are no complaints, charges or claims against ADC or any of its Subsidiaries pending with or, to the Knowledge of ADC, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by ADC and or any of its Subsidiaries, other than those occurring in the ordinary course of business, such as claims for workers’ compensation or unemployment benefits, (vi) ADC and each of its Subsidiaries have withheld all amounts required by Applicable Laws to be withheld from the wages, salaries, benefits and other compensation to employees, and is not liable for any arrears of wages or any Taxes (as defined in Section 3.10(a)) or any penalty for failure to comply with any of the foregoing, and (vii) neither ADC nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(b) As of the date hereof:

(i) other than as required by Applicable Law, neither ADC nor any of its Subsidiaries is a party to, or otherwise bound by, any material collective bargaining agreement or any other material agreement with a labor union, work council or labor organization, nor is any such agreement presently being negotiated;

(ii) no labor organization or group of employees of ADC or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of ADC, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

(iii) to the Knowledge of ADC, no labor union is seeking to organize any employees of ADC or any of its Subsidiaries.

3.9  Benefit Plans.

(a) As of the date of this Agreement, the ADC Disclosure Letter sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by ADC or any Subsidiary (or required to be maintained or contributed to by ADC or any Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, ADC and its Subsidiaries or with respect to which ADC or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the “ADC Benefit Plans”).

(b) ADC has heretofore made available to Andrew true and complete copies of (i) each written ADC Benefit Plan, (ii) the actuarial report for each ADC Benefit Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for each ADC Benefit Plan, (iv) the current summary plan description of each ADC Benefit Plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (v) a copy of the description of each ADC Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten ADC Benefit Plan, and (vii) the annual report for each ADC Benefit Plan (if applicable) for each of the last three years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC, with respect to each ADC Benefit Plan subject to United States law (each, an “ADC Domestic Benefit Plan”) (i) each of the ADC Domestic Benefit Plans has been operated and administered in compliance with its terms and Applicable Law, including ERISA and the Code, (ii) each of the ADC Domestic Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such ADC Domestic Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each ADC Domestic Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such ADC Domestic Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such ADC Domestic Benefit Plan’s actuary with respect to such ADC Domestic Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such ADC Domestic Benefit Plan allocable to such accrued benefits, (iv) no ADC Domestic Benefit Plan that is an employee welfare benefit plan (including any plan described in Section 3(1) of ERISA) (a “Welfare Plan”) provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of ADC or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by Applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by ADC, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with ADC would be deemed a “single employer” within the meaning of Section 414(b), 414(c) or 414(m) of the Code or Section 4001(b) of ERISA (an “ADC ERISA Affiliate”), that has not been satisfied in full, and no condition exists that presents a material risk to ADC, its Subsidiaries or any ADC ERISA Affiliate of incurring a liability thereunder, (vi) no ADC Domestic Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (vii) none of ADC or its Subsidiaries or, to the Knowledge of ADC, any other Person, including any fiduciary, has engaged in a transaction in connection with which ADC, its Subsidiaries or any ADC Domestic Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the Knowledge of ADC, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the ADC Domestic Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by ADC or its Subsidiaries as of the Effective Time with respect to each ADC Domestic Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable) and (x) since January 1, 2005, no ADC Domestic Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such ADC Domestic Benefit Plan.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC, with respect to each ADC Benefit Plan not subject to United States law (each, an “ADC Foreign Benefit Plan”), (i) the fair market value of the assets of each funded ADC Foreign Benefit Plan, the liability of each insurer for any ADC Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of ADC included in the ADC SEC Documents for any unfunded ADC Foreign Benefit Plan, together with any accrued contributions, is sufficient to provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations, (ii) each ADC Foreign Benefit Plan has been operated and administered in compliance with its terms and Applicable Law and (iii) each ADC Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities, (iv) to the Knowledge of ADC, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the ADC Foreign Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, and (v) since January 1, 2005, no ADC Foreign Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such ADC Foreign Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) increase any amounts or benefits otherwise payable or due to any such Person under any ADC Benefit Plan or otherwise, or (ii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any ADC Stock Option) or result in any breach of or default under any ADC Benefit Plan.

3.10  Taxes.

(a) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), and the term “Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC: (i) ADC and its Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of ADC or its Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against ADC or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) ADC and its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither ADC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among ADC and its Subsidiaries).

(c) Within the past five years, neither ADC nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither ADC nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the Knowledge of ADC, ADC has disclosed to Andrew all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which it or any of its Subsidiaries has been a party.

(e) As of the date of this Agreement, ADC is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by ADC or any of its Subsidiaries as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC.

3.11  Environmental Matters.  There are no pending or, to the Knowledge of ADC, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on ADC or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation, permit or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and the Waste of Electronic and Electrical Equipment (“WEEE”) and Reduction of Hazardous Substances (“RoHS”) Directives of the European Union, which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC. Neither ADC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ADC.

3.12  Intellectual Property.

(a) “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, whether patentable or reduced to practice or not, in any domestic or foreign jurisdiction; patents, applications for patents (including provisionals, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues or reexams thereof, in any such jurisdiction; research and development data, formulae, know-how, technical information, designs, mask works, procedures, customer and supplier lists, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; copyrights, writings and other works, whether copyrightable or not, in any such jurisdiction; computer software; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; rights in data or databases; and any similar intellectual property or proprietary rights.

(b) (i) ADC and each of its Subsidiaries owns or has a legally enforceable right to use (in each case, free and clear of any material Liens) all material Intellectual Property used in or necessary for the conduct of its business as currently conducted, including all material patents and patent applications and all material trademark registrations and trademark applications; (ii) to the Knowledge of ADC, the conduct of the business of ADC and its Subsidiaries as currently conducted does not infringe on or misappropriate the Intellectual Property rights of any Person, and ADC and its Subsidiaries are not in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which ADC or any Affiliate acquired the right to use such Intellectual Property, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on ADC; (iii) to the Knowledge of ADC, no Person is materially misappropriating, infringing, diluting or otherwise violating any right of ADC or any of its Subsidiaries with respect to any material Intellectual Property owned or used by ADC or its Subsidiaries; (iv) within the three-year period prior to the date hereof, neither ADC nor any of its Subsidiaries has received written notice of any pending or threatened material claim, order or proceeding with respect to the ownership, validity, enforcement, infringement, misappropriation or maintenance of any material Intellectual Property owned or used by ADC or its Subsidiaries or with respect to the infringement, misappropriation, or licensing of any material Intellectual Property of any Person in connection with the conduct of the business of ADC or its Subsidiaries as currently conducted; (v) ADC and each of its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the material Intellectual Property used in the business of ADC or its Subsidiaries as currently conducted; (vi) all of the material Intellectual Property owned or used by ADC or its Subsidiaries (other than software and software systems used by ADC or its Subsidiaries for information technology purposes only) shall be owned or available for use by ADC or its Subsidiaries immediately after the Closing on terms and conditions substantially identical to those under which ADC or its Subsidiaries owned or used such Intellectual Property immediately prior to the Closing; (vii) to the Knowledge of ADC, ADC and each of its Subsidiaries have executed written agreements with all former and current employees, consultants, contractors and any and all other third parties who materially participated in the design or creation of material Intellectual Property which assign to ADC or such Subsidiary any and all rights to such material Intellectual Property including material inventions, improvements, or discoveries of information, whether patentable or not, made by them during their service to ADC or such Subsidiary, and which are not considered a work made for hire, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ADC; and (viii) ADC, together with its Subsidiaries, solely owns all material Intellectual Property that is conceived, made, discovered, reduced to practice or developed (in whole or in part, either alone or jointly with others) by any third parties performing any development, engineering, or manufacturing services on behalf of ADC or any other services that have created any material Intellectual Property, such third parties including but not limited to all contract manufacturers, consultants providing contract engineering services, joint venture partners and providers of maquiladora services, except with respect to such material Intellectual Property the lack of sole ownership of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ADC; and (ix) no Person has any right, title, or interest of any kind in or to any material Intellectual Property owned by ADC or its Subsidiaries other than a non-exclusive license granted to customers of ADC or its Subsidiaries, either directly or through a chain of distribution, to use any software of ADC or its Subsidiaries.

3.13  State Takeover Statutes.  To the Knowledge of ADC, other than Section 203 of the DGCL, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

3.14  Brokers.  Except for fees payable to Credit Suisse Securities (USA) LLC and Dresdner Kleinwort Wasserstein Securities LLC, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ADC or Merger Sub.

3.15  Opinion of Financial Advisor.  ADC has received the opinion of its financial advisor, Dresdner Kleinwort Wasserstein Securities LLC, as of the date of this Agreement, to the effect that subject to the limitations set forth in the opinion, as of such date, the Exchange Ratio is fair, from a financial point of view, to ADC.

3.16  Ownership of Andrew Common Stock.  None of ADC, Merger Sub, their respective Subsidiaries, nor the officers or directors of ADC or Merger Sub nor, to the Knowledge of ADC without independent investigation, any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of Andrew.

3.17  Material Contracts.

(a) For the purposes of this Agreement, a “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(b) For purposes of this Agreement, “ADC Material Contract” shall mean:

(i) any contracts to which ADC or any of its Subsidiaries is a party, that would need to be filed as an exhibit to a SEC filing made by ADC in which exhibits were required to be filed with the SEC in response to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act;

(ii) any Contract to which ADC or any of its Subsidiaries is a party, which is material to ADC and its Subsidiaries, taken as a whole, and which contains any covenant limiting or restricting the right of ADC or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict ADC or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), from engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business; or

(iii) any Contract or group of Contracts with a Person (or group of affiliated Persons) to which ADC or any of its Subsidiaries is a party, the termination or breach of which would reasonably be likely to have a Material Adverse Effect on ADC.

(c) All ADC Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or enforceable would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on ADC. Neither ADC nor any of its Subsidiaries, nor, to ADC’s Knowledge, any counterparty to any ADC Material Contract, has breached or violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any ADC Material Contract, except in each case for those breaches, violations and defaults which would not permit any other party to cancel or terminate such ADC Material Contract, and would not permit any other party to seek damages or other remedies (for any or all of such breaches violations or defaults, individually or in the aggregate) which would reasonably be likely to have a Material Adverse Effect on ADC.

3.18  Interested Party Transactions.  Since the date of the ADC Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

3.19  Internal Controls and Disclosure Controls.  ADC and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. ADC (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by ADC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ADC’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to ADC’s auditors and the audit committee of ADC’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect ADC’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ADC’s internal controls over financial reporting.

3.20  ADC Rights Agreement; ADC Charter.  ADC has taken all action, if any, so that the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the ADC Rights Agreement or enable, require or cause the ADC Rights to be exercised, distributed or triggered, except for any rights under the ADC Rights Plan associated with shares of ADC Common Stock issuable in connection with this Agreement. ADC has taken all action to render the eighty percent voting requirement for certain “Business Combination” transactions set forth in Article 5 of the ADC Charter inapplicable to the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby.

Article IV

Representations and Warranties of Andrew

Except as disclosed in (x) an Andrew SEC Document (as defined in Section 4.4(a)), but excluding any risk factor disclosure contained in any such Andrew SEC Document under the heading “Risk Factors” or “Forward-Looking Information,” or (y) the Andrew Disclosure Letter (as defined in Section 9.5), Andrew represents and warrants to ADC and Merger Sub as follows:

4.1  Corporate Organization.

(a) Andrew is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Andrew has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew.

(b) True and complete copies of the Restated Certificate of Incorporation of Andrew, as amended through, and as in effect as of, the date of this Agreement (the “Andrew Charter”) and the By-laws of Andrew, as amended through, and as in effect as of, the date of this Agreement (the “Andrew By-Laws”, and, together with the Andrew Charter, the “Andrew Organizational Documents”) have previously been made available to ADC.

(c) Each Subsidiary of Andrew (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where applicable, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew.

4.2  Capital Structure.

(a) The authorized capital stock of Andrew consists of 400,000,000 shares of Andrew Common Stock and 1,000,000 shares of Series A 7.75% Convertible Preferred Stock, no par value per share (“Andrew Preferred Stock”). At the close of business on May 25, 2006: (i) 159,659,113 shares of Andrew Common Stock were issued and outstanding; (ii) 2,817,401 shares of Andrew Common Stock were held by Andrew in its treasury; (iii) no shares of Andrew Preferred Stock were issued and outstanding; (iv) an aggregate of 22,615,225 shares of Andrew Common Stock were reserved for issuance pursuant to the Andrew’s Management Incentive Plan, Non-Employee Directors’ Stock Option Plan, 2005 Long-Term Incentive Plan, Allen Telecom Inc. Amended and Restated 1992 Stock Plan, Allen Telecom Inc. Amended and Restated 1994 Non-Employee Director Stock Plan (such plans, as amended to date, are collectively referred to herein as the “Andrew Stock Plans”); (v) 1,000,000 shares of Andrew Common Stock were reserved for issuance upon the exercise of the Andrew Warrant; (vi) 17,531,568 shares of Andrew Common Stock were reserved for issuance upon the conversion of the Andrew Notes and (vii) one Andrew common stock purchase right (collectively, the “Andrew Rights”) issued pursuant to the Rights Agreement dated November 14, 1996, and amended October 26, 2005, between Andrew and Computershare Investor Services LLC as successor Rights Agent to Harris Trust and Savings Bank (the “Andrew Rights Agreement”) was outstanding for each outstanding share of Andrew Common Stock. All the outstanding shares of capital stock of, or other equity interests in, Andrew have been validly issued and are fully paid and nonassessable.

(b) As of the close of business on May 25, 2006: (i) no shares of Andrew Common Stock were subject to issuance pursuant to outstanding Andrew Options under the Andrew 2005 Long-Term Incentive Plan; (ii) 7,995,209 shares of Andrew Common Stock were subject to issuance pursuant to outstanding Andrew Options under the Andrew Stock Plans other than the Andrew 2005 Long-Term Incentive Plan; (iii) 1,509,229 shares of Andrew Common Stock were subject to issuance pursuant to outstanding restricted stock units issued under the Andrew Stock Plans; (iv) 1,000,000 shares were subject to issuance upon the exercise of the Andrew Warrant; and (v) 17,531,568 shares were subject to issuance upon the conversion of the Andrew Notes. All shares of Andrew Common Stock subject to issuance under the Andrew Stock Plans, upon issuance upon the terms and subject to the conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, there are no commitments or agreements of any character to which Andrew is bound obligating Andrew to accelerate the vesting of any Andrew Option as a result of the Merger. Except as set forth in this Section 4.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Andrew.

(c) No Voting Debt of Andrew is issued or outstanding.

(d) Except as otherwise set forth in this Section 4.2, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Andrew or any of its Subsidiaries is a party or by which any of them is bound obligating Andrew or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Andrew or any of its Subsidiaries, or obligating Andrew or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Andrew Common Stock, all outstanding Andrew Options, the Andrew Warrant, the Andrew Note and all outstanding shares of capital stock of each Subsidiary of Andrew have been issued and granted (as applicable) in compliance in all material respects with (A) all applicable securities laws and all other Applicable Law and (B) all requirements set forth in applicable material Contracts.

(e) Since May 25, 2006, and through the date hereof, except for issuances of Andrew Common Stock pursuant to the exercise of Andrew Options granted and outstanding as of May 25, 2006, there has been no change in (x) the outstanding capital stock of Andrew, (y) the number of Andrew Options outstanding, or (z) the number of other options, warrants or other rights to purchase Andrew capital stock.

(f) Neither Andrew nor any Subsidiary of Andrew is a party to any agreement, arrangement or understanding restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of Andrew or any of its Subsidiaries or any securities of the type referred to in Section 4.2(d) hereof.

(g) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Andrew are owned by Andrew, directly or indirectly, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of its Subsidiaries, as of the date of this Agreement, Andrew does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment.

(h) Andrew terminated its Amended and Restated Employee Stock Purchase Plan, as amended to date (the “Andrew Purchase Plan”), effective prior to the date hereof.

4.3  Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(a) Authority.  Subject to obtaining the Andrew Stockholder Approval, Andrew has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Andrew, and the consummation by Andrew of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Andrew, and no other corporate proceedings on the part of Andrew and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than with respect to approval of this Agreement, the Merger and the other transactions contemplated hereby, the Andrew Stockholder Approval. This Agreement has been duly executed and delivered by Andrew. Assuming the due authorization, execution and delivery of this Agreement by ADC and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Andrew enforceable against Andrew in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Board Approval.  Subject to Section 5.3, the Board of Directors of Andrew has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interest of Andrew and its stockholders, (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, which approval and declaration have not been rescinded or modified, (C) resolved to recommend this Agreement and the Merger to its stockholders for approval, (D) directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement; and (E) approved termination of the Andrew Rights immediately prior to the Effective Time.

(c) Voting Requirements.  The affirmative vote in favor of approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Andrew Common Stock entitled to vote thereon (the “Andrew Stockholder Approval”) at a duly convened and held Andrew Stockholders’ Meeting (as defined in Section 6.1(b)) at which a quorum is present is the only vote of the holders of any class or series of Andrew’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

(d) No Conflict.  The execution and delivery of this Agreement by Andrew does not, and the consummation by Andrew of the transactions contemplated hereby and compliance by Andrew with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Andrew or any of its Subsidiaries or any restriction on the conduct of Andrew’s business or operations under, (A) the Andrew Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to Andrew or any of its Subsidiaries or their respective properties or assets, (C) any judgment, order or decree, or (D) subject to the governmental filings and other matters referred to in Section 4.3(e), any statute, law, ordinance, rule or regulation applicable to Andrew or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew.

(e) Required Filings or Consents.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to Andrew or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Andrew or the consummation by Andrew of the transactions contemplated hereby, except for:

(i) the filing of a pre-merger notification and report form by Andrew under the HSR Act, and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(ii) the filing with the SEC of:

(A) a proxy statement relating to the Andrew Stockholders’ Meeting to be included in the Joint Proxy Statement;

(B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and communications under Rules 165 and 425 under the Securities Act, in each case, as may be required in connection with this Agreement and the transactions contemplated hereby;

(iii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which Andrew is qualified to do business;

(iv) filings required by state securities laws or other “blue sky” laws; and

(v) other consents, approvals, orders or authorizations, the failure of which to be made or obtained would not reasonably be likely to have a Material Adverse Effect on Andrew.

4.4  SEC Documents; Financial Statements.

(a) Andrew and each of its Subsidiaries has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since October 1, 2002 with Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since October 1, 2002 and prior to the close of business on May 10, 2006 (the “Andrew Measurement Date”) by Andrew with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Andrew SEC Documents”), as of their respective dates or, if amended prior to the date of this Agreement, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information contained in any subsequent Andrew SEC Document filed as of a later date (but before the date of this Agreement) will be deemed to modify information contained in any Andrew SEC Document filed as of an earlier date. As of their respective filing dates, all Andrew SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of Andrew’s Subsidiaries is required to file any reports with the SEC.

(b) The principal executive officer and principal financial officer of Andrew have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were complete and correct in all material respects as of the respective dates made. Neither Andrew nor any of its officers has received notice from the SEC or the NASDAQ questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. Andrew is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ.

(c) The financial statements of Andrew included in the Andrew SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the instructions and applicable rules of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Andrew and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, material).

(d) The financial statements of Andrew included in each publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement to be filed with the SEC pursuant to the Securities Act or Exchange Act after the date hereof until the Effective Time will comply, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, will be prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the instructions or other applicable rules of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Andrew and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, expected to be material).

(e) Except as reflected or reserved against in the balance sheet of Andrew dated March 31, 2006 included in the Form 10-Q filed by Andrew with the SEC on May 10, 2006 (including the notes thereto, the “Andrew Balance Sheet”), neither Andrew nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Andrew and its consolidated Subsidiaries or in the notes thereto, other than (A) liabilities and obligations incurred since March 31, 2006 in the ordinary course of business which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew, or (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

(f) Neither Andrew nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract, agreement, arrangement or understanding (including any contract or arrangement relating to any transaction or relationship between or among Andrew and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Andrew or any of its Subsidiaries in Andrew’s or its Subsidiaries’ published financial statements.

4.5  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Andrew for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Andrew’s stockholders or at the time of the Andrew Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Andrew with respect to information or statements with respect to ADC or its Subsidiaries made or incorporated by reference therein or otherwise supplied by or on behalf of ADC for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

4.6  Absence of Certain Changes or Events.

(a) Since March 31, 2006 through the date hereof, except as and to the extent (i) disclosed in Andrew’s quarterly report for the fiscal quarter ended March 31, 2006 and filed on Form 10-Q with the SEC on May 10, 2006, or (ii) expressly contemplated by this Agreement:

(i) Andrew and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice in all material respects;

(ii) there has not been any split, combination or reclassification of any of Andrew’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of Andrew’s capital stock;

(iii) except as required by a change in GAAP, there has not been any material change in accounting methods, principles or practices by Andrew; and

(iv) there has not been any action taken by Andrew or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of clauses (iii), (iv), (vii), (x), (xi) or (xii) of Section 5.1(b), other than actions in connection with entering into this Agreement.

(b) Since December 31, 2005 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be likely to have, a Material Adverse Effect on Andrew.

4.7  Compliance with Applicable Laws; Permits; Litigation.

(a) Andrew, its Subsidiaries and employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Andrew and its Subsidiaries in the manner described in the Andrew SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Andrew Permits”), and all Andrew Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Andrew Permit would not reasonably be likely to have a Material Adverse Effect on Andrew. Andrew and its Subsidiaries are in compliance with the terms of the Andrew Permits and all Applicable Laws relating to Andrew and its Subsidiaries or their respective business or properties, except where the failure to be in compliance with the terms of the Andrew Permits or such Applicable Laws would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew.

(b) As of the date hereof, except as and to the extent disclosed in the Andrew SEC Documents filed prior to the date of this Agreement, no action, demand, suit, proceeding, requirement or investigation by any Governmental Entity and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting Andrew or any of its Subsidiaries or any of their respective properties, including Intellectual Property, is pending or, to the Knowledge of Andrew, threatened which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Andrew.

(c) As of the date hereof and except with respect to environmental matters which are covered by Section 4.11, neither Andrew nor any of its Subsidiaries is subject to any material outstanding order, injunction or decree.

4.8  Employees.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew, (i) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against Andrew or any of its Subsidiaries are pending or, to the Knowledge of Andrew, threatened, (ii) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Andrew, threatened against Andrew or any of its Subsidiaries, (iii) neither Andrew nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iv) Andrew and each of its Subsidiaries are in compliance with all Applicable Laws respecting labor and employment, including terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, (v) there are no complaints, charges or claims against Andrew or any of its Subsidiaries pending with or, to the Knowledge of Andrew, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by Andrew and or any of its Subsidiaries, other than those occurring in the ordinary course of business, such as claims for workers’ compensation or unemployment benefits, (vi) Andrew and each of its Subsidiaries have withheld all amounts required by Applicable Law to be withheld from the wages, salaries, benefits and other compensation to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (vii) neither Andrew nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(b) As of the date hereof:

(i) other than as required by Applicable Law, neither Andrew nor any of its Subsidiaries is a party to, or otherwise bound by, any material collective bargaining agreement or any other material agreement with a labor union, work council or labor organization, nor is any such agreement presently being negotiated;

(ii) no labor organization or group of employees of Andrew or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Andrew, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

(iii) to the Knowledge of Andrew, no labor union is seeking to organize any employees of Andrew or any of its Subsidiaries.

4.9  Benefit Plans.

(a) As of the date of this Agreement, the Andrew Disclosure Letter sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by Andrew or any Subsidiary (or required to be maintained or contributed to by Andrew or any Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Andrew and its Subsidiaries or with respect to which Andrew or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the “Andrew Benefit Plans”).

(b) Andrew has heretofore made available to ADC true and complete copies of (i) each written Andrew Benefit Plan, (ii) the actuarial report for each Andrew Benefit Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the IRS (if applicable) for each Andrew Benefit Plan, (iv) the current summary plan description of each Andrew Benefit Plan that is subject to ERISA, (v) a copy of the description of each Andrew Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten Andrew Benefit Plan, and (vii) the annual report for each Andrew Benefit Plan (if applicable) for each of the last three years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew, with respect to each Andrew Benefit Plan subject to United States law (each, an “Andrew Domestic Benefit Plan”) (i) each of the Andrew Domestic Benefit Plans has been operated and administered in compliance with its terms and Applicable Law, including ERISA and the Code, (ii) each of the Andrew Domestic Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Andrew Domestic Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Andrew Domestic Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Andrew Domestic Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Andrew Domestic Benefit Plan’s actuary with respect to such Andrew Domestic Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Andrew Domestic Benefit Plan allocable to such accrued benefits, (iv) no Andrew Domestic Benefit Plan that is an employee Welfare Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Andrew or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by Applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Andrew, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with Andrew would be deemed a “single employer” within the meaning of Section 414(b), 414(c) or 414(m) of the Code or Section 4001(b) of ERISA (an “Andrew ERISA Affiliate”), that has not been satisfied in full, and no condition exists that presents a material risk to Andrew, its Subsidiaries or any Andrew ERISA Affiliate of incurring a liability thereunder, (vi) no Andrew Domestic Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (vii) none of Andrew or its Subsidiaries or, to the Knowledge of Andrew, any other Person, including any fiduciary, has engaged in a transaction in connection with which Andrew, its Subsidiaries or any Andrew Domestic Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the Knowledge of Andrew, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Andrew Domestic Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by Andrew or its Subsidiaries as of the Effective Time with respect to each Andrew Domestic Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable) and (x) since January 1, 2005, no Andrew Domestic Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such Andrew Domestic Benefit Plan.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew, with respect to each Andrew Benefit Plan not subject to United States law (each, an “Andrew Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Andrew Foreign Benefit Plan, the liability of each insurer for any Andrew Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of Andrew included in the Andrew SEC Documents for any unfunded Andrew Foreign Benefit Plan, together with any accrued contributions, is sufficient to provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations, (ii) each Andrew Foreign Benefit Plan has been operated and administered in compliance with its terms and Applicable Law and (iii) each Andrew Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities, (iv) to the Knowledge of Andrew, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Andrew Foreign Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, and (v) since January 1, 2005, no Andrew Foreign Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such Andrew Foreign Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) increase any amounts or benefits otherwise payable or due to any such Person under any Andrew Benefit Plan or otherwise, or (ii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Andrew Stock Option) or result in any breach of or default under any Andrew Benefit Plan.

4.10  Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew: (i) Andrew and its Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Andrew or its Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Andrew or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Andrew and its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Andrew nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Andrew and its Subsidiaries).

(b) Within the past five years, neither Andrew nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(c) Neither Andrew nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the Knowledge of Andrew, Andrew has disclosed to ADC all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which it or any of its Subsidiaries has been a party.

(d) As of the date of this Agreement, Andrew is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Andrew or any of its Subsidiaries as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew.

4.11  Environmental Matters.   There are no pending or, to the Knowledge of Andrew, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Andrew or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation, permit or ordinance including CERCLA, WEEE and RoHS, which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew. Neither Andrew nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andrew.

4.12  Intellectual Property.   (i) Andrew and each of its Subsidiaries owns or has a legally enforceable right to use (in each case, free and clear of any material Liens) all material Intellectual Property used in or necessary for the conduct of its business as currently conducted, including all material patents and patent applications and all material trademark registrations and trademark applications; (ii) to the Knowledge of Andrew, the conduct of the business of Andrew and its Subsidiaries as currently conducted does not infringe on or misappropriate the Intellectual Property rights of any Person, and Andrew and its Subsidiaries are not in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Andrew or any Affiliate acquired the right to use such Intellectual Property, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew; (iii) to the Knowledge of Andrew, no Person is materially misappropriating, infringing, diluting or otherwise violating any right of Andrew or any of its Subsidiaries with respect to any material Intellectual Property owned or used by Andrew or its Subsidiaries; (iv) within the three-year period prior to the date hereof, neither Andrew nor any of its Subsidiaries has received written notice of any pending or threatened material claim, order or proceeding with respect to the ownership, validity, enforcement, infringement, misappropriation or maintenance of any material Intellectual Property owned or used by Andrew or its Subsidiaries or with respect to the infringement, misappropriation, or licensing of any material Intellectual Property of any Person in connection with the conduct of the business of Andrew or its Subsidiaries as currently conducted; (v) Andrew and each of its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the material Intellectual Property used in the business of Andrew or its Subsidiaries as currently conducted; (vi) all of the material Intellectual Property owned or used by Andrew or its Subsidiaries (other than software and software systems used by Andrew or its Subsidiaries for information technology purposes only) shall be owned or available for use by Andrew or its Subsidiaries immediately after the Closing on terms and conditions substantially identical to those under which Andrew or its Subsidiaries owned or used such Intellectual Property immediately prior to the Closing; (vii) to the Knowledge of Andrew, Andrew and each of its Subsidiaries have executed written agreements with all former and current employees, consultants, contractors and any and all other third parties who materially participated in the design or creation of material Intellectual Property which assign to Andrew or such Subsidiary any and all rights to such material Intellectual Property including material inventions, improvements, or discoveries of information, whether patentable or not, made by them during their service to Andrew or such Subsidiary, and which are not considered a work made for hire, except as would not, individually or in the aggregate, be reasonably be likely to have a Material Adverse Effect on Andrew; (viii) Andrew, together with its Subsidiaries, solely owns all material Intellectual Property that is conceived, made, discovered, reduced to practice or developed (in whole or in part, either alone or jointly with others) by any third parties performing any development, engineering, or manufacturing services on behalf of Andrew or any other services that have created any material Intellectual Property, such third parties including but not limited to all contract manufacturers, consultants providing contract engineering services, joint venture partners and providers of maquiladora services, except with respect to such material Intellectual Property the lack of sole ownership of which would not, individually or in the aggregate, be reasonably be likely to have a Material Adverse Effect on Andrew; and (ix) no Person has any right, title, or interest of any kind in or to any material Intellectual Property owned by Andrew or its Subsidiaries other than a non-exclusive license granted to customers of Andrew or its Subsidiaries, either directly or through a chain of distribution, to use any software of Andrew or its Subsidiaries.

4.13  State Takeover Statutes.   The Board of Directors of Andrew has adopted a resolution or resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, and, assuming the accuracy of ADC’s representation and warranty contained in Section 3.13 (without giving effect to the Knowledge qualification contained therein), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of Andrew under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the other transactions contemplated hereby. To the Knowledge of Andrew, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

4.14  Brokers.   Except for fees payable to Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Andrew.

4.15  Opinion of Financial Advisor.   Andrew has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as of the date of this Agreement, to the effect that subject to the limitations set forth in the opinion, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Andrew Common Stock.

4.16  Ownership of ADC Common Stock.   None of Andrew, its Subsidiaries, nor the officers or directors of Andrew nor, to the Knowledge of Andrew without independent investigation, any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of ADC.

4.17  Material Contracts.

(a) For purposes of this Agreement, “Andrew Material Contract” shall mean:

(i) any contracts to which Andrew or any of its Subsidiaries is a party, that would need to be filed as an exhibit to a SEC filing made by Andrew in which exhibits were required to be filed with the SEC in response to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act;

(ii) any Contract to which Andrew or any of its Subsidiaries is a party, which is material to Andrew and its Subsidiaries, taken as a whole, and which contains any covenant limiting or restricting the right of Andrew or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict Andrew or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), from engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business; or

(iii) any Contract or group of Contracts with a Person (or group of affiliated Persons) to which Andrew or any of its Subsidiaries is a party, the termination or breach of which would reasonably be likely to have a Material Adverse Effect on Andrew.

(b) All Andrew Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or enforceable would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Andrew. Neither Andrew nor any of its Subsidiaries, nor, to Andrew’s Knowledge, any counterparty to any Andrew Material Contract, has breached or violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Andrew

Material Contract, except in each case for those breaches, violations and defaults which would not permit any other party to cancel or terminate such Andrew Material Contract, and would not permit any other party to seek damages or other remedies (for any or all of such breaches, violations or defaults, individually or in the aggregate) which would reasonably be likely to have a Material Adverse Effect on Andrew.

4.18  Interested Party Transactions.   Since the date of the Andrew Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

4.19  Internal Controls and Disclosure Controls.   Andrew and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Andrew (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Andrew in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Andrew’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Andrew’s auditors and the audit committee of Andrew’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Andrew’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Andrew’s internal controls over financial reporting.

4.20  Andrew Rights Agreement.   Andrew has taken all action so that the execution of this Agreement and the consummation of the Merger and other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Andrew Rights Agreement or enable, require or cause the Andrew Rights to be exercised, distributed or triggered. The Board of Directors of Andrew has approved an amendment to the Andrew Rights Agreement to provide that the Andrew Rights will terminate immediately prior to the Effective Time.

Article V

Covenants Relating to Conduct of Business

5.1  Conduct of Business.

(a) Ordinary Course.   Except as otherwise expressly required by, or provided for, in this Agreement, as set forth in Section 5.1(a) of the ADC Disclosure Letter or Section 5.1(a) of the Andrew Disclosure Letter (as the case may be) or as consented to by the other party in writing, during the period from the date of this Agreement to the Effective Time, each of ADC and Andrew shall, and shall cause each of their respective Subsidiaries to, carry on its business in the ordinary course of such party’s business consistent with past practice, maintain its existence in good standing under Applicable Law and use commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and key employees and (iii) preserve its relationships with its customers, suppliers and other persons with which it has significant business relations.

(b) Required Consent.   Without limiting the generality of Section 5.1(a), except as otherwise expressly required by, or provided for in, this Agreement, or as set forth in Section 5.1(b) of the ADC Disclosure Letter or Section 5.1(b) of the Andrew Disclosure Letter (as the case may be), without the prior consent of the other party hereto, during the period from the date of this Agreement to the Effective Time, neither ADC nor Andrew shall do any of the following, and shall not permit any of their respective Subsidiaries to do any of the following:

(i) other than dividends and distributions (x) by a direct or indirect wholly owned Subsidiary of a party hereto to its parent, or (y) by a Subsidiary of a party hereto that is partially owned by such party or any of its Subsidiaries, provided that such party or such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its or any of its Subsidiary’s capital stock, (B) split, combine or reclassify any of its or any of its Subsidiary’s capital stock or issue or authorize the issuance of any other securities as a stock dividend in respect of, in lieu of or in substitution for, shares of its or any of its Subsidiary’s capital stock, or (C) purchase, redeem or otherwise acquire any shares of its or any of its Subsidiary’s capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (C), for (1) the deemed acceptance of shares upon cashless exercise of Andrew Options or ADC Options or to pay tax withholding thereon or on the vesting of shares of restricted stock outstanding on the date of this Agreement, or (2) the repurchase of shares of capital stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares upon any termination of service), notice of which will be delivered to the other party;

(ii) other than issuances or sales by a direct or indirect wholly owned Subsidiary of a party hereto to its parent, issue, grant, sell, deliver, pledge, or otherwise encumber or subject to any Lien, any shares of its or any of its Subsidiary’s capital stock, any other voting securities or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (A) the issuance of Andrew Common Stock upon the exercise or conversion of Andrew Options, the Andrew Warrant or Andrew Notes or ADC Common Stock upon the exercise or conversion of ADC Options or ADC Notes, as the case may be, in each case outstanding as of the date of this Agreement in accordance with their present terms; (B) the issuance by a wholly owned subsidiary of ADC or Andrew, as applicable, of capital stock to such Subsidiary’s parent company; and (C) the issuance of shares of Andrew Common Stock, options to purchase Andrew Common Stock or the issuance of restricted stock units of Andrew, in each case, to participants in the Andrew Stock Plans or the issuance of shares of ADC Common Stock, options to purchase ADC Common Stock or issuance of restricted stock units of ADC, in each case, to participants in the ADC Stock Plans, in all cases, in the ordinary course of business consistent with past practice; provided, however, that no issuance by either party of new options, shares of restricted stock, restricted stock units or similar equity-based awards to such party’s directors or officers may be made without the prior consent of the other party;

(iii) amend any Andrew Organizational Document or ADC Organizational Document;

(iv) acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest or any security convertible into or exchangeable for any equity interest in or a portion of the assets of, or by any other manner, any Person that is not an Affiliate of such party or any business or division thereof, or otherwise acquire or agree to acquire any assets of a Person that is not an Affiliate of such party which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, other than pursuant to any acquisition transaction (or series of acquisition transactions), (A) which is in the existing line of business of such party or any of its Subsidiaries, (B) in which the fair market value of the total consideration (including the value of indebtedness or other obligations assumed or acquired in connection with such transaction(s)) issued by such party or their respective Subsidiaries in exchange therefor, does not, when taken together with the fair market value of such total consideration issued by such party in previously committed or consummated transactions pursuant to this Section 5.1(b)(iv), exceed $25,000,000 in the aggregate, (C) which does not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, and (D) which does not require approval of such party’s stockholders;

(v) sell, pledge, dispose of, transfer, lease, license or otherwise encumber, or authorize the sale, pledge, disposition, transfer, lease, license or other encumbrance of, any of its or any of its Subsidiary’s property or assets, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of such property or assets in the ordinary course of business of such party or its Subsidiaries consistent with past practice but not to exceed an aggregate value of $25,000,000 for all sales, pledges, dispositions, transfers, leases, licenses or encumbrances made by such party or their respective Subsidiaries in reliance upon this clause (A), (B) sales, pledges, dispositions, transfers, leases, licenses of such property or assets by a party or a Subsidiary of such party to an Affiliate of such party, (C) sales or dispositions of inventory in the ordinary course of business of such party or its Subsidiaries consistent with past practice or (D) licenses granted, or implied, pursuant to customer contracts made in the ordinary course of business of such party or its Subsidiaries;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) in connection with any transaction permitted pursuant to Section 5.1(b)(iv) above, (B) loans or advances by it or any of its wholly owned Subsidiaries to it or any of its Subsidiaries, (C) investments or capital contributions in any of its wholly owned Subsidiaries, (D) employee advances made in compliance with Applicable Laws and in the ordinary course of business of such party consistent with past practice (provided that, in the case of this clause (D), the aggregate amount of all such advances made by such party or their respective Subsidiaries in reliance upon this clause (D), is not more than $1,000,000), (E) as required by binding Contracts in effect as of the date hereof, all of which Contracts are listed on Section 5.1(b)(vi) of the ADC Disclosure Letter or Andrew Disclosure Letter, as applicable, (F) highly liquid investments with an original maturity of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice, or (G) in the ordinary course of business of such party consistent with past practice (provided that, in the case of this clause (G), the aggregate amount of all such loans, advances, capital contributions and investments made by such party or their respective Subsidiaries in reliance upon this clause (G), is not more than $10,000,000, and the transactions do not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, or require approval of such party’s stockholders);

(vii) other than draws on credit facilities existing on the date hereof permitted pursuant to Section 5.1(b)(viii) below, incur any indebtedness for borrowed money, enter into any letter of credit or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person for borrowed money, other than in the ordinary course of business of such party consistent with past practice, provided that the aggregate amount of all such newly incurred indebtedness for borrowed money, debt securities and obligations outstanding at any time by such party and its Subsidiaries is not more than $10,000,000;

(viii) draw on any credit facilities existing on the date hereof other than in the ordinary course of business of such party consistent with past practice, provided that the aggregate amount outstanding at any time of all such draws by such party and its Subsidiaries from such facilities is not more than $75,000,000;

(ix) pay, discharge, settle or satisfy any claim, liability, obligation or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) requiring payment by such party or their respective Subsidiaries in excess of $10,000,000 individually, or $25,000,000 in the aggregate (excluding attorneys’ fees and expenses), other than the payment, discharge, settlement or satisfaction in the ordinary course of business of such party consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the ADC Balance Sheet or Andrew Balance Sheet, as applicable, or incurred since the date of such financial statements and reserved for in accordance with GAAP in the ordinary course of business of such party consistent with past practice;

(x) make any material Tax election, take any material position with respect to Taxes that is inconsistent with a position taken in a prior period, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement or settle or compromise any material income Tax liability, enter into any internal restructuring or reorganization that would result in any material Tax liability;

(xi) except as required by binding Contracts in effect as of the date hereof, all of which are listed on Section 5.1(b)(xi) of the ADC Disclosure Letter or Section 5.1(b)(xi) of the Andrew Disclosure Letter, as applicable (the “Existing Benefits Commitments”), (A) increase in any manner the compensation (including bonus and incentive compensation) or fringe benefits of any of its officers, directors or employees, except in each case as contemplated by Section 5.1(b)(xii) or Section 6.4(b), or (B) enter into any collective bargaining agreement or make any commitment to provide any pension, retirement or severance benefit to any such officers, directors or employees;

(xii) (A) commit itself to, or enter into, any employment agreement or arrangement for the party’s chief executive officer or any executive or management employee who does or would directly report to (1) the party’s chief executive officer, or (2) a direct report to the party’s chief executive officer, or (B) adopt or commit itself to any material new benefit, base salary or stock option plan or arrangement, or amend, otherwise supplement or, except as required by Existing Benefits Commitments or Applicable Law, accelerate the timing of, or make discretionary determinations that permit, payments or vesting under any existing benefit, stock option or compensation plan or arrangement;

(xiii) change in any material respect any of their respective methods or principles of accounting unless required by GAAP or any Applicable Laws, rules or regulations, as concurred in by its independent auditors;

(xiv) enter into, modify or amend in any material respect, or terminate, or waive, release or assign any material benefit or claim under, any Contract, joint venture, strategic partnership, alliance, license or sublicense, except with respect to (A) Contracts for the purchase of raw materials or sale of products, in each case in the ordinary course of business of such party or its Subsidiaries consistent with past practice or (B) joint ventures, collaborations, strategic partnerships or alliances, which, in the case of each of (A) and (B), (1) do not involve payments by such party or their respective Subsidiaries of more than $25,000,000, (2) do not materially impair the conduct of a reporting business segment of such party and its Subsidiaries, (3) do not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, and (4) do not require approval of such party’s stockholders;

(xv) enter into any material new line of business;

(xvi) take any action that would subject such party or any of its Subsidiaries to any material non-compete or other similar material restriction on the conduct of any of their respective businesses that would be binding following the Closing;

(xvii) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments by such party or their respective Subsidiaries for capital expenditures which, in the aggregate, are in excess of $50,000,000; or

(xviii) authorize, or commit or agree to take, any of the foregoing actions.

5.2  No Solicitation.

(a) The following terms will have the definitions set forth below:

(i) An “Alternative Transaction” with respect to a party hereto, shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of such party or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of such party or any merger, consolidation or business combination involving such party as a whole, or (B) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of such party (including equity securities of any Subsidiary of such party) on a consolidated basis, or (ii) any liquidation or dissolution of such party;

(ii) An “Alternative Transaction Proposal” shall mean any offer or proposal relating to an Alternative Transaction;

(iii) A “Superior Proposal” with respect to a party, means an unsolicited, bona fide, written Alternative Transaction Proposal made by a third Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, (A) 50% or more of the assets of such party on a consolidated basis or (B) 50% or more of the outstanding voting securities of such party, and as a result of which, the stockholders of such party immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of such party has in good faith determined (taking into account, among other things, (1) the advice of its outside legal counsel and its financial adviser, and (2) all terms of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto), to be more favorable to such party’s stockholders (in their capacities as stockholders) than the terms of this Agreement (as it may be proposed to be amended by the other party hereto) and to be reasonably capable of being consummated on the terms proposed, taking into account, all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal including, if such Alternative Transaction Proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured.

(b) Neither ADC nor Andrew shall, nor shall either of them permit any of its Subsidiaries to, nor authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or encourage (including by way of furnishing any information), or take any other action intended to facilitate, induce or encourage, any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any, or any possible, Alternative Transaction Proposal (except (A) to disclose the existence of the provisions of this Section 5.2, or (B) to the extent specifically permitted pursuant to Section 5.2(d)), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted pursuant to Section 5.3), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal. Each of ADC and Andrew and each of their respective Subsidiaries will immediately cease, and will cause its officers, directors and employees and any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third Persons conducted heretofore with respect to any possible or proposed Alternative Transaction, and will use its reasonable best efforts to enforce (and not waive any provisions of) any confidentiality and standstill agreement (or any similar agreement) relating to any such possible or proposed Alternative Transaction.

(c) As promptly as practicable (and in any event within 48 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating to any Alternative Transaction Proposal, ADC or Andrew, as the case may be, shall provide the other party with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry. In addition, ADC or Andrew, as the case may be, shall provide the other party as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep the other party informed in all material respects of all material developments regarding the status and terms (including material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to the other party a copy of all written materials (including written materials provided by e-mail or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. ADC or Andrew, as the case may be, shall provide the other party with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably likely to consider any Alternative Transaction Proposal or Alternative Transaction.

(d) Notwithstanding anything to the contrary contained in Section 5.2(b), in the event that ADC or Andrew, as the case may be, receives an unsolicited, bona fide Alternative Transaction Proposal which is determined by its Board of Directors to be, or to be reasonably likely to lead to, a Superior Proposal, it may then take the following actions (but only (1) if and to the extent that (x) its Board of Directors concludes in good faith, after receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Law and (y) ADC or Andrew, as the case may be, has given the other party at least three business days’ prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal and (2) if it shall not have breached in any material respect any of the provisions of this Section 5.2 or Section 5.4):

(i) furnish nonpublic information to the Person or group making such Superior Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of May 1, 2006, between Andrew and ADC (the “CA”), and (B) contemporaneously with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

(ii) engage in negotiations with such Person or group with respect to such Superior Proposal; provided, however, in no event shall such party enter into any definitive agreement to effect such Superior Proposal.

(e) Nothing contained in this Agreement shall prohibit ADC or Andrew or their respective Boards of Directors from taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Applicable Law.

5.3  Board of Directors Recommendation.

(a) In response to the receipt of an unsolicited, bona fide Alternative Transaction Proposal which is determined by the Board of Directors of Andrew or ADC, as the case may be, to be a Superior Proposal, such Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of, in the case of Andrew, approval and adoption of this Agreement and the Merger and, in the case of ADC, the ADC Share Issuance, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”) if the Board of Directors of ADC or Andrew, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Law.

(b) Prior to announcing any Change of Recommendation pursuant to Section 5.3(a), ADC or Andrew, as the case may be, shall (A) provide to the other party hereto three business days’ prior written notice which shall (x) state expressly that it intends to effect a Change of Recommendation and (y) describe any modifications to the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal from the description of such terms and conditions and such Person contained in the notice required under Section 5.2(d), (B) make available to the other party hereto all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (C) during the three business-day period commencing upon receipt of the notice described in Section 5.3(b)(A), if requested by the other party hereto, engage in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal.

(c) In addition to the circumstances set forth in Section 5.3(a), the Board of Directors of ADC may effect a Change of Recommendation (but only insofar as the same involves withholding, withdrawing, amending or modifying its recommendation in favor of the ADC Share Issuance) if there shall have occurred and be continuing:

(i) a Material Adverse Change of Andrew since the date of this Agreement, or

(ii) any other event, occurrence or circumstance as a result of which, in the good faith judgment of the Board of Directors of ADC, after consultation with outside counsel of ADC, the failure to effect a Change in Recommendation would violate the fiduciary duties of the ADC Board of Directors to ADC’s shareholders under Applicable Law.

(d) In addition to the circumstances set forth in Section 5.3(a), the Board of Directors of Andrew may effect a Change of Recommendation (but only insofar as the same involves withholding, withdrawing, amending or modifying its recommendation in favor of the approval and adoption of this Agreement and the Merger) if there shall have occurred and be continuing:

(i) a Material Adverse Change of ADC since the date of this Agreement, or

(ii) any other event, occurrence or circumstance as a result of which, in the good faith judgment of the Board of Directors of Andrew, after consultation with outside counsel of Andrew, the failure to effect a Change in Recommendation would violate the fiduciary duties of the Andrew Board of Directors to Andrew’s stockholders under Applicable Law.

(e) If the Board of Directors of Andrew or ADC has effected a Change of Recommendation, Andrew or ADC, as applicable, shall promptly notify the other party in writing of such Change in Recommendation, including the specific subparagraph, but not more than one subparagraph, of Section 5.3 in reliance upon which such Change in Recommendation is made. If the other party thereafter terminates this Agreement in accordance with Section 8.1 based upon such notice, then the termination effects with respect to the specific subparagraph identified in such notice that are set forth in Section 8.3 shall apply.

5.4  Company Stockholder Meetings.   Notwithstanding anything to the contrary contained in this Agreement, the obligation of ADC or Andrew to call, give notice of, convene and hold the ADC Shareholders’ Meeting or the Andrew Stockholders’ Meeting, as the case may be, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal with respect to it, or by any Change of Recommendation. At any such meeting, neither ADC nor Andrew shall submit to the vote of its respective stockholders any Alternative Transaction, whether or not a Superior Proposal has been received by it, or propose to do so.

5.5  Control of Other Party’s Business.   Nothing contained in this Agreement shall be construed to give ADC, directly or indirectly, the right to control or direct Andrew’s operations or give Andrew, directly or indirectly, the right to control or direct ADC’s operations, in each case, prior to the Effective Time. Prior to the Effective Time, each of ADC and Andrew shall exercise, on the terms and subject to the conditions of this Agreement, complete control and supervision over its respective operations.

Article VI

Additional Agreements

6.1  Preparation of SEC Documents; Stockholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, Andrew and ADC shall agree upon the terms of, prepare and file with the SEC the Joint Proxy Statement, and ADC shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Andrew and ADC shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Andrew will use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Andrew’s stockholders, and ADC will use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to ADC’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. ADC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) reasonably required to be taken under any applicable state securities laws in connection with the ADC Share Issuance and, and Andrew shall furnish all information concerning Andrew and the holders of Andrew Common Stock as may be reasonably requested in connection with any such action. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Joint Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Joint Proxy Statement, in each case prior to filing such with the SEC, except where doing so would cause the filing to not be filed timely, without regard to any extension pursuant to Rule 12b-25 of the Exchange Act; provided, however, that each party shall be deemed to have consented to the inclusion in the Form S-4, the Joint Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Joint Proxy Statement of any information, language or content specifically agreed to by such party or its counsel on or prior to the date hereof for inclusion therein. ADC will advise Andrew promptly after it receives notice of (i) the time when the Form S-4 has become effective or any supplement or amendment has been filed, (ii) the issuance or threat of any stop order, (iii) the suspension of the qualification of the ADC Common Stock issuable in connection with this Agreement for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to Andrew or ADC, or any of their respective Affiliates, officers or directors, should be discovered by Andrew or ADC which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement, including, where appropriate, a filing pursuant to Rules 165 and 425 of the Securities Act, describing such information shall promptly be filed with the SEC and, to the extent required by law, disseminated to the stockholders of Andrew and ADC.

(b) Each of ADC and Andrew shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Law and the ADC Organizational Documents, in the case of ADC, and the Andrew Organizational Documents, in the case of Andrew, to duly give notice of, convene and hold a meeting of its stockholders to be held as promptly as practicable to consider, in the case of Andrew, the approval and adoption of this Agreement and the Merger (the “Andrew Stockholders’ Meeting”), and, in the case of ADC, the ADC Share Issuance (the “ADC Shareholders’ Meeting”). Except in the case of a Change of Recommendation in accordance with Section 5.3, each of ADC and Andrew will use commercially reasonable efforts to solicit from its stockholders proxies in favor of, in the case of Andrew, the approval and adoption of this Agreement and the Merger and, in the case of ADC, the ADC Share Issuance, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, ADC or Andrew may adjourn or postpone the ADC Shareholders’ Meeting or Andrew Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of Andrew, the adoption and approval of this Agreement and the Merger and, in the case of ADC, the ADC Share Issuance, or, if, as of the time for which the ADC Shareholders’ Meeting or Andrew Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient shares of ADC Common Stock or Andrew Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Each of ADC and Andrew shall use commercially reasonable efforts such that the ADC Shareholders’ Meeting and the Andrew Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the ADC Shareholders’ Meeting or Andrew Stockholders’ Meeting, as the case may be, are solicited in compliance with Applicable Law, the rules of the NASDAQ and, in the case of ADC, the ADC Organizational Documents, and, in the case of Andrew, the Andrew Organizational Documents. Without the prior written consent of Andrew, the ADC Share Issuance is the only matter which ADC shall propose to be acted on by ADC’s shareholders at the ADC Shareholders’ Meeting. Without the prior written consent of ADC, the approval and adoption of this Agreement and the Merger is the only matter which Andrew shall propose to be acted on by Andrew’s stockholders at the Andrew Stockholders’ Meeting.

(c) Each of ADC and Andrew will use commercially reasonable efforts to hold the ADC Shareholders’ Meeting and Andrew Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement, subject to the requirements of Instruction D.3 to Schedule 14A (Rule 14a-101) promulgated under the Exchange Act.

(d) Except to the extent expressly permitted by Section 5.3: (i) the Board of Directors of each of Andrew and ADC shall recommend that its stockholders vote in favor of, in the case of Andrew, the approval and adoption of this Agreement and the Merger at the Andrew Stockholders’ Meeting, and, in the case of ADC, the ADC Share Issuance at the ADC Shareholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of (A) ADC has recommended that ADC’s shareholders vote in favor of the ADC Share Issuance at the ADC Shareholders’ Meeting and (B) Andrew has recommended that Andrew’s stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Andrew Stockholders’ Meeting, and (iii) neither the Board of Directors of ADC or Andrew nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of ADC or Andrew vote in favor of, in the case of Andrew, the approval and adoption of this Agreement and the Merger, and, in the case of ADC, the ADC Share Issuance.

6.2  Access to Information; Confidentiality.

(a) Subject to the CA and Applicable Law, each of Andrew and ADC shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of Andrew and ADC shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Each of Andrew and ADC will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the other party in confidence in accordance with the terms of the CA.

(c) If, on the date that is five business days before the date that the parties’ obligations under the CA terminate, (i) the Effective Time has not occurred and (ii) this Agreement has not been terminated pursuant to Section 8.1, then the parties shall amend the CA to extend the term of each party’s obligations under the CA to earlier of (A) the Effective Time and (B) the date on which this Agreement is terminated pursuant to Section 8.1.

6.3  Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Closing to be satisfied (but in no event shall a party be required to waive any such condition) as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals from Governmental Entities and the making of all necessary registrations and filings, including all filings required by the HSR Act (the initial filing required by the HSR Act to be filed as soon as reasonably practicable, but in any event within 15 days, following the execution of this Agreement) and any applicable antitrust, competition or similar laws of any foreign jurisdiction, and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance of the covenants contained in Sections 6.3(a)(ii) and 6.3(a)(iv), ADC and Andrew shall, if required by one or more Governmental Entities acting pursuant to any applicable antitrust, competition or similar laws to obtain any of the actions or nonactions, waivers, consents, clearances, approvals, or avoidance of actions or proceedings referred to in Sections 6.3(a)(ii), or pursuant to Section 6.3(a)(iv) or if required by a federal, state or foreign court, agree to the divestiture by ADC, Andrew or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property of ADC or its Subsidiaries or Andrew or its Subsidiaries and the imposition of any limitation on the ability of ADC or its Subsidiaries or Andrew or its Subsidiaries to conduct their respective businesses or to own or exercise control of their respective assets, properties and stock (including licenses, hold separate agreements, covenants affecting business operating practices or similar matters) if such divestitures and limitations, individually or in the aggregate, would not be reasonably expected to result in the loss of annualized revenue of ADC and Andrew on a combined consolidated basis of more than $225,000,000. Subject to Applicable Laws relating to the exchange of information and in addition to Section 6.3(b), ADC and Andrew, or their respective counsel, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to ADC and its Subsidiaries or Andrew and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Subject to Applicable Laws relating to the exchange of information, each of Andrew and ADC shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals, consents or clearances of any Governmental Entity (whether domestic, foreign or supranational). In that regard, each party shall use commercially reasonable efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participate in any meeting with any such Governmental Entity unless it consults with the other in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and (v) furnish the other with such necessary information and reasonable assistance as Andrew or ADC may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of Andrew and ADC shall designate any competitively sensitive material provided to the other under this Section 6.3 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Andrew or ADC, as the case may be) or its legal counsel.

(c) In connection with and without limiting the foregoing, Andrew and ADC shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.4  Indemnification and Insurance.

(a) Immediately after the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the present and former officers and directors of Andrew and its Subsidiaries (each an “Indemnified Party”) as those contained in the Andrew Charter and the Andrew By-laws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Andrew, unless such modification is required by law. ADC shall cause the Surviving Corporation to indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), or taken by them at the request of Andrew, ADC, the Surviving Corporation or any of their respective Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law for a period of six years after the Effective Time. Each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt of the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Neither ADC nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by such Indemnified Party hereunder, without the consent of such Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim.

(b) Prior to the Effective Time, ADC shall purchase a directors’ and officers’ and fiduciary liability insurance policy providing coverage for a period of at least six years following the Effective Time (i) for persons who were officers and/or directors of Andrew prior to the Effective Time and (ii) for persons who were officers and/or directors of ADC prior to the Effective Time and who are not officers or directors of ADC immediately following the Effective Time, in each case for claims arising after the Effective Time from facts or events which occurred at or prior to the Effective Time, and in each case, which policy shall provide for at least the same coverage and amounts containing terms and conditions that are not less advantageous than the respective policies of ADC and Andrew, as in place at the Effective Time; provided, however, that in no event will ADC be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by ADC or Andrew, as applicable, for such insurance (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, ADC will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c) In the event that ADC or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of ADC assume the obligations set forth in this Section 6.4.

(d) The provisions of this Section 6.4 are intended for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have had by contract or otherwise.

6.5  Fees and Expenses.   Except as otherwise set forth in this Section 6.5 and in Section 8.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses (including each party’s fees and expenses incurred in connection with the printing and mailing of the Joint Proxy Statement to its respective shareholders), whether or not the Merger is consummated, provided that Andrew shall pay any foreign, state or local real estate transfer or similar taxes imposed on the stockholders of Andrew as a result of the transactions contemplated in this Agreement. ADC and Andrew shall each bear one-half of the filing fees required by the HSR Act and any antitrust, competition or similar laws of any foreign jurisdiction. ADC shall bear the fee to the SEC for the Form S-4 (including any amendments thereto).

6.6  Announcements.   ADC and Andrew will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release, public statements or other announcements with respect to the transactions contemplated by this Agreement, including any announcement to employees, customers, suppliers or others having dealings with ADC or Andrew, respectively, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or other announcement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market.

6.7  Listing.   ADC shall use all reasonable best efforts to cause the ADC Common Stock issuable under Article II and those shares of ADC Common Stock required to be reserved for issuance under the Andrew Stock Plans, the Andrew Warrant and the Andrew Indenture to be authorized for listing on the NASDAQ, upon notice of issuance, exercise or conversion, as applicable.

6.8  Tax-Free Reorganization Treatment.   Andrew and ADC intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. Neither Andrew nor ADC shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) cause Andrew, Merger Sub or ADC to be unable to make the representations necessary for counsel to render the tax opinions referred to in Section 7.1(h).

6.9  Conveyance Taxes.   ADC and Andrew shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, and any such taxes shall be paid one-half by ADC and one-half by Andrew.

6.10  Equity Awards, Andrew Warrant and Andrew Note.

(a) At the Effective Time, each then outstanding Andrew Option, whether or not exercisable at the Effective Time, will be assumed by ADC. Each Andrew Option so assumed by ADC under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Andrew Option (including any Andrew Stock Plan under which such Andrew Option was issued and any applicable stock option agreement or other document evidencing such Andrew Option) immediately prior to the Effective Time, except that (i) each Andrew Option will be exercisable for that number of whole shares of ADC Common Stock equal to the product of the number of shares of Andrew Common Stock that were issuable upon exercise of such Andrew Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of ADC Common Stock and (ii) the per share exercise price for the shares of ADC Common Stock issuable upon exercise of such assumed Andrew Option will be equal to the quotient determined by dividing the exercise price per share of such Andrew Option by the Exchange Ratio, rounded up to the nearest whole cent. As of the Effective Time, all references in the Andrew Stock Plans to Andrew Common Stock shall thereafter be deemed to be references to ADC Common

Stock. As soon as reasonably practicable following the Effective Time, but in no event later than five business days following the Effective Time, ADC shall file a registration statement under the Securities Act on Form S-8 or another appropriate form (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) with respect to Andrew Options assumed by ADC pursuant hereto and shall use its commercially reasonable efforts to cause such registration statement to remain in effect for so long as such assumed Andrew Option shall remain outstanding. The parties hereto acknowledge and agree that the Andrew Stock Plans provide for accelerated vesting, at the Effective Time, of the Andrew Options. Notwithstanding anything in this Agreement to the contrary, between the date hereof and the Effective Time, Andrew shall not grant any options, restricted stock units or make any other award or grant under the Andrew 2005 Long-Term Incentive Plan.

(b) At the Effective Time, the Andrew Warrant will be assumed by ADC. The Andrew Warrant will continue to have, and be subject to, the same terms and conditions set forth in the Andrew Warrant immediately prior to the Effective Time, except that (i) the Andrew Warrant will be exercisable for that number of whole shares of ADC Common Stock equal to the product of the number of shares of Andrew Common Stock that were issuable upon exercise of the Andrew Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of ADC Common Stock and (ii) the per share exercise price for the shares of ADC Common Stock issuable upon exercise of the Andrew Warrant will be equal to the quotient determined by dividing the exercise price per share of the Andrew Warrant by the Exchange Ratio, rounded up to the nearest whole cent. As of the Effective Time, all references in the Andrew Warrant to Andrew Common Stock shall thereafter be deemed to be references to ADC Common Stock.

(c) At the Effective Time and subject to the satisfaction of the condition set forth in Section 7.1(i), the Andrew Notes will be assumed by ADC. The Andrew Notes will continue to have, and be subject to, the same terms and conditions set forth in the Andrew Note and the Andrew Indenture immediately prior to the Effective Time, except that the Andrew Notes will be convertible into that number of whole shares of ADC Common Stock equal to the product of the number of shares of Andrew Common Stock that were issuable upon conversion of such Andrew Notes immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of ADC Common Stock. As of the Effective Time, all references in the Andrew Notes and the Andrew Indenture to Andrew Common Stock shall thereafter be deemed to be references to ADC Common Stock.

(d) At the Effective Time, all restricted stock units granted under the Andrew Stock Plans will vest as provided under the Andrew Stock Plans and will be converted into the right to receive the number of whole shares of ADC Common Stock equal to the product of the number of shares of Andrew Common Stock to which such restricted stock units relate multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of ADC Common Stock. The parties hereto acknowledge and agree that the Andrew Stock Plans provide for the lapse, at the Effective Time, of any restrictions on restricted stock units issued pursuant to the Andrew Stock Plans.

(e) At the Effective Time, any share of Andrew Common Stock issued under the Andrew Stock Plans with restrictions or limitations on transfer with respect thereto shall be treated in accordance with the terms of the respective Andrew Stock Plan under which such shares were issued, and the shares of ADC Common Stock issued in exchange for such Andrew Common Stock hereunder shall have the same restrictions and limitations, if any, as such shares of Andrew Common Stock exchanged therefor at the Effective Time. The parties hereto acknowledge and agree that the Andrew Purchase Plan provides for the lapse, at the Effective Time, of any restrictions on Andrew Common Stock issued pursuant to the Andrew Purchase Plan.

(f) Andrew and ADC shall take any and all actions necessary to effect the provisions of Section 2.1(d) above pursuant to the Andrew Indenture.

6.11  Employee Benefits.

(a) For one year following the Effective Time, with respect to each country in which Andrew has an employee workforce, ADC shall provide or cause to be provided to the employee workforce of the Surviving

Corporation and the other members of the employee workforce of any other Affiliate of ADC who were employees of Andrew or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), employee benefits that, in the aggregate, are no less favorable than the employee benefits package provided to the Continuing Employees in such country by Andrew or any of its Subsidiaries; provided, however, that, subject to Applicable Law, if ADC has an employee workforce in such country, ADC may, in lieu thereof, provide to the Continuing Employees the benefits package offered to ADC’s employee workforce in such country immediately prior to the execution of this Agreement. Notwithstanding anything in this Section 6.11(a) to the contrary, each employee of Andrew or any of its Subsidiaries, other than any director or officer of Andrew, who is covered and eligible for benefits under an Andrew Domestic Benefit Plan that provides for payment of cash severance benefits upon certain employment termination shall, upon termination of employment within one year following the Effective Time receive the severance benefits provided by either the ADC Domestic Benefit Plans or the Andrew Domestic Benefit Plans applicable to non-officer and non-director employees. The designation of whether the ADC Domestic Benefit Plans or the Andrew Domestic Benefit Plans will be applicable shall be determined by which set of benefit plans would pay the highest cash severance payments to such terminated employee.

(b) Following the Effective Time, ADC shall recognize (or cause to be recognized) the service of each Continuing Employee with Andrew or any of its Subsidiaries for purposes of (i) eligibility and vesting under any ADC Benefit Plan, (ii) determination of benefits levels under any vacation or severance ADC Benefit Plan and (iii) determination of “retiree” status under any ADC Benefit Plan, for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, in each case except where such crediting would result in a duplication of benefits. To the extent ADC establishes or designates an ADC Benefit Plan to provide group health benefits to Continuing Employees, (x) each such ADC Benefit Plan shall waive pre-existing condition limitations with respect to Continuing Employees to the same extent waived or no longer applicable under the applicable group health plan of Andrew and (y) each Continuing Employee shall be given credit under the applicable ADC Benefit Plan for amounts paid under the corresponding group health plan of Andrew or an Affiliate during the plan year in which the Effective Time occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

(c) As of the Effective Time, ADC shall assume all rights (including the rights to modify in accordance with their terms) under and agree to perform in accordance with their terms (i) all employment, severance and other compensation agreements and arrangements existing as of the date hereof (and provided to ADC by Andrew prior to the date hereof) between Andrew or any of its Subsidiaries and any director, officer or employee thereof, and (ii) any such agreements or arrangements entered into after the date hereof and prior to the Effective Time by Andrew or any of its Subsidiaries in compliance with the terms of this Agreement.

(d) Andrew shall, if requested to do so by ADC, take any action required to terminate its defined contribution 401(k) plan, such termination to be effective immediately prior to the Effective Time and to be contingent upon the Closing; provided, however, that Andrew shall make a profit sharing contribution to such plan for 2006 for allocation among eligible employees. ADC shall provide, or shall cause the Surviving Corporation to provide, that each Continuing Employee who is a participant in Andrew’s 401(k) plan shall be given the opportunity to “roll over” his or her account balance (including any promissory note evidencing an outstanding loan) from the terminated plan to a tax-qualified defined contribution plan maintained by ADC or the Surviving Corporation.

(e) Without limiting the generality of Section 9.7, nothing in this Agreement will be construed to create a right in any employee of Andrew or any Subsidiary to employment with ADC, the Surviving Corporation or any other Subsidiary of ADC or grant or create any right in any employee or beneficiary of such employee under an ADC Benefit Plan or an Andrew Benefit Plan.

6.12  Consents of Accountants.   Andrew and ADC will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Form S-4 is filed with the SEC, is amended or supplemented, or becomes effective or a date not more than two days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

6.13  Directors and Chief Executive Officer of ADC.   The Board of Directors of ADC shall take all action within its power so that:

(a) immediately following the Effective Time, the (i) Board of Directors of ADC shall consist of 12 directors, who shall be the four Persons identified in Section 6.13(a) of the Andrew Disclosure Letter (collectively the “Andrew Designated Directors”) and the eight Persons identified in Section 6.13(a) of the ADC Disclosure Letter (collectively the “ADC Designated Directors”), and each such director shall serve for a term expiring at ADC’s annual meeting of shareholders for the year indicated in Section 6.13(a) of the Andrew Disclosure Letter or the ADC Disclosure Letter, as appropriate, and (ii) the Chairman of the Board of Directors of ADC shall be ADC’s Chairman of the Board of Directors immediately prior to the Effective Time; and

(b) immediately following the Effective Time, the chief executive officer of ADC shall be ADC’s chief executive officer immediately prior to the Effective Time.

6.14  Affiliate Legends.   Section 6.14 of the Andrew Disclosure Letter sets forth a list of those Persons who are, in Andrew’s reasonable judgment, “affiliates” of Andrew within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Andrew shall notify ADC in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. ADC shall be entitled to issue appropriate stop transfer instructions to the transfer agent for ADC Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time upon the request of any holder of shares of ADC Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate).

6.15  Notification of Certain Matters.   Andrew shall give prompt notice to ADC, and ADC shall give prompt notice to Andrew, of the occurrence, or failure to occur, of any event, which is in Andrew’s or ADC’s Knowledge, as applicable, and as to which the occurrence or failure to occur would reasonably be likely to result in the failure of any of the conditions set forth in Article VII to be satisfied. Each of the parties shall give prompt written notice to the other party of any material correction to any of the ADC SEC Documents or the Andrew SEC Documents, as the case may be, from and after the date hereof. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.15 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.16  Section 16 Matters.

(a) Prior to the Effective Time, Andrew’s Board of Directors, or an appropriate committee of non-employee directors of Andrew, shall, if necessary, adopt a resolution consistent with the SEC’s interpretive guidance to approve the disposition by any officer or director of Andrew who is a “covered person” of Andrew for the purposes of Section 16 of the Exchange Act of Andrew Common Stock or Andrew Stock Options pursuant to this Agreement and the Merger for the purposes of qualifying the disposition as an exempt transaction under Section 16 of the Exchange Act.

(b) Prior to the Effective Time, ADC’s Board of Directors, or an appropriate committee of non-employee directors of ADC, shall, if necessary, adopt a resolution consistent with the SEC’s interpretive guidance to approve the acquisition by any officer or director of Andrew who will become a “covered person” of ADC for the purposes of Section 16 of the Exchange Act of ADC Common Stock or ADC Stock Options pursuant to this Agreement and the Merger for the purposes of qualifying the acquisition as an exempt transaction under Section 16 of the Exchange Act.

6.17  Rights Plans; State Takeover Laws.

(a) Prior to the Effective Time, neither ADC nor Andrew shall redeem the ADC Rights or the Andrew Rights, respectively, or amend, modify (other than to delay any “distribution date” therein or to render the ADC Rights or the Andrew Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the ADC Rights Agreement or the Andrew Rights Agreements unless (i) required to do so by order of a court of competent jurisdiction or (ii) Andrew’s or ADC’s Board of Directors, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors’ fiduciary obligations to its stockholders under Applicable Law.

(b) Prior to the Effective Time, neither ADC nor Andrew shall take any action to render inapplicable, or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) Andrew’s or ADC’s Board of Directors, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to take such action is reasonably likely to result in a breach of its Board of Directors’ fiduciary obligations to its stockholders under Applicable Law.

6.18  Reservation of ADC Common Stock.   Effective at or prior to the Effective Time, ADC shall reserve out of its reserved but unissued shares of ADC Common Stock sufficient shares of ADC Common Stock to provide for (i) the conversion of the issued and outstanding shares of Andrew Common Stock pursuant to this Agreement, (ii) the issuance of ADC Common Stock under the Andrew Stock Plans, (iii) the issuance of ADC Common Stock upon the exercise of the Andrew Warrant assumed by ADC under Section 6.10(b), and (iv) the issuance of ADC Common Stock upon the conversion of Andrew Notes under Section 6.10(c).

6.19  Further Assurances.   At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Andrew, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of Andrew, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Andrew acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

6.20  Stockholder Litigation.   Each of Andrew and ADC shall give the other the reasonable opportunity to consult in the defense of any stockholder litigation against Andrew or ADC, as applicable, and its directors relating to the transactions contemplated by this Agreement.

Article VII

Conditions Precedent

7.1  Conditions to Each Party’s Obligation to Effect The Merger.   The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approvals.   Each of the ADC Share Issuance Approval and the Andrew Stockholder Approval shall have been obtained.

(b) Antitrust/Competition.   The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and under the foreign antitrust or competition laws, rules or regulations for the jurisdictions listed on Section 7.1(b) of the ADC Disclosure Letter shall have been terminated or shall have expired. In addition, all of the authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity required under the foreign antitrust or competition laws, rules or regulations for the jurisdictions listed on Section 7.1(b) of the ADC Disclosure Letter shall have been filed, have occurred, or have been obtained and shall be in full force and effect.

(c) Governmental Consents and Approvals.   Except for the matters covered by Section 7.1(b), all filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by Andrew, ADC or any of their Subsidiaries to consummate the Merger shall have been made or obtained, other than those that if not made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on ADC and its Subsidiaries (determined, for purposes of this clause, after giving effect to the Merger) on a combined basis.

(d) No Injunctions or Restraints.   No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect which prohibits, materially restricts, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

(e) Governmental Action.   No action or proceeding shall be instituted or pending by any Governmental Entity challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Merger, asserting the illegality of the Merger or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(f) Form S-4.   The Form S-4 shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of Andrew or ADC, threatened by the SEC.

(g) Listing.   The shares of ADC Common Stock issuable to the stockholders of Andrew as provided for in Article II shall have been authorized for listing on the NASDAQ, upon official notice of issuance.

(h) Tax Opinions.   Andrew and ADC shall have received an opinion of each of Mayer, Brown, Rowe & Maw LLP and Dorsey & Whitney LLP, respectively, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of each such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of ADC, Merger Sub, and Andrew, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.1(h) shall not be waivable after receipt of the Andrew Stockholder Approval or after receipt of the ADC Share Issuance Approval unless further stockholder approval of Andrew stockholders or the ADC shareholders, respectively, is obtained with appropriate disclosure.

(i) The Andrew Indenture.   ADC and Andrew, together with the trustee under the Andrew Indenture, shall have entered into a supplemental indenture to the Andrew Indenture providing for (i) modification of the conversion rights of the holders of Andrew Notes, as contemplated by Section 15.06 of the Andrew Indenture, and (ii) modification of the obligations of Andrew to repurchase Andrew Notes, as contemplated by Section 14.05(e) of the Andrew Indenture.

7.2  Conditions to Obligations of ADC and Merger Sub.   The obligation of ADC and Merger Sub to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Except as a result of action expressly permitted or expressly consented to in writing by ADC pursuant to Section 5.1, (i) the representations and warranties of Andrew contained in this Agreement (other than the representations and warranties of Andrew contained in Sections 4.2, 4.3(a), 4.3(b), 4.3(c), 4.13, 4.15 and 4.20) shall be true both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date), except where the failure of such representations and warranties to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Andrew and (ii) the representations and warranties of Andrew contained in Sections 4.2, 4.3(a), 4.3(b), 4.3(c), 4.13, 4.15 and 4.20 shall be true in all material respects both when made as of the Closing Date, as if made as of such time (except, to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date).

(b) Andrew shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Change of Andrew shall have occurred since the date of this Agreement and be continuing.

(d) The Andrew Rights issued pursuant to the Andrew Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from shares of Andrew Common Stock) or triggered pursuant to the terms of such agreement and shall terminate immediately prior to the Effective Time.

(e) ADC shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Andrew to the effect that the conditions set forth in Sections 7.2(a), (b), and (c) have been satisfied.

7.3  Conditions to Obligations of Andrew.   The obligations of Andrew to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Except as a result of action expressly permitted or expressly consented to in writing by Andrew pursuant to Section 5.1, (i) the representations and warranties of ADC contained in this Agreement (other than the representations and warranties of ADC contained in Sections 3.2, 3.3(a), 3.3(b), 3.3(c), 3.13, 3.15 and 3.20) shall be true both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date), except where the failure of such representations and warranties to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ADC and (ii) the representations and warranties of ADC contained in Sections 3.2, 3.3(a), 3.3(b), 3.3(c), 3.13, 3.15 and 3.20 shall be true in all material respects both when made as of the Closing Date, as if made as of such time (except, to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date).

(b) Each of ADC and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Change of ADC shall have occurred since the date of this Agreement and be continuing.

(d) The ADC Rights issued pursuant to the ADC Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from ADC Common Stock) or triggered pursuant to the terms of such agreement.

(e) Andrew shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of ADC to the effect that the conditions set forth in Sections 7.3(a), (b), and (c) have been satisfied.

Article VIII

Termination, Amendment and Waiver

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, and (except in the case of Sections 8.1(b)(iii), 8.1(b)(iv), 8.1(e) or 8.1(f)) whether before or after the ADC Share Issuance Approval or the Andrew Stockholder Approval:

(a) by mutual written consent of ADC and Andrew, if the Board of Directors of each so determines;

(b) by written notice of either ADC or Andrew (as authorized by the Board of Directors of ADC or Andrew, as applicable):

(i) if the Merger shall not have been consummated by November 30, 2006 (the “Outside Date”), provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d) or Section 7.1(e) and (y) all other conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to February 28, 2007 (which shall then be the Outside Date); provided, further that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation of such party, or satisfy any condition to be satisfied by such party, under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(iii) if the ADC Share Issuance Approval shall not have been obtained at the ADC Shareholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to ADC if the failure to obtain the ADC Share Issuance Approval shall have been caused by the action or failure to act of ADC and such action or failure to act constitutes a breach by ADC of this Agreement;

(iv) if the Andrew Stockholder Approval shall not have been obtained at the Andrew Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Andrew if the failure to obtain the Andrew Stockholder Approval shall have been caused by the action or failure to act of Andrew and such action or failure to act constitutes a breach by Andrew of this Agreement;

(c) by ADC (as authorized by its Board of Directors) upon (i) a breach of any representation or warranty on the part of Andrew set forth in this Agreement, or if any representation or warranty of Andrew shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in Andrew’s representations and warranties has not been or is incapable of being cured by Andrew within 30 calendar days after its receipt of written notice thereof from ADC or (ii) a failure to perform, or comply with, in all material respects any covenant or agreement of Andrew set forth in this Agreement and such failure by Andrew has not been or is incapable of being cured by Andrew within 30 calendar days after its receipt of written notice thereof from ADC;

(d) by Andrew (as authorized by its Board of Directors) upon (i) a breach of any representation or warranty on the part of ADC set forth in this Agreement, or if any representation or warranty of ADC shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in ADC’s representations and warranties has not been or is incapable of being cured by ADC within 30 calendar days after its receipt of written notice thereof from Andrew or (ii) a failure to perform, or comply with, in all material respects any covenant or agreement of ADC set forth in this Agreement and such breach by ADC has not been or is incapable of being cured by ADC within 30 calendar days after its receipt of written notice thereof from Andrew;

(e) by Andrew (as authorized by its Board of Directors), at any time prior to the ADC Share Issuance Approval, if (i) ADC shall have failed to hold the ADC Shareholders’ Meeting in accordance with Section 6.1(b) (A) on or before the date which is 75 calendar days after the date on which the SEC declared the Form S-4 effective or (B) in the event ADC adjourns or postpones the ADC Shareholder Meeting in accordance with the terms of Section 6.1(b), on or before the date that is five business days after the date that is 75 calendar days after the date on which the SEC declared the Form S-4 effective, (ii) ADC shall have failed to include in the Joint Proxy Statement distributed to the shareholders of ADC

ADC’s Board of Directors’ recommendation in favor of the ADC Share Issuance, (iii) ADC’s Board of Directors shall have withdrawn, amended, modified or qualified such recommendation in a manner adverse to the interests of Andrew, (iv) ADC’s Board of Directors shall have failed to reconfirm such recommendation within five business days of receipt of a written request from Andrew to do so, (v) ADC, ADC’s Board of Directors or any committee thereof shall have approved or recommended any Alternative Transaction, or (vi) ADC’s Board of Directors shall have failed, within ten business days after any tender or exchange offer relating to ADC Common Stock commenced by any third party shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of ADC recommends rejection of such tender offer or exchange offer; or

(f) by ADC (as authorized by its Board of Directors), at any time prior to the Andrew Stockholder Approval, if (i) Andrew shall have failed to hold the Andrew Stockholders’ Meeting in accordance with Section 6.1(b) (A) on or before the date which is 75 calendar days after the date on which the SEC declared the Form S-4 effective or (B) in the event Andrew adjourns or postpones the Andrew Stockholder Meeting in accordance with the terms of Section 6.1(b), on or before the date that is five business days after the date that is 75 calendar days after the date on which the SEC declared the Form S-4 effective, (ii) Andrew shall have failed to include in the Joint Proxy Statement distributed to the stockholders of Andrew Andrew’s Board of Directors’ recommendation that such stockholders approve and adopt this Agreement and approve the Merger, (iii) Andrew’s Board of Directors shall have withdrawn, amended, modified or qualified such recommendation in a manner adverse to the interests of ADC, (iv) Andrew’s Board of Directors shall have failed to reconfirm such recommendation within five business days of receipt of a written request from ADC to do so, (v) Andrew, Andrew’s Board of Directors or any committee thereof shall have approved or recommended any Alternative Transaction, or (vi) Andrew or Andrew’s Board of Directors shall have failed, within ten business days after any tender or exchange offer relating to Andrew Common Stock commenced by any third party shall have been first published, sent or given, to have sent to Andrew’s security holders a statement disclosing that the Board of Directors of Andrew recommends rejection of such tender offer or exchange offer.

8.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except that (i) Section 6.2(b), Section 6.5, this Section 8.2, Section 8.3, the second sentence of Section 8.4 and Section 8.5, as well as Article IX (other than Section 9.1) shall survive termination of this Agreement and continue in full force and effect, and (ii) that nothing herein, including any payment of a Termination Fee pursuant to Section 8.3, shall relieve any party from liability for any willful breach of any representation or warranty of such party contained herein or any willful breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3  Payments.

(a) Payment by ADC.

(i) In the event that (A) this Agreement is terminated by ADC or Andrew pursuant to Section 8.1(b)(i) or 8.1(b)(iii), (B) following the date hereof and prior to such termination, any Person shall have made to ADC or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to any “Acquisition” (“Acquisition” shall have the same meaning as the defined term “Alternative Transaction” except that “50%” shall be substituted for “20%” in each instance where “20%” appears in such definition.) with respect to ADC, and (C) within 12 months following termination of this Agreement, an Acquisition of ADC is consummated, then ADC shall pay Andrew a fee equal to $75,000,000 (the “Termination Fee”) in immediately available funds; such fee payment to be made concurrently upon such consummation.

(ii) In the event that (A) this Agreement is terminated by Andrew pursuant to Section 8.1(d)(ii), (B) following the date hereof and prior to such termination, any Person shall have made to ADC or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to ADC and (C) ADC’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect of facilitating or assisting or otherwise benefiting, an Alternative Transaction or the Person making such Alternative Transaction, then ADC shall pay Andrew the Termination Fee in immediately available funds. Any breach of the covenants contained in Section 5.2 shall be considered willful, intentional and intended to facilitate, assist or otherwise benefit an Alternative Transaction.

(iii) In the event that (A) this Agreement is terminated by Andrew pursuant to Section 8.1(e) and (B) the Board of Directors of ADC has effected a Change of Recommendation as permitted by and in compliance with Section 5.3(a) or Section 5.3(c)(ii), then ADC shall pay Andrew the Termination Fee in immediately available funds; such fee payment to made within one business day after such Change in Recommendation has been effected.

(iv) In the event that (A) this Agreement is terminated by Andrew pursuant to Section 8.1(e) and the Board of Directors of ADC has not effected a Change of Recommendation as permitted by and in compliance with Sections 5.3(a) or 5.3(c)(ii), (B) following the date hereof and prior to such termination, any Person shall have made to ADC or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to ADC, and (C) within 12 months following termination of this Agreement, an Acquisition of ADC is consummated, then ADC shall pay Andrew the Termination Fee in immediately available funds; such fee payment to be made concurrently upon such consummation; provided, however, that ADC shall not be required to pay the Termination Fee if Andrew’s right to terminate this Agreement pursuant to Section 8.1(e) arises solely out of the Board of Directors of ADC having effected a Change of Recommendation as permitted by and in compliance with Section 5.3(c)(i).

(b) Payment by Andrew.

(i) In the event that (A) this Agreement is terminated by Andrew or ADC pursuant to Section 8.1(b)(i) or 8.1(b)(iv), (B) following the date hereof and prior to such termination, any Person shall have made to Andrew or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to Andrew, and (C) within 12 months following termination of this Agreement, an Acquisition of Andrew is consummated, then Andrew shall pay ADC the Termination Fee in immediately available funds; such fee payment to be made concurrently upon such consummation.

(ii) In the event that (A) this Agreement is terminated by ADC pursuant to Section 8.1(c)(ii), (B) following the date hereof and prior to such termination, any Person shall have made to Andrew or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to Andrew and (C) Andrew’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect of facilitating or assisting or otherwise benefiting, an Alternative Transaction or the Person making such Alternative Transaction, then Andrew shall pay ADC the Termination Fee in immediately available funds. Any breach of the covenants contained in Section 5.2 shall be considered willful, intentional and intended to facilitate, assist or otherwise benefit an Alternative Transaction.

(iii) In the event that (A) this Agreement is terminated by ADC pursuant to Section 8.1(f) and (B) the Board of Directors of Andrew has effected a Change of Recommendation as permitted by and in compliance with Section 5.3(a) or Section 5.3(d)(ii), then Andrew shall pay ADC the Termination Fee in immediately available funds; such fee payment to made within one business day after such Change in Recommendation has been effected.

(iv) In the event that (A) this Agreement is terminated by ADC pursuant to Section 8.1(f) and the Board of Directors of Andrew has not effected a Change of Recommendation as permitted by and in compliance with Sections 5.3(a) or 5.3(d)(ii), (B) following the date hereof and prior to such termination, any Person shall have made to Andrew or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to Andrew, and (C) within 12 months following termination of this Agreement, an Acquisition of Andrew is consummated, then Andrew shall pay ADC the Termination Fee in immediately available funds; such fee payment to be made concurrently upon such consummation; provided, however, that Andrew shall not be required to pay the Termination Fee if ADC’s right to terminate this Agreement pursuant to Section 8.1(f) arises solely out of the Board of Directors of Andrew having effected a Change of Recommendation as permitted by and in compliance with Section 5.3(d)(i).

(c) Interest and Costs; Other Remedies.  All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment. Each of Andrew and ADC acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Andrew or ADC, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 8.3 and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 8.3, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the rate of interest per annum publicly announced by Citibank N.A. as its prime rate at its principal office in New York, New York, as in effect on the date such payment was required to be made. This entire Section 8.3 shall survive any termination of this Agreement.

8.4  Amendment.  Subject to compliance with Applicable Law, this Agreement may be amended by the parties in writing at any time before or after the ADC Share Issuance Approval or the Andrew Stockholder Approval; provided, however, that after the Andrew Stockholder Approval or the ADC Share Issuance Approval, there may not be, without further approval of the stockholders of Andrew or ADC, respectively, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Andrew Common Stock hereunder, or which by law or NASDAQ rule otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

8.5  Extension; Waiver.  At any time prior to the Effective Time, a party may, subject to the proviso of Section 8.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

General Provisions

9.1  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

9.2  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Andrew to:

Andrew Corporation
3 Westbrook Corporate Center
Westchester, IL 60154
Fax No: (708) 492-3823
Attention: Vice President and General Counsel

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 S. Wacker Drive
Chicago, IL 60606
Fax No: (312) 706-8164
Attention: Scott J. Davis
James T. Lidbury

(b) if to ADC or Merger Sub, to:

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, MN 55344
Fax No: (952) 917-0893
Attention: Office of General Counsel

with a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Fax No: (612) 340-7800
Attention: Robert A. Rosenbaum

9.3  Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a “Person” shall include references to an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to dollar amounts shall be to lawful currency of the United States.

9.4  Knowledge.  References to the “Knowledge” of a party to this Agreement shall mean, (i) in the case of Andrew, the actual knowledge of the Persons listed in Section 9.4 of the Andrew Disclosure Letter after due inquiry, and (ii) in the case of ADC and Merger Sub, the actual knowledge of the Persons listed in Section 9.4 of the ADC Disclosure Letter after due inquiry.

9.5  Disclosure Letters.  On or prior to the date of this Agreement, ADC has delivered to Andrew a disclosure letter (the “ADC Disclosure Letter”) and Andrew has delivered to ADC a disclosure letter (the “Andrew Disclosure Letter”). Each Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such Disclosure Letter relates; provided, however, that any information set forth in one section of a Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such section of the Disclosure Letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on ADC or Andrew, as appropriate.

9.6  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.7  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the CA and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II (which are intended to benefit the holders of Andrew Common Stock) and Section 6.4 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer upon any Person other than the parties any rights or remedies.

9.8  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9.9  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10  Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

9.11  Headings, etc.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.13  Failure or Indulgence Not a Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.14  Waiver of Jury Trial.  EACH OF ADC, MERGER SUB AND ANDREW HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF ADC, MERGER SUB OR ANDREW IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.15  Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, ADC, Merger Sub and Andrew have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Robert E. Switz
Name: Robert E. Switz

Title:	President and Chief Executive Officer

HAZELTINE MERGER SUB, INC.

By:	/s/ Gokul Hemmady
Name: Gokul Hemmady

Title:	President

ANDREW CORPORATION

By:	/s/ Ralph E. Faison
Name: Ralph E. Faison

Title:	President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
ANDREW CORPORATION

1. Name.  The name of the corporation is Andrew corporation.

2. Registered Office and Registered Agent.  The address of the registered office of the corporation in Delaware is The corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its registered agent at that address is The corporation Trust Company.

3. Purpose.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Capital Stock.  The total number of shares that the corporation is authorized to issue is 1,000, par value $0.01 per share, all of which shares are designated as common stock.

5. Bylaws.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6. Indemnification.

Section 1  Elimination of Certain Liability of Directors.  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from the director derived an improper personal benefit.

Section 2  Indemnification and Insurance.

(a) Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or, if a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph B hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit.  If a claim under paragraph A of this Section is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The personal liability of the directors of the corporation shall be eliminated to the fullest extent permitted by law. The corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this article nor the adoption of any provision in this certificate of incorporation inconsistent with this article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7. Elections of Directors.  Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EXHIBIT B

AMENDED AND RESTATED
BYLAWS
OF
ANDREW CORPORATION

ADOPTED
ON
[               ]

Page

Article VI. Indemnification		A-63
6.1	Indemnification	A-63
6.2	Advancement of Expenses	A-63
6.3	Non-Exclusivity	A-63
6.4	Heirs and Beneficiaries	A-63
6.5	Effect of Amendment	A-63

BYLAWS
OF
ANDREW CORPORATION

Article I.
Stockholders’ Meetings

1.1  Place of Meetings.  Meetings of the stockholders shall be held at such place, either within or without the State of Delaware, as the board of directors shall determine.

1.2  Annual Meeting.  The annual meeting of the stockholders for the election of the directors and the transaction of such other business as may properly be brought before the meeting shall be held on the date and at the time designated by the board of directors.

1.3  Special Meetings.  Special meetings of the stockholders for any purpose or purposes may be called only by the board of directors. The business to be transacted at any special meeting shall be limited to the purposes stated in the notice.

1.4  Notice of Meetings.  Notice of the place, if any, date and hour of any stockholders’ meeting shall be given to each stockholder entitled to vote. Notice of a special meeting shall also state the purpose or purposes for which the meeting has been called. Unless otherwise provided in the General Corporation Law of the State of Delaware (the “General Corporation Law”), notice shall be given at least 10 days but not more than 60 days before the date of the meeting.

1.5  Quorum.  The presence, in person or by proxy, of the holders of a majority of the voting power of the stock entitled to vote at a meeting shall constitute a quorum. In the absence of a quorum, either the president or the holders of a majority of the voting power of the stock present, in person or by proxy, and entitled to vote at the meeting may adjourn the meeting in the manner provided in Section 1.6 until a quorum shall be present. A quorum, once established at a meeting, shall not be broken by the withdrawal of the holders of enough voting power to leave less than a quorum. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting.

1.6  Adjournment of Meetings.  Either the president or the holders of a majority of the voting power of the stock present, in person or by proxy, and entitled to vote at the meeting may adjourn any meeting of stockholders from time to time. At any adjourned meeting the stockholders may transact any business that they might have transacted at the original meeting. Notice of an adjourned meeting need not be given if the time and place, if any, are announced at the meeting so adjourned, except that notice of the adjourned meeting shall be required if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting.

1.7  Voting List.  At least 10 days before every meeting of the stockholders, the secretary of the corporation shall prepare a complete alphabetical list of the stockholders entitled to vote at the meeting showing each stockholder’s address and number of shares. For a period of at least 10 days before the meeting, the voting list shall be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours at the corporation’s principal place of business. The voting list shall be produced and kept at the place of meeting during the whole time of the meeting, and any stockholder may inspect the voting list at any time during the meeting.

1.8  Vote Required.  Subject to the provisions of the General Corporation Law requiring a higher level of votes to take certain specified actions, the stockholders shall take action on all matters other than the election of directors by a majority of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter. The stockholders shall elect directors by a plurality of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter.

1.9  President; Secretary.  The president shall preside over any meeting of the stockholders, and the secretary shall keep official records of all such meetings. In the absence of the secretary, the president may appoint any person to act as secretary of the meeting.

1.10  Record Date.  If the corporation proposes to take any action for which the General Corporation Law would permit it to set a record date, the board of directors may set such a record date as provided under the General Corporation Law.

1.11  Written Consent.  Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote by means of a stockholder written consent meeting the requirements of the General Corporation Law. Prompt notice of the taking of action without a meeting by less than a unanimous written consent shall be given to those stockholders who have not consented as required by the General Corporation Law.

Article II.
Directors

2.1  Number and Qualifications.  The board of directors shall consist of such number as may be fixed from time to time by resolution of the board of directors. Directors need not be stockholders.

2.2  Term of Office.  Each director shall hold office until his or her successor is elected or until his or her earlier death, resignation or removal.

2.3  Resignation.  A director may resign at any time by giving notice in writing to the corporation addressed to the board of directors, the president or the secretary. A resignation will be effective upon its receipt by the corporation unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.

2.4  Vacancies.  Any vacancy in the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. A director appointed by the board of directors shall hold office for the remainder of the term of the director he or she is replacing.

2.5  Regular Meetings.  The board of directors may hold regular meetings without notice at such times and places as it may from time to time determine.

2.6  Special Meetings.  Special meetings of the board of directors may be called by the president or by any director. Notice of any special meeting shall be given to each director and shall state the time and place for the special meeting.

2.7  Notice.  Any time it is necessary to give notice of a board of directors’ meeting, notice shall be given (i) in person or by telephone to the director at least 24 hours in advance of the meeting or (ii) by personally delivering written notice to the director’s last known business or home address at least 48 hours in advance of the meeting. Notice of a meeting need not be given to any director who attends a meeting without protesting prior to the meeting or at its commencement the lack of notice to that director. A notice of meeting need not specify the purposes of the meeting.

2.8  Quorum.  A majority of the directors in office at the time shall constitute a quorum. Thereafter, a quorum shall be deemed present for purposes of conducting business and determining the vote required to take action for so long as at least a third of the total number of directors are present. In the absence of a quorum, the directors present may adjourn the meeting without notice until a quorum shall be present, at which point the meeting may be held.

2.9  Vote Required.  The board of directors shall act by the vote of a majority of the directors present at a meeting at which a quorum is present.

2.10  Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all of the directors consent to the action in writing. The writing or writings shall be filed with the minutes of the proceedings of the board of directors.

2.11  Use of Communications Equipment.  Directors may participate in meetings of the board of directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

Article III.
Officers

3.1  Offices Created; Qualifications; Election.  The corporation shall have a president, a secretary and such other officers, if any, as the board of directors from time to time may appoint. Any officer may be, but need not be, a director or stockholder. The same person may hold any two or more offices. The board of directors may elect officers at any time.

3.2  Term of Office.  Each officer shall hold office until his or her successor has been elected, unless a different term is specified in the resolution electing the officer, or until his or her earlier death, resignation or removal.

3.3  Removal of Officers.  Any officer may be removed from office at any time, with or without cause, by the board of directors.

3.4  Resignation.  An officer may resign at any time by giving notice in writing to the corporation addressed to the board of directors, the chairperson of the board of directors, the president or the secretary. A resignation will be effective upon its receipt by the corporation unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.

3.5  Vacancies.  A vacancy in any office may be filled by the board of directors.

3.6  Powers.  Unless otherwise specified by the board of directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these bylaws, (ii) set forth in the resolution of the board of directors electing that officer or any subsequent resolution of the board of directors with respect to that officer’s duties or (iii) commonly incident to the office held.

3.7  President.  The president shall be subject to the direction and control of the board of directors and shall have general active management of the business, affairs and policies of the corporation. The president shall preside at all meetings of the stockholders and directors. The president shall have the power to sign all certificates, contracts and other instruments on behalf of the corporation. If the board of directors has not elected a chief executive officer, the president shall be the chief executive officer.

3.8  Secretary.  The secretary shall, to the extent practicable, attend all meetings of the stockholders and the board of directors. The secretary shall record the proceedings of the stockholders and the board of directors, including all actions by written consent, in a book or series of books to be kept for that purpose. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors. The secretary shall keep or cause to be kept the stock and transfer records of the corporation. The secretary shall have such other powers and duties as the board of directors or the president may determine.

Article IV.
Capital Stock

4.1  Uncertificated Stock.  All shares of the corporation’s common stock shall be uncertificated.

4.2  Registration.  The name of each person owning a share of the corporation’s capital stock shall be entered on the books of the corporation together with the number of shares owned and the dates of issue. The corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

4.3  Transfer of Shares.  Registration of transfer of shares of the corporation’s stock shall be made only on the books of the corporation at the request of the registered holder. The board of directors may make further rules and regulations concerning the transfer and registration of shares of stock.

Article V.
General Provisions

5.1  Fiscal Year.  The fiscal year of the corporation shall be fixed by resolution of the board of directors.

5.2  Corporate Seal.  The corporation shall have no seal.

5.3  Amendment of Bylaws.  These bylaws, including any bylaws adopted or amended by the stockholders, may be amended or repealed by the board of directors.

Article VI.
Indemnification

6.1  Indemnification.  The corporation shall, to the fullest extent permitted by law, indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, trustee, plan administrator or plan fiduciary of another corporation, partnership, limited liability company, trust, employee benefit plan or other enterprise (an “Indemnified Person”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or other disposition that the Indemnified Person actually and reasonably incurs in connection with the Action.

6.2  Advancement of Expenses.  Upon written request from an Indemnified Person, the corporation shall pay the expenses (including attorneys’ fees) incurred by such Indemnified Person in connection with any Action in advance of the final disposition of such Action. The corporation’s obligation to pay expenses pursuant to this section shall be contingent upon the Indemnified Person providing the undertaking required by the General Corporation Law.

6.3  Non-Exclusivity.  The rights of indemnification and advancement of expenses contained in this article shall not be exclusive of any other rights to indemnification or similar protection to which any Indemnified Person may be entitled under any agreement, vote of stockholders or disinterested directors, insurance policy or otherwise.

6.4  Heirs and Beneficiaries.  The rights created by this article shall inure to the benefit of each Indemnified Person and each heir, executor and administrator of such Indemnified Person.

6.5  Effect of Amendment.  Neither the amendment, modification or repeal of this article nor the adoption of any provision in these bylaws inconsistent with this article shall adversely affect any right or protection of an Indemnified Person with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

ANNEX B
[Letterhead of Dresdner Kleinwort Wasserstein Securities LLC]

May 30, 2006

Board of Directors
ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, MN 55344

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to ADC Telecommunications, Inc., a Minnesota corporation, (“Parent”) of the Exchange Ratio (as defined below) provided for pursuant to the terms of the draft Agreement and Plan of Merger, dated as of May 26, 2006 (the “Merger Agreement”), among Parent, Hazeltine Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”) and Andrew Corporation (the “Target”), a Delaware corporation. The Merger Agreement provides for, among other things, a merger of Sub with and into the Target (the “Merger”) pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Target (other than any such shares held in the treasury of the Target or owned by Parent, Sub or their respective subsidiaries) will be converted into 0.57 shares of common stock, par value $0.20 per share, of Parent (the “Exchange Ratio”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Target and Parent for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Target and Parent and provided to us for purposes of our analysis, and we have met with management of the Target and Parent to review and discuss such information and, among other matters, the Target’s and Parent’s business, operations, assets, financial condition and future prospects.

We have reviewed and considered certain financial and stock market data relating to the Target and Parent, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Target or Parent or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the wireless equipment and communications cable equipment industries specifically, and in the technology industry generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us (including estimates of savings and other operating efficiencies expected to result from consummation of the Merger), and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Target’s and Parent’s management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based, including without limitation any projections, forecasts, analyses or assumptions with respect to the commodities markets or any projected or actual future prices for any commodities, or the effect thereof on the Target or Parent. In

B-1

Board of Directors
May 30, 2006

addition, we have not reviewed any of the books and records of the Target or Parent, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Target or Parent, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Target or Parent, and no such independent valuation or appraisal was provided to us. We note that the Merger is intended to qualify as a tax free reorganization for United States Federal tax purposes, and we have assumed that the Merger will so qualify. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have an adverse impact on Parent or the Target or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of Parent or the Target will actually trade at any time.

In the ordinary course of our business, we may actively trade the debt and equity securities of the Target and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as a financial advisor to Parent in connection with the proposed merger and will receive a fee for our services, a significant portion of which will be for rendering this opinion. No portion of our fee is contingent upon the consummation of the merger. In addition, we have performed investment banking advisory services for Parent from time to time in the past and have received customary fees for rendering such services.

Our opinion addresses only the fairness from a financial point of view to Parent of the Exchange Ratio provided for pursuant to the Merger Agreement, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address Parent’s underlying business decision to effect the transactions contemplated by the Merger Agreement nor the relative merits of the Merger as compared to any alternative transaction or business strategy under consideration by Parent.

It is understood that this letter is for the benefit and use of the Board of Directors of Parent in its consideration of the Merger, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of Parent relating to the Merger, may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder as to how such holder should vote with respect to the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair to Parent from a financial point of view.

Very truly yours,

/s/ Dresdner Kleinwort Wasserstein
Securities LLC

DRESDNER KLEINWORT WASSERSTEIN
SECURITIES LLC

B-2

ANNEX C

Global Markets & Investment Banking Group 4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000

May 30, 2006

Board of Directors
Andrew Corporation
3 Westbrook Corporate Center, Suite 900
Westchester, IL 60154

Members of the Board of Directors:

Andrew Corporation (the “Company”), ADC Telecommunications, Inc. (the “Merger Partner”) and Hazeltine Merger Sub, Inc., a newly formed, wholly owned subsidiary of the Merger Partner (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the “Merger”) in which each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Shares”), other than Company Shares held in treasury, will be converted into the right to receive 0.570 shares (the “Exchange Ratio”) of the common stock of the Merger Partner, par value $0.20 per share (the “Merger Partner Shares”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and the Merger Partner that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Merger Partner, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to us by the Company and the Merger Partner, respectively;

(3) Conducted discussions with members of senior management and representatives of the Company and the Merger Partner concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

(4) Reviewed the market prices and valuation multiples for the Company Shares and the Merger Partner Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and the Merger Partner and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Reviewed the potential pro forma impact of the Merger;

(7) Reviewed the Agreement; and

(8) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or

C-1

undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Merger Partner or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Merger Partner. With respect to the financial forecast information and amount and timing of the cost savings and related expenses and synergies furnished to or discussed with us by the Company or the Merger Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Merger Partner’s management as to the expected future financial performance of the Company or the Merger Partner, as the case may be. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, we were not requested to and did not provide any financial advisory services to the Company in connection with the Merger, including advice concerning the structure, the specific amount of the Exchange Ratio, or any other aspects of the Merger, other than the delivery of this opinion. We did not participate in negotiations with respect to the Exchange Ratio or the other terms of the Merger or the Agreement.

We are acting as financial advisor to the Company solely in connection with the delivery of this opinion and will receive a fee from the Company for our services payable upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Merger Partner Shares and other securities of the Merger Partner, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

We are not expressing any opinion herein as to the prices at which the Company Shares or the Merger Partner Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,

MERRILL LYNC	H, PIERCE, FENNER & SMITH
INCORPORATED

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions occurring in the official capacity with respect to a director, the position of director in a corporation, or with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the board, or the employment relationship undertaken by an employee of the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions occurring in the official capacity with respect to a director, officer, or employee of the corporation who, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, governor, manager, employee, or agent of another organization or trustee, governor, manager, employee, or agent, as the case may be, of the other organization or employee benefit plan.

Article IX of ADC’s Restated By-laws provides that we shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

We also maintain an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

Item 21.	Exhibits

Exhibit
Number		Description

2	-a	Agreement and Plan of Merger by and among ADC Telecommunications, Inc., Hazeltine Merger Sub, Inc. and Andrew dated as of May 30, 2006 (Incorporated by reference to Exhibit 2.1 of ADC’s Form 8-K filed on June 1, 2006.)
3	-a	Restated Articles of Incorporation of ADC Telecommunications, Inc., conformed to incorporate amendments dated January 20, 2000, June 30, 2000, August 13, 2001, March 2, 2004 and May 9, 2005. (Incorporated by reference to Exhibit 3-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2005.)
3	-b	Restated By-laws of ADC Telecommunications, Inc. effective April 18, 2005. (Incorporated by reference to Exhibit 3-f to ADC’s 3-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2005.)
4	-a	Form of certificate for shares of Common Stock of ADC Telecommunications, Inc. (Incorporated by reference to Exhibit 4-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 29, 2005.)
4	-b	Rights Agreement, as amended and restated July 30, 2003, between ADC Telecommunications, Inc. and Computershare Investor Services, LLC as Rights Agent. (Incorporated by reference to Exhibit 4-b to ADC’s Form 8-A/A filed on July 31, 2003.)

Exhibit
Number		Description

4	-c	Indenture dated as of June 4, 2003, between ADC Telecommunications, Inc. and U.S. Bank National Association. (Incorporated by reference to Exhibit 4-g of ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
4	-d	Registration Rights Agreement dated as of June 4, 2003, between ADC Telecommunications, Inc. and Banc of America Securities LLC, Credit Suisse First Boston LLC and Merrill Lynch Pierce Fenner & Smith Incorporated as representations of the Initial Purchase of ADC’s 1% Convertible Subordinated Notes due 2008 and Floating Rate Convertible Subordinated Notes due 2013. (Incorporated by reference to Exhibit 4-h to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
5	-a*	Opinion of Dorsey & Whitney LLP regarding the legality of the securities being issued.
8	-a+	Opinion of Dorsey & Whitney LLP regarding certain tax matters.
8	-b+	Opinion of Mayer, Brown, Rowe & Maw LLP regarding certain tax matters.
10	-a	ADC Telecommunications, Inc. Global Stock Incentive Plan, as amended and restated through August 1, 2005 (Incorporated by reference to Exhibit 10-a to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.)
10	-b	ADC Telecommunications, Inc. Management Incentive Plan for the Fiscal Year 2004 (Incorporated by reference to Exhibit 10-d to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003.)
10	-c	ADC Telecommunications, Inc. Management Incentive Plan for Fiscal Year 2005. (Incorporated by reference to Exhibit 10-d to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004.)
10	-d	ADC Telecommunications, Inc. Management Incentive Plan for Fiscal Year 2006. (Incorporated by reference to Exhibit 10-b to ADC’s Current Report on Form 8-K dated November 18, 2005.)
10	-e	Telecommunications, Inc. Executive Incentive Exchange Plan, as amended and restated effective as of November 1, 2001. (Incorporated by reference to Exhibit 10-g to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001.)
10	-f	Amendment 1 to the ADC Telecommunications, Inc. Executive Incentive Exchange Plan, effective as of November 1, 2002. (Incorporated by reference to Exhibit 10-g to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.)
10	-g	ADC Telecommunications, Inc. Executive Change in Control Severance Pay Plan (2002 Restatement), effective as of January 1, 2002. (Incorporated by reference to Exhibit 10-I to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001.)
10	-h	ADC Telecommunications, Inc. Change in Control Severance Pay Plan (2002 Restatement), effective as of January 1, 2002. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.)
10	-i	ADC Telecommunications, Inc. 2001 Special Stock Option Plan. (Incorporated by reference to Exhibit 10-c to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.)
10	-j	ADC Telecommunications, Inc. Special Incentive Plan, effective November 1, 2002. (Incorporated by reference to Exhibit 10-k to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.)
10	-k	Compensation Plan for Non-employee Directors of ADC Telecommunications, Inc., restated as of January 1, 2004. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004.)
10	-l	First Amendment to the Compensation Plan for Non-employee Directors of ADC Telecommunications, Inc., restated as of January 1, 2004. (Incorporated by reference to Exhibit 10-a to ADC’s Current Report on Form 8-K dated November 18, 2005.)
10	-m	ADC Telecommunications, Inc. Deferred Compensation Plan (1989 Restatement), as amended and restated effective as of November 1, 1989. (Incorporated by reference to Exhibit 10-aa to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 1996.)

Exhibit
Number		Description

10	-n	Second Amendment to ADC Telecommunications, Inc. Deferred Compensation Plan (1989 Restatement), effective as of March 12, 1996. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.)
10	-o	Third Amendment to ADC Telecommunications, Inc. Deferred Compensation Plan (1989 Restatement), effective as of December 9, 2003. (Incorporated by reference to Exhibit 10-d to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004.)
10	-p	ADC Telecommunications, Inc. Pension Excess Plan (1989 Restatement), as amended and restated effective as of January 1, 1989. (Incorporated by reference to Exhibit 10-bb to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 1996.)
10	-q	Second Amendment to ADC Telecommunications, Inc. Pension Excess Plan (1989 Restatement), effective as of March 12, 1996. (Incorporated by reference to Exhibit 10-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.)
10	-r	ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement), as amended and restated effective as of January 1, 2002. (Incorporated by reference to Exhibit 10-r to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001.)
10	-s	First Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of February 26, 2002. (Incorporated by reference to Exhibit 10-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
10	-t	Second Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of April 1, 2003. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
10	-u	Third Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of January 1, 2003. (Incorporated by reference to Exhibit 10-c to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
10	-v	Fourth Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of January 1, 2006. (Incorporated by reference to Exhibit 10-v to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.)
10	-w	Fifth Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of January 1, 2006. (Incorporated by reference to Exhibit 10-w to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.)
10	-x	Executive Employment Agreement dated as of August 13, 2003, between ADC Telecommunications, Inc., and Robert E. Switz. (Incorporated by reference to Exhibit 10-e to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
10	-y	ADC Telecommunications, Inc. Executive Management Incentive Plan. (Incorporated by reference to Exhibit 10-jj to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.)
10	-z	ADC Telecommunications, Inc. Executive Stock Ownership Policy for Section 16 Officers, effective as of January 1, 2004, and amended as of May 10, 2005. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2005.)
10	-aa	Summary of Executive Perquisite Allowances. (Incorporated by reference to Exhibit 10-cc to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003.)
10	-bb	Letter Agreement of employment between ADC Telecommunications, Inc. and Michael K. Pratt dated April 25, 2002, that includes severance arrangements. (Incorporated by reference to Exhibit 10-y to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004.)
10	-cc	KRONE Acquisition Key Employee Retention Plan. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.)
10	-dd	Form of ADC Telecommunications, Inc. Nonqualified Stock Option Agreement provided to certain officers and key management employees of ADC with respect to option grants made on November 1, 2001 (the form of incentive stock option agreement contains the same material terms). (Incorporated by reference to Exhibit 10-f to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.)

Exhibit
Number		Description

10	-ee	Form of ADC Telecommunications, Inc. Restricted Stock Award Agreement utilized with respect to restricted stock grants beginning in ADC’s 2002 fiscal year. (Incorporated by reference to Exhibit 10-g to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.)
10	-ff	Form of Restricted Stock Unit Award Agreement used for grants to employee under the Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-gg to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.)
10	-gg	Form of Restricted Stock Unit Award Agreement used for non-employee directors under the Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-b to ADC’s Current Report on Form 8-K dated February 1, 2005.)
10	-hh	Form of ADC Telecommunications, Inc. Incentive Stock Option Agreement provided to employees with respect to option grants made under the ADC Telecommunications, Inc. Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-d to ADC’s Current Report on Form 8-K dated February 1, 2005.).
10	-ii	Form of ADC Telecommunications, Inc. Non-qualified Stock Option Agreement provided to employees with respect to option grants made under the ADC Telecommunications, Inc. Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-e to ADC’s Current Report on Form 8-K dated February 1, 2005.)
10	-jj	Form of Nonqualified Stock Option Agreement used for non-employee directors under the Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-f to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.)
10	-kk	Form of Nonqualified Stock Option Agreement used for non-employee directors under the Compensation Plan for Non-Employee Directors. (Incorporated by reference to Exhibit 10-g to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.)
10	-ll	Form of ADC Telecommunications, Inc. Restricted Stock Unit Award Agreement provided to non-employee Directors of ADC with respect to Restricted Stock Unit awards made under the Compensation Plan for non-employee directors of ADC Telecommunications, Inc., restated as of January 1, 2004. (Incorporated by reference to Exhibit 10-c to ADC’s Current Report on Form 8-K dated February 1, 2005.)
23	-a*	Consent of Ernst & Young LLP, Registered Auditors with respect to ADC’s financial statements.
23	-b*	Consent of Ernst & Young LLP, Registered Auditors with respect to Andrew’s financial statements.
24*		Power of Attorney
99	-a*	Consent of Dresdner Kleinwort Wasserstein Securities LLC.
99	-b*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99	-c+	Form of ADC Proxy Card
99	-d+	Form of Andrew Proxy Card
99	-e+	Consent of Persons Named as About to Become Directors

*	Filed herewith.

+	To be filed by amendment.

All other exhibits have been previously filed.

Financial Statement Schedules

The Financial Statement Schedules have been previously filed as part of ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 filed with the SEC on January 17, 2006 and are incorporated herein by reference.

Item 22.	Undertakings

Reg. S-K, Item 512(a) Undertaking:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth it the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(g) Undertaking:

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on June 28, 2006.

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Gokul V. Hemmady
Gokul V. Hemmady
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 28, 2006.

Signature	Title

* John A. Blanchard III	Chairman

/s/ Robert E. Switz Robert E. Switz	President and Chief Executive Officer and Director (principal executive officer)

/s/ Gokul V. Hemmady Gokul V. Hemmady	Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ James G. Mathews James G. Mathews	Vice President and Controller (principal accounting officer)

* John J. Boyle III	Director

* James C. Castle, Ph.D.	Director

* Mickey P. Foret	Director

* J. Kevin Gilligan	Director

* Lois M. Martin	Director

* John E. Rehfeld	Director

* Jean-Pierre Rosso	Director

Signature		Title

* William R. Spivey, Ph.D.		Director

* Larry W. Wangberg		Director

* John D. Wunsch		Director

* By	/s/ Gokul V. Hemmady Gokul V. Hemmady Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2	-a	Agreement and Plan of Merger by and among ADC Telecommunications, Inc., Hazeltine Merger Sub, Inc. and Andrew dated as of May 30, 2006 (Incorporated by reference to Exhibit 2.1 of ADC’s Form 8-K filed on June 1, 2006.)
3	-a	Restated Articles of Incorporation of ADC Telecommunications, Inc., conformed to incorporate amendments dated January 20, 2000, June 30, 2000, August 13, 2001, March 2, 2004 and May 9, 2005. (Incorporated by reference to Exhibit 3-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2005.)
3	-b	Restated By-laws of ADC Telecommunications, Inc. effective April 18, 2005. (Incorporated by reference to Exhibit 3-f to ADC’s 3-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2005.)
4	-a	Form of certificate for shares of Common Stock of ADC Telecommunications, Inc. (Incorporated by reference to Exhibit 4-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 29, 2005.)
4	-b	Rights Agreement, as amended and restated July 30, 2003, between ADC Telecommunications, Inc. and Computershare Investor Services, LLC as Rights Agent. (Incorporated by reference to Exhibit 4-b to ADC’s Form 8-A/A filed on July 31, 2003.)
4	-c	Indenture dated as of June 4, 2003, between ADC Telecommunications, Inc. and U.S. Bank National Association. (Incorporated by reference to Exhibit 4-g of ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
4	-d	Registration Rights Agreement dated as of June 4, 2003, between ADC Telecommunications, Inc. and Banc of America Securities LLC, Credit Suisse First Boston LLC and Merrill Lynch Pierce Fenner & Smith Incorporated as representations of the Initial Purchase of ADC’s 1% Convertible Subordinated Notes due 2008 and Floating Rate Convertible Subordinated Notes due 2013. (Incorporated by reference to Exhibit 4-h to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
5	-a*	Opinion of Dorsey & Whitney LLP regarding the legality of the securities being issued.
8	-a+	Opinion of Dorsey & Whitney LLP regarding certain tax matters.
8	-b+	Opinion of Mayer, Brown, Rowe & Maw LLP regarding certain tax matters.
10	-a	ADC Telecommunications, Inc. Global Stock Incentive Plan, as amended and restated through August 1, 2005 (Incorporated by reference to Exhibit 10-a to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.)
10	-b	ADC Telecommunications, Inc. Management Incentive Plan for the Fiscal Year 2004 (Incorporated by reference to Exhibit 10-d to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003.)
10	-c	ADC Telecommunications, Inc. Management Incentive Plan for Fiscal Year 2005. (Incorporated by reference to Exhibit 10-d to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004.)
10	-d	ADC Telecommunications, Inc. Management Incentive Plan for Fiscal Year 2006. (Incorporated by reference to Exhibit 10-b to ADC’s Current Report on Form 8-K dated November 18, 2005.)
10	-e	Telecommunications, Inc. Executive Incentive Exchange Plan, as amended and restated effective as of November 1, 2001. (Incorporated by reference to Exhibit 10-g to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001.)
10	-f	Amendment 1 to the ADC Telecommunications, Inc. Executive Incentive Exchange Plan, effective as of November 1, 2002. (Incorporated by reference to Exhibit 10-g to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.)
10	-g	ADC Telecommunications, Inc. Executive Change in Control Severance Pay Plan (2002 Restatement), effective as of January 1, 2002. (Incorporated by reference to Exhibit 10-I to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001.)
10	-h	ADC Telecommunications, Inc. Change in Control Severance Pay Plan (2002 Restatement), effective as of January 1, 2002. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.)

Exhibit
Number		Description

10	-i	ADC Telecommunications, Inc. 2001 Special Stock Option Plan. (Incorporated by reference to Exhibit 10-c to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.)
10	-j	ADC Telecommunications, Inc. Special Incentive Plan, effective November 1, 2002. (Incorporated by reference to Exhibit 10-k to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.)
10	-k	Compensation Plan for Non-employee Directors of ADC Telecommunications, Inc., restated as of January 1, 2004. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004.)
10	-l	First Amendment to the Compensation Plan for Non-employee Directors of ADC Telecommunications, Inc., restated as of January 1, 2004. (Incorporated by reference to Exhibit 10-a to ADC’s Current Report on Form 8-K dated November 18, 2005.)
10	-m	ADC Telecommunications, Inc. Deferred Compensation Plan (1989 Restatement), as amended and restated effective as of November 1, 1989. (Incorporated by reference to Exhibit 10-aa to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 1996.)
10	-n	Second Amendment to ADC Telecommunications, Inc. Deferred Compensation Plan (1989 Restatement), effective as of March 12, 1996. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.)
10	-o	Third Amendment to ADC Telecommunications, Inc. Deferred Compensation Plan (1989 Restatement), effective as of December 9, 2003. (Incorporated by reference to Exhibit 10-d to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004.)
10	-p	ADC Telecommunications, Inc. Pension Excess Plan (1989 Restatement), as amended and restated effective as of January 1, 1989. (Incorporated by reference to Exhibit 10-bb to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 1996.)
10	-q	Second Amendment to ADC Telecommunications, Inc. Pension Excess Plan (1989 Restatement), effective as of March 12, 1996. (Incorporated by reference to Exhibit 10-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.)
10	-r	ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement), as amended and restated effective as of January 1, 2002. (Incorporated by reference to Exhibit 10-r to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001.)
10	-s	First Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of February 26, 2002. (Incorporated by reference to Exhibit 10-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
10	-t	Second Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of April 1, 2003. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
10	-u	Third Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of January 1, 2003. (Incorporated by reference to Exhibit 10-c to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
10	-v	Fourth Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of January 1, 2006. (Incorporated by reference to Exhibit 10-v to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.)
10	-w	Fifth Amendment of ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement) dated as of January 1, 2006. (Incorporated by reference to Exhibit 10-w to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.)
10	-x	Executive Employment Agreement dated as of August 13, 2003, between ADC Telecommunications, Inc., and Robert E. Switz. (Incorporated by reference to Exhibit 10-e to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.)
10	-y	ADC Telecommunications, Inc. Executive Management Incentive Plan. (Incorporated by reference to Exhibit 10-jj to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.)
10	-z	ADC Telecommunications, Inc. Executive Stock Ownership Policy for Section 16 Officers, effective as of January 1, 2004, and amended as of May 10, 2005. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2005.)
10	-aa	Summary of Executive Perquisite Allowances. (Incorporated by reference to Exhibit 10-cc to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003.)

Exhibit
Number		Description

10	-bb	Letter Agreement of employment between ADC Telecommunications, Inc. and Michael K. Pratt dated April 25, 2002, that includes severance arrangements. (Incorporated by reference to Exhibit 10-y to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004.)
10	-cc	KRONE Acquisition Key Employee Retention Plan. (Incorporated by reference to Exhibit 10-b to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.)
10	-dd	Form of ADC Telecommunications, Inc. Nonqualified Stock Option Agreement provided to certain officers and key management employees of ADC with respect to option grants made on November 1, 2001 (the form of incentive stock option agreement contains the same material terms). (Incorporated by reference to Exhibit 10-f to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.)
10	-ee	Form of ADC Telecommunications, Inc. Restricted Stock Award Agreement utilized with respect to restricted stock grants beginning in ADC’s 2002 fiscal year. (Incorporated by reference to Exhibit 10-g to ADC’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2002.)
10	-ff	Form of Restricted Stock Unit Award Agreement used for grants to employee under the Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-gg to ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.)
10	-gg	Form of Restricted Stock Unit Award Agreement used for non-employee directors under the Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-b to ADC’s Current Report on Form 8-K dated February 1, 2005.)
10	-hh	Form of ADC Telecommunications, Inc. Incentive Stock Option Agreement provided to employees with respect to option grants made under the ADC Telecommunications, Inc. Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-d to ADC’s Current Report on Form 8-K dated February 1, 2005.).
10	-ii	Form of ADC Telecommunications, Inc. Non-qualified Stock Option Agreement provided to employees with respect to option grants made under the ADC Telecommunications, Inc. Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-e to ADC’s Current Report on Form 8-K dated February 1, 2005.)
10	-jj	Form of Nonqualified Stock Option Agreement used for non-employee directors under the Global Stock Incentive Plan. (Incorporated by reference to Exhibit 10-f to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.)
10	-kk	Form of Nonqualified Stock Option Agreement used for non-employee directors under the Compensation Plan for Non-Employee Directors. (Incorporated by reference to Exhibit 10-g to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004.)
10	-ll	Form of ADC Telecommunications, Inc. Restricted Stock Unit Award Agreement provided to non-employee Directors of ADC with respect to Restricted Stock Unit awards made under the Compensation Plan for non-employee directors of ADC Telecommunications, Inc., restated as of January 1, 2004. (Incorporated by reference to Exhibit 10-c to ADC’s Current Report on Form 8-K dated February 1, 2005.)
23	-a*	Consent of Ernst & Young LLP, Registered Auditors with respect to ADC’s financial statements.
23	-b*	Consent of Ernst & Young LLP, Registered Auditors with respect to Andrew’s financial statements.
24*		Power of Attorney
99	-a*	Consent of Dresdner Kleinwort Wasserstein Securities LLC.
99	-b*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99	-c+	Form of ADC Proxy Card
99	-d+	Form of Andrew Proxy Card
99	-e+	Consent of Persons Named as About to Become Directors

*	Filed herewith.

+	To be filed by amendment.

All other exhibits have been previously filed.